Exhibit 4.21

New South Wales Government
James Hardie Industries N.V.
LGTDD Pty Limited
The State of New South Wales

FINAL FUNDING AGREEMENT
in respect of the provision of long term
funding for compensation arrangements
for certain victims of Asbestos-related diseases
in Australia

CONFORMED COPY

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Table of Contents

1. DEFINITIONS AND INTERPRETATION	9

2 CONDITIONS PRECEDENT	30

3 STRUCTURE	39

4 THE FUND	39

5 GOVERNANCE AND AUDIT OF THE FUND	44

6 FUNDING OBLIGATIONS OF JHINV AND THE PERFORMING SUBSIDIARY	50

7 RESTRICTIONS ON SPECIFIED DEALINGS	55

8 SCOPE OF OBLIGATIONS	80

9 FUNDING ARRANGEMENTS	81

10 JHINV GUARANTEE AND WIND UP AND RECONSTRUCTION EVENTS	90

11 EFFICIENCIES	96

12 RELEASES	97

13 NO ADVERSE OR DISCRIMINATORY LEGISLATIVE OR REGULATORY ACTION AND DISCUSSIONS
WITH OTHER GOVERNMENTS	100

14 ACTUARIAL ISSUES	109

15 FINANCIAL COVENANTS	114

16 DEFAULT	117

17 INTERIM FUNDING	123

18 BORROWING BY THE TRUSTEE	124

19 EDUCATION PROGRAMME	124

20 MEDICAL RESEARCH	125

21 BANS AND BOYCOTTS	127

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22 OPINIONS	127

23 CONFIDENTIALITY	128

24 AGREED SUMMARY	129

25 COSTS AND STAMP DUTY	129

26 GOVERNING LAW AND JURISDICTION	130

27 COUNTERPARTS	130

28 ACCESS TO INFORMATION	130

29 AMENDMENT OF THIS DEED	131

30 NOTICES	132

31 GENERAL	133

32 CUMULATIVE RIGHTS	134

33 ATTORNEYS	134

34 ASSIGNMENT, NOVATION AND OTHER DEALINGS	134

SCHEDULE 1 - RELATED AGREEMENTS	135

SCHEDULE 2 - REPRESENTATIONS AND WARRANTIES	136

SCHEDULE 3 - PERCENTAGE OF FREE CASH FLOW	138

SCHEDULE 4 – OPINION — ATANASKOVIC HARTNELL	142

SCHEDULE 5 – OPINION – DE BRAUW BLACKSTONE WESTBROEK	143

SCHEDULE 6 – OPINION – ATANASKOVIC HARTNELL	144

SCHEDULE 7 – OPINION – DE BRAUW BLACKSTONE WESTBROEK	145

SCHEDULE 8 – OPINION – GIBSON DUNN AND CRUTCHER LLP	146

SCHEDULE 9 - DEED OF NOVATION	147

SCHEDULE 10 - TRUSTEE CONSTITUTION	151

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SIGNING PAGE 152

ANNEXURE 1 - DEED OF ACCESSION	153

ANNEXURE 2 – SUMMARY OF FINAL FUNDING AGREEMENT AND RELATED AGREEMENTS	156

ANNEXURE 3 – TRUST DEED	157

ANNEXURE 4 - FORM OF UNIONS’ DEED OF RELEASE	158

ANNEXURE 5 – JHINV GUARANTEE	159

ANNEXURE 6 – NSW GOVERNMENT DEED OF RELEASE	160

ANNEXURE 7A – INTERCREDITOR DEED – JHINV	161

ANNEXURE 7B – INTERCREDITOR DEED – PERFORMING SUBSIDIARY	162

ANNEXURE 8 – KPMG WAIVER OF CONFLICT LETTER	163

ANNEXURE 9 – IRREVOCABLE POWER OF ATTORNEY	165

THIS DEED is made on 1 December 2005
PARTIES
1.	James Hardie Industries N.V. ARBN 097 829 895, a limited liability company incorporated in the Netherlands and having its registered office at Atrium, 8th floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands, (with its Australian registered office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales) (JHINV)

2.	LGTDD Pty Limited ABN 116 110 948, of Level 3, 22 Pitt Street, Sydney in the State of New South Wales (the Performing Subsidiary)

3.	The State of New South Wales (NSW Government)
RECITALS
A.	This deed is entered into by the Parties described above in the following context (some of the expressions used in these recitals being defined in clause 1 of this deed):
(a)	in February 2004, the NSW Government established the Jackson Inquiry;

(b)	in September 2004, the Jackson Inquiry found that the MRCF was, and is, underfunded in the sense that Amaca and Amaba, being two former subsidiaries of JHIL which are now owned by MRCF, will not over time have sufficient funds and other assets to meet their anticipated future liabilities:
(i)	to sufferers of Asbestos disease as a result of exposure to Asbestos dust and fibre in Australia whilst in their employ or from products manufactured by Amaca or Amaba or otherwise from their Asbestos activities; and

(ii)	to the relatives or estates of such sufferers,
and associated costs and expense;

(c)	in July 2004, JHINV had proposed to the Jackson Inquiry that, on certain conditions, its directors would recommend that shareholders approve the provision of additional funding to provide for the present and future liabilities of Amaca and Amaba to such sufferers of Asbestos related disease;

(d)	the ABN 60 Foundation is the holding company of ABN 60, the former parent company of the James Hardie group, which may be alleged to have Asbestos-related personal injury liabilities arising from its own activities and from the activities of Amaca and Amaba, and has (or had) payment obligations to Amaca and Amaba under a deed of covenant and indemnity between them dated 16 February 2001;

(e)	the Jackson Inquiry found, inter alia, that:
(i)	ABN 60 (then, as JHIL, the parent company of the James Hardie group) did not have a legal obligation to provide funds to Amaca and Amaba to add to the assets of those companies on or prior to implementing the arrangements which resulted in those former subsidiaries becoming owned by the MRCF;

(ii)	some of the suggested causes of action of Amaca, Amaba or the MRCF arising out of the conduct of members of the James Hardie Group, their officers, their actuaries and various firms of solicitors were “speculative”, and that other causes of action were “perhaps not [speculative]”, but that all such causes of action were “unlikely to result in any significant increase in the funds of Amaca, Amaba or the Foundation”;

(iii)	there was “no doubt management and the Board [of what was then JHIL] were entitled to seek to achieve, if they could, separation of [JHIL] from Amaca and Amaba and thus from the shadow thought to be cast from those companies’ emerging asbestos liabilities”;
(f)	the Jackson Inquiry also found, however, that:
(i)	ABN 60 was “very aware that if it were perceived as not having made adequate provision for the future asbestos liabilities of Amaca and Amaba, there would be a wave of adverse public opinion which might well result in action being taken by the Australian or State governments to legislate to make other companies in the James Hardie group liable, in addition to Amaca or Amaba” for such future asbestos liabilities;

(ii)	ABN 60’s representations at the time of establishment of the MRCF that the MRCF was “fully-funded” were misleading;

(iii)	“it was not possible, in money terms, to say that separation of Amaca and Amaba from ABN 60 or other members of the James Hardie Group directly resulted in or contributed to a possible insufficiency of assets to meet the future asbestos related liabilities of Amaca and Amaba”, but that, in practical terms, the separation was “likely to have an effect of that kind”; and

(iv)	“proposals to remove Amaca and Amaba from the Group leaving them with nothing more than their net assets had no practical prospect of success unless it was apparent that the funds left to Amaca and Amaba were sufficient to satisfy the asbestos liabilities”, and that while “JHIL was perfectly entitled to seek a means whereby it could pursue its aims without it being perceived, rightly or wrongly, as associated with ongoing asbestos liabilities”, “to do so as a practical matter required that it make provision for the separated Amaca and Amaba to have access to the funds necessary to meet the ongoing asbestos liabilities, ie to provide the right amount, not the legal minimum of such funding”.
(g)	the Parties have recorded the findings of the Jackson Inquiry Report described in recitals (e) and (f) above, without conceding that such findings are correct in fact or law, or would necessarily be upheld if the relevant underlying facts were the subject of a final binding judgement;

(h)	following the release of the Jackson Inquiry Report, the NSW Government requested the ACTU, Unions NSW and Banton to conduct negotiations with JHINV in order to resolve the underfunding of the MRCF, and subsequently the NSW Government also took part in those negotiations;

(i)	in those negotiations, the principal objective of the Initial Negotiating Parties, for different reasons, was to achieve a binding agreement intended to ensure that, after taking into account the existing assets of the Liable Entities, sufficient funding is made available by the JHINV Group to fully compensate, on an agreed basis, all proven current and future Australian Asbestos personal injury and death Claimants against the Liable Entities;

(j)	on 21 December 2004, the Initial Negotiating Parties entered into a non-binding Heads of Agreement which set out the agreed position of the Initial Negotiating Parties in relation to the principles on which the binding agreement would be based and the key standing considerations relevant to implementing those principles to be reflected in that binding agreement;

(k)	in the Heads of Agreement, the Initial Negotiating Parties acknowledged that the funding arrangement must be affordable and bankable for the JHINV Group; that it is in the mutual interests of the Parties and Claimants that the JHINV Group remains profitable and financially viable and is able to continue to grow its business in a competitive environment, retain the support of the equity and debt markets and is able to meet all of its current and future financial commitments; and that the JHINV Group’s capital structure is sufficiently robust to support growth and withstand a recessionary environment. In this regard, it was recognised by the Initial Negotiating Parties, and is recognised by the Parties, that the JHINV Group’s commercial viability and success will provide the basis for the long term funding of the claims which are to be subject to those funding arrangements;

(l)	the JHINV Group has asserted that it has suffered damage to business operations and sales from boycotts and other actions in relation to the distribution and sale of its products in Australia and in other places throughout the world and is or was subject to a number of threats relating to future action (including those described in Recital (m)) and sought to establish that its business operations and sales would no longer be affected by those boycotts and other actions or the threat of them;

(m)	JHINV asserts that a principal purpose of the JHINV Group in entering into this deed is to avert threats from the NSW Government, the federal government and other state and territorial governments (and perhaps governments of other countries in which the JHINV Group is, or the ABN 60 group was, active), that it or they would act, or support the NSW Government acting, to legislatively impose liability upon one or more members of the JHINV Group in relation to Asbestos-related personal injury liabilities of the Liable Entities in excess of the available assets of the Liable Entities unless James Hardie reached a voluntary settlement in relation to such liabilities, which threats were evidenced inter alia by:
(i)	the announcement on 28 October, 2004 by the then Premier of New South Wales, the Hon. Robert John Carr, that the NSW Government would seek the agreement of the Ministerial Council, comprised of Ministers of the Commonwealth and the Australian States and Territories, to allow the NSW Government to pass legislation to “wind back James Hardie’s corporate restructure and rescind the cancellation of the A$1.9 billion in partly paid shares”, which partly paid shares JHINV had previously held in ABN 60;

(ii)	the announcement on 5 November, 2004 by the Federal Attorney General and the Parliamentary Secretary to the Federal Treasurer that the Ministerial Council for Corporations (“MINCO”) had unanimously agreed to “support a negotiated settlement that will ensure that victims of asbestos-related diseases receive full and timely compensation from James Hardie” and that if “the current negotiations between James Hardie, the ACTU and asbestos victims do not reach an acceptable conclusion, MINCO also agreed in principle to consider options for legislative reform”; and

(iii)	the announcement on 21 November 2005 by the Premier of New South Wales, the Hon. Morris Iemma, that the NSW Government would, in the week following the week of that announcement,

introduce legislation to the Parliament of New South Wales to “secure compensation for the victims of James Hardie’s asbestos products” if JHINV did not settle the terms of a binding funding agreement with the NSW Government forthwith, and JHINV understands that, while the precise terms, enforceability and full consequences of such proposed legislation if enacted have not been made public nor disclosed to JHINV or any other member of the JHINV Group, such legislation if enacted may be likely to have a material adverse effect on the profitability, financial position or reputation of JHINV and/or other members of the JHINV Group;

(n)	the JHINV Group seeks, on a continuing basis, meaningful cost savings in the legal and administrative arrangements existing throughout Australia for making, handling and finalising claims by Asbestos disease sufferers against Amaca and Amaba, including the processes associated with third party recovery and the apportionment of damages;

(o)	on 18 November 2004, the NSW Government established the Review of Legal and Administrative Costs in Dust Diseases Compensation Claims to consider the issue of improving the efficiency with which Dust Diseases Compensation Claims are resolved. The Costs Review Inquiry Report was released on 8 March 2005 and recommended a number of key steps in the reform of the compensation system applicable for asbestos compensation claims in New South Wales. Following the release of that Report, the Cost Review Inquiry Legislation commenced on 1 July 2005. The JHINV Group considers these steps to be a material advance in achieving for the State of New South Wales what the JHINV Group seeks to achieve as referred to in recital (n), although the legislation introduced to date does not constitute complete satisfaction of those objectives, either outside or on a continuing basis within New South Wales. The NSW Government also adopted the recommendation of the Costs Review Inquiry Report to undertake a review of the reforms after data in relation to the reforms’ first 12 months of operation are available. It is important to the JHINV Group that this form of review occur (and periodically reoccur) so as to ensure that meaningful cost savings as described in the previous recital continue to be derived with respect to the making, handling and finalising of claims by Claimants against Amaca and Amaba;

(p)	on 15 April 2005, JHINV announced that, subject to the qualifications and conditions set out in the relevant announcement, it would extend the coverage of the Fund to permit members of the Baryulgil community (former asbestos mine workers and residents) to receive compensation funding from the Fund for Proven Claims against the former ABN 60 subsidiary, Marlew Mining Pty Ltd (formerly Asbestos Mines Pty Ltd). JHINV has agreed to implement that announcement on and subject to the terms of this deed; and

(q)	the Fund is to be established under the laws of New South Wales as required under clause 4.1 of the Heads of Agreement and it is a Condition that the Trustee becomes a Party to this deed prior to the Commencement Date.
B.	The Parties enter into this deed:
(a)	to reflect their formal and legally binding agreement to implement the principles set out in the Heads of Agreement and the Modified Objectives, and

(b)	in particular, to record the financial obligations of JHINV and the Performing Subsidiary set out in clauses 6 and 9 below.
TERMS OF AGREEMENT
1. DEFINITIONS AND INTERPRETATION
1.1 Definitions
The following definitions apply in this deed including its Recitals unless the context requires otherwise.
ABN 60 means ABN 60 Pty Limited (ABN 60 000 009 263).
ABN 60 Foundation means ABN 60 Foundation Pty Ltd (ACN 106 266 611).
Accepted Tax Condition means each condition accepted in accordance with clause 2.2(b) and thereafter including any additional condition imposed (and accepted by JHINV) in accordance with clause 6.4(a)(ii).
Additional Payment has the meaning given to it in clause 9.2(a)(v).
Amaba means Amaba Pty Limited (ABN 98 000 387 342).
Amaca means Amaca Pty Limited (ABN 49 000 035 512).
Annual Actuarial Report means a report prepared by the Approved Actuary pursuant to clause 14.
Annual Contribution Amount has the meaning given in clause 9.4.
Annual Payment means for each year, the payment to be made pursuant to clause 9.3.
Appointor means each person described in clauses 5.1 to 5.3 inclusive and clause 16.3 who is entitled to appoint one or more Directors.

Approved Actuary means an actuarial firm which:
(a)	has been appointed in accordance with clause 5.15 and which nominates a principal who is an approved actuary under the Insurance Act 1973 or who has qualifications under equivalent legislation of another relevant jurisdiction;

(b)	has relevant and substantive experience and expertise in Asbestos-related liability provisioning appropriate to undertake the determination referred to in clause 14.4;

(c)	has no interest or duty which conflicts or may conflict with its functions as contemplated under this deed as the Approved Actuary; and

(d)	is not affiliated with the accounting firm performing the role of Approved Auditor during the term of the Approved Actuary’s appointment, or, where the circumstances set out in clause 5.15(f) apply, an actuarial firm determined in accordance with that clause.
Approved Auditor means the auditor of the Trustee to be appointed by the Trustee under clause 5.12.
Asbestos means the fibrous form of those mineral silicates that belong to the serpentine or amphibole groups of rock-forming minerals, including actinolite, amosite (brown asbestos), anthophyllite, chrysotile (white asbestos), crocidolite (blue asbestos) and tremolite.
Asbestos Liabilities means any and all liabilities of the Liable Entities in connection with Asbestos, including without limitation Personal Asbestos Claims, Marlew Claims, Claims Legal Costs, and Excluded Claims and any Liability owed by the Liable Entities to the Trustee pursuant to any indemnity in favour of, or right of reimbursement of, the Trustee arising from the Trustee paying any liability of the Liable Entities, but for the avoidance of doubt, excluding Operating Expenses and Claims Legal Costs in each case incurred but unpaid by the Trustee or the Liable Entities.
Asbestos Mining Activities has the meaning given in the Marlew Legislation.
Asbestos Support Groups means each of The Asbestos Diseases Foundation of Australia, Asbestos Diseases Society of Australia Inc, The Asbestos Victims Association of South Australia, Queensland Asbestos Related Disease Support Society, Gippsland Asbestos Related Disease Support Inc, and Asbestos Diseases Society of Victoria.
ASIC means the Australian Securities and Investments Commission.
Audited Financial Statements means, in respect of a Person and a Financial Year the audited consolidated financial statements of that Person for that Financial Year prepared in accordance with the following generally accepted accounting principles (GAAP), consistently applied throughout that Financial Year:
(a)	where that Person is Listed at the time the relevant audit report is signed, the generally accepted accounting principles used in that Person’s published financial reports; or

(b)	where that Person is not Listed at that time and paragraph (c) does not apply, US GAAP or such other GAAP as is commonly applied by multinational companies at that time in respect of their financial statements; or

(c)	where that Person is not Listed at that time and it and its subsidiaries operate wholly or predominantly in one jurisdiction, the generally accepted accounting principles of that jurisdiction.
Australia has the meaning given in Section 17 of the Acts Interpretation Act 1901 (Cth), as in force with the date of this deed.
Banton means Bernie Banton of 133-7 Parramatta Road Granville, in the State of New South Wales, as the designated representative of the Asbestos Support Groups.
Board Papers means:
(a)	in relation to a Director, all Documents circulated by the Trustee to him or her acting in that capacity.

(b)	all Documents tabled at a meeting of the Directors or otherwise made or physically available to Directors at such meetings, including, without limitation, periodic board papers, submissions, minutes, letters, board committee and sub-committee papers.
Business Day means a day (not being a Saturday or a Sunday) on which banks are open for general banking business in Sydney.
Change of Tax Law means a change to the Taxation law of Australia or of a state or territory and includes:
(a)	a withdrawal of or change to a ruling by an Australian Taxation authority, or the expiry of the operation of such ruling without renewal or satisfactory substitution, if such ruling constituted the basis on which the condition referred to in clause 2.2(b) was fulfilled; or

(b)	any announcement by a responsible Minister of the Commonwealth or of a state or territory, or the introduction of a bill into the parliament of the Commonwealth, to effect such a change of law.
CHESS Depository Interest has the meaning given to it in the operating rules of the settlement facility operated by ASX Settlement and Transfer Corporation Pty Ltd (ACN 008 504 532).

Claimant means an individual (or legal personal representative of an individual) who makes a Personal Asbestos Claim or a Marlew Claim.
Claims Legal Costs means all costs, charges, expenses and outgoings incurred or expected to be borne by the Trustee or the Liable Entities, in respect of legal advisors, other advisors, experts, Court proceedings and other dispute resolution methods in connection with Personal Asbestos Claims and Marlew Claims but in all cases excluding any costs included as a component of calculating a Proven Claim.
Commencement Date means the date described in clause 2.7.
Concurrent Wrongdoer in relation to a personal injury or death claim for damages under common law or other law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government under clause 16.5), means a Person whose acts or omissions, together with the acts or omissions of one or more Liable Entities or Marlew or any member of the JHINV Group (whether or not together with any other Persons) caused, independently of each other or jointly, the damage or loss to another Person that is the subject of that claim.
Condition means a condition precedent set out in clause 2.1.
Contribution Claim means a cross-claim or other claim under common law or other law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government under clause 16.5)
(a)	for contribution by a Concurrent Wrongdoer against a Liable Entity or a member of the JHINV Group in relation to facts or circumstances which give rise to a right of a Person to make a Personal Asbestos Claim or a Marlew Claim; or

(b)	by another Person who is entitled under common law (including by way of contract) to be subrogated to such a first mentioned cross-claim or other claim, provided that any such claim of the kind described in clause 13.7 shall be subject to the limits contained in that clause.
Controlled Entity means, in respect of a Person, another Person in respect of which the first-mentioned Person is required to consolidate in its Audited Financial Statements but, in the case of JHINV, does not include any Liable Entity or the Trustee. For the avoidance of doubt, JHINV is not a Controlled Entity of JHINV.
Corporations Act means the Corporations Act 2001 (Cth).
Costs Review Inquiry means the Review of Legal and Administrative Costs in Dust Diseases Compensation Claims announced by the NSW Government on 18 November, 2004.

Costs Review Inquiry Legislation means the Dust Diseases Tribunal Amendment (Claims Resolution) Act 2005, which commenced on 1 July 2005.
Costs Review Inquiry Report means the report of the Review of Legal and Administrative Costs in Dust Diseases Compensation Claims, as released by The Hon. Robert John Carr, the then Premier of New South Wales on 8 March 2005.
Court means a court or tribunal in Australia having jurisdiction to hear and determine common law personal injury and death claims arising from exposure to Asbestos.
Cross Guarantee means any guarantee or indemnity (or other covenant to secure satisfaction of any payment or obligation) given by a Controlled Entity of JHINV to secure satisfaction of any payment or obligation of any Controlled Entity of JHINV to a Lender which is entitled or becomes entitled to the benefit of the Intercreditor Deeds in accordance with clause 2.2 of that deed.
Deed of Accession means a deed of accession in the form set out in Annexure 1.
Deeds of Covenant and Indemnity means:
(a)	the deed of that name dated 16 February 2001 between JHIL, Amaba and Amaca and any amendments thereto (including without limitation pursuant to the amending deed dated 10 September 2001); and

(b)	the Deed of Covenant Indemnity and Access between JHINV and ABN 60 dated 31 March 2003 and any amendments thereto.
Director means a director of the Trustee appointed in accordance with clause 5 or 16.3.
Discounted Central Estimate means the central estimate of the present value (determined using the discount rate used within the relevant actuarial report) of the liabilities of the Liable Entities and Marlew in respect of expected Proven Claims and Claims Legal Costs, calculated in accordance with clause 14.4.
Document means:
(a)	anything on which there is writing;

(b)	anything on which there are marks, figures, symbols or perforations having a meaning for persons qualified to interpret them;

(c)	anything from which sounds, images or writing can be reproduced with or without the aid of anything else; and

(d)	a map, plan, drawing or photograph.
Dust Diseases Tribunal means the Dust Diseases Tribunal of New South Wales.

Duty means any stamp, transaction or registration duty or any similar charge imposed by a Government Authority and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above.
Equity Distribution has the meaning given in clause 7.1.
Equity Securityholder has the meaning given to it in clause 7.1.
Excluded Claims means the claims referred to in clause 8.2(b).
Excluded Marlew Claim means a Marlew Claim:
(a)	covered by the indemnities granted by the Minister of Mineral Resources under the deed between the Minister, Fuller Earthmoving Pty Limited and James Hardie Industries Limited dated 11 March 1996; or

(b)	by a current or former employee of Marlew in relation to an exposure to Asbestos in the course of such employment to the extent:
(i)	the loss is recoverable under a Worker’s Compensation Scheme or Policy; or

(ii)	the Claimant is not unable to recover damages from a Marlew Joint Tortfeasor in accordance with the Marlew Legislation;
(c)	by an individual who was or is an employee of a person other than Marlew arising from exposure to Asbestos in the course of such employment by that other person where such loss is recoverable from that person or under a Worker’s Compensation Scheme or Policy; or

(d)	in which another defendant (or its insurer) is a Marlew Joint Tortfeasor from whom the plaintiff is entitled to recover compensation in proceedings in the Dust Diseases Tribunal, and the Claimant is not unable to recover damages from that Marlew Joint Tortfeasor in accordance with the Marlew Legislation.
Final Payment means the payment referred to in clause 9.9.
Financial Covenants means those covenants initialled for the purposes of identification by the Parties, as varied or replaced from time to time in accordance with clause 15.
Financial Year means a year ending on 31 March, or if there is any change from time to time to the Financial Year of the JHINV Group, the twelve-month period as ends on the new end date adopted by JHINV except that the first such Financial Year after that change shall be a period of not less than six months and not greater than 18 months ending on the new end date.
Financial Year End means, in respect of any Financial Year, the last date of that Financial Year.

First Release Bill means the James Hardie (Civil Liability) Bill 2005 (NSW) as initialled by the parties for the purposes of identification.
Free Cash Flow means, in respect of a Financial Year but subject to clauses 9.5 and 9.14(c), the net cash provided by operating activities (as calculated in accordance with US GAAP as in force on 21 December 2004) of the JHINV Group for that Financial Year:
(a)	for the avoidance of doubt, after deducting:
(i)	interest paid, increases in net operating assets and liabilities, and Taxes paid;

(ii)	any Asbestos-related payments paid by any member of the JHINV Group in that Financial Year, whether by way of any Funding Payments paid to the Trustee, or any other payments in connection with Asbestos paid by any member of the JHINV Group to any other Person in that Financial Year; and
(b)	after deducting the income statement charge in relation to minority interests’ share of profits,

(c)	for the avoidance of doubt, after adding:
(i)	interest received, decreases in net operating assets and liabilities, and receipts of Taxes;

(ii)	any Asbestos-related payments received by any member of the JHINV Group in that Financial Year, whether by way of any Funding Payments refunded to the Performing Subsidiary by the Trustee, or any other amounts in connection with Asbestos received by any member of the JHINV Group from any other Person in that Financial Year; and
(d)	after adding the income statement credit in relation to minority interests’ share of losses, as certified in accordance with clause 5.16.
Free Cash Flow Amount has the meaning given in clause 9.5.
Fund means the Asbestos Injury Compensation Fund to be established pursuant to the Trust Deed.
Fund Account means the bank account opened by the Trustee and into which an amount equal to the Initial Funding is to be paid by the Performing Subsidiary pursuant to clause 9.2 of this deed.
Funding Obligation means each obligation of the Performing Subsidiary to make a Funding Payment.

Funding Payments mean:
(a)	the Initial Funding payable under clause 9.2 (which, for the avoidance of doubt, includes the Additional Payment);

(b)	the Annual Payments payable under clause 9.3; and

(c)	any Final Payment payable under clause 9.9.
and Funding Payment means any of those payments.
Further Actuarial Report means a report prepared by the Approved Actuary under clause 14.2(b).
Government Authority means any government or any governmental, semi-governmental or judicial entity, authority or agency and for the avoidance of doubt, includes without limitation, the Commonwealth of Australia or any state or territory of Australia and the Australian Taxation Office.
Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between the Initial Negotiating Parties.
Independent Expert means a person who customarily performs the role of an independent expert appointed to provide the report referred to in clause 2.1(b).
Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
Initial Funding has the meaning given in clause 9.2.
Initial Lenders means the Lenders to the JHINV Group under facilities or notes notified by JHINV (by listing the facilities but removing lender identification details) as at the date of this deed but excluding any of those Persons who have ceased to be Lenders or have been replaced, and adding any new Lenders, as at the date of satisfaction of the Conditions (other than the Conditions set out in clauses 2.1(d) and (m)), as at that later date, in each case as initialled by the Parties for the purposes of identification.
Initial Negotiating Parties means each of JHINV, the NSW Government, the ACTU, Unions NSW and Banton.
Initial Report means the report of KPMG Actuaries dated 30 November 2005 in respect of liabilities of the Liable Entities as at 30 June 2005.
Insolvency Event means, in respect of a Person, the occurrence in respect of that Person of any one or more events referred to in paragraphs (a) to (h) of the definition of “Insolvent”.
A Person is Insolvent if the Person:

(a)	admits in writing its inability to pay its debts generally as they become due (otherwise than as contemplated in clause 16.6);

(b)	was established under Dutch law and files a petition with any court in the Netherlands in relation to its bankruptcy (faillissement) or seeking an order for a suspension of payments (surseance van betaling);

(c)	files, or consents by answer or otherwise to the filing against it of, a petition for relief or insolvent reorganisation or insolvent arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, insolvent reorganisation, insolvent moratorium or other similar law of any jurisdiction (including, without limitation, a filing by the Person under Chapter 7 or Chapter 11 of the US Bankruptcy Code), provided that where the filing is a filing under Chapter 11 of that Code, the Person:
(i)	is at the time of filing unable to pay its debts generally as and when they become due; or

(ii)	in the case of JHINV, after it makes such a filing, fails to pay a JHINV Contribution or other amount under the JHINV Guarantee when such payment would (but for the moratorium granted as a result of that filing) have been due for 30 days after that due date, and also provided that, in any such filing under Chapter 11 of that Code a Person is Insolvent no later than the earliest date as of which creditors may vote on any matter or accept or reject a plan of reorganisation;

(d)	makes an assignment for the benefit of its creditors generally;

(e)	consents to the appointment of a custodian (not being a nominee for the person), receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to a substantial part of its property;

(f)	consents to the appointment of an insolvency administrator or such an insolvency administrator is appointed and that appointment is not terminated within 28 days;

(g)	is adjudicated as insolvent or to be liquidated, in each case, by a court of competent jurisdiction; or

(h)	is subject to a Wind-Up Event.
and Insolvency has a corresponding meaning.
Insurance and Other Recoveries means any proceeds which may reasonably be expected to be recovered or recoverable for the account of a Liable Entity or to result in the satisfaction (in whole or part) of a liability of a Liable Entity (of any nature) to a third party, under any product liability insurance policy or public liability insurance policy or commutation of such policy or under any other contract, including any contract of indemnity, but excluding any such amount recovered or recoverable under a Worker’s Compensation Scheme or Policy.
Insurer includes any insurer as well the Insurer Guarantee Fund established under the Workers Compensation Act 1987 or any similar fund or body (whether within or outside Australia) which assumes the liabilities of defaulting or insolvent insurers.
Intercreditor Deeds means the deeds substantially in the form set out in Annexures 7A and 7B, as may be amended with the agreement of JHINV and the NSW Government (in each case acting reasonably) as the result of review by, and negotiations with, JHINV’s existing bank Lenders.
Interest Rate for a period means the following rate, as determined by the Approved Actuary and notified to the Parties:
(a)	the rate determined as the arithmetic mean (rounded up, if necessary, to the nearest 0.01%) of the bid rates displayed at or about 10.30am (Sydney time) on the first day of that period on the Reuters screen BBSW page for a term equivalent to the period after eliminating one of the highest and one of the lowest of those rates; or

(b)	if:
(i)	for any reason there are no rates displayed for a term equivalent to that period; or

(ii)	the basis on which those rates are displayed is changed,
then the Interest Rate will be the average of the buying rates quoted by the three largest Australian banks by market capitalisation at or about that time on that day. The buying rates must be for bills of exchange which are accepted by an Australian bank and which have a term equivalent to the period and the Interest Rate is to be expressed as a yield per cent per annum to maturity.
Irrevocable Power of Attorney means the deed in the form set out in Annexure 9.
Jackson Inquiry means the inquiry referred to in paragraph (a) of recital A.
JHIL means the company formerly known as James Hardie Industries Limited (now ABN 60).
JHINV Articles means the articles of association of JHINV.
JHINV Auditor means the external auditor of JHINV from time to time.
JHINV Boards means each of the Supervisory Board, the Managing Board and the Joint Board of JHINV.

JHINV Contributions means the payments to be made by JHINV or the Performing Subsidiary under clause 9.
JHINV Group means JHINV and its Controlled Entities from time to time, excluding the Trustee and any of the Liable Entities, if they are or become such Controlled Entities.
JHINV Group Taxpayer means the Performing Subsidiary or, if another member or members of the JHINV Group is or are liable to pay Australian federal income tax on the taxable income of a tax consolidated group which includes the Performing Subsidiary, that member or those members of the JHINV Group.
JHINV Guarantee means the deed in the form set out in Annexure 5.
Joint Board means the Joint Board of JHINV as established under Article 27 of the JHINV Articles.
KPMG Actuaries means KPMG Actuaries Pty Ltd (ABN 77 002 882 000).
Lenders means:
(a)	the Initial Lenders; and

(b)	all other Persons to whom liabilities are owed where such liabilities are or are required to be included in the JHINV Group’s financial statements or notes thereto as debt or borrowings, but excluding any person who is an “Excluded Lender” defined in the Intercreditor Deeds.
Liable Entities means Amaca, Amaba and ABN 60.
Liquidation means, in respect of any Person, the liquidation of all or substantially all of its assets (other than, in the case of JHINV, where the acquirer of all or substantially all of such assets has by deed of accession become bound to observe all the obligations of JHINV under this deed and the JHINV Guarantee and the other Related Agreements to which JHINV is a party) with the intention of distributing the proceeds to creditors or security holders, or a final order directing or requiring such a liquidation is made or entered or deemed to have been made or entered by any court of competent jurisdiction.
Listed means listed on a stock market of a Stock Exchange.
Managing Board means the Managing Board of JHINV established under Article 14 of JHINV’s Articles of Association.
Marlew means the company registered under the Corporations Act as Marlew Mining Pty Limited (ACN 000 049 650) that was formerly called Asbestos Mines Pty Limited and includes any successor to or continuation of that company.

Marlew Claim means, subject to clause 13.7 a claim which satisfies one of the following paragraphs and which is not an Excluded Marlew Claim:
(a)	any present or future personal injury or death claim by an individual or the legal personal representative of an individual, for damages under common law or other law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government under clause 16.5) which:
(i)	arose or arises from exposure to Asbestos in the Baryulgil region from Asbestos Mining Activities at Baryulgil conducted by Marlew, provided that:
(A)	the individual’s exposure to Asbestos occurred wholly within Australia; or

(B)	where the individual has been exposed to Asbestos both within and outside Australia, the amount of damages included in the Marlew Claim shall be limited to the amount attributable to the proportion of the exposure which caused or contributed to the loss or damage giving rise to the Marlew Claim which occurred in Australia;
(ii)	is commenced in New South Wales in the Dust Diseases Tribunal; and

(iii)	is or could have been made against Marlew had Marlew not been in external administration or wound up, or could be made against Marlew on the assumption (other than as contemplated under the Marlew legislation) that Marlew will not be in the future in external administration;
(b)	any claim made under compensation to relatives legislation by a relative of a deceased individual (or personal representative of such a relative) or (where permitted by law) the legal personal representative of a deceased individual in each case where the individual, but for such individual’s death, would have been entitled to bring a claim of the kind described in paragraph (a); or

(c)	a Contribution Claim relating to a claim described in paragraphs (a) or (b).
Marlew Joint Tortfeasor means any Person who is or would be jointly and severally liable with Marlew in respect of a Marlew Claim, had Marlew not been in external administration or wound up, or on the assumption (other than as contemplated under the Marlew legislation that Marlew will not in the future be in external administration or wound up).
Marlew legislation means the legislation set out in Part 4 of the First Release Bill.

Modified Objectives means the Objectives appropriately updated in respect of paragraphs 20 and 23 inclusive thereof to take due account of the establishment of the Costs Review Inquiry.
MRCF means the Medical Research & Compensation Foundation (ABN 21 095 924 137).
Notice has the meaning given to it in clause 30(a).
NSW Government Auditor means an auditor engaged in accordance with and for the purposes described in clause 5.13.
NSW Government Deed of Release means the deed in the form set out in Annexure 6.
NSW Government Reviewing Actuary means an actuarial firm appointed in accordance with clause 14.5 which:
(a)	nominates a principal who is an approved actuary under the Insurance Act 1973 (Cth) or has equivalent qualifications under equivalent legislation of another relevant jurisdiction;

(b)	is not and has not for a period of at least five (5) years been a service provider to the Trustee or any member of the JHINV Group;

(c)	is not affiliated with the accounting firm performing the Approved Auditor role; and

(d)	is not affiliated with the firm performing the role of the Approved Actuary, or, where the circumstances set out in clause 14.5(b) apply, an actuary determined in accordance with that clause 14.5(b).
NYSE means the New York Stock Exchange Inc.
Objectives means the Statement of Objectives set out in Annexure 1 of the Heads of Agreement.
Operating Expenses means the reasonable operating costs, expenses and Taxes of the Trustee or Liable Entities of conducting the activities referred to in clause 4.2 but excludes any Claims Legal Costs.
Other Governments means each of the Australian government and the governments of the states and territories of Australia other than the NSW Government.
P has the meaning given in clause 7.2(m).
Payable Liability means:
(a)	any Proven Claim (whether arising before or after the date of this deed);

(b)	Operating Expenses;

(c)	Claims Legal Costs;

(d)	any liability of a Liable Entity to the Trustee, however arising, in respect of any amounts paid by the Trustee in respect of any liability or otherwise on behalf of the Liable Entity;

(e)	any pre-commencement claim (as defined in the Transaction Legislation) against a Liable Entity;

(f)	if regulations are made pursuant to section 30 of the Transaction Legislation and if and to the extent the Trustee and JHINV have Notified the NSW Government that any such liability is to be included in the scope of Payable Liability, any liability of a Liable Entity to pay amounts received by it from an insurer in respect of a liability to a third party incurred by it for which it is or was insured under a contract of insurance entered into before the date on which the Transaction Legislation receives the Royal Assent; and

(g)	Recoveries within the meaning and subject to the limits set out in clause 13.7, but in the cases of paragraphs (a), (c) and (e) excludes any such liabilities or claims to the extent that they have been recovered or are recoverable under a Worker’s Compensation Scheme or Policy.
Parties mean the parties to this deed, being JHINV, the Performing Subsidiary, the NSW Government and, subject to clause 1.4, the Trustee.
Payment Date means 1 July 2006 and each subsequent 1 July in each year of the Term, or in the event that the Financial Year End is not 31 March, the date falling 3 months and 1 day after that Financial Year End.
Performing Subsidiary means LGTDD Pty Limited or, if a subsidiary of JHINV other than that entity is nominated under clause 6.2 to perform the obligations described in clauses 6 and 9 and each of JHINV and that subsidiary has complied with clause 6.2, that subsidiary.
Period Actuarial Estimate means, in respect of a period, the central estimate of the present value (determined using the discount rate used in the relevant actuarial report) of the liabilities of the Liable Entities and Marlew in respect of expected Proven Claims and Claims Legal Costs (in each case which are reasonably expected to become payable in that period), before allowing for Insurance and Other Recoveries, calculated in accordance with clause 9.2 or 14.4(b)(ii) as the case may be.
Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.
Personal Asbestos Claim means, subject to clause 13.7:
(a)	any present or future personal injury or death claim by an individual or the legal personal representative of an individual, for damages under common law or under other law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government under clause 16.5) which:
(i)	arises from exposure to Asbestos occurring in Australia, provided that:
(A)	the individual’s exposure to Asbestos occurred wholly within Australia; or

(B)	where the individual has been exposed to Asbestos both within and outside Australia, damages included in the Personal Asbestos Claim shall be limited to the amount attributable to the proportion of the exposure which caused or contributed to the loss or damage giving rise to the Personal Asbestos Claim which occurred in Australia;
(ii)	is made in proceedings in an Australian court or tribunal; and
is made against all or any of the Liable Entities or any member of the JHINV Group from time to time;

(b)	any claim made under compensation to relatives legislation by a relative of a deceased individual (or personal representative of such a relative) or (where permitted by law) the legal personal representative of a deceased individual in each case where the individual, but for such individual’s death, would have been entitled to bring a claim of the kind described in paragraph (a); or

(c)	a Contribution Claim made in relation to a claim described in paragraph (a) or (b), but in each case excludes any Marlew Claim and any other claim to the extent they have been recovered or are recoverable under a Worker’s Compensation Scheme or Policy.
Proven Claim means any Personal Asbestos Claim or Marlew Claim in respect of which final judgment has been given against, or a binding settlement has been entered into by a Liable Entity or any member of the JHINV Group from time to time, and in each case, to the extent to which that entity incurs liability under that judgment or settlement (including any interest, costs or damages to be borne by a Liable Entity or the relevant member of the JHINV Group pursuant to such judgment or settlement).

Qualifying Capital Ratio has the meaning given to it in clause 7.8.
Quoted means, in relation to securities of a Listed entity, quoted for trading on a Stock Exchange.
Reconstruction Event means:
(a)	the summoning of a meeting of creditors or the obtaining of an order of a court to do so for the purpose of considering any scheme or plan of arrangement for reconstruction or compromise with creditors;

(b)	a voluntary case is commenced, or a final order for relief is entered, under Chapter 11 of the US Bankruptcy Code;

(c)	a filing by JHINV for a suspension of payments under Dutch law, provided that the Court grants the (provisional) suspension of payments to JHINV;

(d)	any comparable action under the laws of any other jurisdiction occurs having substantially the same effect as the orders described in paragraphs (b) and (c), but in each case none of the aforementioned events will comprise a Reconstruction Event where the proceeding or other action is commenced or initiated by or on behalf of the Trustee or the NSW Government under this deed or the JHINV Guarantee, whether acting alone or together with others, and for this purpose an order will be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.
Related Agreements means documents ancillary to this deed listed in Schedule 1.
Release Bills mean the First Release Bill and the Second Release Bill.
Release Legislation has the meaning given in clause 2.1(g).
Released Person has the meaning given in clause 12.1(a)(i).
Releases means the releases and extinguishments of liability described in clause 12 and set out in the Release Legislation or the NSW Government Deed of Release.
Relevant Matters means all matters relating to or arising out of any of the following or their facts, matters and circumstances:
(a)	the establishment and underfunding or funding of the MRCF, and the February 2001 ABN 60 group corporate reorganisation (including, without limitation, the transfer of the Liable Entities out of the JHIL Group, representations made to incoming directors of the Liable Entities and other third parties regarding the Liable Entities and their assets and liabilities, the media releases of ABN 60 of 16 February 2001 and of JHINV of 29 and 30 October 2003 and any statements made in relation to any of the foregoing matters);

(b)	the Deeds of Covenant and Indemnity;

(c)	the transfers of assets, and the dividends and management fees paid, by the Liable Entities, as described in the report of the Jackson Commission;

(d)	the August to October 2001 ABN 60 group corporate reorganisation, including without limitation the scheme of arrangement in relation to ABN 60 of August to October 2001, the contemporaneous reduction of capital of (and cancellation of fully paid ordinary shares in) ABN 60 and subscription by JHINV for partly paid shares in ABN 60, the subsequent cancellation of those partly paid shares in ABN 60 in March 2003 and representations to third parties and the court and any statements made in relation to any of the foregoing matters; and

(e)	the transfer of assets from ABN 60 to JHINV, the establishment of the ABN 60 Foundation Limited and ABN 60 Foundation Trust, and the allotment of fully paid shares in ABN 60 to ABN 60 Foundation Limited.
Resolution means the resolution to be voted on by Shareholders, as described in clause 2.1(d).
Second Release Bill means the James Hardie (Civil Penalty Compensation Release) Bill 2005 (NSW), as initialled by the parties for the purposes of identification.
Security Interest means a right, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including without limitation under a bill of sale, mortgage, charge, lien, pledge, trust, power, deposit or hypothecation and includes an agreement to grant or create any of those things.
Shareholder means a holder of Shares.
Shareholder Documentation means the notice of meeting (including without limitation, the Resolution), explanatory memorandum and all accompanying documents to be sent to the Shareholders in relation to seeking the approval of entry into, and implementation of, this deed and the Related Agreements.
Shares means:
(a)	ordinary shares in JHINV; and

(b)	for so long as they are Quoted, the Quoted CHESS Depository Interests over the ordinary shares in JHINV, to the exclusion of the relevant underlying ordinary shares in JHINV.
Special Default has the meaning given in clause 16.2.
SPF Funded Liability means:

(a)	only those liabilities described in paragraphs (a), (b), (c), (e) and (g) of the definition of Payable Liability and excludes the liabilities described in paragraph (d) or (f) of the definition of “Payable Liability”; and

(b)	a claim or category of claim which JHINV and the NSW Government agree in writing is a “SPF Funded Liability” or a category of “SPF Funded Liability”.
Stock Exchange means ASX or any approved foreign exchange (as defined under the Corporations Act).
Supervisory Board means the Supervisory Board of JHINV established under Article 21 of JHINV’s Articles of Association.
Tax and Taxation mean all forms of taxation, duties, imposts, fees, levies, deductions or withholdings, whether of Australia, a state or territory or elsewhere, including without limitation income tax, fringe benefits tax, withholding tax, capital gains tax, pay-as-you-go tax, goods and services tax, customs and other import or export duties, excise duties, sales tax, stamp duty or other similar contributions and any interest or penalty, in respect of any of them.
Tax Requirements means the requirements set out in clause 2.1(a)(i) and (ii).
Term means the period from the Commencement Date to 31 March 2045, which may be extended as referred to in clause 9.9.
Term Central Estimate means the central estimate of the present value (determined using the discount rate used in the relevant Annual Actuarial Report) of the liabilities of the Liable Entities and Marlew in respect of expected Proven Claims and Claims Legal Costs (in each case reasonably expected to become payable in the period specified in clause 14.4(b)(iii)) determined under clause 14.4(b)(iii), after allowing for Insurance and Other Recoveries during that period, and otherwise calculated in accordance with clause 14.4.
Transaction Bill means the James Hardie Former Subsidiaries (Winding up and Administration) Bill 2005 (NSW), as initialled by the parties for the purposes of identification.
Transaction Documentation means this deed, the Related Agreements, the Transaction Legislation and the Release Legislation.
Transaction Legislation has the meaning given in clause 2.1(f).
Trust Deed means the trust deed for the Fund to be entered into in the form, set out in Annexure 3.
Trustee means the trustee of the Fund from time to time, in its capacity as trustee, initially being Asbestos Injuries Compensation Fund Limited.

Trustee Board means the board of directors of the Trustee established in accordance with clause 5.1.
Trustee Constitution means the constitution of the initial Trustee in the form set out in Schedule 10.
Unions’ Deed of Release means the deed in the form set out in Annexure 4.
Unions NSW means Unions New South Wales of 10th Floor, 377-383 Sussex Street, Sydney in the State of New South Wales.
US Bankruptcy Code means title 11 of the United States Code, the codification of United States bankruptcy law.
US GAAP means generally accepted accounting principles as in force in the United States of America and, unless expressly otherwise provided in this deed, means those principles as in force from time to time.
VA has the meaning given in clause 7.2(m).
VL has the meaning given in clause 7.2(m).
Valuation Ratio has the meaning given in clause 7.2(m).
Wind-Up or Reconstruction Amount has the meaning given in clause 10.4.
Wind-Up Event means, in respect of a Person, the occurrence of any one or more of the following:
(a)	a final court order is entered that it be wound up or declared bankrupt;

(b)	a liquidator (excluding a provisional liquidator) is appointed to it and the appointment is not subsequently terminated;

(c)	a court declaration of bankruptcy is made in relation to it and is not subsequently withdrawn, struck out, dismissed, vacated or reversed;

(d)	the dissolution of such Person under Dutch law (ontbinding) or the law of any other jurisdiction;

(e)	the declaration of its bankruptcy under Dutch law (faillissement);

(f)	the Liquidation of that Person;

(g)	a final order for relief occurs or is deemed to occur in relation to it under Chapter 7 or Chapter 11 of the US Bankruptcy Code which, when implemented, will result in the Liquidation of that Person; and

(h)	any comparable action occurs under the law of any competent jurisdiction which has a substantially the same effect to paragraphs (a) to (g) of this definition, and an order shall be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.
Worker’s Compensation Scheme or Policy means any of the following:
(a)	any worker’s compensation scheme established by any law of the Commonwealth of Australia or of any State or Territory of Australia;

(b)	any fund established to cover liabilities under insurance policies upon the actual or prospective insolvency of the insurer (including without limitation the Insurer Guarantee Fund established under the Worker’s Compensation Act 1987 (NSW)); and

(c)	any policy of insurance issued under or pursuant to such a scheme.
1.2 Interpretation
Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.
(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms if capitalised have a corresponding meaning.

(d)	A reference to a clause, Schedule or Annexure is a reference to a clause of, or schedule or annexure to, this deed.

(e)	A reference to an agreement or document (including a reference to this deed) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this deed or that other agreement or document, and includes the recitals and schedules and annexures to that agreement or document.

(f)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(g)	A reference to a party to this deed or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(j)	A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(k)	A reference to dollars and $ is to Australian currency.

(l)	A reference to a particular Government Authority or Stock Exchange includes a reference to any other Government Authority or Stock Exchange which succeeds the former or which performs substantially the same functions and duties as the former.

(m)	A reference to a person’s consent is to that person’s consent given in writing.

(n)	For the avoidance of doubt, clause 6.1 does not and is not intended to give rise to any greater obligation on the part of the JHINV Group than is contemplated by clause 9 or its implementation in this deed.

(o)	A reference to the Trustee is a reference to the Trustee having the assets, benefits and liabilities under this deed, the Trust Deed, the other Related Agreements and any Cross Guarantee or other agreement or instrument binding upon it.
1.3 Agreement Legally Binding
(a)	This deed is and is intended to be legally binding on all Parties hereto and to be enforceable at law and equity.

(b)	This deed binds the Crown in right of New South Wales and to the maximum extent permitted by law the State Crown hereby waives all Crown immunity with respect to this deed and the Related Agreements.
1.4 Accession by the Trustee
(a)	On establishment of the Fund in accordance with clause 3.1 and appointment of directors to the Trustee Board, the Parties must:
(i)	use their respective best endeavours to procure the Trustee to agree to become a party to this deed; and

(ii)	promptly following the Trustee agreeing to do so, execute and deliver to the other Parties, and use their respective best endeavours to procure the Trustee to execute and deliver to the parties, a Deed of Accession.
(b)	Where the Trustee and the Parties deliver a Deed of Accession in accordance with clause 1.4(a) or a novation deed in accordance with clause 1.4(c), the Trustee shall be, and shall be taken to be, a Party to this deed effective from the time of delivery of such deed and shall have the benefit of each right expressed to be that of the Trustee and be entitled to enforce each such right against the other Parties.

(c)	Upon the appointment of a new Trustee in accordance with the Trust Deed, the Parties shall execute a novation deed which has been executed by the new Trustee, under which, among other things, all liabilities incurred by or on behalf of the outgoing Trustee under this deed are assumed by the new Trustee.
1.5 Business Days
If the day on or by which a person must do something under this deed is not a Business Day, it must be done on or by the next Business Day.
2 CONDITIONS PRECEDENT
2.1 Conditions precedent
The provisions of and obligations of the Parties under this deed (excluding this clause 2 and clauses 1, 3, 17, 21 to 27, 29 to 34 inclusive) are subject to, and do not commence until each of the following Conditions has been satisfied or waived in writing by the Parties:
(a)	the JHINV Boards and the board of directors of the Performing Subsidiary are satisfied, acting reasonably that with effect on or before payment of the Initial Funding (and by force of retrospective legislation where necessary), that:
(i)	payment of the JHINV Contributions (including, for the avoidance of doubt, the Initial Funding) will be fully deductible expenses of the JHINV Group Taxpayer in the years in which they are incurred for the purpose of determining the taxable income of the JHINV Group Taxpayer for the purposes of the Tax laws of Australia; and

(ii)	the Trustee will be exempt from Tax in respect of its income (including without limitation its receipts of JHINV Contributions);
(b)	the JHINV Boards and the board of directors of the Performing Subsidiary receive an independent expert’s report from the Independent Expert that subject to satisfaction of the Conditions under clause 2.1(a) if those Conditions have not been satisfied by the date of finalisation of the report, the implementation of this deed and the JHINV Guarantee by JHINV and the

Performing Subsidiary is in the best interests of JHINV and its enterprise as a whole;

(c)	the JHINV Boards resolve, being satisfied in their discretion they should do so having regard to their duties as directors, to recommend that the Shareholders vote in favour of approval of this deed and its implementation by the JHINV Group (which resolution may, at JHINV’s discretion, be sought so as to be conditional upon satisfaction of the Conditions under clause 2.1(a) if those Conditions have not been satisfied by the date of such resolution, such resolution not to be otherwise conditional upon anything not required to be done under this deed on or before the Commencement Date);

(d)	the Shareholders in a general meeting duly convened under the JHINV Articles approve this deed and the JHINV Guarantee and their implementation by the JHINV Group (which approval may, at the discretion of JHINV, be sought so as to be conditional upon satisfaction of the Conditions under clause 2.1(a) if those Conditions have not been satisfied by the date at which the Shareholders vote on that resolution, such resolution not to be otherwise conditional upon anything not required to be done under this deed on or before the Commencement Date);

(e)	the Initial Lenders approve the JHINV Group implementing this deed on terms acceptable to JHINV acting reasonably (such approvals to be evidenced in the usual form of such approvals provided by such Initial Lenders);

(f)	the Transaction Bill is enacted by the NSW Parliament and comes into force:
(i)	in the form initialled by authorised representatives of JHINV and the NSW Government on or prior to the date of this deed for the purposes of identification; or

(ii)	otherwise on terms stated in writing by JHINV to be acceptable to it,
(such legislation, the “Transaction Legislation”);

(g)	the Release Bills are enacted by the NSW Parliament and come into force:
(i)	in the form initialled by authorised representatives of JHINV and the NSW Government on or prior to the date of this deed for the purpose of identification; or

(ii)	otherwise on terms stated in writing by JHINV to be acceptable to it,
(such legislation, the “Release Legislation”);

(h)	execution of each of the Related Agreements by each of the parties thereto;

(i)	the following are satisfied (or waived by agreement in writing by the Parties) on the date at which all Conditions set out in this clause 2.1 (other than this clause 2.1(i) and clause 2.1(m)) have been satisfied:
(A)	JHINV confirms in writing to the NSW Government (without qualification) that the terms of clause 7 of this deed would not have been breached; and

(B)	the NSW Government confirms in writing to JHINV (without qualification) that no adverse or discriminatory legislative action within the meaning of clause 13.2 or 13.3 has been taken nor has clause 13.4 had any application;
in each case, had those provisions been binding upon the Parties for the period between the date of signing this deed and the date at which all other Conditions set out in this clause 2.1 (other than clause 2.1(m)) have been satisfied or waived by the Parties; and
(C)	to the extent shares in the Liable Entities have not been transferred to the Trustee on or prior to the Commencement Date, the Minister empowered to do so under section 16(1) of the Transaction Legislation (when in force) serves an order under that section upon each of the shareholders of each of the Liable Entities and the directors of each of the Liable Entities to transfer all of the shares held by such shareholders in the Liable Entities to the SPF Trustee, on a day on or prior to the Commencement Date, and such transfers occur so as to vest legal and beneficial title in the Liable Entities in the SPF Trustee; and

(D)	the NSW Government has not breached clauses 2.3(b) and (c) between the date of signing this deed and the date at which all other Conditions set out in this clause 2.1 (other than clause 2.1(m)) have been satisfied or waived by the Parties;
(j)	the receipt by JHINV and the NSW Government of each of the opinions required under clause 22;

(k)	the Trustee appoints the Approved Actuary on terms consistent with this deed and JHINV irrevocably waives in writing (in the form of Annexure 8), any right to object to KPMG Actuaries being appointed as and performing the role of the initial Approved Actuary of the Trustee, notwithstanding that KPMG Actuaries has provided or may provide before the Commencement Date any services to any member of the JHINV Group;

(l)	the execution and delivery of the Deed of Accession by the Parties thereto, including the Trustee; and

(m)	the Performing Subsidiary deposits the Initial Funding into the Fund Account,

provided that upon satisfaction or waiver of such conditions, clauses 7 and 13.2, 13.3 and 13.4 shall be taken for all purposes of this Deed to have been binding and effective from the date of this deed.
2.2 Satisfaction of Conditions Precedent
(a)	(i)	The Conditions (other than the Conditions under clauses 2.1(d), (e), (i), (j) and (m)) must be satisfied by 30 June 2006 or such later date as JHINV and the NSW Government may agree in writing.
	(ii)	The Conditions described in clauses 2.1(d), (e), (i) and (j) and (m) must be satisfied within 12 weeks of the satisfaction of the other Conditions (save that the Condition described in clause 2.1(m) must only be satisfied once the other Conditions have been satisfied).
(b)	JHINV acknowledges that the Conditions set out in clauses 2.1(a)(i) and (ii) will be satisfied if the JHINV Boards are reasonably satisfied that in relation to each Condition listed in those paragraphs, one or more of the following is satisfied:
(i)	binding legislation is in force having the consequences set out in the paragraphs;

(ii)	JHINV receives a binding private ruling, applying for a period acceptable to JHINV, confirming the matters set out in those paragraphs; or

(iii)	the Treasurer announces that the Federal Government will introduce legislation, to take effect (retrospectively if necessary) on or before payment of the Initial Funding, having the consequences described in those paragraphs, and if the legislation, ruling or announcement as the case may be imposes any conditions or qualifications to those consequences arising, those conditions are acceptable to JHINV acting reasonably.

(c)	If the Performing Subsidiary pays the Initial Funding on the basis of an announcement as contemplated under clause 2.2(b)(iii), any further obligations of JHINV or the Performing Subsidiary to make any payments whatsoever under this deed or any Related Agreement or to perform any obligation under the JHINV Guarantee shall be conditional upon binding legislation coming into force or a binding private ruling having been issued and being in force and meeting the requirements described in clauses 2.1(a)(i) and (ii) respectively and such obligations thereafter shall be subject to clause 6.4.

(d)	If clause 2.2(c) has any operation and subsequently legislation or a binding private ruling meeting the requirements described in clause 2.2(b):
(i)	comes into force within 12 months of the date on which the Initial Funding is paid or such later date agreed by JHINV and the NSW

Government in writing, then the Performing Subsidiary shall, within 10 Business Days of this clause 2.2(d) applying:
(A)	pay to the Trustee each JHINV Contribution which would, in the absence of clause 2.2(c), have been due and payable by the Performing Subsidiary under clause 9; and

(B)	pay Interest to the Trustee on each payment due under paragraph (A), at the Interest Rate from the date each such payment would have been due if clause 2.2(c) had not applied until the date such payment is made;
(ii)	does not come into force by the end of the period referred to in clause 2.2(d)(i), clause 2.6(b) shall apply on the basis that:
(A)	the Conditions were not satisfied or waived on or by the last day of that period; and

(B)	this deed shall terminate and clause 2.6(b) shall apply, unless JHINV and the NSW Government agree otherwise in writing.
2.3 Best Endeavours to Satisfy Conditions
(a)	Each Party shall use its best endeavours promptly to satisfy each Condition for which it is responsible including, without limitation, taking the steps set out in the timetable initialled for identification by the Parties for which they are responsible, to the extent possible, by the relevant date set out in that timetable. Each Party must give the Party responsible for the satisfaction of a Condition any reasonable assistance that such responsible party may request to satisfy that Condition. Each Party must promptly give a Notice to the other Parties that a Condition for which it is responsible has been satisfied upon becoming aware of that satisfaction.

(b)	Prior to the Commencement Date, without prejudice to any right or remedy of the NSW Government, the releases and extinguishments of liabilities set out in the Release Legislation in respect of Persons who are not natural persons may only be suspended by the NSW Government if:
(i)	JHINV or the Performing Subsidiary is and remains in breach of its obligations under clauses 2.3(a) or 2.4; or

(ii)	this deed is terminated under clause 2.6, on or after the conclusion of the negotiations (if any) under clause 2.6(d), provided that any suspension of such releases shall not take effect less than 14 days after JHINV has been Notified of any proposed suspension. This clause 2.3(b) shall have no operation after the Commencement Date.

(c)	The NSW Government must revoke the suspension of any release of liability suspended as a result of a breach of a kind described in clause 2.3(b) immediately upon JHINV remedying that breach and Notifying the NSW Government demonstrating that such a breach has been remedied.
2.4 Specific actions to be taken by each party
The following table sets out the Conditions for which each party is responsible and, without limiting clause 2.3, specific actions it must take to satisfy those Conditions:

In relation to this	this party is
Condition...	responsible...	...and must take this action:
Clause 2.1(a)	JHINV	Seek relevant taxation opinions or rulings (where applicable).

	JHINV and the Trustee	Participate in discussions with Federal Government regarding income tax exemption of the Trustee and tax deductibility of payments to the Trustee.

Clause 2.1(b)	JHINV	Retain and instruct Independent Expert.

Clause 2.1(c)	JHINV	Request JHINV Boards to consider this resolution.

Provide JHINV Boards with the material information relevant to their decision whether to pass this resolution.

Clause 2.1(d)	JHINV	Comply with clause 2.5.

Clause 2.1(e)	JHINV	Provide the Initial Lenders with the material information relevant to their decision whether to give their approval.

Seek the approval of the Initial Lenders for the entry into and implementation of this deed.

Clause 2.1(f)	NSW Government	On a timely basis, introduce the Transaction Bill into Parliament, cause it to be debated and considered by Parliament and, if passed, seek royal assent in relation thereto and the timely commencement of the operation of such legislation.

In relation to this	this party is
Condition...	responsible...	...and must take this action:
Clause 2.1(g)	NSW Government	On a timely basis, introduce the Release Bills into Parliament, cause them to be debated and considered by Parliament and, if passed, seek royal assent.

Clause 2.1(h)	Each Party	Execute those Related Agreements to which it is a party.

Clause 2.1(i)	JHINV	Provide the confirmation set out in clause 2.1(i)(i).

	NSW Government	Provide the confirmation set out in clause 2.1(i)(ii). If the shares described therein are not transferred within the date described therein, issue the order described in clause 2.1(i)(B).

Clause 2.1(j)	JHINV	Procure the delivery of the legal opinions referred to in that clause.

Clause 2.1(k)	Trustee	Retain and instruct the Approved Actuary.

	JHINV	Provide waiver of conflict letter.

Clause 2.1(l)	All Parties	Execute Deed of Accession.

Clause 2.1(m)	Performing Subsidiary	Once all other Conditions have been satisfied in full or waived by agreement in writing by the Parties, deposit the Initial Funding into the Fund Account
2.5 Shareholder Documentation
Without in any way limiting the generality of clause 2.3, JHINV must use its best endeavours to take each of the following steps:
(a)	provide permitted recipients under the terms of a confidentiality deed duly executed by inter alia the NSW Government and JHINV on or by the date of this deed with access (and subject at all times to the NSW Government and the other permitted recipients adhering to the confidentiality requirements set out in that deed) to enable them to review (but not take a copy of) a verification draft of the Shareholder Documentation at least 10 days before the proposed date of despatch to the Shareholders;

(b)	consider in good faith any comments of the NSW Government on the draft Shareholder Documentation;

(c)	ensure that the Shareholder Documentation complies in all material respects with all disclosure requirements under applicable Dutch laws and regulations and, to the extent applicable, under the Australian and US laws, regulations and ASX Listing Rules and equivalent US requirements;

(d)	promptly convene a meeting of Shareholders and despatch the Shareholder Documentation following the date on which such actions are resolved to be taken by the JHINV Boards; and

(e)	ensure that if it or any other member of the JHINV Group becomes aware that clause 2.5(c) has not been complied with, it makes timely and adequate disclosure of such further matters required to be disclosed under the relevant law, regulation or listing rule, in each case, using best endeavours to achieve those steps.
2.6 Failure to satisfy Conditions
If all of the Conditions are not satisfied or waived by written agreement between the Parties under clause 2.1, on or by the date referred to in clause 2.2(a) or any later date as may be agreed in writing by the Parties (or if clause 2.2(d)(ii) or clause 6.4(i) applies):
(a)	any Party may, by Notice to the others, terminate this deed and each of the Related Agreements;

(b)	where that termination occurs:
(i)	each Party is relieved of any further obligation under this deed other than under this clause 2.6, clauses 23, 25 to 27 and 29 to 34 inclusive, which will survive termination;

(ii)	any amount received by the Trustee from JHINV or the Performing Subsidiary pursuant to this deed or a Related Agreement before that time must be refunded in full to JHINV, excluding:
(A)	any monies paid under clause 17.1 on terms that such funding is not required to be repaid (either generally or in specified circumstances, where those circumstances have arisen); and

(B)	any amounts which, as at the date of termination, the Trustee or Liable Entities:
I.	have paid out in settlement of SPF Funded Liabilities;

II.	have incurred a liability to pay SPF Funded Liabilities; or

III.	reasonably expect will be required to be paid to meet Proven Claims arising from Personal Asbestos Claims and Marlew Claims which were notified by Claimants to the Trustee or the Liable Entities prior to the date of termination; and
(iii)	each of the Parties undertakes that it will not take any steps to prevent or impede the repayment of any monies required to be repaid to the Performing Subsidiary or JHINV in accordance with this clause; and

(iv)	such monies shall only be taken to be repaid for the purposes of this clause 2.6 when received by JHINV in cleared funds in an account nominated by JHINV (and for this purpose the Performing Subsidiary authorises and directs that any amounts due to be refunded to it pursuant to this clause 2.6 must be paid directly to JHINV);
(c)	the termination does not affect accrued rights arising from any breach of this deed occurring before such termination; and

(d)	following termination, where practicable the Parties must negotiate in good faith for a period of up to one month, to seek, on a bona fide basis, to agree to alternative arrangements in relation to any Condition or Conditions which have not been satisfied as will enable such Condition(s) to be:
(i)	satisfied in an alternative manner; or

(ii)	where agreed in writing between the Parties, disregarded or no longer required.
2.7 Commencement Date
The Commencement Date shall fall 5 Business Days after the date on which all Conditions (excluding the Condition in clause 2.1(m)) have been satisfied or waived by agreement in writing by the Parties. The Parties may by agreement in writing vary the Commencement Date.
2.8 Representations and Warranties
(a)	JHINV represents and warrants that the statements set out in Part 1 of Schedule 2 are true and accurate as at the date of this deed.

(b)	On the date of this deed, JHINV has provided to the NSW Government, and the NSW Government acknowledges receipt, of an officer’s certificate signed by the chief financial officer of JHINV in the form set out in Part 2 of Schedule 2.

3 STRUCTURE
3.1 Agreed Structure
The Parties agree to the structure set out in the Transaction Bill and the Trust Deed for establishing the Fund for the purpose of funding the payment of liabilities to Claimants in respect of Proven Claims, and for meeting reasonable Operating Expenses and Claims Legal Costs, and other Payable Liabilities, and for dealing with such Liable Entities.
3.2 Selection of Agreed Structure
The Parties acknowledge and agree that in determining the method of restructuring of the Liable Entities and the Trustee, the matters referred to in clause 5.4 of the Heads of Agreement were taken into account.
3.3 No recourse
(a)	The Parties agree that, without prejudice to the NSW Government’s ability to undertake adverse legislative or regulatory action against the JHINV Group in the manner permitted under clause 13 during any period where the circumstances set out in clauses 13.2(d) or 13.3(d) apply, neither JHINV nor any other member of the JHINV Group shall have any obligations, and there shall be no (and the Parties shall not seek) recourse to any of them, with respect to any liabilities of the Liable Entities, other than and then only to the extent set out in:
(i)	this deed and the Related Agreements; and

(ii)	the Transaction Legislation and the Release Legislation, each as in force in the form accepted by JHINV as satisfying the Conditions set out in clauses 2.1(f) and (g) respectively, or as may be amended by NSW Government (in relation to amendments which would not adversely affect JHINV, the Performing Subsidiary or the Fund) or following agreement in writing with JHINV (in relation to any amendments which would adversely affect any of those parties).
(b)	The Parties agree that Claimants have no rights arising under this deed or any Related Agreement against any of the Parties to this deed or any Related Agreement.
4 THE FUND
4.1 Governing law and principal place of business of the Trustee
The Trustee must ensure that the Fund:
(a)	remains governed by the laws of New South Wales; and

(b)	maintains its principal place of business in New South Wales.

4.2 Role of the Trustee
The Trustee’s role is to do the following (and in respect of clauses 4.2(c), (d), (h)(ii), (i) and (k) in relation to a Liable Entity, the Trustee shall only be obliged to take such steps to the extent that the Liable Entity is under the control or direction of the Trustee):
(a)	hold the benefit of the Funding Obligations and the obligation of the Performing Subsidiary (if applicable) to pay the Wind-Up or Reconstruction Amount in accordance with clause 10, the JHINV Guarantee and of JHINV’s covenants and obligations under this deed and the Related Agreements to ensure the payment by the JHINV Group of the JHINV Contributions under this deed and any Cross Guarantee given pursuant to clause 15.7, and enforce the same as may be required from time to time;

(b)	be the creditor of the Performing Subsidiary and JHINV for payments (whether actually or contingently) due and payable to the Trustee under this deed and receive and give a proper receipt for such amounts;

(c)	manage itself or through one or more of the Liable Entities or otherwise cause to be managed, the response to all Payable Liabilities for itself or for or on behalf of the Liable Entities (and in respect of Payable Liabilities which are not SPF Funded Liabilities, on the basis that the Liable Entities must bear the full cost and all liabilities associated with such claims);

(d)	subject to it having the necessary funds to do so and clause 9.15, pay in accordance with and subject to clause 4.7 and the provisions of the Transaction Legislation, SPF Funded Liabilities itself or through one or more of the Liable Entities, and in each case for itself or for or on behalf of the Liable Entities as the Trustee may in its discretion determine;

(e)	use its best endeavours to achieve all available legal and administrative cost savings in relation to:
(i)	the process for handling the response to Personal Asbestos Claims and Marlew Claims;

(ii)	court proceedings dealing with apportionment of damages in relation to Personal Asbestos Claims and Marlew Claims; and

(iii)	exercising rights of recovery;
(f)	review and implement legal and administrative cost savings in the claims management process on a continuing basis both in relation to the process for settling Personal Asbestos Claims and Marlew Claims and the process generally applicable in relation to Personal Asbestos Claims and Marlew Claims, including reducing Claims Legal Costs;

(g)	invest the assets contributed to or received by the Trustee;

(h)	use its best endeavours to:
(i)	recover;

(ii)	procure that each Liable Entity recover; and

(iii)	exercise or procure the exercise of rights subrogated from any Claimant to recover, amounts paid or liabilities incurred with respect to any Personal Asbestos Claims, Marlew Claims or any other Payable Liabilities from insurers, reinsurers and other parties who may have contributed to the loss relating to such claims;

(i)	generally do all things necessary and convenient for the purposes of handling and finalising Payable Liabilities for itself or for and on behalf of the Liable Entities (provided that nothing in this deed shall require the Trustee to incur any liability or pay any amount with respect to a liability which is not a SPF Funded Liability);

(j)	as provided by the Transaction Legislation or to the extent otherwise entitled to do so, be subrogated to the rights of the Claimants against the Liable Entities and Marlew or any other persons in relation to any Payable Liability settled or met by the Trustee; and

(k)	be authorised and permitted to negotiate with Claimants and at its discretion procure that the relevant Liable Entity enter into binding settlements in relation to (including without limitation compromises of Payable Liabilities).
4.3 Association of the Trustee with JHINV
(a)	If at any time the Trustee is proposed to become part of, or an associate of, the JHINV Group other than as contemplated under clauses 4 or 5 (excluding this clause 4.3), the Trustee and JHINV must give the NSW Government at least 90 days’ prior Notice with such Notice containing all relevant details of the proposal (Relevant Proposal). Such association may only occur if the NSW Government gives Notice that it is satisfied, acting reasonably and diligently:
(i)	with the adequacy of the protections afforded with respect to the Trustee;

(ii)	that any Insolvency within the JHINV Group will not result in the Trustee also becoming insolvent, save to the extent that the group Insolvency may impact on the payment of the JHINV Contributions; and

(iii)	that creditors of the JHINV Group will not have access to any funds or assets of the Trustee or the Liable Entities for payment of liabilities owing to them in their capacity as creditors of the JHINV Group.

(b)	The NSW Government shall be taken to be satisfied with a Relevant Proposal and to have given Notice to that effect if, by the end of the 90 day Notice period or such longer period as extended under clause 4.3(c), it has not given any Notice to JHINV of its decision in relation to such Relevant Proposal.

(c)	Before the end of the 90 day Notice period, the NSW Government may extend by Notice the period within which it must make a decision on the Relevant Proposal by an additional 60 days commencing immediately after the last day of the first 90 day period.

(d)	If the NSW Government is not satisfied as to the matters in clause 4.3(a), it must give Notice of its decision (including reasons) within the 90 day Notice period or such longer period as extended under clause 4.3(c).

(e)	Without limiting any other rights or remedies available to JHINV or the Trustee, either or both of those Parties may seek a declaratory relief from a Court in relation to an adverse decision of the NSW Government under clause 4.3(d), but JHINV and the Trustee agree not to implement any step of the proposal unless and until such declaration of the Court has been made.

(f)	Where a Relevant Proposal will or may reasonably be expected to result in clause 6.4(a) having any operation, the NSW Government shall be entitled to reject that Relevant Proposal.

(g)	Nothing in this clause 4.3 derogates from, or reduces or increases the rights or obligations of JHINV and the Performing Subsidiary under any other provision of this deed.
4.4 Trustee Covenants
(a)	The Trustee covenants in favour of each other Party to fully comply with the terms of the Trust Deed and with its obligations under this deed.

(b)	Subject to clause 9.15, the Trustee covenants that it will ensure that each Liable Entity will continue to trade notwithstanding the occurrence of an Insolvency Event of that Liable Entity so long as the Transaction Legislation permits the Liable Entity to do so and no other law prohibits the Liable Entity from doing so.

(c)	The Trustee covenants in favour of the other Parties that it will comply with all conditions attaching to any exemption given, from time to time, under federal law which has been accepted by JHINV under clause 2.2(b) or clause 6.4 of this deed in respect of Taxation of the Trustee in relation to the Fund (including the Taxation of the income of the Fund).
4.5 Inconsistency
In the event, and to the extent, of any inconsistency between the provisions of this deed and the terms of the instrument establishing or governing the Trustee or any Related Agreement, this deed shall prevail except in the event that the relevant instrument is the Transaction Legislation or the Release Legislation.
4.6 Alternative payment mechanism if Trustee insolvent etc .
(a)	In the event that the Trustee is unable by operation of law or incapacity to carry out its functions under clause 4.2(a) and (c), for whatever reason including Insolvency, each Party agrees to use all reasonable endeavours to overcome that difficulty, including by replacing the Trustee where the new Trustee, while governed in the same way as the outgoing Trustee, would not suffer the same inability.

(b)	If after 6 months the Trustee or any replacement Trustee remains unable to carry out its functions for the reasons set out in clause 4.6(a), then unless that inability has arisen by reason of any breach of this deed by the NSW Government (whether by an act or an omission by the NSW Government) or an act of the NSW Government, the NSW Government may, subject to the remainder of this clause 4.6, establish an alternative payment mechanism by giving Notice to JHINV of the Person to whom the Funding Payments (and, to the extent payable, any Wind-Up or Reconstruction Amount) shall be made for the benefit of Claimants having Proven Claims (the ”New Person”) and the Performing Subsidiary shall thereafter make such payments to the New Person in substitution for the Trustee.

(c)	Nothing in this clause 4.6 will, and no alternative funding arrangements established under this clause may:
(i)	negate or reduce or increase the continuing obligations of JHINV or the Performing Subsidiary under this deed; or

(ii)	entitle the NSW Government or any Government Authority (whether directly or indirectly) to the benefit of any amounts paid or which are or may become payable to the Trustee by JHINV or the Performing Subsidiary under this deed or any Related Agreement.
(d)	Any nomination by the NSW Government of a Person as the New Person shall not be effective unless and until that Person irrevocably agrees in favour of the Parties to perform the obligations of the Trustee under this deed and the Related Agreements to which the Trustee is a party, and the Parties agree promptly to comply with clause 1.4(c) by executing a novation deed.

(e)	The NSW Government must ensure that the New Person nominated by it pursuant to clause 4.6(b) is reasonably capable of properly and diligently performing and discharging the obligations described in clause 4.6(d).

(f)	The NSW Government must not nominate a New Person to be appointed under this clause 4.6 which is not incorporated in Australia without the prior written consent of JHINV.

4.7 Indemnity by Liable Entities
The Parties acknowledge and agree that where the Trustee has made a payment in respect of which it is entitled to be indemnified by one or more Liable Entities under section 36(2) of the Transaction Legislation, the Trustee shall be entitled to charge the relevant Liable Entity or Liable Entities (as the case may be) interest on that amount for the period between the date on which the Trustee makes the relevant payment until the date the Liable Entity or Liable Entities (as the case may be) discharges its or their indemnity obligations in relation to that payment. That interest shall be calculated at the Interest Rate or such other rate as agreed in writing by the Parties.
5 GOVERNANCE AND AUDIT OF THE FUND
5.1 The Trustee Board
(a)	The management of the Fund shall vest in the Trustee.

(b)	The Trustee Board shall consist of a minimum of three Directors and a maximum of five Directors as determined by the Directors.

(c)	Initially there shall be five Directors. JHINV must appoint three of those initial Directors and the NSW Government must appoint two of those initial Directors.
5.2 Power to appoint directors
(a)	Subject to clause 16.3(b):
(i)	JHINV shall be entitled to appoint a majority of the Directors from time to time to the Trustee Board and to designate one of those Directors to be Chairman;

(ii)	JHINV may, by Notice to the other Parties, nominate a subsidiary for so long as it remains a subsidiary of JHINV, to exercise its rights under this clause 5.2(a); and

(iii)	JHINV shall, or shall procure that the nominated subsidiary shall, promptly give Notice to the Trustee and the NSW Government of any appointment made pursuant to this clause 5.2(a).
(b)	The NSW Government shall be entitled to appoint the remaining Directors.

(c)	If the NSW Government appoints officers of the NSW Government as Directors, the Trustee shall and JHINV shall procure that the Directors nominated by it vote in favour of any resolutions of the Trustee Board necessary to ensure that to the extent permitted by applicable law the Trustee waives any potential conflicts of interest arising because the officer is both a Director and has duties to the NSW Government as a public servant.

(d)	A Party shall promptly remove a Director appointed by that Party from office if that Director has committed, or is suspected on reasonable grounds by one or more Parties, of having committed a material breach or successive breaches of confidentiality in relation to the affairs of the Trustee or any of the Parties in connection with this deed or who otherwise engages in conduct which renders him or her unsuitable to be a Director.
5.3 Power to remove and replace Directors
Each Appointor may, by Notice in writing to the Trustee, remove and replace, from time to time, the persons appointed by it as a Director or Chairman. Except in cases of emergency, at least 5 Business Days’ Notice shall be given to the other Parties of any proposed appointment of a Director.
5.4 Quorum
The quorum for a Trustee Board meeting is, if JHINV has appointed at least one Director, one Director appointed by JHINV and, if the NSW Government has appointed at least one Director, one Director appointed by the NSW Government, provided that:
(a)	subject to clause 5.4(b), if a quorum is not present at a meeting, the meeting shall be reconvened by Notice to a date no less than 24 hours after the date of the original meeting (or such time as is reasonable in cases of emergency) and the quorum for such a reconvened meeting of which all Directors have been given notice in writing shall be at least two Directors; and

(b)	if clause 16.3(b) applies, the quorum shall be determined in accordance with clause 16.3(b)(i).
5.5 Voting at Trustee Board meetings
(a)	Except as otherwise specified in this deed, at any meeting of the Directors, each Director has one vote.

(b)	If a Director representative of a Party and his or her alternate Director is absent, the remaining Director representatives of that Party shall be entitled to jointly exercise the absent Director’s vote.
5.6 Chairman and Chairman’s vote
The Chairman will have a casting vote in addition to a deliberative vote.
5.7 Interests of Appointor
(a)	Subject always to a Director’s obligations under the Trust Deed, the Trustee Constitution, statute or otherwise at law, a Director may take into account the views of that Director’s Appointor and may act on the wishes of that Appointor in performing any of his or her duties or exercising any power, right or discretion as a Director in relation to the Trustee.

(b)	A Director may provide that Director’s Appointor with copies of all documents, Board Papers and other material which come into the possession of the Director in that capacity and may disclose to and discuss with the Appointor all information to which the Director becomes privy in that capacity.
5.8 Adjournment
If a quorum is not present within 1 hour after the time appointed for a meeting, the meeting will stand adjourned to:
(a)	if clause 5.4(a) applies, the time specified in that clause; and

(b)	in any other case the same time and place seven days after the meeting or to another day, time and place determined by those Directors present.
5.9 Alternate Directors
Each Director may appoint, by Notice in writing to the Trustee, an alternate to act in his or her place. Except in cases of emergency, at least 5 Business Days’ Notice must be given of any proposed appointment of an alternate Director pursuant to this clause 5.9.
5.10 Chief Executive Officer
The Trustee will be responsible for the selection, appointment and termination of the chief executive officer of the Fund and the terms on which he or she is engaged from time to time.
5.11 Insurance and Indemnities
The Trustee must use best endeavours to take out and maintain Directors and Officers liability insurance with a reputable insurer in respect of each Director and must execute a deed of access and indemnity in favour of each Director.
5.12 Approved Auditor
(a)	The Trustee shall, with the consent of each of the NSW Government and JHINV, appoint and continue to retain an Approved Auditor to be the auditor of the Trustee.

(b)	The Trustee shall, before purporting to appoint an Approved Auditor, give Notice to the NSW Government and JHINV setting out:
(i)	the name and address of the proposed appointee;

(ii)	the qualifications and experience of the proposed appointee; and

(iii)	all information that it has concerning the independence (or potential conflicts of duty affecting or that may affect) the proposed appointee (including any information concerning the matters set out in clause 5.12(d)(iii)).

(c)	The consent of each of the NSW Government and of JHINV to the appointment of any Approved Auditor shall not be unreasonably withheld. If the Trustee gives Notice in accordance with clause 5.12(b) and the NSW Government or JHINV (as the case may be) either gives consent or does not give Notice to the Trustee Board refusing consent (with reasons) within one month of the Trustee Board’s Notice to it, the Trustee Board may appoint the Person specified in its Notice.

(d)	The Approved Auditor must at all times:
(i)	be a registered company auditor;

(ii)	have appropriate qualifications and experience to be able to perform the audit expected to be performed as at the time of the appointment; and

(iii)	not be associated with the current Approved Actuary of the Trustee or the NSW Government Reviewing Actuary and not associated with any firm who has held either of those roles within the last 5 years.
(e)	If after having made reasonable enquiries and assessment the Trustee has not been able to identify an auditor who meets all of the requirements set out in clause 5.12(d) above, or the NSW Government or JHINV has given Notice refusing consent in accordance with clause 5.12(c), the Trustee shall notify the other Parties of that fact and, failing agreement between the Parties within 21 days as to an auditor acceptable to all of the Parties, the Trustee shall promptly refer the matter and relevant correspondence between the Parties (including reasons for refusal to a particular auditor being appointed)) to the President of the Institute of Chartered Accountants of Australia, who shall have the sole power to determine an available auditor who best meets those requirements. Upon being given Notice of such auditor, the Trustee must promptly offer to engage the selected auditor to audit the Trustee on usual commercial terms. Any refusal by JHINV or NSW Government to consent to the appointment of a Person as an Approved Auditor does not prevent the said President from appointing that Person as the Approved Auditor.

(f)	The reports of the Approved Auditor to the Trustee shall be provided to the Trustee with copies to JHINV and the NSW Government.

(g)	The Trustee must:
(i)	prepare a set of consolidated financial statements for the Trustee and the Liable Entities in respect of each Financial Year during the Term, in accordance with requirements applicable under the Corporations Act and in accordance with Australian generally accepted accounting principles (or on such other basis as may be agreed between the Parties); and

(ii)	engage the Approved Auditor to audit those financial statements on a timely basis in respect of each Financial Year and to provide a copy of the relevant audit reports to the other Parties to this deed.
5.13 Government Review
(a)	The NSW Government may by Notice to the Trustee and JHINV, at its own cost, appoint an auditor (NSW Government Auditor) to conduct a general or more limited audit of the activities, affairs and financial position of the Trustee. The NSW Government Auditor must also satisfy the requirements described in clause 5.12(d).

(b)	The Notice appointing a NSW Government Auditor must specify the scope of the proposed audit.

(c)	The NSW Government Auditor may not commence the proposed audit until 10 Business Days after the Notice under clause 5.13(a) has been received by the Trustee and JHINV.

(d)	The Trustee must give the NSW Government Auditor:
(i)	full and free access to the books and records of the Trustee at its premises;

(ii)	all reasonable assistance and explanations of information that the NSW Government Auditor may request; and

(iii)	to the extent the Trustee is entitled to do so without being in breach of any confidentiality obligation to which it is subject, access to the working papers of all Approved Auditors.
(e)	The NSW Government Auditor must give its report (which must include all of its material findings and recommendations) to the NSW Government with copies to the Trustee and JHINV. Otherwise it must keep its report and all the information made available to it during its audit by the Trustee confidential.
5.14 Reporting
The Trustee shall establish an annual budget for the operations of the Fund and shall within 3 months after each Financial Year End report to JHINV and the NSW Government, as to the performance of the Trustee by reference to its budget, financial objectives, and the role of the Trustee.
5.15 Approved Actuary
(a)	The Trustee must ensure that at all times during the Term an Approved Actuary is retained by the Trustee on terms consistent with the terms of this deed.

(b)	The Trustee shall appoint KPMG Actuaries as the initial Approved Actuary and may:

(i)	terminate the appointment of any Approved Actuary; and

(ii)	appoint another person as the Approved Actuary with the prior consent of the NSW Government and JHINV, and in engaging any Approved Actuary, the Trustee shall require the Approved Actuary to undertake that the nominated principal of the Approved Actuary from time to time must:
(A)	meet the requirements set out in paragraph (a) of the definition of “Approved Actuary” and that if that principal changes the Approved Actuary must notify the Parties to this deed of the new principal’s qualifications and experience details; and

(B)	ensure that at all times such a principal is so nominated.
(c)	The Trustee shall, before purporting to appoint an Approved Actuary other than KPMG Actuaries Pty Limited (which is to be appointed as the initial Approved Actuary in accordance with clause 5.15(b)), give Notice to the NSW Government and JHINV setting out:
(i)	the name and address of the proposed appointee;

(ii)	all information that it has concerning the proposed appointee relating to their satisfying the definition of “Approved Actuary” in clause 1.1.
(d)	Where the NSW Government’s or JHINV’s consent to the appointment of any Approved Actuary is required, such consent shall not be unreasonably withheld and shall be taken to be given if the NSW Government or JHINV (as the case may be) does not give Notice to the Trustee and to the other of them refusing consent (with reasons) to that Person being appointed within 1 month of the Trustee’s Notice to it.

(e)	In the event that the Approved Actuary ceases at any time to satisfy the requirements set out in the definition of “Approved Actuary”, or to continue to have the qualifications and attributes which resulted in the engagement of that Person as the Approved Actuary, then the Trustee shall appoint another Person, with the consent of the NSW Government and JHINV, to be sought in accordance with clause 5.15(c) and given in accordance with clause 5.15(d) or, if such consent is refused, under clause 5.15(f).

(f)	If after having made reasonable enquiries and assessment the Trustee has not been able to identify an actuary who meets all of the requirements set out in the definition of “Approved Actuary” in clause 1.1, or the NSW Government or JHINV has given Notice in accordance with clause 5.15(d) refusing consent, the Trustee shall notify the other Parties of that fact and, failing agreement between the Parties within 21 days as to an actuary acceptable to all of the Parties, the Trustee shall promptly refer the matter (including relevant correspondence between the Parties (including reasons for refusing that a particular actuary be appointed)) to the President of the Institute of Actuaries of Australia, who shall have the sole power to determine an available actuary who best meets those requirements. Upon being given Notice of such actuary, the Trustee must promptly offer to engage the selected actuary as Approved Actuary on usual commercial terms. Neither the NSW Government’s nor JHINV’s refusal to consent to the appointment of a Person as an Approved Actuary shall prevent the said President from appointing that Person as an Approved Actuary.

(g)	If a replacement Approved Actuary is to be appointed, the Trustee must use its reasonable endeavours to procure that until such appointment, the current Approved Actuary continues in its role as such, and the Approved Actuary shall be permitted to do so despite any event described in clause 5.15(a) while a replacement is found.
5.16 Free Cash Flow Certification
JHINV agrees that, within 30 days after receipt of a signed audit opinion with respect to its Audited Financial Statements in respect of a Financial Year, JHINV will use its best endeavours to procure that the Free Cash Flow of JHINV for that Financial Year is verified by the end of that 30 day period:
(a)	by using its best endeavours to procure that the JHINV Auditor confirms the calculation of the amount of that Free Cash Flow in a certificate signed by it addressed to JHINV, the NSW Government and the Trustee;

(b)	if the JHINV Auditor is unavailable or unwilling to provide such a certificate, by disclosing to the other Parties the reasons known to JHINV for such unavailability or unwillingness and by using its best endeavours to procure that another suitably qualified auditor of similar standard and reputation provides such a certificate; and

(c)	by providing that certificate to each of the Trustee and the NSW Government.
6 FUNDING OBLIGATIONS OF JHINV AND THE PERFORMING SUBSIDIARY
6.1 Primary Funding Obligation
JHINV hereby nominates the Performing Subsidiary as the entity which is primarily liable, and the Performing Subsidiary agrees to be primarily liable, to pay the JHINV Contributions to the Trustee in accordance with the terms of this deed and in particular clause 9 of this deed.
6.2 Substitution of Performing Subsidiary
(a)	JHINV:
(i)	may, subject to there being no Funding Obligations or other amounts due and payable by the Performing Subsidiary under this deed which remain outstanding, by Notice to the Trustee (with a copy to the NSW Government) from time to time;

(ii)	must, on request from the NSW Government to do so after the occurrence of an Insolvency Event in respect of the Performing Subsidiary which has not been cured before the earlier of the next date on which the Performing Subsidiary is due to make a payment to the Trustee under this deed and the date falling 3 months after that Insolvency Event; and

(iii)	must, if required under clause 6.3, in accordance with clause 6.2(b), replace the Performing Subsidiary with another subsidiary of JHINV as the person primarily liable for the payment to the Trustee of the JHINV Contributions and the performance of all other obligations and liabilities of the Performing Subsidiary under this deed and the Related Agreements.
(b)	A substitution under clause 6.2(a) will not occur unless and until:
(i)	the incoming party is not subject to an Insolvency Event;

(ii)	the incoming party duly executes and delivers a novation deed to and in favour of the Parties in the form set out in Schedule 9 under which, among other things, all obligations of the outgoing Performing Subsidiary under this deed are assumed by the incoming party;

(iii)	where the incoming party is not a wholly owned subsidiary of JHINV, or if the NSW Government so requests, JHINV duly executes and delivers to the Trustee and the NSW Government a guarantee in respect of the obligations of the incoming party which is mutatis mutandis on the same terms as the current JHINV Guarantee; and

(iv)	if the incoming party is not incorporated in or within Australia, JHINV procures the delivery of an opinion of generally recognised independent legal counsel qualified to practice in the relevant jurisdiction to the effect that all deeds of accession or novation, agreements or other instruments effecting such assumption are valid, binding and enforceable in accordance with their terms and comply with the requirements set out in this deed and the Related Agreements in relation to such deeds or instruments (assuming, for the purposes of such opinion, the validity of all terms of this deed and all Related Agreements); and

(v)	where the outgoing Performing Subsidiary has been subject to an Insolvency Event, JHINV executes and delivers to the Trustee and the NSW Government a deed poll in favour of them acknowledging that despite any compromise or extinguishment of the Funding Obligations under that Insolvency Event, the nature and the value of obligations of the incoming Performing Subsidiary and JHINV under this deed and the

JHINV Guarantee (including in relation to the Funding Obligations and (where payable) the Wind-Up or Reconstruction Amount) have not been reduced or compromised by that compromise or extinguishment and procures that the incoming party provides a corresponding acknowledgement in respect of its obligations under the Principal Deed and the Related Agreements save that this clause 6.2(b)(v) does not apply where at the time of substitution under clause 6.2(a), both the Insolvency Event has been discharged or cured, and such discharge or cure did not involve any such compromise or extinguishment of the above mentioned rights which would affect the obligations of the incoming Performing Subsidiary.
(c)	If JHINV nominates a new Performing Subsidiary pursuant to this clause 6.2 which is not an Australian Tax resident for the purposes of the Income Tax Assessment Act 1997 (Cth) or which is a resident of a country other than Australia for taxation purposes, then:
(i)	the new Performing Subsidiary shall be liable to make the Funding Payments free and clear of any Tax due or payable in any country other than Australia;

(ii)	if that Performing Subsidiary is or becomes subject to a law of any jurisdiction outside Australia which requires deductions or withholdings of amounts from the Funding Payments, then that Performing Subsidiary shall make such deduction or withholding but shall pay an additional amount in respect of each affected Funding Payment as shall be required so that such aggregate amount in respect of the Funding Payment as is received by the Trustee will not be less than the amount of such Funding Payment assuming no deduction or withholding was required; and

(iii)	clause 6.4(a) shall have no operation in respect of that new Performing Subsidiary.
6.3 Cessation of Subsidiary Status
If the Performing Subsidiary ceases for any reason to be a subsidiary of JHINV, JHINV shall promptly Notify the Trustee and the NSW Government and, unless otherwise agreed in writing within 25 Business Days of such Notice by the Trustee and the NSW Government, JHINV shall Notify such Parties of a new subsidiary in accordance with clause 6.2(a) to act as the Performing Subsidiary and promptly cause that nominated subsidiary to comply with clause 6.2(b)(ii).
6.4 Continuity of satisfaction of Tax Requirements
(a)	Subject to the remainder of this clause 6.4, any obligations of JHINV or the Performing Subsidiary to make payments under this deed or any Related Agreement other than the Initial Funding shall be conditional upon, and neither

JHINV nor the Performing Subsidiary shall have any obligation to make such payments unless:
(i)	binding legislation or a binding private ruling which satisfies the Tax Requirements has come into full force; and

(ii)	if the applicable legislation or ruling (as the case may be) to give effect to an announcement by the Treasurer under clause 2.2(b)(iii), when enacted or made, imposes any additional conditions or qualifications to the Tax Requirements being or remaining satisfied, those conditions are acceptable to JHINV acting reasonably; and

(iii)	there is no Change in Tax Law which results in, or which will if implemented result in, one or more of the Tax Requirements ceasing to be satisfied.
(b)	If payment of the JHINV Contributions to the Trustee is a deductible expense of a JHINV Group Taxpayer for the purpose of determining the taxable income of that JHINV Group Taxpayer for the purposes of the Tax laws of Australia, but the JHINV Group Taxpayer:
(i)	is entitled to a partial (but not a full) deduction for Tax purposes in respect of the aggregate JHINV Contributions incurred in the relevant year of Taxation and the loss of deductibility affects not more than a de minimus amount of the aggregate JHINV Contributions in that year; or

(ii)	is entitled to a deduction on a deferred basis or in respect of a year of Taxation other than the year in which the JHINV Contribution is paid or incurred and JHINV has elected by Notice to the NSW Government that this clause 6.4(b)(ii) shall apply.
then clause 6.4(a) shall have no operation in relation to such de minimus loss of deductibility or such matter in respect of which JHINV has given a Notice under clause 6.4(b)(ii) respectively.
(c)	Any imposition of Taxes on the Trustee’s income (including without limitation the receipt by the Trustee of JHINV Contributions) shall not trigger the operation of this clause 6.4 where such Taxes are not more than a de minimus amount of such income.
(d)	Clause 6.4(a) shall have no operation:
(i)	in relation to a year or years of Taxation, where JHINV makes an irrevocable election by Notice in writing to the other parties to this deed that clause 6.4(a) shall not operate in relation to that year or years of Taxation or in relation to particular forms or levels of Taxation;

(ii)	where any of the Tax Requirements ceases to be satisfied by reason of any Accepted Tax Condition ceasing to be satisfied by reason of any deliberate or reckless act or omission of any member of the JHINV Group; or

(iii)	where any of the Tax Requirements ceases to be satisfied by reason of any Accepted Tax Condition ceasing to be satisfied by reason of any inadvertent or negligent act or omission of any member of the JHINV Group, unless:
(A)	JHINV has:
I.	given Notice to the Trustee and the NSW Government of the relevant circumstances; and

II.	paid or agreed to pay any applicable penalty or interest reasonably imposed by assessment of the Australian Taxation Office and has taken such other reasonable steps as necessary to remedy the non-compliance with the Accepted Tax Condition; and
(B)	either:
I.	the Australian Taxation Office has then revoked or withdrawn the deductibility of the JHINV Contributions or has not otherwise confirmed to JHINV within 12 months of the date of Notice under paragraph (A) that the Tax Requirements will thereafter be satisfied; or

II.	where the Tax Requirements were satisfied under the legislation in force, that legislation is amended or repealed so as to result in the Tax Requirements ceasing to be satisfied and alternate legislation resulting in the Tax Requirements being again satisfied does not come into force within 12 months of the date of amendment or repeal of the earlier legislation.
(e)	If the Performing Subsidiary is replaced with another JHINV subsidiary that is an Australian tax resident for the purposes of the Income Tax Assessment Act 1997 (Cth), clause 6.4(a) shall not be triggered where any of the Tax Requirements ceases to be satisfied by reason of that replacement resulting (whether immediately or subsequently) in any Accepted Tax Condition not being satisfied, including as a result of a Change of Tax Law which, at the time of replacing the Performing Subsidiary, was in force or which could not, on reasonable grounds have been anticipated at that time to come into force and which would not have applied to the initial Performing Subsidiary as a Change of Tax resulting in a Tax Requirement ceasing to be satisfied.
(f)	Clause 6.4(a) shall have no operation in respect of an obligation to pay the Wind-Up or Reconstruction Amount where a Tax Requirement ceases to apply solely by reason of the Wind-Up Event or Reconstruction Event to which the Wind-Up or Reconstruction Amount relates.
(g)	For the avoidance of doubt, this clause 6.4 may operate as a result of the Tax Requirements ceasing to be satisfied as a result of or following the substitution of the Trustee (after appropriate consultation) with an alternative payee pursuant to clause 4.6.
(h)	If clause 6.4(a) has any operation and subsequently legislation or a binding private ruling resulting in the Tax Requirements being satisfied comes into force within 12 months of the start of that operation of clause 6.4(a), then:
(i)	the Performing Subsidiary must, within 20 Business Days, pay any JHINV Contributions or other payments which have not been paid but would have been due and payable under this deed or any Related Agreement but which were not due and payable by reason of the operation of this clause 6.4, together with Interest on each such payment at the Interest Rate for the period from the date that payment would have been due and payable but for clause 6.4 until the date the payment was made; and

(ii)	JHINV’s obligations under this deed and the JHINV Guarantee with respect to the payment of the JHINV Contributions described in clause 6.4(h)(i) shall apply from the date of coming into force of such legislation or ruling, as the case may be.
(i)	If clause 6.4(a) has any operation and legislation or a binding private ruling satisfying the Tax Requirements does not come into force within 12 months of the start of that operation of clause 6.4(a) or such later date as the Parties may agree in writing, clause 2.6 shall apply as if JHINV had validly served a Notice of termination pursuant to clause 6.4(a) on the last day of that period or such later specified date, as the case may be.
(j)	If JHINV considers that a Change in Tax Law results or is likely to result in the operation of clause 6.4(a) it shall give a Notice to the NSW Government containing material particulars of that Change in Tax Law.
7 RESTRICTIONS ON SPECIFIED DEALINGS
7.1 Clause 7 Definitions
(a)	Unless otherwise indicated elsewhere in this deed by an express capitalised reference to a defined term herein, the following definitions apply in and solely for the purposes of this clause 7:

Capital Management Transaction means any capital reduction, return of capital, share buyback, dividend characterised by JHINV as a special dividend or other capital management transaction having a similar effect in relation to Equity Securities of JHINV, but excludes any Distribution.

Close Group means, at any time, JHINV and each member of the JHINV Group that is a wholly owned subsidiary (whether directly or indirectly through one or more interposed wholly owned entities) of JHINV.

Distribution means any distribution to the Equity Securityholders in JHINV or a class of such Equity Securityholders (other than a dividend characterised by JHINV as a special dividend), in their capacity as such, whether by JHINV or any member of the JHINV Group, including without limitation, any dividend or distribution in cash or in specie to, those Equity Securityholders.

Equity Distribution means:
(a)	any Distribution; and

(b)	any amount of money paid (or agreed or declared to be paid) and/or valuable consideration provided (or agreed or declared to be provided) to Equity Securityholders in respect of any Capital Management Transaction.
Equity Security means, in respect of a Person:
(a)	a security in that Person which permits or entitles a holder of that security to participate in:
(i)	the profits available for distribution to holders of equity of that Person; or

(ii)	the surplus available for distribution to holders of equity on a Wind Up Event of that Person, ignoring any securities in respect of which such rights are contingent on the exercise of conversion or exchange rights, unless or until such rights are exercised; or
(b)	a CHESS Depository Interest, American Depository Receipt or other Stock Exchange traded interest (created by or at the instance of that Person) in a security which is within paragraph (a) of this definition, other than a Hybrid.
Equity Securityholder means at any time a Person (excluding any member of the Close Group) who holds Equity Securities.
Excluded Related Entity means any Person which becomes:
(a)	a Parent Entity of JHINV pursuant to a transaction or related transactions where the following requirements are satisfied:

(i)	the value of Equity Securities in the Parent Entity issued or transferred (or to be issued or transferred) to the JHINV Equity Securityholders in their capacity as such in connection with the transaction or transactions by which the Person becomes a Parent Entity of JHINV is less than 80% of the aggregate value of all Equity Securities of the Parent Entity which will be on issue immediately after fully implementing such transaction(s); and

(ii)	the proportion of voting shares in the Parent Entity issued or transferred or to be issued or transferred to JHINV Equity Securityholders in their capacity as such, as a result of the transaction or transactions by which the Person becomes a Parent Entity of JHINV, is less than 80% of all voting shares in the Parent Entity which will be on issue immediately after fully implementing such transaction(s); and

(iii)	the transaction or transactions by which the Person becomes the Parent Entity of JHINV are not wholly or predominantly financed (directly or indirectly) by or on the credit of any member of the JHINV Group; or
(b)	a Sibling Entity of JHINV pursuant to a transaction or related transactions where the following requirements are satisfied:
(i)	the aggregate value of Equity Securities in the Sibling Entity held (or to be held) by members of the JHINV Group or issued or transferred (or to be issued or transferred) to the JHINV Equity Securityholders in their capacity as such in connection with the transaction or transactions by which the Person becomes a Sibling Entity of JHINV is less than 80% of the aggregate value of all Equity Securities of the Sibling Entity which will be on issue immediately after fully implementing such transaction(s);

(ii)	the proportion of the aggregate voting shares in the Sibling Entity held (or to be held) by members of the JHINV Group or issued or transferred or to be issued or transferred to JHINV Equity Securityholders in their capacity as such, as a result of the transaction or transactions by which the Sibling Entity becomes a Sibling Entity of JHINV, is less than 80% of all voting shares in the Sibling Entity which will be on issue immediately after fully implementing such transaction(s); and

(iii)	the transaction or transactions by which the Person becomes the Sibling Entity of JHINV are not wholly or predominantly financed (directly or indirectly) by or on the credit of any member of the JHINV Group, where for this purpose, if a Person becomes a Parent Entity or a Sibling Entity by means of one or more related transactions, the effect of all such transactions shall be taken into account in applying the tests in paragraphs (a) or (b) above (as applicable).
Hybrid means a security (other than an Equity Security) issued by any member of the JHINV Group the terms of which entitle its holder or the issuer, either generally or in specific circumstances, to convert that security into, or exchange that security for:
(a)	one or more securities in a member of the JHINV Group that fall within paragraph (a) or (b) of the definition of Equity Securities;
(b)	if the JHINV Group issuer is not a body with share capital, other ownership interests conferring voting power at a general meeting of members of the JHINV Group issuer; or
(c)	a multiple or a fraction of any of the foregoing securities.
Independent Valuation Expert means a Person who is appointed by JHINV in accordance with clause 7.1(b).
Liable Group means the following persons, taken as a whole:
(a)	JHINV, unless or until JHINV no longer has obligations under this deed or under the JHINV Guarantee;
(b)	if any Person becomes and remains liable (whether in addition to or in substitution for JHINV) to perform JHINV’s obligations under this deed or the JHINV Guarantee, that Person; and
(c)	the Performing Subsidiary from time to time.
Market Capitalisation means, in relation to any Person on any date, the sum of:
(a)	the amount calculated in accordance with the following formula for each class of Equity Securities in that Person which is Quoted:

V = N x P

where:

V is the value of that class of Equity Securities in that Person;

N is the number of Equity Securities in that Person on issue in that class on that date; and

P is the VWAP of those securities during:

(i)	in the circumstances set out in clause 7.2(g), the 12 months immediately preceding that date; and

(ii)	otherwise, the 5 trading days immediately preceding that date;
(b)	in respect of each class of Equity Securities in that Person which is not Quoted, the market value of those securities as at that date, as determined by:
(i)	JHINV acting reasonably; or

(ii)	if required by JHINV, the Independent Valuation Expert; or

(iii)	the Independent Valuation Expert, if a Party, by Notice in writing to the other Parties, requires such a determination to be made; and
(c)	in respect of each class of Hybrids of that Person, the total value attributable to the equity component of all Hybrids, as determined on the same basis as the determination described in paragraph (b) above, provided in each case that:
(d)	where a security is a Quoted depository interest in respect of another security of that Person which is not Quoted, only the Quoted depositary interest will be counted in assessing the Market Capitalisation;
(e)	where a security is a Quoted depository interest in respect of another Quoted security, depository interest or Hybrid of that Person, only the second-mentioned Quoted security, depository interest or Hybrid will be counted in assessing the Market Capitalisation;
(f)	where a security is Quoted on more than one Stock Exchange, only the price of those securities as Quoted on the primary Stock Exchange will be counted in assessing the Market Capitalisation; and
and for the avoidance of doubt, while the classes of Equity Securities of JHINV remain those on issue as at the date of this deed, the Market Capitalisation of JHINV shall be calculated by reference to the market value of the CHESS Depository Interests over the ordinary shares of JHINV.
Net Income means, in respect of a Financial Year, the consolidated net income for the JHINV Group for that Financial Year as set out in JHINV’s Audited Financial Statements for that Financial Year, adjusted (if necessary) to:
(a)	for the avoidance of doubt, deduct any Tax expense incurred or add any Tax credit arising in that Financial Year;

(b)	deduct any increase or add back any reduction in non-cash provisions (including Asbestos provisions) required under the GAAP in respect of which the Audited Financial Statements are prepared with respect to the Funding Payments; and
(c)	after deducting the income statement charge in relation to minority interests’ share of profits or adding the income statement credit in relation to minority interests’ share of losses.
Non-Arm’s-Length Dealing means, in relation to a member of the JHINV Group, any transaction or dealing:
(a)	between that member of the JHINV Group and any Person which is not part of the Close Group; and
(b)	which is not on arm’s-length terms; and
(c)	where that member of the JHINV Group incurs or will incur a detriment (other than a de minimus detriment) because the terms are not arm’s-length terms.
Parent Entity means any Person of which JHINV is a Controlled Entity or where there are two or more such Persons, only the ultimate holding company of JHINV shall be a Parent Entity.
Relevant Obligations means the obligations of the Performing Subsidiary to the Fund under clauses 6 and 9, and the obligations of JHINV under the JHINV Guarantee.
Reorganisation means:
(a)	any:
(i)	increase or decrease in;

(ii)	variation of any rights attaching to all or any part of; or

(iii)	reorganisation or scheme of arrangement with respect to,
the share capital of any Controlled Entity of JHINV, howsoever effected that has the effect or consequence of creating rights in respect of such share capital in favour of any Person outside the Close Group or transferring such rights from a member of the JHINV Group to a Person outside the Close Group;
(b)	any:
(i)	decrease in;

(ii)	variation of any rights attaching to all or any part of; or

(iii)	reorganisation or scheme of arrangement with respect to,
the share capital of JHINV, howsoever effected that has the effect or consequence of adversely affecting the rights of the Trustee relative to JHINV Equity Securityholders;

(c)	any Capital Management Transaction in relation to Equity Securities of JHINV, excluding any Capital Management Transaction (or the part thereof) the only counterparties to which are members of the Close Group;

(d)	any transfer by JHINV or any other member of the JHINV Group of any Equity Securities (or if the member is not a body with a share capital, other ownership interests conferring voting power at a general meeting of members) in any Controlled Entity of JHINV to one or more Persons outside the Close Group;

(e)	any issue of Equity Securities (or if the member is not a body with a share capital, other ownership interests conferring voting power at a general meeting of members) in any Controlled Entity of JHINV to one or more Persons outside the Close Group;

(f)	any issue, or transfer by JHINV or any other member of the JHINV Group, of Hybrids in any member of the JHINV Group to one or more Persons outside the Close Group; or

(g)	any Person becoming a Parent Entity or a Sibling Entity, other than an Excluded Related Entity.
Sibling Entity means any Person (including without limitation any Person which is and then ceases to be a member of the JHINV Group) in respect of which shares or other securities in that Person are offered (whether by way of issue or transfer), issued or transferred to all or substantially all of the Equity Securityholders or a class of Equity Securityholders in their capacity as such (disregarding any Equity Securityholders to whom it is illegal in their jurisdiction of residence to be offered, issued or transferred the same), where a member of the JHINV Group causes, procures or otherwise materially facilitates the transaction under which such securities are offered, issued or transferred and:
(a)	the relevant Equity Securityholders continue to hold Equity Securities in JHINV (whether or not a lesser or greater number than they held before such issue or transfer); or
(b)	the relevant Equity Securityholders cease to hold Equity Securities in JHINV and that Person does not immediately become a Parent Entity.
Specified Dealing means a Distribution, a Reorganisation or a Non-Arm’s-Length Dealing.

Valuation Ratio means the amount determined under clause 7.2(m).

VWAP means the volume weighted average price for the specified securities over the specified period as determined in accordance with the rules of the primary Stock Exchange on which those securities are Listed.

(b)	If an Independent Valuation Expert is required to determine a matter under this clause 7, JHINV shall use its best endeavours to procure that:
(i)	the Person appointed:
A.	is a reputable independent valuer of shares or businesses who has the requisite financial expertise having regard to the nature of the transaction or asset being considered;

B.	has declared it has no interest or duty which conflicts with its functions as an Independent Valuation Expert under this deed;

C.	is not an associate (as defined in the Corporations Act) of any member of the JHINV Group; and

D.	has not provided any material services to any member of the JHINV Group within the previous 12 months other than as an Independent Valuation Expert; and
(ii)	it appoints that Person on usual commercial terms, including that:
A.	the terms state the purpose of appointing that Person;

B.	the Independent Valuation Expert must:
I.	prepare a written report setting out the terms of reference and its assessment with a statement of its detailed reasoning for its assessment;

II.	address that report to JHINV, the Trustee and the NSW Government such that each of those persons is severally entitled to rely on such report; and

III.	contemporaneously provide a copy of that report to JHINV, the Trustee and the NSW Government, provided that no such obligation will apply to a Person unless such Person has agreed to keep such information confidential on the same basis as that applying under clause 23;
C.	subject to clause 7.1(g), JHINV is responsible for the payment of the Independent Valuation Expert’s costs and fees;

D.	the Independent Valuation Expert acts as an expert and not an arbitrator;

E.	JHINV must allow the Independent Valuation Expert full and free access to the relevant financial and other relevant information of the JHINV Group and give the Independent Valuation Expert any assistance that the Independent Valuation Expert may reasonably request; and

F.	any limitations on the liability of the Independent Valuation Expert with respect to the engagement are consistent with usual practice for independent valuation experts.
(c)	JHINV must by Notice inform the NSW Government and the Trustee of any appointment of the Independent Valuation Expert at the same time such appointment is publicly announced.

(d)	A written report of an Independent Valuation Expert prepared and provided pursuant to clause 7.1(b) shall, in the absence of manifest error, be binding on the Parties.

(e)	Where a Distribution or Capital Management Transaction includes a distribution in specie or other non-cash distribution, then for the purposes of this clause 7 the amount of that part of the distribution shall equal the market value of such property less any consideration payable by the Equity Securityholder to the relevant member of the JHINV Group in respect of that distribution. If there is any dispute concerning the valuation of any such distribution for the purposes of this clause 7, a Party may require that JHINV refer the matter to an Independent Valuation Expert or, if the Independent Valuation Expert does not so determine within 3 months of the distribution being made, or if no Independent Valuation Expert accepts such an appointment within that 3 month period shall be determined by an Independent Valuation Expert appointed by the NSW Government on the same basis that JHINV is required to appoint such an expert under clauses 7.1(b), (c) and (d) and provided that the NSW Government shall notify JHINV immediately of any appointment by it of an Independent Valuation Expert pursuant to this clause.

(f)	In this clause 7, in the case of an offer of securities for issue or transfer (and performance of any contract arising from that offer), in determining whether the terms of that transaction are on arm’s-length terms, but without limiting the circumstances in which terms may be regarded as being on an arm’s-length basis:
(i)	in relation to pricing terms, any normal market discount associated with a transaction of that kind (taking account of the nature and the terms of the securities offered, the terms of the offer and the size of the offer) shall be disregarded;

(ii)	in relation to pricing terms, if the pricing of the securities offered, the amount of any discount or both results from an open market bookbuild or auction conducted in relation to the offer by reputable investment bankers, stockbrokers or other relevant market intermediaries:
A.	the pricing of the securities offered shall be taken to be arm’s-length pricing terms; and

B.	the amount of any discount shall be taken to be a normal market discount.
(iii)	regard shall be had to all other relevant circumstances.
(g)	Where a Party exercises a right under this deed to require that a determination or estimation is referred to an Independent Valuation Expert and the matter to be determined or estimated is reasonably capable of being determined or reasonably estimated without such a referral, and JHINV has made that determination or estimation and provided reasons with supporting information in relation to that determination or estimation to the referring Party, then JHINV shall bear the reasonable costs and expenses of the Independent Valuation Expert’s review of that determination or estimation, unless the Independent Valuation Expert finds that JHINV’s determination or estimation was substantively correct, in which case such costs will be borne by the referring Party.
7.2 Exempt Transactions
Unless otherwise expressly specified in this clause 7.2, the provisions of clauses 7.3 to 7.6 inclusive do not and are not intended to apply in relation to a transaction which satisfies one or more of the following paragraphs:
(a)	any transaction or dealing (including, without limitation, any purchase or sale of a business or assets, or any sale, purchase or issue of shares or securities, or a transaction or dealing under which a liability is assumed or a Security Interest is granted) by a JHINV Group member on arm’s-length terms;
(b)	any transaction (excluding any transaction with JHINV Equity Securityholders acting in their capacity as such) of a revenue or capital nature entered into in the ordinary course of the business of the JHINV Group taken as a whole, to be assessed having regard to the JHINV Group’s historical operations and activities over the period of 3 years prior to the relevant transaction;
(c)	any transaction or dealing the only parties to which (other than parties whose consent is required in order to effect such transaction or dealing and whose involvement is on arm’s length terms) are Close Group members before and after the transaction or dealing, and where no value or consideration is provided or made available to any Person outside the Close Group other than (i) with respect to Taxes or other amounts payable to any Government Authorities in connection with the transaction or dealing; (ii) to advisers in respect of their fees and disbursements, and (iii) to other Persons whose consent is required in order to effect such transaction or dealing or who are otherwise involved in implementing the transaction or dealing, again provided their involvement is on arm’s-length terms;
(d)	a member of the JHINV Group making a takeover bid for shares, or other securities in, or all or substantially all of the assets of a company or enterprise to the extent that the consideration offered and given for the takeover bid is:
(i)	Equity Securities in JHINV; or

(ii)	on arm’s-length terms (regardless of the nature and source of funding or consideration for the takeover bid);
(e)	JHINV becoming a Controlled Entity of an Excluded Related Entity;
(f)	payments by JHINV of ordinary dividends or provisions in relation thereto, provided that the total dividends paid or provided for by JHINV in any period of two consecutive Financial Years (the “Dividend Period”) (and ignoring payments to the extent previously provided for) is not more than 75% of the aggregate Net Income in respect of the two Financial Years ending at the end of the first Financial Year of the Dividend Period (and after deducting from the dividends included in that calculation any dividends to the extent such dividends are reinvested in any member of the JHINV Group or are replaced pursuant to an underwritten dividend reinvestment plan or equivalent program);
(g)	if, at the time of implementation of the transaction Shares are Listed, any Capital Management Transaction in relation to Equity Securities in JHINV where the sum of money paid and valuable consideration provided by members of the JHINV Group to Equity Securityholders in JHINV in respect of the Capital Management Transaction and all other transactions falling within this clause 7.2(g) which occurred or were announced within the period of 36 months prior to the date on which the transaction is first announced does not exceed 15% of the Market Capitalisation of JHINV determined as at the date such transaction is first announced (and where a Capital Management Transaction (such as a buyback scheme) is announced but is not fully given effect to at the time a further Capital Management Transaction is announced, only the Capital Management Transactions implemented under that scheme to that date shall be taken into account, but any further utilisation of that scheme shall be treated as a new Capital Management Transaction which will be deemed to be announced on the date of its implementation);
(h)	any issue of Equity Securities in JHINV (whether to JHINV Equity Securityholders or to other persons);
(i)	any issue of bonds, notes or other unsecured debentures, excluding Hybrids, made by any member of the JHINV Group on arm’s-length terms;

(j)	while Shares are Quoted, any issue by a JHINV Group member of Hybrids on arm’s-length terms;
(k)	any Capital Management Transaction (which, for the avoidance of any doubt, does not include any ordinary dividend) in relation to Equity Securities in JHINV to the extent the sum of money to be paid and the value of other consideration to be provided to Equity Securityholders as part of that Capital Management Transaction and other previous transactions under this clause 7.2(k) does not exceed the amount of capital raised as a result of issuing Equity Securities in JHINV after the date of this deed to Persons outside the JHINV Group (excluding any capital raised in respect of which JHINV has given a Notice of Capital Election under clause 7.8(b) or which has been included in “SRC” or has been deducted from “ED” for the purposes of determining “QCR” under clause 7.8(f));

(l)	a transaction (or, if relevant, that part of a transaction) that consists of:
(i)	a Person becoming a Parent Entity or a Sibling Entity where the Person is an Excluded Related Entity or where each of JHINV and the Parent Entity or the Sibling Entity, as the case may be, have complied with clause 7.7 but nothing in this clause 7.2(l)(i) exempts any Distribution or Capital Management Transaction which would not otherwise be exempt under another provision of clause 7.2; or

(ii)	a transaction or dealing between JHINV and any Sibling Entity (or their respective wholly-owned subsidiaries), where each of JHINV and the Sibling Entity have complied with clause 7.7 and the Sibling Entity has acceded to this deed and the relevant Related Agreements;
(m)	any transaction or dealing where the number determined by the following formula (the “Valuation Ratio”) is equal to or greater than 2.75, on:
(i)	where the transaction or dealing is publicly announced, the trading day prior to the date it is first publicly announced; or

(ii)	otherwise, the trading day prior to the day on which JHINV approves the entry into a legally binding commitment to undertake the transaction:

VR=	(MC x QCR) + TCE – (VA–VL+P)

TCE – (VA – VL + P)
     where:
VR is the Valuation Ratio;

MC is the Market Capitalisation of JHINV (assessed by reference to the relevant trading day described above) less:
A.	in the case of a cash Equity Distribution, the amount declared or payable;

B.	in the case of a non-cash Equity Distribution, the market value of the Equity Distribution effected or to be effected under the transaction or dealing, less any consideration payable to the JHINV Group in return for the Equity Distribution; and

C.	in all other cases, the consideration payable by the JHINV Group with respect to the transaction less the consideration receivable by the JHINV Group with respect to the transaction, and in each case, if there is any dispute as to the calculation of any amount or formula under this clause 7.2, a Party may require that the matter be referred to an Independent Valuation Expert in accordance with clause 7.1(b);
QCR is the Qualifying Capital Ratio applicable on that date; and
TCE equals the Term Central Estimate set out in the most recent Annual Actuarial Report;
VA equals the value of the assets of the Trustee and the Liable Entities reported in the Audited Financial Statements of those entities as at the date to which the Annual Actuarial Report referred to in “TCE” was prepared, but does not include any assets included in that calculation of “TCE”;
VL equals the value of the liabilities of the Trustee and the Liable Entities as reported in the Audited Financial Statements referred to in the definition of “VA”, but does not include any Asbestos Liabilities, whether included in “TCE” or otherwise;
P equals the sum of all payments (other than payments by way of loan) received by Trustee from the Performing Subsidiary or any other member of the JHINV Group since the date to which the Annual Actuarial Report referred to in “TCE” was prepared.
(n)	any transaction which occurs pursuant to a composition or compromise plan which has been duly approved by creditors of JHINV in accordance with applicable law in connection with a Reconstruction Event to which clause 10 applies and any transaction following a Wind-Up Event which transaction has been duly approved by the liquidator of JHINV; or
(o)	the making of a Capital Election or the related Capital Raising.
None of the paragraphs in this clause 7.2 is limited by any of the others. The inclusion of a transaction or dealing in this clause 7.2 does not and should not be taken to imply that, but for that inclusion, it would be a Specified Dealing to which clause 7.3 would, or is intended to, apply. Where a Specified Dealing is of a kind described in an exemption listed in this clause 7.2 but that Specified Dealing exceeds (or would result in JHINV exceeding) a quantum limitation set out in that exemption, the exemption shall be available for that part of the Specified Dealing which does not exceed (or which would not result in JHINV exceeding) that limitation.
7.3 Covenant not to undertake prejudicial Specified Dealings
Subject to clauses 7.2 and 7.6, JHINV must not, without the prior written consent of the NSW Government, undertake, make, permit or cause to occur any Specified Dealing which would:
(a)	materially adversely affect the priority (whether under statute, security or otherwise) as between the Trustee and Equity Securityholders to a surplus of the Liable Group after payments to the Lenders and other creditors having a right of priority of payment over the Trustee (whether under statute, security or otherwise) as if such surplus were to be notionally allocated between those entitled thereto but without assuming that a Wind-Up or Reconstruction Amount is then payable; or
(b)	materially impair the legal or financial capacity of the Liable Group (assessed by reference to the whole Liable Group and not merely one or some Liable Group members), in each case such that the Liable Group would, by reason of the Specified Dealing, cease to be likely, assessed on a reasonable basis (and having regard to all relevant circumstances), to be able to satisfy the Relevant Obligations that would have arisen had the Specified Dealing not occurred.
7.4 Application of clause 7.3
(a)	Specified Dealings to which clause 7.5 applies are to be aggregated in accordance with clause 7.5 before applying clause 7.3 in respect of the most recent Specified Dealing (and without affecting the application of this clause 7 in relation to any earlier Specified Dealing).
(b)	Where a Specified Dealing:
(i)	is not exempt under clause 7.2 from the operation of clause 7.3; and

(ii)	impairs the legal or financial capacity of the Liable Group to perform the Relevant Obligations but that impairment is not itself material, then in applying clause 7.3 to that Specified Dealing, regard shall be had to the cumulative effect of all other Specified Dealings which attracted the operation of this clause 7.4(b) within the period of 24 months prior to the date on which that Specified Dealing was publicly announced or (if earlier) on which it was first implemented, and where part of a Specified Dealing would be exempt under clause 7.2 from the operation of clause 7.3, that part of the Specified Dealing is to be ignored in applying this clause 7.4.
(c)	Where an assessment under clause 7.3 requires consideration of the likely level of Annual Contribution Amounts or likely future Free Cash Flow after the relevant Specified Dealing takes effect, that assessment is to be made by reference to:
(i)	the Annual Actuarial Report most recently received prior to the date of the assessment, and not to further actuarial assessments of the liabilities of the Liable Entities; and

(ii)	the likely effect of the Specified Dealing on the likely future Free Cash Flow of JHINV, comparing the position that would be or is expected to arise if the Specified Dealing had, or had not, occurred, and to the extent that assumptions are required to be made in assessing that likely effect, having regard only to assumptions that are reasonable.
7.5 Aggregation of Certain Specified Dealings
Two or more Specified Dealings agreed (including by way of conditional agreement or option), or completed in any 12 month period, will be deemed to comprise a single Specified Dealing for the purposes of clause 7.4(a) if and only if they:
(a)	are entered into by any one or more members of the JHINV Group with the same party or with parties associated with or acting in concert with one another; or
(b)	together lead to one or more material parts of the JHINV Group’s activities or business (taken as a whole) ceasing to be owned or controlled by a member of the JHINV Group; or
(c)	are proposed to the JHINV Equity Securityholders as related Specified Dealings or for consideration at one or more general meetings to be held within a period of 90 days.
If aggregation under this clause 7.5 results in a requirement for NSW Government consent under clause 7.3, then that consent is required only for the latest transaction and each transaction which is conditional on the latest transaction and which has otherwise not yet been implemented.
7.6 Excluded transactions
(a)	A Specified Dealing will not be regarded as being undertaken, made, permitted or caused to occur contrary to clause 7.3 if:
(i)	prior to it occurring, JHINV gives a Notice to the NSW Government setting out that JHINV is seeking to apply this clause 7.6 and containing:

A.	reasonable details of the relevant Specified Dealing in writing together with a written report of an Independent Valuation Expert stating that in the opinion of that expert clause 7.3 would not be contravened by that Specified Dealing occurring and setting out a reasoned statement by the expert as to why the expert holds that opinion; and

B.	the information, calculations and documents, which were provided by or on behalf of members of the JHINV Group to the Independent Valuation Expert; and

C.	a statement that the JHINV Boards consider that the Specified Dealing will not contravene clause 7.3; and (ii) the NSW Government does not within the period of 30 days after JHINV has complied with clause 7.6(b) (or if clause 7.6(d) applies, the further period described in that clause) (the “Review Period”), give Notice to JHINV stating that in its opinion it is satisfied that clause 7.3 would be contravened by the Specified Dealing occurring and giving its reasons for holding that opinion.
(b)	From the time a Notice of the kind described in clause 7.6(a)(i) is given by JHINV, JHINV shall make available to the NSW Government and its advisers the Independent Valuation Expert on reasonable notice during normal working hours to answer questions regarding the opinion and underlying reasons of the Independent Valuation Expert. The NSW Government shall undertake, and shall procure that any advisers appointed by it for the purposes of this clause 7.6 undertake, to keep all of such information confidential on the basis that clause 23 of this deed applies in respect of such information.
(c)	Where the NSW Government acting with reasonable diligence identifies that the information provided to it under clause 7.6(b) does not provide a sufficient basis for an informed opinion as to whether a Specified Dealing breaches clause 7.3, the NSW Government may, by Notice to JHINV, request such further information from JHINV or the Independent Valuation Expert as is reasonably necessary to form such an opinion and the Review Period will automatically be extended by a reasonable period (not exceeding 30 days) after receipt by the NSW Government of such information.
(d)	Where the NSW Government acting reasonably determines that the Review Period is insufficient to review the information provided to it under clause 7.6(b) or 7.6(c) in order to form an opinion as to whether a Specified Dealing breaches clause 7.3, the NSW Government may, by Notice to JHINV, extend the Review Period by such further period as is reasonably required to review such information (but in any event such further period shall not exceed a period of 60 days). Without limiting the foregoing, it shall be reasonable for the Review Period to be extended under this clause 7.6(d) if the Review Period is insufficient for the NSW Government to engage as expeditiously as possible (but having regard to required due process) any external advisers from which it considers it necessary or appropriate to obtain advice with respect to its opinion and the proposed Specified Dealing.

(e)	Any opinion given by the NSW Government under this clause 7.6 shall not result in clause 7.3 being rendered inapplicable to a Specified Dealing if the information provided or made available to the Independent Valuation Expert or the NSW Government under this clause 7.6, contained any material misstatement of fact or any material omission.

(f)	Without prejudice to JHINV’s obligations under clause 7.6(b), JHINV must pay the reasonable costs of the NSW Government (including the reasonable cost of advisers) of any review by the NSW Government of a proposed Specified Dealing under this clause 7.6.
7.7 Mandatory accession
(a)	The remaining provisions of this clause 7.7 have no application in relation to:
(i)	an Excluded Related Entity;

(ii)	a Person becoming a Sibling Entity where:
A.	clause 7.3 is not breached by its creation;

B.	both the Sibling Entity and JHINV are Listed following its creation; and

C.	none of the securities of the Sibling Entity are stapled to any securities of JHINV at or around the time the Person becomes a Sibling Entity; or
(iii)	a Person becoming a Sibling Entity where the Valuation Ratio (as applied to JHINV but excluding the Sibling Entity) immediately after that Person becoming a Sibling Entity is not less than 2.75.
Further, nothing in this clause 7.7 requires JHINV or its directors to do anything the authorising of which would require or entail the JHINV Boards taking or refraining from taking or authorising JHINV taking or refraining to take any action which is contrary to law.
(b)	JHINV agrees that to the extent within its power or control, it will procure that each Person who becomes or who will upon implementation of a transaction become a Parent Entity promptly enters into a deed of accession under which it becomes bound to observe all of the obligations of JHINV under this deed and the JHINV Guarantee (in each case as if all references to “JHINV” were a reference to the Parent Entity). Subject to clause 7.7(f) and 7.7(g) JHINV shall remain bound by its obligations under this deed and the JHINV Guarantee.

(c)	JHINV agrees that to the extent within its power or control, it will procure that a Person who becomes or who will upon implementation of a transaction become a Sibling Entity enters into a deed on terms equivalent (other than differences of the kind contemplated in and agreed between JHINV and the NSW Government pursuant to clause 7.7(d)), to those in this deed under which it agrees to be bound by obligations equivalent to those of JHINV under this deed, the JHINV Guarantee and each other Related Agreement to which JHINV is a party, but applied on the basis that a reference to “JHINV” is a reference to that Person and on the basis that a reference to the Performing Subsidiary is to a subsidiary of that Person which also enters into that deed and agrees to the same obligations as apply to the Performing Subsidiary under this deed and JHINV shall remain bound by its obligations under this deed and the Related Agreements.
(d)	Where a Person is to become a Sibling Entity and clause 7.7(c) applies, JHINV and the NSW Government shall negotiate in good faith such changes to this deed and the Related Agreements as are necessary to reflect the division of obligations under this deed between two separate and distinct groups and such that the Trustee is not worse off (other than de minimis detriments) as a consequence of that Person becoming a Sibling Entity.
(e)	Where a Person described in clauses 7.7(b) or (c) executes an accession deed or other deed under those clauses, JHINV must procure the delivery of an opinion of a recognised expert independent legal counsel practising in the place of incorporation of the Parent Entity or the Sibling Entity, or other independent legal counsel reasonably satisfactory to the NSW Government, to the effect that all deeds of accession (or if applicable any other agreements or other instruments effecting such accession) are enforceable in accordance with their terms to no material extent less than this deed would have been enforceable against JHINV.
(f)	If an accession deed has been delivered by the Parent Entity referred to in clause 7.7(b) and the financial position of the Liable Group after substituting the Parent Entity for JHINV would be substantially the same or better than the position of the Liable Group prior to that substitution and all material consents and conditions referred to in the legal opinion given under clause 7.7(e) have been given or satisfied, then the Parties must, on request by Notice from JHINV, execute a deed of release in favour of JHINV releasing it from all obligations under this deed and the Related Agreements to which it is a party, within 15 Business Days of receipt of such Notice from JHINV.
(g) If the Parent Entity executes a deed of accession referred to in clause 7.7(b), then:
(i)	this deed shall apply as if references to JHINV were to the Parent Entity;

(ii)	if the Parent Entity is not the immediate holding company of JHINV, it shall procure the immediate holding company to enter into a deed of guarantee on terms equivalent to the JHINV Guarantee;

(iii)	subject to clause 7.7(f), JHINV shall be jointly and severally liable with the Parent Entity to perform the obligations of the Parent Entity under this Deed;

(iv)	for the purposes of clause 7.8, the Parent Entity shall be deemed to have completed a Capital Raising at the time of the Parent Entity’s accession to this deed and may make a Capital Election in relation to that Capital Raising. In such a case the definitions in clause 7.8 shall be applied as follows:
QCR means the Qualifying Capital Ratio to apply to the Parent Entity.
MV means the Market Capitalisation of JHINV immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity.
ED means the amount of ED which would have applied in a calculation of QCR for JHINV after taking into account the sum of all Equity Distributions paid or payable to the Equity Securityholders of JHINV in connection with the transaction or transactions under which the relevant Person becomes a Parent Entity (other than such Equity Distributions which occurred prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity).
SRC means the sum of the Market Capitalisation of the Parent Entity immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity (less the sum of the amount (if any) which is double counted in the Market Capitalisation of the Parent Entity and MV and the amount of all Equity Distributions made or declared by the Parent Entity between the time of the announcement of the transaction by which the Parent Entity is to become the Parent Entity and the time of accession) and any new capital raised in connection with the transactions under which the Person becomes the Parent Entity (other than such capital which was raised prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity).
PQCR means the QCR which applied to JHINV immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity.

(v)	any discharge of any obligation (whether under this deed or under a guarantee or other Related Agreement) by any of the Parent Entity, the immediate holding company of JHINV or JHINV shall comprise full performance and discharge by the other persons just described of that (or their equivalent) obligation); and

(vi)	for so long as JHINV remains a wholly owned subsidiary of the Parent Entity, the Close Group of JHINV shall include members of the Close Group of the Parent Entity.
(h)	Without prejudice to the obligations of JHINV under clause 7.7(b) if a Person becomes a Parent Entity which is the ultimate holding company of JHINV and clause 7.7(b) applies in respect of that Parent Entity but it does not enter into an accession deed under that clause, on and from the time at which that Person becomes a Parent Entity:
(i)	the definition of JHINV’s Free Cash Flow shall be the Free Cash Flow of the Parent Entity; and

(ii)	for the purposes of clause 7.8, JHINV shall be deemed to have completed a Capital Raising at the time that the Parent Entity became the Parent Entity and may make a Capital Election in relation to that Capital Raising. In such a case the definitions in clause 7.8 shall be applied as follows:

QCR means the Qualifying Capital Ratio to apply to JHINV.

MV means the Market Capitalisation of JHINV immediately prior to the announcement of transaction by which the Parent Entity is to become the Parent Entity.

ED means the amount of ED which would have applied in a calculation of QCR for JHINV after taking into account the sum of all Equity Distributions paid or payable to the Equity Securityholders of JHINV in connection with the transaction or transactions under which the relevant Person becomes a Parent Entity (other than such Equity Distributions which occurred prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity).

SRC means the sum of the Market Capitalisation of the Parent Entity immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity (less the sum of the amount (if any) which is double counted in the Market Capitalisation of the Parent Entity and MV and the amount of all Equity Distributions made or declared by the Parent Entity between the time of the announcement of the transaction by which the Parent Entity is to become the Parent Entity and the time at which the Parent Entity becomes the Parent Entity) and any new capital raised in connection with the transactions under which the Person becomes the Parent Entity (other than such capital which was raised prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity).

PQCR means the QCR which applied to JHINV immediately prior to the announcement of the transaction by which the Parent Entity is to become the Parent Entity.
(i)	Without prejudice to the obligations of JHINV under clause 7.7(c), if a Person becomes a Sibling Entity and clause 7.7(c) applies in respect of that Sibling Entity but it does not enter into an accession deed under that clause, on and from the time at which that Person becomes a Sibling Entity:
(i)	the definition of JHINV’s Free Cash Flow shall comprise the sum of (A) the Free Cash Flow of JHINV (excluding any Free Cash Flow arising from JHINV’s ownership of the Sibling Entity) and (B) the Free Cash Flow of the Sibling Entity multiplied by the proportion of the higher of the Equity Securities and voting shares in the Sibling Entity held in aggregate by JHINV Equity Securityholders and members of the JHINV Group as at the time at which that Person became a Sibling Entity; and

(ii)	for the purposes of clause 7.8, JHINV shall be deemed to have completed a Capital Raising at the time the Sibling Entity became a Sibling Entity and may make a Capital Election in relation to that Capital Raising. In such a case the definitions in clause 7.8 shall be applied as follows:

QCR means the Qualifying Capital Ratio to apply to JHINV.

MV means the Market Capitalisation of JHINV immediately prior to the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity.

ED means the amount of ED which would have applied in a calculation of QCR for JHINV after taking into account the sum of all Equity Distributions paid or payable to the Equity Securityholders of JHINV in connection with the transaction or transactions under which the Sibling Entity becomes a Sibling Entity (other than Equity Distributions that occurred prior to the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity).

SRC means the sum of (A) the sum of the Market Capitalisation of the Sibling Entity (less the sum of the amount (if any) which is double counted in the Market Capitalisation of the Sibling Entity and MV and the amount of all Equity Distributions made or declared by the Sibling Entity between the time of the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity and the time at which the Sibling Entity becomes a Sibling Entity) and new capital raised by the Sibling Entity in connection with the transactions under which the Person becomes a Sibling Entity (other than such capital which was raised prior to the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity), such sum multiplied by the proportion of the higher of the Equity Securities and voting shares in the Sibling Entity held in aggregate by JHINV Equity Securityholders and members of the JHINV Group as at the time at which that Person becomes a Sibling Entity and (B) new capital raised by JHINV (other than such capital which was raised prior to the announcement of the transaction by which the Sibling Entity is to become a Sibling Entity).

PQCR means the QCR which applied to JHINV immediately prior to the announcement of the transaction under which the Sibling Entity is to become a Sibling Entity.
7.8 Capital Election
(a)	The following definitions apply in and solely for the purposes of this clause 7.8 and clauses 7.2(k), (m) and (o), and for the purpose of defining the Qualifying Capital Ratio (as referred to in clause 9.3):

Capital Election has the meaning given to it in clause 7.8(b).

Capital Raising means the issue of Equity Securities in JHINV:
(i)	in a single transaction (whether underwritten or not) where the payment of subscription moneys for those Equity Securities is made within 12 months of the commencement of the transaction (and if such payment occurs after a period of 12 months, the capital raised after that time shall be deemed for the purposes of this clause 7.8 to comprise a separate Capital Raising commencing on the first day after that 12-month period); or

(ii)	as all or part of the consideration for an acquisition by a member of the JHINV Group of an asset, business or entity or a merger of JHINV with a Person other than a member of the JHINV Group.
Capital Raising Announcement means, in respect of a Capital Raising, the first public announcement of that Capital Raising (whether prospectively or otherwise) on the principal Stock Exchange on which Shares are Listed.
Capital Raising Completion Date means, in respect of a Capital Raising:
(i)	under paragraph (i) of the definition of Capital Raising, the earlier of the date on which the Capital Raising is completed and 12 months after the Capital Raising Announcement; and

(ii)	under paragraph (ii) of the definition of Capital Raising, the last date on which the relevant JHINV Group member may issue Equity Securities as consideration for the relevant acquisition or merger.

Capital Ratio Period means, subject to clause 7.8(g), in respect of a Capital Raising for which a Capital Election has been made, the period:
(i)	commencing on the first day of the first Financial Year commencing after the Capital Raising Completion Date of that Capital Raising (“First Year”); and

(ii)	ending on the last day of the Financial Year in which the Capital Raising Completion Date for the next Capital Raising for which a Capital Election has been made occurs.
Qualifying Capital Ratio means the ratio determined in accordance with clause 7.8(e), (f), (g), (h) and (i).
(b)	If, while the Shares are Quoted, JHINV proposes to raise capital under a Capital Raising of an amount greater than 5% of the Market Capitalisation of JHINV as at the trading day immediately prior to the Capital Raising Announcement, JHINV may elect to apply the provisions of this clause 7.8 in respect of all but not some of that capital by giving a Notice in accordance with clause 7.8(c) (“Capital Election”).

(c)	A Notice by JHINV of a Capital Election:
(i)	must be given to the Trustee and the NSW Government within 15 Business Days after the Capital Raising Announcement;

(ii)	applies in relation to all and not some of the capital to be raised under the Capital Raising;

(iii)	shall annex a copy of the Capital Raising Announcement and specify the material terms of the proposed Capital Raising, including the amount to be raised and where applicable, the minimum and/or maximum amounts to be raised (provided that any failure to satisfy this subparagraph (iii) shall not invalidate the Capital Election); and

(iv)	may not be withdrawn or revoked once given unless the Capital Raising is not completed, in which case the Capital Election shall be automatically deemed for all purposes not to have been made.
(d)	If JHINV has given a Notice under clause 7.8(c) in respect of a Capital Election and the relevant Capital Raising has been completed, JHINV must give a Notice to the Trustee and the NSW Government within 15 Business Days after the Capital Raising Completion Date to which that Capital Election relates, specifying the total amount of capital raised under that Capital Raising.
(e)	If no Capital Raising has ever occurred for which a Capital Election has been made, the Qualifying Capital Ratio shall be 1.

(f)	Subject to clauses 7.8(e), (g), (h) and (i), the Qualifying Capital Ratio to apply during a Capital Ratio Period will be calculated in accordance with the formula:

QCR =	( MV + ED )	x PQCR
( (MV + SRC) )
     where:
     QCR means the Qualifying Capital Ratio;
MV means the Market Capitalisation of JHINV as at the trading day immediately prior to the Capital Raising Announcement;
     ED equals:
(a)	nil, where the Valuation Ratio (assessed by reference to the trading day described in “MV”) as adjusted by clause 9.14(c) is equal to or greater than 2.75; or

(b)	in any other case, the greater of zero and the sum of the following Distributions and Capital Management Transactions, provided each occurred while the Valuation Ratio was below 2.75:
(i)	that part of each Distribution made during the Previous Period which when made exceeded the limit described in clause 7.2(f) and which did not fall within clause 7.2(k); and

(ii)	that part of each Capital Management Transaction during the Previous Period which did not fall within clause 7.2(k), less the sum of all other Capital Raisings completed during the Previous Period in respect of which an election under clause 7.8(i) was not made;
     SRC means the sum of:
(a)	the capital raised under the Capital Raising for which the Capital Election was made; and

(b)	the total amount of capital raised under Capital Raisings since the first day of the Previous Period for which Capital Elections were not made (where JHINV elects by Notice under clause 7.8(i) that such amounts should be included in the calculation of “SRC”) less capital which has been returned or cancelled since the first day of the Previous Period;
PQCR is the Qualifying Capital Ratio which applied in respect of the Previous Period (and, for the first Capital Raising for which a Capital Election has been made, equals 1);

Previous Period means, in respect of:
(a)	the first Capital Raising occurring after the date of this deed for which a Capital Election has been made, the period commencing on 1 April 2005 and ending on the last day of the Financial Year in which the Capital Raising Completion Date in respect of that Capital Raising falls; and

(b)	for each subsequent Capital Raising for which a Capital Election has been made, the period:
(i)	commencing immediately after the last applicable Previous Period; and

(ii)	ending on the last day of the Financial Year in which the Capital Raising Completion Date in respect of that Capital Raising falls;
(g)	If there is more than one Capital Raising which is subject to a Capital Election and is completed in any Financial Year (“Relevant FY”), there will be only one Capital Ratio Period for all of those Capital Raisings and the Qualifying Capital Ratio for that Capital Ratio Period will be as calculated in respect of the last such Capital Raising Completion Date on the basis of the following amended definitions for clause 7.8(f):
(i)	MV means the Market Capitalisation of JHINV as at the trading day immediately prior to the first Capital Raising Announcement in the Relevant FY; and

(ii)	SRC means the sum of the total amount of capital raised in respect of each Capital Raising for which a Capital Election has been made completed in the Relevant FY and the total amount of capital raised since the first day of the Previous Period in respect of which a Capital Election has not been made but excluding all such capital which has been returned or cancelled.
(h)	Notwithstanding clause 7.8(f), the Qualifying Capital Ratio to be applied to the Free Cash Flow Amount for the purposes of determining the Annual Payment pursuant to clause 9.3 cannot increase as a result of the making of a Capital Election in respect of a Capital Raising. If such a result would otherwise arise from the making of a Capital Election under clause 7.8(b), the Qualifying Capital Ratio shall remain unchanged for all purposes and the Capital Election shall be automatically deemed for all purposes not to have been made.
(i)	In calculating ED and SRC under clause 7.8(f) where paragraph (a) of the definition of ED does not apply, all Capital Raisings completed during the Previous Period will be deducted from the amount of ED under paragraph (b) of the definition of ED unless and to the extent that JHINV has irrevocably elected by Notice to the NSW Government that some or all of such capital is to be included in the definition of SRC.

7.9 Notice of certain Specified Dealings
If JHINV undertakes a Specified Dealing other than a Specified Dealing falling within clause 7.2, it shall give a Notice of such Specified Dealing and material particulars to the NSW Government within 14 days of the earlier of announcing and undertaking that Specified Dealing.
8 SCOPE OF OBLIGATIONS
8.1 Application of funds
The Parties acknowledge that it is the intent of this deed and the Transaction Legislation and the Trust Deed to ensure that:
(a)	the monies and other assets provided to the Trustee (including the JHINV Contributions) may only be applied in the payment of SPF Funded Liabilities; and
(b)	such monies and other assets are not to be applied to satisfy any other creditors of the Trustee or of the Liable Entities or of the JHINV Group.
8.2 Excluded Claims
Each of the Parties agree and acknowledge that:
(a)	this deed and the Transaction Legislation seek to address, within the limits set out in this deed (including but without limitation the limits set out in clause 9) the funding for payment of SPF Funded Liabilities and the handling of Payable Liabilities; and
(b)	nothing in this deed requires or shall require JHINV, the Performing Subsidiary or any other member of the JHINV Group to provide any funding for payment of any of the following liabilities of the Liable Entities (together, the Excluded Claims):
(i)	personal injury or death claims arising from exposure to Asbestos outside Australia;

(ii)	personal injury or death claims arising from exposure to Asbestos made outside Australia;

(iii)	claims for economic loss (other than any economic loss forming part of the calculation of an award of damages for personal injury or death) or loss of property, including those relating to land remediation and/or Asbestos or Asbestos products removal, arising out of or in connection with Asbestos or Asbestos products manufactured, sold, distributed or used by or on behalf of the Liable Entities;

(iv)	any Excluded Marlew Claim;

(v)	any liabilities of the Liable Entities other than SPF Funded Liabilities.
9 FUNDING ARRANGEMENTS
9.1 Funding Agreement
The Performing Subsidiary agrees in favour of the Trustee that it will make the Funding Payments to the Trustee at the times those payments are required to be made under this deed and shall be liable to make such payments when due and payable to the Trustee by way of a specialty debt owing to the Trustee, as evidenced and constituted by this deed.
9.2 Initial funding (including Additional Payment)
The Performing Subsidiary shall, on the date specified in clause 2.7, pay into the Fund Account an amount equal to the following (Initial Funding), calculated using the same methodologies and assumptions used in determining the Discounted Central Estimate, and to be set out in the Initial Report, being $153.9 million, which is comprised of:
(a)	$248.1 million, being the sum of the following amounts:
(i)	the Period Actuarial Estimate for the nine months ending 31 March 2006, being $54.0 million;

(ii)	plus the Period Actuarial Estimate for the Financial Year ending 31 March 2007, being $81.3 million;

(iii)	plus the Period Actuarial Estimate for the Financial Year ending 31 March 2008, being $83.5 million;

(iv)	plus an amount equal to the estimated reasonable Operating Expenses of the Trustee and the Liable Entities for the nine months to 31 March 2006, being $6.9 million;

(v)	plus a prepayment (the “Additional Payment”) equal to $22.4 million; and
(b)	minus the value of the net assets of the Liable Entities as at 30 June 2005 determined in accordance with clause 9.10 and by any amounts (other than by way of loan) received by the Trustee or a Liable Entity from any member of the JHINV Group between 1 July 2005 and the Commencement Date (whether under clause 17 or otherwise).
9.3 Annual payment
(a)	Subject to clause 9.3(b) and clauses 9.7 and 9.11, on each Payment Date, the Performing Subsidiary must pay to the Trustee an amount equal to the lesser of:

(i)	the Annual Contribution Amount for that Payment Date plus, for the first Payment Date after the Commencement Date, $7.7 million; and

(ii)	whichever is the greater of:
(A)	the amount equal to the Free Cash Flow Amount for that Payment Date multiplied by the Qualifying Capital Ratio applicable at that time; and

(B)	zero,
less, in respect of the Payment Date falling on 1 July 2006, $14.7 million and in respect of the Payment Date falling on 1 July 2007, $7.7 million.
(b)	If the amount calculated under clause 9.3(a) in respect of a Payment Date (as adjusted by clause 9.14(b)) is a negative amount and JHINV Notifies the Trustee that this clause 9.3(b) should apply, on that Payment Date the Trustee must pay the absolute value of that negative amount to the Performing Subsidiary or to such other entity nominated by the Performing Subsidiary.
9.4 Annual Contribution Amount and adjustments thereto
(a) The Annual Contribution Amount in respect of a Payment Date shall be the amount equal to:
(i)	the Period Actuarial Estimate, as set out in the Annual Actuarial Report for the period commencing immediately after the end of the Financial Year preceding the Payment Date (the “Prior Financial Year”) (that is, while each Financial Year ends on 31 March, this period will commence on the 1st of April preceding the relevant Payment Date) and ending at the end of the third Financial Year following the Prior Financial Year (or, if the end of the Term has been determined not to be extended under clause 9.9(b) and the remainder of the Term is less than 3 years, to the end of the Term);

(ii)	plus an amount equal to the estimated reasonable Operating Expenses of the Trustee and the Liable Entities for the first year of that period as reasonably determined by the Trustee; and

(iii)	minus the value of the net assets held by the Trustee and the Liable Entities at the end of the Prior Financial Year as determined by the Approved Auditor, in accordance with clause 9.10 but subject to clauses 9.14(a) and 13.4.
(b)	If, for any reason, the Annual Contribution Amount, or the Free Cash Flow Amount required to be calculated under clause 9.5 or certified under clause 5.16 in respect of any Payment Date cannot be determined at least 5 Business Days before the Payment Date then:

(i)	if the Annual Contribution Amount is unknown, the Trustee must use its best endeavours to procure the Approved Actuary to determine, prior to the Payment Date, a reasonable estimate of the Annual Contribution Amount with respect to that Payment Date (failing which, such estimate shall be calculated by reference to the previously published Actuarial Report and the most recently published financial statements of JHINV or the Liable Entities or Trustee as applicable);

(ii)	if the Free Cash Flow Amount is unknown, JHINV must use its best endeavours to procure the JHINV Auditor to determine, prior to the Payment Date, a reasonable estimate of the Free Cash Flow Amount with respect to that Payment Date, having regard to the most recent Audited Financial Statements;

(iii)	the estimate of the relevant Annual Payment payable under clause 9.3 shall be determined having regard to the estimate or estimates, as the case may be, referred to in clauses 9.4(b)(i) and (ii), and shall be paid by the Performing Subsidiary on the relevant Payment Date;

(iv)	if the amount determined under clause 9.4(b)(iii) is a negative amount, the Trustee must pay an amount equal to the absolute value of that amount (that is, disregarding the fact that it is a negative amount) to the Performing Subsidiary or to such other entity nominated by the Performing Subsidiary on the relevant Payment Date;

(v)	the Trustee shall (if applicable) as soon as reasonably possible, use best endeavours to procure that the Annual Actuarial Report is finalised and that JHINV and the NSW Government are provided with a copy of the relevant Annual Actuarial Report and are notified of the Annual Contribution Amount within 30 days after the relevant Payment Date;

(vi)	JHINV shall (if applicable) as soon as reasonably possible, use best endeavours to procure that the certification of the Free Cash Flow Amount in accordance with clause 5.16 is finalised and that the Trustee and the NSW Government are provided with a certificate within 30 days after the relevant Payment Date;

(vii)	if applicable, but subject to clauses 9.5 and 9.6, the Performing Subsidiary or the Trustee (as the case requires) shall make a payment or an adjusting payment (as the case requires) so as to ensure that the Trustee has obtained (and has obtained no more or less than) the full amount due under clause 9.3. Any payment or adjusting payment made under this clause 9.4(b)(vii) shall be paid together with interest from the Payment Date until the date the payment or the adjusting payment is made, at the Interest Rate, such payment or adjusting payment to be made in any event within 10 Business Days of the finalised Annual Actuarial Report, the Annual Contribution Amount and the Free Cash Flow Amount being Notified to the Trustee and JHINV; and

(viii)	if the JHINV Auditor or Approved Actuary (as the case may be) is unable or unwilling to provide the estimate referred to in paragraphs (i) or (ii), JHINV or the Trustee (as applicable) shall fully disclose to the other Parties the reasons known to them for such inability or unwillingness and clause 5.16 shall apply in relation to any failure to obtain an audit certificate.
9.5 Free Cash Flow Amount
(a)	Subject to clauses 9.5(b), (c) and (d), the Free Cash Flow Amount in respect of any Payment Date shall be an amount equal to the percentage (determined in accordance with clause 9.6) of the Free Cash Flow in the immediately preceding Financial Year as certified by the JHINV Auditor. JHINV shall use its best endeavours to provide a copy of that certificate to the Trustee and the NSW Government by no later than 5 Business Days prior to the Payment Date.
(b)	In calculating the Free Cash Flow Amount in respect of the Payment Date falling on 1 July 2006, the Free Cash Flow for the Financial Year ending on 31 March 2006 shall be an amount equal to the Free Cash Flow for that Financial Year plus each of the amounts referred to in clauses 9.2(a)(i), (a)(ii) and (a)(v) and less the amount set out in clause 9.2(b).
(c)	In calculating the Free Cash Flow Amount in respect of the Payment Date falling on 1 July 2007, the Free Cash Flow for the Financial Year ending on 31 March 2007 shall be an amount equal to the Free Cash Flow for that Financial Year less $14.7 million.
(d)	In calculating the Free Cash Flow Amount in respect of the Payment Date falling on 1 July 2008, the Free Cash Flow for the Financial Year ending on 31 March 2008 shall be an amount equal to the Free Cash Flow for that Financial Year less $7.7 million.

(e)	The Free Cash Flow Amount shall be converted to Australian dollars by reference to:
(i)	where that amount is reported in US dollars, it shall be translated at the spot Australian dollar / US dollar exchange rate (for purchasing AUD) shown on the Bloomberg AUD/USD currency Bid-Quote page as at 10am (Sydney time) on the date falling 5 Business Days prior to the relevant Payment Date;

(ii)	where that amount is reported in another currency other than US dollars, it shall be translated at the spot Australian dollar/relevant foreign currency exchange rate (for purchasing AUD) shown on the equivalent Bloomberg AUD/foreign currency Bid-Quote page at the same time and date as described in paragraph (i) above; and

(iii)	if Bloomberg does not quote such exchange rates, by reference to the rate described above shown on an online bid quotation system equivalent to Bloomberg at the time and the day described in paragraph (i) above.
9.6 Percentage of Free Cash Flow
The percentage of Free Cash Flow for any Financial Year of the Term available for payments shall be the percentage as determined in accordance with Schedule 3.
9.7 Payment Options
(a)	Where the Performing Subsidiary gives Notice to the Trustee (with a copy to the NSW Government) not less than 10 Business Days before a Payment Date that it wishes to do so, it may:
(i)	make Annual Payments in relation to one or more specified Financial Years of (or for) the remainder of the Term by equal instalments at intervals of either 3 or 6 months (as specified in that Notice) commencing on that Payment Date, provided that all instalments in respect of a Financial Year must, however, become payable by the last Business Day of that Financial Year; and

(ii)	prepay an amount at any time, whether or not a Funding Payment amount has at that time been calculated. Where a prepayment is made pursuant to this clause 9.7, clause 9.14 shall apply.
For the avoidance of doubt, the prepayment under clause 9.2(a)(v) does not constitute a prepayment under this clause 9.7.
(b)	If the Performing Subsidiary gives Notice under clause 9.7(a)(i), it must compensate the Trustee for the interest forgone by the Trustee arising from the later receipt of such Annual Payment by instalments, at the Interest Rate for the period during which a payment is deferred as a result of the operation of clause 9.7(a). Such interest shall accrue from day to day and shall be paid together with the payment of the relevant instalment.
(c)	The Performing Subsidiary may by Notice to the Trustee (with a copy to the NSW Government) given not less than 10 Business Days before the commencement of a Financial Year, revoke or vary a Notice given under clause 9.7(a) but that Notice may only affect payments in Financial Years commencing after the date that the Notice is given.

(d)	For the avoidance of doubt, the Initial Funding may not be paid in instalments.
9.8 Notification of payments
The Performing Subsidiary must give Notice to the NSW Government (with a copy to the Trustee) at least 5 Business Days prior to each Payment Date specifying or providing in respect of the payment due on that date:

(a)	the amount of the payment;

(b)	details of calculations of the amount;

(c)	the provision of this deed under which it is to be made;

(d)	the date on which it is to be made; and

(e)	provided it is available, a copy of the certificate of the JHINV Auditor procured under clause 9.5.
9.9 End of Term
(a)	JHINV may (but is not obliged) by Notice to the remaining Parties at least 18 months prior to the end of the Term, elect to procure that a Final Payment calculation is made as follows:
(i)	the Approved Actuary must provide an actuarial report ( the “End of Term Actuarial Report”) setting out its estimate of the final payment which would be required to be made by the Performing Subsidiary having regard to the principles set out in this clause 9.9 (the “Final Payment”);

(ii)	the Final Payment will be determined having regard inter alia to the following factors:
(A)	that it represents a final payment to be made by the Performing Subsidiary with respect to SPF Funded Liabilities;

(B)	that it is a lump sum payment;

(C)	that the value of the assets of the Trustee and the Liable Entities (including Insurance and Other Recoveries and any other amounts expected to be recoverable after the Final Payment) must reduce the amount of the Final Payment; and

(D)	to the extent applicable, the method of calculating the Discounted Central Estimate is in accordance with clause 14.4; and
(iii)	the Approved Actuary will employ the generally accepted best practice methodologies and assumptions relevant at that time to the determination of that valuation and having regard to the purpose of calculating a Final Payment to be made to the Trustee; and
(b)	If the Parties (in their absolute discretion) by the end of the Term have not agreed on the Final Payment and the terms on which a Final Payment would be made at the end of the Term or if JHINV has not given Notice under clause 9.9(a), then the Term will be automatically extended by a period of 10 years.

This clause 9.9 shall have further applications at the end of the Term as extended pursuant to any prior application of this clause 9.9.

9.10	Assets and Liabilities of Liable Entities
For the purpose of determining the amounts to be deducted under clause 9.2(b) and 9.4(a)(iii), the net assets of the Liable Entities shall comprise:
(a)	for the purposes of clause 9.2(b), an amount equal to the sum of:
(i)	$94.2 million; and

(ii)	any amounts (other than by way of loan) received by the Trustee or a Liable Entity from any member of the JHINV Group between 1 July 2005 and the Commencement Date (whether under clause 17 or otherwise).
(b)	for the purposes of clause 9.4(a)(iii) for each Financial Year:
(i)	the total assets of the Trustee and the Liable Entities as at the end of that Financial Year (including, for the avoidance of doubt, any amounts by way of Insurance and Other Recoveries determined in accordance with clause 9.13(a) and properly recognised in the accounts as assets in accordance with relevant accounting standards); less

(ii)	the liabilities of the Trustee and the Liable Entities as at the end of that Financial Year, in each case after excluding all Asbestos Liabilities (other than current Proven Claims) and the calculation of the net assets pursuant to clause 9.10(b) shall be confirmed by the Approved Auditor.
9.11 Commutation
If required by JHINV, JHINV and the NSW Government shall negotiate in good faith in relation to agreeing upon the basis upon which JHINV and the Performing Subsidiary could commute their respective obligations under this deed and the Related Agreements, and each member of the JHINV Group would be released from its obligations under this deed and the Related Agreements, on and from the time that:
(a)	another Person undertakes or Persons enter into a deed undertaking those obligations or other obligations satisfactory to the NSW Government in its absolute discretion; or
(b)	the Performing Subsidiary or other member of the JHINV Group makes or procures the making of a lump sum payment or payments to the Trustee, subject to the Parties (in their absolute discretion) reaching agreement on satisfactory arrangements designed to provide a reasonably high degree of assurance that Personal Asbestos Claims and Marlew Claims would continue to be dealt with and Proven Claims would continue to be paid.
The NSW Government may withhold its agreement to any such commutation in its absolute discretion.
9.12 Preparation of Audited Financial Statements
JHINV agrees to prepare Audited Financial Statements in respect of JHINV for each Financial Year throughout the Term, unless the other Parties agree in writing that such a report is no longer required. For the avoidance of doubt, nothing in this clause 9.12 shall affect the basis on which the Free Cash Flow is determined.
9.13 Calculation of Insurance and Other Recoveries
(a)	Subject to clause 9.13(b), for the purposes of calculation of the Initial Funding and each Annual Contribution Amount under this deed, the amount calculated as “Insurance and Other Recoveries” shall include only such recoveries as the Approved Auditor considers on reasonable grounds are, according to law, payable to the Liable Entities during the period of 12 months following the end of the Prior Financial Year (as defined in clause 9.4(a)(i) in relation to that Annual Contribution Amount) or, in the case of the Initial Funding, during the 9 month period ending on 31 March 2006. For the avoidance of doubt, this restriction shall not affect the calculation of Insurance and Other Recoveries when calculating the Term Central Estimate or the Discounted Central Estimate (as applicable) which shall be calculated by reference to the period to which the relevant definition relates.

(b)	For the purposes of this deed, where the Approved Actuary considers on reasonable grounds that an amount calculated as “Insurance and Other Recoveries” under this deed would otherwise be overstated due to a present or expected liability of a Liable Entity to make all or part of that amount available to non-Australian claimants or claimants for contribution against the Liable Entity, and such amounts would be recoverable by those claimants, the Approved Actuary shall be required to adjust the relevant Insurance and Other Recoveries calculation so as to take into account the likely effect of such liabilities.
9.14 Prepayments
If there has been one or more prepayments under clause 9.7(a)(ii) then:
(a)	the amount of the prepayment shall be excluded from the net assets of the Trustee for the purposes of calculating an Annual Contribution Amount, unless the Valuation Ratio as at the last day of the Financial Year preceding the relevant Payment Date exceeded 2.75;
(b)	amounts prepaid are not refundable and cannot cause the amount calculated under clause 9.3(a) to be negative;

(c)	for all purposes (including Schedule 3) the Free Cash Flow in the year of prepayment and in each subsequent year shall be deemed to be the Free Cash Flow that would have applied if the prepayment or prepayments had not been made and payments were made when due in the absence of any prepayment or prepayments;
(d)	for the purposes of Schedule 3, each Annual Contribution Amount for the year of prepayment and in each subsequent year shall be deemed to be the Annual Contribution Amount that would have applied if the prepayment or prepayments had not been made and payments were made when due in the absence of any prepayment or prepayments; and
(e)	in calculating the Valuation Ratio referred to in paragraph (a) of the definition of ED in clause 7.8(f), no prepayment or prepayments can render ED equal to nil.
9.15 Rationing arrangements
The Parties acknowledge and agree that:
(a)	the available assets of the Trustee, including as a result of payments made under this deed and earnings on Fund assets from time to time, may or may not be sufficient to meet in full all Operating Expenses, Proven Claims, Claims Legal Costs and other SPF Funded Liabilities as and when they fall due for payment;
(b)	if the Trustee considers that it is reasonably likely that it does not or will not have sufficient funds to pay the amounts described in clause 9.15(a) as and when they fall due for payment, it may become necessary, in accordance with Division 5 of Part 4 of the Transaction Legislation, for the Trustee to ration the timing or amount of payments made with respect to Proven Claims or Payable Liabilities in order to achieve the foregoing;
(c)	if it is reasonably foreseeable that the available assets of the Trustee and the Liable Entities from time to time (including without limitation the JHINV Contributions and earnings of the Fund from time to time) are likely to be insufficient to fund the payment of all reasonably foreseeable SPF Funded Liabilities:
(i)	the Trustee may Notify the NSW Government and JHINV that the circumstances described in this clause 9.15(c) are reasonably foreseeable and provide reasonable details of such circumstances and the prospective shortfall, and following the giving of such a Notice, the Parties agree that for so long as the Trustee:
(A)	is seeking and thereafter engaging in or is ready, willing and able to enter into and pursue bona fide discussions with the NSW Government and JHINV in relation to a proposed scheme under section 35 of the Transaction Legislation (“Rationing Scheme”); or

(B)	is proceeding with reasonable expedition to design, prepare, seek approval of the Minister for an application to the Court, approval of the Court of and implement the Rationing Scheme, from the time such a Notice is given until such time as the Supreme Court of New South Wales has made final orders in respect of the Rationing Scheme, the Trustee may defer payment of Proven Claims in whole or in part if and to the extent the Trustee has determined this to be reasonably immediately necessary (and prior to the Rationing Scheme being approved by the Court) to avoid Persons with earlier Proven Claims receiving greater proportionate payments than Persons with expected later Proven Claims, provided that any such deferral shall accord with principles set out in section 35(4) of the Transaction Legislation and provided further that the rights of such Persons to payment of their Proven Claims shall not be prejudiced except to the extent of such deferral and by the Rationing Scheme following approval by the Court; and

(ii)	no member of the JHINV Group has or shall have any liability for such a shortfall other than as expressly provided in this deed and none of the Parties shall impose any liability on any member of the JHINV Group in respect of that shortfall but nothing in this clause 9.15(c)(ii) shall relieve JHINV or the Performing Subsidiary from any of their obligations under the Transaction Documentation.
10 JHINV GUARANTEE AND WIND UP AND RECONSTRUCTION EVENTS
10.1 JHINV Guarantee
JHINV must immediately following the time of execution by the Trustee of the deed and accession referred to in clause 1.4, execute and deliver to the Trustee and the NSW Government the JHINV Guarantee.
10.2 Calling of and payments under guarantee
Without limiting the JHINV Guarantee and clause 16, the JHINV Guarantee may be enforced against JHINV without the need to first initiate any proceedings or to seek to enforce the Funding Obligations or any other payment obligations against the Performing Subsidiary.
10.3 JHINV Wind Up Event or Reconstruction Event
(a)	If a Wind-Up Event of JHINV occurs, each of the Funding Obligations of the Performing Subsidiary and the obligations of JHINV under the JHINV Guarantee will automatically accelerate and crystallise on the following basis:

(i)	the Funding Obligations will become immediately due and payable by the Performing Subsidiary and shall, to the extent permitted by law, be an amount equal to the Wind Up or Reconstruction Amount determined in accordance with clause 10.4(a), and comprise a specialty debt due immediately prior to the filing of the order that resulted in the Wind-Up Event, occurring;

(ii)	the Guaranteed Obligations under the JHINV Guarantee will become immediately due and payable in accordance with the terms of the JHINV Guarantee;
(b)	The Wind-Up or Reconstruction Amount may be proved in any proceedings following or in connection with any Wind-Up Event in relation to JHINV and voted in relation to such proceedings.
(c)	By Notice to JHINV, the NSW Government may at any time:
(i)	cause the Wind-Up or Reconstruction Amount to cease to be payable, and the Funding Obligations and the Guaranteed Obligations to cease to be subject to an acceleration and crystallisation under clause 10.3(a) in respect of one or more Wind-Up Events; or

(ii)	direct that the acceleration and crystallisation provided for in clause 10.3(a) to be deemed not to have occurred in respect of one or more Wind-Up Events.
(d)	The Wind-Up or Reconstruction Amount will cease to be payable, and the Funding Obligations and the Guaranteed Obligations will cease to be subject to an acceleration and crystallisation under this clause 10 in respect of the relevant Wind Up Event if an order of the kind described in the definition of “Wind Up Event” is made and is subsequently struck out, dismissed, reversed or withdrawn and the time period for commencing any proceedings to review such an order has expired (or any timely commenced proceedings for review of such an order, have been concluded).
(e)	If a Reconstruction Event of JHINV occurs, each of the Funding Obligations of the Performing Subsidiary and the obligations of JHINV under the JHINV Guarantee will automatically accelerate and crystallise on the following basis, but subject to clauses 10.3(g) and (i):
(i)	the Funding Obligations will become immediately due and payable by the Performing Subsidiary and shall be an amount equal to the Wind-Up or Reconstruction Amount determined in accordance with clause 10.4(b), and comprise a specialty debt due immediately prior to the Reconstruction Event;

(ii)	the Guaranteed Obligations under the JHINV Guarantee will become immediately due and payable in accordance with the terms of the JHINV Guarantee.

(f)	The Wind Up or Reconstruction Amount may be voted and proved for the purposes of (or at) any meeting or vote of creditors or similar proceedings relating to creditors following and in relation to any Reconstruction Event in relation to JHINV, subject to clause 10.5.
(g)	The Wind-Up or Reconstruction Amount will immediately cease to be payable, and the Funding Obligations and the Guaranteed Obligations will immediately cease to be subject to an acceleration and crystallisation, and may no longer be voted or proved under this clause 10 in respect of the relevant Reconstruction Event if:
(i)	the order constituting the “Reconstruction Event” is entered or made (or deemed to have been entered or made) and is subsequently struck out, dismissed, reversed, withdrawn or otherwise comes to an end, provided that, if the Reconstruction Event is an event as described in paragraph (c) of the definition of Reconstruction Event and the order was entered under Dutch law, JHINV emerges from the Reconstruction Event without a Plan (as defined under clause 10.5) having been accepted by the creditors and approved by the court and without being declared bankrupt;

(ii)	the meeting of creditors of the kind described in paragraph (a) or (d) that constitutes the “Reconstruction Event” is convened and the meeting is held or is cancelled or is otherwise vacated; or

(iii)	any vote of creditors due to occur following that Reconstruction Event (other than a Reconstruction Event as described in paragraph (c) of the definition of Reconstruction Event and the order was entered under Dutch law or occurring as a result of a voluntary case being commenced, or a final order for relief being entered, under Chapter 11 of the US Bankruptcy Code) to determine any compromise, plan or distribution occurs, is cancelled or is otherwise permanently vacated or rendered invalid.
(h)	By Notice to JHINV, the NSW Government may at any time:
(i)	cause the Funding Obligations and the Guaranteed Obligations to cease to be subject to an acceleration and crystallisation under clause 10.3(a) in respect of one or more Reconstruction Events; or

(ii)	direct that the acceleration and crystallisation provided for in clause 10.3(a) to be deemed not to have occurred in respect of one or more Reconstruction Events.
(i)	Each of the Trustee and the NSW Government:
(i)	subject to clause 10.3(j), covenant in favour of JHINV and the Performing Subsidiary in respect of a Reconstruction Event that except for the purposes of asserting a claim against JHINV or the Performing Subsidiary in a bankruptcy proceeding or an insolvency proceeding relating to such Reconstruction Event, neither the Trustee nor or the NSW Government shall commence, institute or continue proceedings in any jurisdiction seeking the enforcement or recovery from JHINV or the Performing Subsidiary of the Wind Up or Reconstruction Amount (whether under this deed or any Related Agreement) relating to such

Reconstruction Event or any part thereof, but nothing in this clause 10.3(i)(i) shall prejudice the operation of any provision of this Deed which is enlivened by the occurrence of a Wind Up Event; and

(ii)	acknowledge that JHINV has agreed to the terms of this clause 10 in reliance on the covenants described in this clause 10.3(i) and that compliance by both the Trustee and the NSW Government is a fundamental condition to it having any rights under this clause 10 in respect of a Reconstruction Event.
(j)	Nothing in clause 10.3(i) shall restrict the Trustee or the NSW Government from:
(i)	voting or proving the Wind Up or Reconstruction Amount in accordance with and subject to clause 10.3(f); or

(ii)	commencing or instituting proceedings in any jurisdiction in relation only to the existence or amount of any Wind Up or Reconstruction Amount or any voting rights attaching thereto, or any matters incidental to determining such amount or voting rights.
10.4 Calculation of Wind Up or Reconstruction Amount
(a)	Upon a Wind-Up Event or Reconstruction Event occurring in relation to JHINV, the Wind Up Amount or Reconstruction Amount will be determined on the following basis:

Wind Up Amount or Reconstruction Amount = TCE – C – (VA – VL + P)

where:

TCE has the meaning given in clause 7.2(m) as set out in the most recent Annual Actuarial Report published prior to the Wind Up Event or Reconstruction Event;

VA has the meaning given in clause 7.2(m);

VL has the meaning given in clause 7.2(m);

P has the meaning given in clause 7.2(m).

C equals the amount determined in accordance with the following provisions:
(i)	notwithstanding anything herein to the contrary, C shall equal zero:
(A)	upon and following a Wind-Up Event; or

(B)	if:

I.	JHINV commences a bankruptcy proceeding made under the US Bankruptcy Code which results in the occurrence of a ”Reconstruction Event”; and

II.	the determination of the amount of the Trustee’s claim is required in order for the Trustee to prove or vote that claimto permit the Trustee to participate in a vot of creditors; and

III.	JHINV fails to provide the information required under clause 10.4(d) in time to permit such a determination to be made;
(ii)	in any other circumstance for the purposes of determining a Wind-Up or Reconstruction Amount, “C” shall equal the amount by which TCE exceeds the present value of all the Annual Payments that are then due or would become due pursuant to this Principal Deed taking into account the operation of the Free Cash Flow cap under clause 9.3, having regard to the following:
(A)	C shall be calculated on the basis of the projected Free Cash Flow of JHINV taking into account any projected changes in Free Cash Flow as a result of implementing a proposed Plan (as defined in clause 10.5) arising other than from debt to equity conversions by creditors of JHINV or new capital raised by JHINV or any Reorganised Debtor (as defined in clause 10.5), and the Qualifying Capital Ratio, in each case, immediately prior to the Reconstruction Event discounted at a discount rate equal to the sum of:
(i)	the discount rate used in the calculation of the “TCE” as published in the most recent Annual Actuarial Report, and

(ii)	5 percentage points (500 basis points); and
(B)	C shall be calculated recognizing that the Term is automatically extended (unless the Parties in their absolute discretion agree otherwise) under clause 9.9.
(b)	In determining the value of “VA” and “VL” the Trustee shall procure that the Approved Auditor seeks appropriate expert advice from the Approved Actuary or otherwise as it considers necessary, and the value of each of “VA” and “VL” shall be certified by the Approved Auditor;
(c)	The certification of the value of “VA” and “VL” by the Approved Auditor shall, if the NSW Government so requires, be subject to review by the NSW Government Auditor in the manner set out in clause 5.13;

(d)	If a Reconstruction Event occurs, JHINV must provide a Notice to the Approved Auditor (copied to the NSW Government and the Trustee) setting out its projections of its Free Cash Flow and its estimate of C and the basis on which such estimate has been calculated (but without accepting liability for any errors or omissions in relation to the same) during the period for which it is necessary to project the Free Cash Flow in determining the amount of C. The Trustee or the NSW Government may, by election, require that an Independent Valuation Expert determines the amount of “C” on the terms set out in clause 7.1(b), and in such event, such terms shall apply in relation to the determination of such Independent Valuation Expert despite the fact that such determination is not a determination under clause 7 and in such a case C shall be equal to the amount determined by the Independent Valuation Expert or if no such Independent Valuation Expert is appointed within 10 Business Days of receipt of JHINV’s Notice under this clause 10.4(d), the estimate of C in that Notice.
10.5 Voting
Each of the Trustee and NSW Government acknowledge and agree that, without prejudice to their obligations under the Intercreditor Deed and to the extent permitted by law, all voting rights conferred upon the Trustee and the NSW Government arising out of this Deed or the JHINV Guarantee will be exercised in respect of any proposed meeting or composition with creditors, plan of arrangement, plan of reorganization, or other restructuring for JHINV in connection with any Reconstruction Event (“Plan”) so as to vote in favour of the Plan where, if the Plan were to come into force:
(a)	JHINV or any entity (the “Reorganised Debtor”) which, pursuant to and upon the effective date of a restructuring transaction (including a plan of reorganization confirmed under Chapter 11 of the U.S. Bankruptcy Code, but not a transaction approved by the court pursuant to Section 363 of the U.S. Bankruptcy Code) occurring in connection with a Reconstruction Event (i) acquires or undertakes the whole or a substantial part of the business or assets of JHINV or the JHINV Group, or (ii) consolidates, merges, or engages in another similar transaction with JHINV or the JHINV Group as a part of the restructuring transaction occurring in connection with a Reconstruction Event, would not be Insolvent;
(b)	the implementation of the Plan would not result in a Liquidation of JHINV or the Reorganised Debtor;
(c)	the Principal Deed, the JHINV Guarantee and each other Related Agreement would continue to bind all Parties to them (or in the case of a Reorganised Debtor of JHINV, thatReorganised Debtor), save that any termination of the Intercreditor Deed shall not result in this requirement failing to be satisfied; and
(d)	ignoring any effect of the Intercreditor Deed, the Plan would not operate so as to discriminate between the claims of the Trustee and the claims of the Lenders adversely to the claims of the Trustee.

10.6 Consequence of a Plan
If a Plan (as defined in clause 10.5) comes into and continues in effect in relation to a Reconstruction Event, then unless such a Plan is cancelled or abandoned prior to being implemented:
(a)	the obligations of JHINV and the Performing Subsidiary and the claims of the Trustee and the NSW Government arising under this Deed and the Related Agreements (including without limitation in respect of the Wind-Up or Reconstruction Amount) shall be dealt with in accordance with the Plan; and
(b)	the Wind-Up or Reconstruction Amount will immediately cease to be payable, and the Funding Obligations and the Guaranteed Obligations will immediately cease to be subject to an acceleration and crystallisation, and may no longer be voted or proved under this clause 10 in respect of that Reconstruction Event.
11 EFFICIENCIES
11.1 Costs Review Inquiry
(a)	The Parties acknowledge that the Costs Review Inquiry Legislation commenced on 1 July 2005 and that the conditions precedent contemplated by clauses 3.2(a), 3.3(d) and (in respect of the Costs Review Inquiry) 3.3(e) of the Heads of Agreement have been satisfied.
(b)	The NSW Government agrees to:
(i)	share the results of the Costs Review Inquiry with the Other Governments; and

(ii)	encourage the timely adoption by each Other Government of the results of the Costs Review Inquiry to the extent appropriate in the case of the Courts and tribunals of any Other Government which handles Claims; and

(iii)	undertake the review of the Costs Review Inquiry Legislation anticipated in the Costs Review Inquiry Report within the time contemplated in that report.
(c)	While the NSW Government is not obliged to perform any of its obligations under clause 11.1(b) until on or after the Commencement Date, it may in its absolute discretion choose to perform some or all of those obligations before the Commencement Date and such performance will, on the occurrence of the Commencement Date, be taken to satisfy the relevant obligations under clause 11.1(b).

11.2 Acknowledgements
All Parties acknowledge that:
(a)	all Parties desire that the process for the management of Personal Asbestos Claims, Marlew Claims and Claims Legal Costs is as efficient as possible, consistent with preserving Claimants’ rights to compensation, and that they are committed to seeking to maintain an efficient claims management process over time; and
(b)	an efficient process for the management of Personal Asbestos Claims, Marlew Claims and Claims Legal Costs is important to the funding arrangements covered by this deed.
11.3 Procedural Improvements Submissions
(a)	Either or both JHINV and the Trustee may from time to time make submissions to the NSW Government regarding further changes which might be made to the processes of making, processing and settling Personal Asbestos Claims, Marlew Claims and Claims Legal Costs including the apportionment of damages and recovery of contributions and payment of damages from third parties to make the same more economically and otherwise efficient.
(b)	The NSW Government agrees and undertakes:
(i)	to give timely and bona fide consideration to:
A.	submissions made under clause 11.3(a); and

B.	the adoption of the proposals set out in those submissions; and
(ii)	that in the event the NSW Government adopts any proposals the subject of a submission under clause 11.3(a), the NSW Government shall share its information on those proposals which are so adopted with the Other Governments, and use its reasonable endeavours to encourage their timely adoption by each Other Government to the extent appropriate in the case of the Courts and tribunals of that Other Government which handle Claims.
12 RELEASES
12.1 Releases of the JHINV Group, Liable Entities and other Persons
(a)	The Parties acknowledge that upon the commencement of the Release Legislation, the NSW Government will have used its best endeavours, subject to any limits on the legislative powers of the State of New South Wales, to bring into force legislation effective under New South Wales law to extinguish any civil liability of:

(i)	each member of the JHINV Group, each Liable Entity and each of their respective present and past directors, officers, employees, advisors and agents (collectively, the “Released Persons”) in respect of the Relevant Matters;

(ii)	Released Persons in respect of the entry by JHINV and the Performing Subsidiary into this deed and the Related Agreements and their implementation by the JHINV Group, and the circumstances giving rise to the same, but without prejudice to the obligations of members of the JHINV Group to the parties to this deed or the Related Agreements under, or in connection with negotiations leading to the entry by the parties into, this deed or any Related Agreement; and

(iii)	any member of the JHINV Group or any Liable Entity for claims for economic loss (not forming part of a personal injury claim or otherwise resulting from personal injury) or loss of or damage to property, including those relating to land remediation or Asbestos or Asbestos products removal, arising out of Asbestos or Asbestos products manufactured, sold, distributed or used by or on behalf of the Liable Entities, and the NSW Government agrees, subject to the remainder of this clause 12, that it will not introduce legislation (whether or not expressed to amend the Release Legislation or the Transaction Legislation) which denies the JHINV Group the benefit of, or derogates from, the releases and extinguishments set out in the Release Legislation.

(b)	For the purposes of this clause 12, “civil liability” has its natural and ordinary meaning.

(c)	In addition to any rights arising in favour of the Released Persons under the Release Legislation, the NSW Government must execute the NSW Government Deed of Release on or before the Commencement Date.

(d)	JHINV agrees promptly to provide to any Released Person who so requested in writing, a photocopy of a counterpart of the NSW Government Deed of Release duly executed by the NSW Government.

(e)	Without prejudice to any right or remedy of the NSW Government, the Releases in respect of Persons who are not natural persons may be suspended by the NSW Government whilever:
(i)	the Performing Subsidiary shall be and remains in breach of any obligation to make a Funding Payment under this deed and such breach shall have remained unremedied for not less than 3 months and remains unremedied; or;

(ii)	JHINV is in breach of clause 7 and that breach has not been rectified within a reasonable period (of not less than 3 months) of JHINV having received a Notice under clause 12.1(f); or

(iii)	JHINV is and remains in breach of clause 7 and JHINV has not given a Notice to the NSW Government under clause 7.9 in respect of that breach, and the NSW Government has given JHINV at least 30 days’ Notice that the suspension applies.
(f)	The NSW Government may give to JHINV Notice of any matter which JHINV has given it Notice under clause 7.9 which the NSW Government considers, acting reasonably, to constitute a breach by JHINV of clause 7. For the avoidance of doubt, any Notice given by the NSW Government is not proof that JHINV is in breach of clause 7 and if the NSW Government having given notice, purports to suspend then that suspension will not take effect. If a Notice is given in circumstances where JHINV is in breach of clause 7 and the relevant period referred to in clause 12.1(e) has not expired, those Releases will not be suspended until the expiry of that period.
(g)	The NSW Government must revoke the suspension of any release of liability suspended as a result of any breach of a kind described in clause 12.1 immediately upon JHINV remedying that breach and Notifying the NSW Government demonstrating that such a breach has been remedied.
12.2 No Admission
Nothing in this deed or any Related Agreement can nor shall be taken as an admission by JHINV, the Performing Subsidiary or any of their controlled entities, directors, officers, employees, advisers or agents (past and present) that it or he or she has had any role in organising or procuring any unlawful action or is or has been in breach of any law.
12.3 Releases of ACTU, Unions NSW and Banton
JHINV agrees, and the Trustee shall procure the Liable Entities, unconditionally and irrevocably to release each of the following Persons and (if applicable) their past and present directors, officers, advisers and agents:
(a)	the ACTU (and those unions affiliated to the ACTU);

(b)	Unions NSW (and those unions affiliated to Unions NSW);

(c)	the officers, members and employees of the ACTU (and its affiliated Unions) and Unions NSW (and its affiliated unions); and

(d)	Banton,
from civil liability which they may have to JHINV, the Liable Entities or arising from or relating to:

(e)	the underfunding of the MRCF;

(f)	the Jackson Inquiry;

(g)	all Relevant Matters,
on and subject to the terms set out in the Unions’ Deed of Release.
13	NO ADVERSE OR DISCRIMINATORY LEGISLATIVE OR REGULATORY ACTION AND DISCUSSIONS WITH OTHER GOVERNMENTS
13.1 Legislative or regulatory action
(a)	For the purposes of clause 13, legislative action means the enactment, amendment or repeal of any legislation, including without limitation the making, amendment or repeal of any instrument, as defined in section 3(1) of the Interpretation Act 1987, which includes a statutory rule, as defined in section 21 of the Interpretation Act 1987 (NSW).

(b)	For the purposes of clause 13, regulatory action means:
(i)	the exercise of statutory functions (being functions, powers, authorities and duties conferred or imposed on any person or body by legislation); and

(ii)	the exercise by the NSW Government of the powers and functions described in section 7 of the Australia Act 1986 (Cth) itself or by advising the Governor of New South Wales to exercise such powers and functions, but excludes any action taken under and in accordance with the Transaction Legislation or the Release Legislation.
13.2	No Adverse Legislative Action
(a)	Subject to the remaining provisions of this clause 13, the NSW Government undertakes to and agrees with JHINV and the Performing Subsidiary that it will not undertake any adverse legislative action directed at any member of the JHINV Group, the Trustee or any of the Liable Entities in relation to any of the Relevant Matters or in relation to Asbestos Liabilities (except that, for these purposes, “Excluded Claims” within the definition of “Asbestos Liabilities” are limited to Excluded Claims relating to Asbestos).

(b)	Without limitation, legislative action shall be taken to be adverse if:
(i)	it denies to or in relation to any of the Trustee, any member of the JHINV Group or any of the Liable Entities benefits or advantages which are provided or available to others in similar circumstances; or

(ii)	it operates by reference to any of the Trustee, any member of the JHINV Group or any of the Liable Entities, this Deed or any of the Related Agreements or an attribute which only one or more of them possesses;

(iii)	it amends or repeals all or part of the Transaction Legislation or Release Legislation in a manner which would adversely affect any member of the JHINV Group, the Trustee or the Liable Entities, unless such amendment or repeal has been agreed in advance in writing by JHINV acting reasonably;

(iv)	notwithstanding the fact that the legislative action may not on its face contravene the provisions of this clause 13 (for example because it applies generally), having regard to the nature or circumstances of the legislative action, it would be concluded that the purpose of the legislative action was or a material purpose of the legislative action included having the effect of increasing any of the amounts that but for such action would have been payable under this Deed or in respect of payments of the liabilities to be funded hereunder and the legislative action has or will have the result or effect of increasing any of such amounts.
(c)	Subject to clause 13.2(b)(iii) and also, in the case of clauses 13.2(c)(ii) and (iii), subject to clause 13.2(b)(iv), legislative action:
(i)	in respect of the claims handling and determination process, including through the Dust Diseases Tribunal;

(ii)	in respect of the handling, removal or disposal of Asbestos; or

(iii)	considered necessary to deal with the consequences of the manufacture and sale of asbestos products, shall not be considered adverse to any member of the JHINV Group, the Trustee or the Liable Entities under clauses 13.2(a) and (b) if it applies to former Asbestos manufacturers or Asbestos defendants generally, irrespective of the fact that it might by reason of circumstances have a greater impact on JHINV, the Trustee or the Liable Entities than on other manufacturers or defendants, provided that, if clause 13.2(b)(iv) applies in relation to actions referred to in clause 13.2(c)(i), the JHINV Group, the Trustee and the Liable Entities do not suffer any material increase in Operating Expenses or Claims Legal Costs to be borne by them as a result of such actions under clause 13.2(c)(i) (or any equivalent actions under clause 13.3(c)(i)).
(d)	The obligations and undertakings of the NSW Government set out in clause 13.2(a) shall be suspended whilever:
(i)	the Performing Subsidiary shall be and remains in breach of any obligation to make a Funding Payment under this deed, and such breach shall have remained for not less than 3 months and remains unremedied; or

(ii)	JHINV is in breach of clause 7 and that breach has not been remedied within a reasonable period (of not less than 3 months) of JHINV having received a Notice under clause 13.2(e) and such breach remains unremedied; or

(iii)	JHINV shall be and remains in breach of clause 7 and JHINV has not given a Notice to the NSW Government under clause 7.9 in respect of that breach and the NSW Government has given JHINV at least 30 days’ Notice that the suspension applies.
(e)	The NSW Government may notify JHINV of any matter of which JHINV has given it Notice under clause 7.9 which the NSW Government considers, acting reasonably, to constitute a breach by JHINV of clause 7. For the avoidance of doubt, any notice given by the NSW Government is not proof that JHINV is in breach of clause 7. If the NSW Government, having given Notice under this clause 13.2(e), undertakes adverse legislative action in circumstances where JHINV is not in breach of clause 7, then without limiting JHINV’s other rights at common law or under this Deed, that adverse legislative action will be in breach of clause 13.2.
(f)	Immediately upon any breach described in clause 13.2(d) being rectified and the NSW Government having received Notice of such breach being rectified, the NSW Government shall not take, and shall cease to take, any further adverse legislative action, provided that nothing in this clause 13.2(f) requires the NSW Government to:
(i)	seek the repeal of legislation in force at the time such breach is rectified (other than any legislation which was, when introduced, in breach of the provisions of this deed); or

(ii)	take any executive or other action in breach of generally applicable protocols of the NSW Government associated with bringing legislation into force.
(g)	The NSW Government acknowledges and agrees that:
(i)	damages for dust diseases compensation are determined by common law in New South Wales;

(ii)	the NSW Government will not change the common law basis of assessment of damages for dust diseases compensation; and

(iii)	accordingly, the NSW Government will not legislate to reduce or increase damages for dust diseases.

(h)	The Parties acknowledge that this clause 13.2 does not prevent the proper exercise by the NSW Parliament of its legislative power, but that this clause 13.2(h) is without prejudice to the right of any other Party or Parties to claim damages from the NSW Government in respect of any breach by the NSW Government of its obligations under this clause 13.

(i)	The Parties acknowledge that this clause 13.2 operates and is intended to operate independently of clause 13.3.

13.3	No Adverse Regulatory Action

(a)	Subject to the remaining provisions of this clause 13, the NSW Government undertakes to and agrees with JHINV and the Performing Subsidiary that it will not undertake any adverse regulatory action directed at any member of the JHINV Group, the Trustee or any of the Liable Entities in relation to any of the Relevant Matters or in relation to Asbestos Liabilities (except that, for these purposes, “Excluded Claims” within the definition of “Asbestos Liabilities” are limited to Excluded Claims relating to Asbestos).

(b)	Without limitation, regulatory action shall be taken to be adverse if:
(i)	it denies to or in relation to any of the Trustee, any member of the JHINV Group or any of the Liable Entities benefits or advantages which are provided or available to others in similar circumstances;

(ii)	it operates by reference to any of the Trustee, any member of the JHINV Group or any of the Liable Entities, this Deed or any of the Related Agreements or an attribute which only they possess; or

(iii)	notwithstanding the fact that the regulatory action may not on its face contravene the provisions of this clause 13 (for example because it applies generally), having regard to the nature or circumstances of the regulatory action, it would be concluded that the purpose of the regulatory action was or a material purpose of the regulatory action included having the effect of increasing any of the amounts that but for such action would have been payable under this deed or in respect of payments of the liabilities to be funded hereunder and the regulatory action has or will have the result or effect of increasing any such amounts.
(c)	Subject, in the case of clauses 13.3(c)(ii) and (iii), to clause 13.3(b)(iii), regulatory action:
(i)	in respect of the claims handling and determination process, including through the Dust Diseases Tribunal;

(ii)	in respect of the handling, removal or disposal of Asbestos; or

(iii)	considered necessary to deal with the consequences of the manufacture and sale of asbestos products, shall not be considered adverse to any member of the JHINV Group, the Trustee or the Liable Entities under clauses 13.3(a) and (b) if it applies to former Asbestos manufacturers or Asbestos defendants generally, irrespective of the fact that it might by reason of circumstances have a greater impact on JHINV, the Trustee or the Liable Entities than on other manufacturers or defendants, provided that, if clause 13.3(b)(iii) applies in relation to a matter referred to in clause 13.3(c)(i), the JHINV Group, the Trustee and the Liable Entities do not suffer any material increase in Operating Expenses or Claims Legal Costs to be borne by them as a result of such actions under clause 13.3(c)(i) (or any equivalent actions under clause 13.2(c)(i)).
(d)	The obligations and undertakings of the NSW Government set out in clause 13.3(a) shall be suspended whilever:
(i)	the Performing Subsidiary shall be and remains in breach of any obligation to make a Funding Payment under this deed, and such breach shall have remained for not less than 3 months and remains unremedied; or

(ii)	JHINV is in breach of clause 7 and that breach has not been remedied within a reasonable period (not less than 3 months) of JHINV having received a Notice under clause 13.3(e) and such breach remains unremedied; or

(iii)	JHINV shall be and remains in breach of clause 7 and JHINV has not given a Notice to the NSW Government under clause 7.9 in respect of that breach and the NSW Government has given JHINV at least 30 days’ Notice that the suspension applies.
(e)	The NSW Government may notify JHINV of any matter of which JHINV has given it Notice under clause 7.9 which the NSW Government considers, acting reasonably, to constitute a breach by JHINV of clause 7. For the avoidance of doubt, any notice given by the NSW Government is not proof that JHINV is in breach of clause 7. If the NSW Government having given Notice under this clause 13.3(e), undertakes adverse regulatory action in circumstances where JHINV is not in breach of clause 7, then without limiting JHINV’s other rights at common law or under this Deed, that adverse regulatory action will be in breach of clause 13.3.

(f)	Immediately upon any breach described in clause 13.3(d) being rectified and the NSW Government having received Notice of such breach being rectified, the NSW Government shall not take, and shall cease to take, any further adverse regulatory action, provided that nothing in this clause 13.3(f) requires the NSW Government to:

(i)	seek the repeal of legislation or any instrument in force at the time such breach is rectified (other than any legislation or instrument which was, when introduced, in breach of the provisions of this deed); or

(ii)	take any executive or other action in breach of generally applicable protocols of the NSW Government associated with bringing legislation or instruments into force.
(g)	The Parties acknowledge that this clause 13.3 operates and is intended to operate independently of clause 13.2.

13.4	Other Governments
(a)	Subject to clause 13.7, this clause 13.4 applies if:
(i)	an Other Government introduces a scheme (the “Scheme”) providing for payment of compensation, or which provides benefits for which the common law would provide compensation, to some or all Claimants (the “Relevant Claimants”) for what would, if brought against a Liable Entity or a member of the JHINV Group, constitute Personal Asbestos Claims (the “Relevant Claims”); and

(ii)	JHINV, another member of the JHINV Group, the Trustee or any Liable Entity is required by law to make payments under the Scheme to the Relevant Claimants or to contribute to a Person designated under the Scheme to receive payments on account of liabilities imposed under the Scheme for the purpose of compensating the Relevant Claimants for Relevant Claims (the “Relevant Liabilities”).
(b)	Subject to clause 13.7, clause 13.4(c)(i) shall also apply if an Other Government takes any legislative or regulatory action which, had it been taken by the NSW Government, would have resulted in the NSW Government breaching clause 13.2 or 13.3 and in such a case, then unless clause 13.4(a) applies in respect of such action, such action shall be deemed to be a Scheme to which clause 13.4(c)(i) applies and the Relevant Liabilities shall be the additional liabilities incurred by members of the JHINV Group, the Trustee or the Liable Entities as a result of such action, provided that such application of clause 13.4(c)(i) shall occur only from the later of 6 months after the date JHINV shall have Notified the NSW Government of such legislative or regulatory action by such other Government or the possibility or proposal that such action (or some generally similar action) might or would be taken by such other Government and the date and the time such application would have occurred but for this proviso.
(c)	If this clause 13.4 applies:
(i)	the payment obligations of the Performing Subsidiary and JHINV under this deed and the Related Agreements shall be adjusted so as to ensure that the JHINV Group’s present and future liabilities with respect to Personal Asbestos Claims are not increased as a result of the Scheme as follows:
(A)	all payments of Relevant Liabilities made by a member of the JHINV Group under the Scheme shall be treated as though they had been received by the Trustee and had increased the net assets of the Trustee by that amount (and earned income for each Financial Year at the discount rate published by the Approved Actuary in the Annual Actuarial Report in relation to that Financial Year); and

(B)	any Relevant Liabilities incurred but unpaid by the Liable Entities or the Trustee under the Scheme shall be ignored in determining the net assets of the Liable Entities and the Trustee and any payments of Relevant Liabilities shall be added back to the net assets of the relevant Liable Entity or the Trustee (as applicable) (as though the net assets were never reduced by the amount of such payments).
provided that, in the case of a Scheme described in clause 13.4(a) and (b), such adjustments shall cease to be made when the arrangements contemplated in clause 13.4(c)(ii) are implemented (including that any amending legislation necessary to give effect to that clause comes into full force); and

(ii)	the Parties agree to negotiate in good faith to make such modifications to the terms of this deed and the Related Agreements (and the NSW Government agrees to use its best endeavours to amend the Transaction Legislation and the Release Legislation) as are reasonably necessary to ensure that the liability of the JHINV Group, the Trustee and the Liable Entities in connection with Personal Asbestos Claims (having regard to liabilities arising under the Transaction Documents and the Relevant Liabilities under the Scheme) is not increased as a result of the implementation and operation of the Scheme.
(d)	Without limiting clause 13.4(c), the Parties agree that:
(i)	the necessary modification to the Funding Obligations may be reflected in a narrowing of the definition of “Claimants” under this deed or a deferral of payment of Relevant Claims under the Transaction Legislation, which will cause an adjustment to the Period Actuarial Estimate, the Term Central Estimate and the Discounted Central Estimate; and

(ii)	a Relevant Claimant should not, by reason of the Scheme, recover or obtain full compensation more than once for a Relevant Claim.

(e)	If JHINV, another member of the JHINV Group, the Trustee or any Liable Entity is not required by law to make payments under the Scheme, but JHINV wishes to elect to make payments to the Scheme either itself or through another member of the JHINV Group, the Trustee or any Liable Entity, then:
(i)	the Parties agree to negotiate in good faith to determine what modifications (if any) should be made to the terms of this deed, the Related Agreements, the Transaction Legislation and the Release Legislation in respect of the funding arrangements and the management of Personal Asbestos Claims to give appropriate recognition to the Scheme of the Other Government and to reflect the fact that Relevant Claimants will be compensated for Relevant Claims under the Scheme instead of under the funding arrangements under this deed; and

(ii)	unless the Parties reach agreement on the modifications (if any) and those modifications (including to the Transaction Legislation and the Release Legislation) (if any) are made, no adjustment shall be made to the obligations of JHINV or the Performing Subsidiary under this deed or any Related Agreement even if JHINV elects to make payments under the Scheme.
13.5	Participation in discussions with Other Governments and regulators
The NSW Government must, if requested by JHINV by Notice to the NSW Government:
(a)	participate with JHINV in discussions with either or both:
(i)	Other Governments; and

(ii)	the Australian Competition and Consumer Commission, the ASIC and other regulatory bodies, in relation to matters arising out of the Jackson Inquiry; and
(b)	advocate action by the Other Governments or the regulatory bodies described in clause 13.5(a), consistent with the provisions of the Transaction Documentation.
13.6 Referral of powers
If the NSW Government refers legislative power to the Commonwealth in a manner permitted under section 51(xxxvii) of the Commonwealth Constitution for any matter in relation to Asbestos Liabilities or their management, the NSW Government must:
(a)	ensure that the referral does not affect the Transaction Documentation;

(b)	ensure that the referral does not permit the Commonwealth to legislate in a manner inconsistent with the Transaction Documentation; or

(c)	obtain JHINV’s prior written agreement to the referral to the extent that it would not conform to the requirements of clauses 13.6(a) or 13.6(b).

13.7	Limitations on Recoveries

(a)	For the purposes of this clause 13.7, “Recoveries” means any statutory entitlement of the NSW Government or any Other Government or any governmental agency or authority of any such government (“Relevant Body”) to impose liability on or to recover an amount or amounts from any person in respect of any payments made or to be made or benefits provided by a Relevant Body in respect of Personal Asbestos Claims or Marlew Claims (other than as a defendant or in settlement of any claim, including a cross-claim or claim for contribution).

(b)	In consideration of JHINV’s and the Performing Subsidiary’s agreement to include the liabilities described in this paragraph (b) within the scope of the funding arrangements set out in this deed (but only to the limited extent provided for in this clause 13.7), the NSW Government agrees to use its best endeavours to ensure, through the Transaction Legislation, that the Liable Entities (or the Trustee on their behalf) cannot be compelled to pay (whether paid directly to Relevant Bodies or as a component of amounts payable or liabilities incurred in respect of Personal Asbestos Claims or Marlew Claims or to Concurrent Wrongdoers) Recoveries which in aggregate exceed in any Financial Year the lesser of:
(i)	the amount equal to the liabilities of the Liable Entities to pay Recoveries as calculated under the relevant statute(s) from time to time;

(ii)	for the first Financial Year of operation of the Fund, an amount equal to $750,000 (Annual Limit) and in respect of each subsequent Financial Year, an amount equal to the prior Financial Year’s Annual Limit, indexed for inflation or deflation by reference to the All Groups Consumer Price Index as published by the Australian Bureau of Statistics (or, if such statistic ceases to be published, the nearest equivalent generally published figure);
and further the aggregate of Recoveries paid by the Liable Entities (or the Trustee on their behalf) over the Term of this deed (including any extension of the Term under clause 9.9 of this deed) shall not exceed $30 million.

(c)	Without limiting JHINV’s or the Performing Subsidiary’s rights under any other provision of this deed, if any Liable Entity (or the Trustee on its own behalf or on behalf of a Liable Entity) or any member of the JHINV Group is required to pay any amount in respect of Recoveries which exceeds the amounts described in clause 13.7(b), the payment obligations of the Performing Subsidiary and JHINV under this deed and the Related Agreements shall be adjusted by the amount of the excess as though the excess were a payment of a Relevant Liability under a Scheme to which clause 13.4 applies.

14	ACTUARIAL ISSUES
14.1	Initial Report
The Parties acknowledge that:
(a)	JHINV engaged KPMG Actuaries to provide in the Initial Report, a calculation of the Discounted Central Estimate of the liabilities of the Liable Entities to Claimants as at 30 June 2005;
(b) a copy of that Initial Report has been made available to the Parties;
(c)	the Initial Report clearly delineates the methodology and assumptions made for the purposes of that calculation.
(d)	if the Commencement Date has not occurred by 30 April 2006, any Party may by Notice before the Commencement Date, request that KPMG Actuaries consider a matter specified in the Notice (being a matter listed in clause 14.2(b)) to consider whether in light of the specified matter KPMG Actuaries wishes to amend the Initial Report under clause 14.2.
14.2	Initial Payment
(a)	The Parties acknowledge that the calculation of the Initial Funding amount set out in this deed has been based upon the facts, assumptions and results set out in the Initial Report.
(b)	JHINV acknowledges that the terms on which it has engaged KPMG Actuaries have included terms that if the Commencement Date has not commenced by 31 March 2006, KPMG Actuaries may, by further report (“Further Actuarial Report”) amend the Initial Report at any time before the Commencement Date by reason of the bona fide consideration by KPMG Actuaries of any of the following:
(i)	new or additional information which has been provided to KPMG Actuaries and which would cause KPMG Actuaries to update or amend the Initial Report; and

(ii)	actual experience.
(c)	Where KPMG Actuaries amends the Initial Report under clause 14.2(b), whichever of JHINV or the Trustee has then engaged KPMG Actuaries must use its best endeavours to procure that KPMG Actuaries promptly gives the Further Actuarial Report to the Parties.
(d)	Subject to clause 14.2(e), if the Parties are given a Further Actuarial Report in accordance with clause 14.2(c), they must:

(i)	meet to consider whether the Further Actuarial Report indicates that the Initial Funding or the Additional Payment remain an appropriate basis for the establishment of the Fund; and

(ii)	negotiate in good faith to agree, if they agree that those payments and matters are no longer appropriate, amendments to clause 9.2 (and, to the extent those amendments affect the amount of the Additional Payment, the amounts to be deducted under clause 9.2) so that the Initial Funding will be appropriate on the basis of the facts, assumptions and results set out in the Further Actuarial Report.
(e)	If a Further Actuarial report is prepared and the Commencement Date occurs before any agreement is reached under clause 14.2(d), the Parties agree that the Initial Funding shall be calculated by reference to the Initial Report and not the Further Actuarial Report and the parties will negotiate in good faith to determine whether an adjustment payment in respect of the Initial Funding should be made by the Performing Subsidiary or the Trustee and if so the amount of such payment.
14.3	Liable Entities to assist
The Trustee must procure (to the extent the Liable Entities are subject to its control or direction) that the Liable Entities:
(a)	provide to the Approved Actuary data and other assistance requested by the Approved Actuary to enable the Approved Actuary to prepare the Annual Actuarial Report for the period ending as at the Financial Year End of each Financial Year within 20 days of the Financial Year End of that year;

(b)	provide, if requested to do so, ongoing regular information to, amongst others, the Approved Actuary in relation to the notification, payment and settlement of Claims and Claims Legal Costs, and the assets available to meet Proven Claims, Claims Legal Costs and Operating Expenses and other Payable Liabilities; and

(c)	provide access for the Approved Actuary to Persons relevant to the operations of the Trustee and to Persons relevant to the operations of the Liable Entities, including, but not restricted to, employees, executives, claims managers and advisers of the Trustee and the Liable Entities.

14.4	Ongoing actuarial assessments

(a)	The Trustee will use its best endeavours to procure that the Approved Actuary prepares and provides to the NSW Government an Annual Actuarial Report by the date which is 20 days prior to each Payment Date. If the Approved Actuary is unavailable or unwilling to provide that report, the Trustee must immediately disclose to the other Parties the reasons known to the Trustee for such unavailability or unwillingness and must use its best endeavours to procure that the report is delivered as soon as possible after that due date (and clause

9.4(b) shall apply where the report has not been finalised at least 5 Business Days before the Payment Date).
(b)	Each Annual Actuarial Report must set out:
(i)	the Discounted Central Estimate as at the end of the Financial Year ending prior to the Payment Date;

(ii)	the Period Actuarial Estimate for the period commencing immediately after the end of the Financial Year preceding the Payment Date (the “Prior Financial Year”) and ending at the end of the third Financial Year following the Prior Financial Year (or, if the end of the Term has been determined not to be extended under clause 9.9(b), and the remainder of the Term is less than 3 years, to the end of the Term); and

(iii)	the Term Central Estimate for the period:
(A)	from and including the day following the end of the Financial Year preceding that Payment Date;

(B)	up to and including the last day of the Term (excluding any automatic or potential extension of the Term pursuant to clause 9.9, unless or until the Term has been extended in accordance with that clause).
(c)	The Trustee must engage the Approved Actuary on terms that (and use its best endeavours to procure that):
(i)	the Approved Actuary must undertake the calculations set out in clause 14.4(b) and include these calculations in its Annual Actuarial Report;

(ii)	the Annual Actuarial Reports are prepared adopting methodologies and assumptions which are consistent from year to year, subject to the need and duty to update or vary such methodologies and assumptions where required to reflect generally accepted best practice methodologies and assumptions appropriate at the relevant time, to be clearly delineated consistent with determining a Discounted Central Estimate; and

(iii)	the Annual Actuarial Report complies with PS300 or subsequent applicable Australian actuarial standards.
14.5	Review by NSW Government Reviewing Actuary
(a)	The NSW Government may from time to time appoint a NSW Government Reviewing Actuary to conduct a peer review of the Initial Report or any one or more Annual Actuarial Reports or Further Actuarial Report (not being a report given before the Initial Report and not more than 5 years before the date of appointment of the NSW Government Reviewing Actuary).

(b)	If after having made reasonable enquiries and assessment the NSW Government has not been able to identify an actuary who meets all of the requirements set out in the definition of “NSW Government Reviewing Actuary” in clause 1.1, the NSW Government shall notify the other Parties of that fact and failing agreement between the Parties within 21 days as to an actuary acceptable to all the Parties, the NSW Government shall promptly refer the matter to the President of the Institute of Actuaries of Australia, who shall have the sole power to select an available actuary who best meets those requirements to be the NSW Government Reviewing Actuary. The NSW Government may appoint the actuary so selected or may elect not to appoint a NSW Government Reviewing Actuary at that time.
(c)	Where the NSW Government proposes to make an appointment of a NSW Government Reviewing Actuary under this clause 14.5, it must promptly give Notice to JHINV, the Trustee and the Approved Actuary specifying:
(i)	the name and address of the proposed appointee;

(ii)	the basis on which the proposed appointee fulfils the requirements for such an appointment as set out in the definition of “NSW Government Reviewing Actuary” in clause 1.1.

(iiii)	the Initial Report, the Further Actuarial Report or the Annual Actuarial Reports to be reviewed by the proposed appointee; and

(iv)	an outline of the scope and purpose of the independent review.
14.6	Access by NSW Government Reviewing Actuary
If requested by the NSW Government Reviewing Actuary by Notice, the Trustee, must (and must use its best endeavours to procure the Liable Entities and the Approved Actuary to) provide:
(a)	data;

(b)	results of modelling; and

(c)	all other assistance and information (including providing reasonable access to the working papers of the Approved Actuary), reasonably required by the NSW Government Reviewing Actuary, so as to enable the NSW Government Reviewing Actuary to conduct any peer review under clause 14.5. Those persons are only required to do so if the NSW Government Reviewing Actuary has executed a confidentiality deed (on terms reasonably acceptable to those persons and to the NSW Government) to keep confidential any information and data so provided and to recognise and protect the intellectual capital and property of the Approved Actuary’s work and models to the extent they are disclosed, provided it shall not be required to incur any material expenditure in complying with this requirement, but it may be liable to pay damages for any breach of this clause 14.6.

The confidentiality deed will permit the NSW Government Reviewing Actuary to make any disclosure to the NSW Government, the Trustee, the Liable Entities, JHINV or the officers and employees or any of them, subject to the recipients being under a legally binding obligation of confidentiality in respect of such information, subject to limited exceptions to permit disclosures required by law.
14.7	NSW Government Reviewing Actuary Input
If the NSW Government Reviewing Actuary:
(a)	has reasonable grounds to disagree with, and in fact does not agree with, the information, calculations, methodology or assumptions in any Annual Actuarial Report or the Further Actuarial Report; and

(b)	considers that the disagreement is material,
the NSW Government may, at its discretion, give Notice to the Approved Actuary (with copies to the Trustee, JHINV and the Performing Subsidiary) setting out in detail those assumptions or those elements of the methodology of the Annual Actuarial Report or the Further Actuarial Report with which the NSW Government Reviewing Actuary disagrees, and providing detailed reasons for its disagreement and for its view that the disagreement is material.
14.8	Consideration of NSW Government Reviewing Actuary’s Notice
If the Trustee receives a copy of a Notice from the NSW Government to the Approved Actuary under clause 14.7, the Trustee must instruct the Approved Actuary:
(a)	to give the matters set out by the NSW Government bona fide consideration and provide a detailed response by Notice to the NSW Government (with copies to the Trustee, JHINV and the Performing Subsidiary); and

(b)	where the Approved Actuary considers it is necessary or appropriate to do so, to revise and reissue the most recent report on which the NSW Government Reviewing Actuary conducted its review or recalculate the Discounted Central Estimate, Term Central Estimate or Period Actuarial Estimate (as the case may be) as at the relevant Financial Year End upon the revised assumptions and methodologies.

14.9	Revised Report by Approved Actuary

(a)	If the Trustee gives an instruction under clause 14.8 and the Approved Actuary issues a revised report, that report shall be in substitution for the relevant report under clause 14.4, and shall form the basis for calculating relevant amounts for the purposes of clauses 9 and 10 for the relevant Financial Year.

(b)	Where an error or recalculation disclosed in the revised report of the Approved Actuary has resulted in the Performing Subsidiary making an overpayment or underpayment to the Trustee, the Performing Subsidiary shall promptly pay any amounts underpaid by it to the Trustee, or the Trustee shall promptly reimburse the Performing Subsidiary for any amount overpaid to it (as the case may be). Where the error resulted in no payment having occurred, the Performing Subsidiary shall promptly make the correct payment.

14.10	Actuarial Acknowledgments of Uncertainty
Each of the Parties acknowledges, without derogating from the remaining provisions of this deed, that:
(a)	there is inherent uncertainty involved in the actuarial assessment of long tail liabilities arising from exposure to Asbestos; and

(b)	the primary purpose in obtaining the Annual Actuarial Reports is:
(i)	to ascertain the Discounted Central Estimate, the Term Discounted Central Estimate and Period Actuarial Estimates as at the end of the relevant Financial Year; and

(ii)	not to determine the current amount that would need to be set aside in a closed fund established at the end of the relevant Financial Year in order to ensure that all Proven Claims would be paid in full without any further financial support to that fund.
14.11	Review of Draft Annual Actuarial Reports

(a)	The Trustee shall procure that the Approved Actuary provides to each of JHINV and the NSW Government an advanced draft of each Annual Actuarial Report at least 10 Business Days prior to that report being required to be finalised under this deed.

(b)	No later than 5 Business Days after receipt of a draft report under clause 14.11(a), JHINV or the NSW Government may give Notice to the Trustee and the Approved Actuary with copies to the other Parties, requesting that the Approved Actuary consider specified questions of fact regarding the contents of the draft report.

(c)	The Trustee shall procure that the Approved Actuary considers in good faith any questions of fact notified under clause 14.11(b) by JHINV or the NSW Government with respect to the draft report.

15	FINANCIAL COVENANTS

15.1	Terms of Financial Covenants

JHINV covenants to the Trustee in terms of the Financial Covenants and warrants that these are equivalent to those given by it as at the date of this deed to its Initial Lenders.

15.2	Changes to Financial Covenants
If the Financial Covenants given by JHINV to the Lenders change or new Financial Covenants are given by JHINV to its Lenders from time to time during the Term in lieu of or in addition to any previously applicable Financial Covenant, JHINV automatically covenants to the Trustee in terms of those new or amended Financial Covenants. JHINV must notify the Trustee and the NSW Government of details of the new or amended Financial Covenants as soon as reasonably practicable and, until such Notice is given, the Financial Covenants in favour of the Trustee as last notified to the Trustee shall continue to apply in favour of the Trustee in addition to any new or amended Financial Covenants automatically given in favour of the Trustee.
15.3	Information undertakings
In the event that JHINV is obliged to notify a Lender of a breach of any of the Financial Covenants, JHINV agrees and undertakes to notify the Trustee and the NSW Government at the same time the Notice is given to the relevant Lender and keep the Trustee and the NSW Government informed, on a timely basis, of the outcome of discussions with the relevant Lender in respect of such a breach. Each recipient of such a Notice agrees to keep the contents and the fact of such Notices having been given confidential, other than to the extent reasonably necessary for the recipients to exercise their rights under this deed and any Related Agreements to which they are a party.
15.4	Auditor’s Certificate
JHINV shall procure that, not later than 60 Business Days after the end of each Financial Year of JHINV, the JHINV Auditor gives the Trustee and the NSW Government a certificate in respect of that Financial Year specifying whether or not:
(a)	the financial statements for that year indicate that JHINV was on the last day of that Financial Year in breach of any of the Financial Covenants; or
(b)	in the course of its audit of the accounts of JHINV for that Financial Year, it became aware of any information that showed that JHINV was, on the last day of that Financial Year, in breach of any of the Financial Covenants and if it is aware of any such information, the JHINV Auditor must specify the nature and period of the existence of any breach.
15.5 Consents under the equivalent Financial Covenants
Where a Financial Covenant is given to the Trustee and conduct may not be engaged in or allowed without the consent of the Trustee under that Financial Covenant, then any consent or a waiver granted by the Lender under the equivalent Financial Covenant given by that Lender shall be taken to be consent or waiver (as the case may be) by the Trustee, but shall be subject to qualifications equivalent to those set out in the Lender’s consent or waiver. JHINV must promptly deliver to the Trustee a certified copy of the consent or waiver granted by that Lender.

15.6 Warranty on Absence of Cross Guarantees
JHINV warrants to the Trustee and the NSW Government that at the date of this deed the Controlled Entities within the JHINV Group have not given Cross Guarantees of liabilities of JHINV to third parties, except as required:
(a)	to obtain relief under ASIC Class Order 98/1418 for wholly owned subsidiaries from preparing audited financial statements (or any class order amending, replacing or superseding such order); and
(b)	Australian Tax Office tax consolidation requirements imposed by virtue of Part 3-90 of the Income Tax Assessment Act 1997 (Cth).
15.7	Future Cross Guarantees
If on or after 21 December 2004 any Controlled Entity of JHINV has entered or enters into any Cross Guarantee in favour of any Lender, JHINV must procure that:
(a)	the relevant Controlled Entity gives in favour of the Trustee a cross guarantee subordinated to the Cross Guarantee given to the Lender (but otherwise on equivalent terms); and
(b)	that such cross guarantee remains in force for as long as the Lender’s Cross Guarantee remains in force.
15.8	Warranty and Covenant in relation to JHINV liabilities
JHINV warrants to the Trustee and the NSW Government that, at the date of this deed, JHINV has no material liabilities other than:
(a)	creditors, provisions and indemnities incidental to its activities as a holding company without a material operating business, and
(b) guarantees or indemnities given to Lenders;
(c) liabilities in relation to Taxation;
(d) liabilities to Shareholders in their capacity as such not prohibited under this deed;
(e) those liabilities arising by virtue of the cross guarantees described in clause 15.6; and
(f) liabilities arising under this deed and the Related Agreements to which it is a party, and covenants that, for the term of this deed, it will have no material liabilities other than those of the kind described in clauses 15.8(a) to (f) inclusive.

15.9 Reporting under Intercreditor Deeds
JHINV agrees to provide to the NSW Government and the Trustee, on a quarterly basis, summary information in relation to the quantum and type of Finance Money Debt (as defined in the Intercreditor Deeds) of the JHINV Group (but JHINV shall not be required to disclose details of Lenders as part of such reporting).
16	DEFAULT

16.1	Notifications of Default

(a)	JHINV, the Performing Subsidiary and, to the extent it becomes aware of the following, upon becoming so aware, the Trustee must immediately give Notice complying with clause 16.1(b) to the Trustee and the NSW Government where there is:
(i)	a failure by the Performing Subsidiary to make any Funding Payment at the time required;

(ii)	a failure by JHINV to make any payment required by the JHINV Guarantee at the time required; or

(iii)	any other failure, breach or default by JHINV or the Performing Subsidiary under this deed or any Related Agreement of which they become aware.
(b) A Notice under clause 16.1(a) must specify:
(i)	the failure, breach or other default of which Notice is given; and

(ii)	material particulars of that failure, breach or other default.
16.2	Special Default of JHINV or Performing Subsidiary
A Special Default occurs if and only if:
(a)	the Performing Subsidiary fails to make a payment when due under clause 9 and such payment is not made within three months of a Notice of default being given to JHINV by the NSW Government or by the Trustee; or
(b)	JHINV breaches its obligations under clause 7 of this deed and JHINV does not remedy the breach within three months and Notice of the default has been given to JHINV by the NSW Government or the Trustee, and immediately ceases to exist where that payment is made or that breach has been remedied, as the case may be.

16.3	Consequences of Special Default of JHINV or Performing Subsidiary
(a)	Without prejudice to clause 10, if a Special Default occurs, there is no acceleration of the obligations of any member of the JHINV Group to the Trustee, but, without limiting any other remedy that may be available to the Trustee or the NSW Government during the currency of a Special Default, no member of the JHINV Group shall be entitled to declare or pay any Equity Distributions to Equity Securityholders of JHINV.
(b)	If a Special Default occurs, or an Insolvency Event in relation to JHINV occurs, and so long as that Special Default or Insolvency Event remains in existence, and the NSW Government gives to JHINV a Notice that this clause 16.3(b) is to apply:
(i)	the quorum for a Trustee Board meeting will be two Directors appointed by the NSW Government;

(ii)	the total number of votes that may be cast at any Trustee Board meeting by the Directors (including the Chairman) appointed by JHINV or one of its subsidiaries present at the meeting shall be one less than the number of votes that may be cast by the number of Directors appointed by the NSW Government present at that meeting; and

(iii)	the Trustee Board shall be constituted so that the majority of Directors shall have been appointed by the NSW Government, and:
(A)	the NSW Government may appoint further Directors so that the foregoing is achieved, and the Chairman (and remove any such appointees); and

(B)	JHINV shall procure the resignation of the requisite number of Directors appointed by JHINV so that the foregoing is achieved.
16.4	Remedy of Special Default of JHINV or Performing Subsidiary
If following the exercise by the NSW Government of its rights under clause 16.3(b) any Directors have been appointed or removed pursuant to clause 16.3(b)(iii) and the relevant Special Default is remedied or the Insolvency Event ceases to exist (as the case may be):
(a)	the NSW Government must immediately give Notice to the Trustee under clause 5.3 removing, and procure the resignation of, the Directors that it appointed as a result of that Special Default or Insolvency Event; and
(b)	JHINV may appoint replacement directors under clause 5.2 such that the majority of Directors are then appointed by JHINV.

16.5	Other breaches, including by the NSW Government or the Trustee
(a)	If any Party to this deed becomes aware that it has breached any of the terms of this deed (other than breaches which comprise Special Defaults), then that party must immediately give each other Party to this deed a Notice setting out full details of the breach and its expected impact on its future compliance with its obligations arising under this deed.
(b)	If a Party to this deed becomes aware that any other Party has breached any of the terms of this deed (other than breaches which comprise Special Defaults), it may give that other Party Notice of the breach.
(c)	The Party in breach which gives or receives a Notice under clause 16.5(a) or (b) shall have a reasonable period after the first such Notice to rectify the breach, except where the breach is incapable of remedy and the other Parties shall not take action in relation to such breach until such period has expired.
(d)	For the avoidance of doubt, this clause 16.5 does not require the giving of Notice or any other act before clause 10 applies in accordance with its terms.
(e)	The absence of express termination rights in this deed shall not derogate from or qualify the common law termination rights of each Party (if any), which are expressly (and are intended to be) preserved in full, save that:
(i)	JHINV cannot terminate this Deed or any Related Agreement for any default or breach committed by the Trustee whilever directors appointed by JHINV to the Trustee Board are entitled to exercise a majority of the votes of that Board;

(ii)	the NSW Government cannot terminate this Deed or any Related Agreement for any default or breach committed by the Trustee whilever the quorum and voting arrangements described in clause 16.3(b) apply; and

(iii)	termination by the NSW Government in respect of a default by JHINV (and vice versa) shall operate to terminate this deed as between all of the Parties to it; and

(iv)	the Trustee can only terminate this Deed where permitted to do so under the terms of the Trust Deed.
16.6 NSW Government’s right and power to enforce
(a)	Subject to clause 16.6(c), the NSW Government shall be entitled directly to enforce all promises made by JHINV and the Performing Subsidiary to the Trustee under clauses 6, 9, 10, 15.1 and 15.7 of this deed, under each Related Agreement to which the Trustee is a party and each Cross-Guarantee given in favour of the Trustee by any Controlled Entity of JHINV, in each case, to the full extent permitted by law provided that:

(i)	in relation to clause 9 and without prejudice to the operation of clause 10, neither the Trustee nor the NSW Government may exercise any such enforcement right (other than urgent interlocutory relief as described in and subject to the provisions of clause 16.6(c)(iv)(B) below) in respect of a default by the Performing Subsidiary in paying the Annual Payment (or any instalment thereof) under clause 9 for a period of 40 days from the date when such Annual Payment (or any instalment thereof) was due if:
A.	the Performing Subsidiary or JHINV has immediately provided to the NSW Government reasons for the default and such reasons are reasonable in the circumstances;

B.	JHINV has promptly after that due date entered into and continued to pursue or been ready, willing and able to enter into and pursue discussions with the NSW Government and (if available) the Trustee to remedy that default and provides to the NSW Government and the Trustee material particulars of the default and the proposed remedy or remedies;

C.	JHINV is not and does not become Insolvent at any time during that period; and

D.	subject to clause 10, a Reconstruction Event does not occur at any time during that period.
provided that such period shall automatically expire upon any of the requirements in sub-paragraphs (A) to (D) inclusive (“Moratorium Requirements”) ceasing to be satisfied; and

(ii)	if all of the Moratorium Requirements remain satisfied at the expiry of the above 40 day period and, in the opinion of the NSW Government (acting reasonably), there is a reasonable prospect of JHINV or the Performing Subsidiary paying the outstanding amount within a further period of 50 days, the initial 40 day period shall be extended by a further 50 days, save that such period shall automatically expire upon any of the Moratorium Requirements ceasing to be satisfied.
(b)	Subject to clause 16.6(c), the NSW Government shall have the power directly to enforce as an attorney of the Trustee under the Irrevocable Power of Attorney and on behalf of the Trustee all promises made by JHINV and the Performing Subsidiary to the Trustee under clauses 6, 9, 10, 15.1 and 15.7 of this Deed, under each Related Agreement to which the Trustee is a party and each Cross-Guarantee given in favour of the Trustee by any Controlled Entity of JHINV, provided that such power may only be exercised or enforced subject to the same requirements applicable to the NSW Government’s direct enforcement entitlements contained in clauses 16.6(a)(i) and (ii). The NSW Government and the Trustee covenant that they will not amend or replace the

Irrevocable Power of Attorney without the prior written consent of JHINV, not to be unreasonably withheld.
(c)	Prior to taking any action to exercise any of the foregoing powers of enforcement (“Action”):
(i)	the NSW Government shall Notify the Trustee of the Action the NSW Government would propose to take and the reasons why such Action is required or appropriate;

(ii)	the Trustee may by Notice to the NSW Government within 3 Business Days of receipt by the Trustee of the Notice described in clause 16.6(c)(i) indicate its views on the NSW Government’s proposed Action, including whether the Trustee has any objection to such proposed Action, and shall provide its reasons for such views and any objection by the Trustee to such proposed Action (including without limitation any course of action the Trustee might propose to take in response to the NSW Government’s proposal);

(iii)	the NSW Government must give proper and bona fide consideration to the views and any objection by the Trustee set out in the Trustee’s Notice described in clause 16.6(c)(ii), and subject to the Trustee Board being promptly available for such a meeting, meet with the Trustee Board if requested so to do by that Board and if after so doing the NSW Government nevertheless proposes to take such Action, unless such Notice is waived by the Trustee, the NSW Government shall give at least 2 Business Days’ Notice to the Trustee of its intention so to do; and

(iv)	the NSW Government shall be entitled only to take:
(A)	the Action so Notified, such other alternative action as may reasonably be considered to be within the general scope of the Action so Notified, or as otherwise agreed by the Trustee, and any of the foregoing actions as shall be reasonably incidental to either the Action so Notified or such alternative or agreed Action; and

(B)	urgent Action in the nature of seeking urgent interlocutory Court relief of which it was not practicable for the procedure in this clause 16.6(c) to be carried out, provided that the NSW Government gives such notice of such urgent action to the Trustee in relation thereto as shall be reasonably practicable in the circumstances.
(d)	Subject to the foregoing and clause 10.3(i), the NSW Government shall be entitled to claim and recover as damages (in addition to all other amounts which the NSW Government may be entitled to claim and recover on the NSW Government’s own behalf) an amount equal to the damages which the Trustee itself would have suffered as a result of the breach to which the power of enforcement relates, together with any interest to the extent not included in the damages, provided that in relation to any such claims or any exercise by the NSW Government of its enforcement entitlements or its exercise of powers as attorney:
(i)	the NSW Government may not recover any such amount to the extent that the same amount has previously been recovered by the Trustee;

(ii)	the Trustee may not recover any such amount to the extent that the same amount has previously been recovered by the NSW Government;

(iii)	any amount recovered by the NSW Government pursuant to its rights under this clause 16.6 (excluding any amounts required to be disgorged by operation of law and legal and other recovery costs to the extent recovered in relation to the NSW Government in its own capacity and not on behalf of the Trustee) shall reduce any liability or obligation of JHINV and/or the Performing Subsidiary to the Trustee under this deed or a Related Agreement by a corresponding amount;

(iv)	unless clause 4.6 applies, any amounts received by the NSW Government pursuant to its rights under this clause 16.6 or which is due and payable to it (excluding any amounts required to be disgorged by operation of law (disregarding any law which comes into force in breach of clause 13 and which breach has been Notified to the NSW Government) its legal and other recovery costs), must be paid (or, where not yet received, directed by it to be paid) immediately to the Trustee and such amounts shall be held on trust for the Trustee;

(v)	if clause 4.6 applies, any such amount received by or under the direction of the NSW Government (excluding legal and other recovery costs to the extent recovered in relation to the NSW Government in its own capacity and not on behalf of the Trustee) shall be paid in accordance with that clause;

(vi)	if the NSW Government takes any action in exercise of any such enforcement entitlements, it shall be liable to the Trustee for such damage as the Trustee may suffer from any negligence in relation to the timing or manner of such action, unless at the time such action is taken a majority of directors of the Trustee Board were appointed by JHINV and control a majority of the voting rights of that Board and the Trustee has been given reasonable prior Notice of such action by the NSW Government and not objected to such action.
(e)	If the NSW Government takes any enforcement action under this clause 16.6, it may, by Notice to the Trustee but subject to clause 16.6(d)(iv), require that the Trustee refrain from taking any action which, if taken, would be inconsistent with the Action of the NSW Government under this clause 16.6 or, subject to law, rescind or revoke prior actions undertaken by the Trustee.
(f)	The Trustee must not, without the prior written consent of the NSW Government, waive or compromise all or any part of any payment (actually or contingently) due from JHINV or the Performing Subsidiary under this deed or any Related Agreement, and the Parties acknowledge that any such purported waiver or compromise that is not accompanied by such written consent from the NSW Government is invalid, has no effect on the obligations of JHINV or the Performing Subsidiary and cannot be relied upon or pleaded by way of estoppel or otherwise.
(g)	The NSW Government’s power of enforcement referred to in this clause 16.6 is without prejudice to any of the rights and powers conferred on the NSW Government (whether alone or jointly with others) under, or consequent upon a breach by a Party of its obligations under, this deed or any Related Agreement.
(h)	Subject to the foregoing provisions of this clause 16.6, the power of the NSW Government to enforce under this clause 16.6 on behalf of the Trustee shall be without prejudice to and shall not derogate or detract from the rights and powers of the Trustee to enforce the provisions of this deed (and any Related Agreement to which it is a party) given in favour of the Trustee.
16.7 Interest on defaults
Except as otherwise provided for in clause 9.4(b)(vii) or 9.7, if the Performing Subsidiary or JHINV fail to pay a JHINV Contribution when due and payable under this deed, then the Trustee shall be entitled to charge interest on that amount for the period it remains unpaid at an interest rate per annum equal to the Interest Rate plus 100 basis points.
17	INTERIM FUNDING

17.1	Interim Funding to Liable Entities
Pending the provision of funding under this deed, and prior to the earlier of the Commencement Date and the date referred to in clause 2.2(a), and subject to the other existing sources of funding of the Liable Entities being exhausted, and subject to agreement as to the extent and terms thereof, JHINV and the Performing Subsidiary shall assist in ensuring that funding is available to the Liable Entities for the purposes of meeting liabilities to Claimants up to the earlier of the Commencement Date and the date referred to in clause 2.2(a).
17.2	Conditions to interim funding
JHINV’s obligations under this clause 17 are conditional upon each of the Parties to this deed other than JHINV and the Performing Subsidiary performing their respective obligations under this deed.

17.3	Type of assistance

The extent and manner of assistance to be provided (for example, by way of loan or advance) and the terms and conditions thereof are to be agreed by JHINV and the Liable Entities.

18	BORROWING BY THE TRUSTEE

18.1	Power to Borrow

Subject to the terms of the Trust Deed, the Trustee may borrow funds in the event that there is a shortfall or prospective shortfall of funds being available to it by way of Funding Payments.

18.2	No Credit Support by NSW Government or the JHINV Group

The Trustee shall not be entitled to credit or other borrowing support from the NSW Government or the JHINV Group.

19	EDUCATION PROGRAMME

19.1	Education campaign
JHINV agrees that it will contribute an amount of $75,000 per annum for a period of 10 years (starting on the Commencement Date and payable on or by each anniversary thereof) towards an education campaign for the benefit of the Australian public on the dangers of Asbestos on the following basis:
(a)	the Parties are to seek, on an ongoing basis, the active co-operation and funding support of the Other Governments, insurers and other companies with Asbestos liabilities relevant to the focus of the education campaign described in clause 19.1(f) for the education campaign;

(b)	funding shall be administered by a Committee comprised of representatives of the NSW Government, JHINV, the ACTU and any Persons who have committed a minimum of $50,000 per annum to the education campaign (if they so wish);

(c)	amounts contributed by JHINV and not spent within a certain year shall be carried over to the next year and amounts left over at the end of the 10 year period shall be allocated at the Committee’s sole discretion to:
(i)	education programs determined by the Committee; or

(ii)	a medical research funding institution of good repute which conducts medical research into Asbestos, as selected by the Committee following consultation with JHINV;

(d)	the Committee will consider the style and content of the education campaign and will not endorse that content or style without the approval of a majority of the representatives on the Committee;
(e)	the Parties acknowledge the importance of an endorsement by a government of education material and the Committee will use reasonable endeavours to obtain such an endorsement of its education material and the NSW Government agrees to consider in good faith such requests for endorsement;

(f)	the education campaign will focus on “home renovators” by:
(i)	alerting those people to the dangers of Asbestos;

(ii)	alerting those people as to what products may contain Asbestos and where those products may be found in existing household or other environments; and

(iii)	advising those people as to the steps that ought be taken by people planning home renovations or who otherwise identify Asbestos products in their home or other environment; and
(g)	the education campaign will use such methods as are determined by the Committee in its discretion.
19.2	“In kind” assistance
In addition to its obligation to contribute money under clause 19.1, JHINV and the NSW Government each agree to provide a reasonable level of “in kind” assistance to assist in the delivery of the education campaign by the methods determined by the Committee. By way of example only, such “in kind” assistance might involve the use of the JHINV Group’s distribution network within Australia to distribute educational material designed to be made available to home renovators at point of sale of hardware products.
20	MEDICAL RESEARCH

20.1	Medical research
The Parties agree that:
(a)	JHINV will contribute an amount of $500,000 per annum for a period of 10 years (starting on the Commencement Date and payable on or by each anniversary thereof) for the purposes of conducting or funding the conduct of medical research into the diagnosis and treatment of Asbestos diseases on the basis that:
(i)	JHINV administers its own medical research grants scheme with the assistance of relevant experts to review and make recommendations concerning the expressions of interest and research proposals; and

(ii)	any Funds not used in any particular year can be carried over and added to the next year’s funding amount;
(b)	JHINV will, within 6 months of the Commencement Date, establish a trust for the purposes of conducting or funding the conduct of medical research into the diagnosis and treatment of Asbestos diseases and ensure that all funds paid to that trust are maintained in one or more bank accounts to be used only for the purposes of the trust;

(c)	the trustee of the medical research trust will at all times be a member of the JHINV Group determined by JHINV in its discretion;

(d)	the awarding of medical research grants from the proceeds of the trust shall be a matter for the trustee to determine in accordance with the purposes of the trust; and

(e)	on and from the time the final payment required under this clause 20.1 is made, or if for any reason the trust determines earlier than on the tenth anniversary of the Commencement Date, JHINV may at its election, by Notice to the NSW Government determine the medical research trust and in any such case any resulting surplus funds and any amounts not then due and payable under clause 20.1(a) shall be paid to one or more medical research institutions selected by agreement between JHINV and the NSW Government which are of good repute and which conduct medical research into the diagnosis and treatment of Asbestos diseases (and on such terms as JHINV may consider reasonable to ensure that such funds are only expended on such medical research into Asbestos diseases).

20.2	Reporting obligations

(a)	Within 20 Business Days after establishing the trust referred to in clause 20.1(b), JHINV shall give Notice to the NSW Government confirming that the trust has been established and attaching a copy of the instrument by which the trust was established.

(b)	JHINV agrees to promptly provide to the NSW Government copies of the annual reports, financial statements and such other periodic reports as may be produced by the medical research trust from time to time in relation to the granting of medical research grants.

(c)	JHINV agrees to procure that the trust deed pursuant to which the trust is established shall oblige the trustee to include within its periodical reporting:
(i)	the amount of each contribution by JHINV under clause 20.1(a) and the current balance of the trust funds; and

(ii)	in respect of each medical research grant from proceeds of the trust, the name and address of the recipient of such grant, the amount of such grant and details of the medical research project to which such grant is to be applied.
21	BANS AND BOYCOTTS
If requested by JHINV, the NSW Government will write to persons persisting in bans or boycotts in New South Wales with respect to JHINV’s products requesting that such bans and boycotts be lifted.
22	OPINIONS

22.1	Acknowledgement of receipt of opinions effective at the date of this deed
Each Party acknowledges that JHINV has obtained (effective as of the date of this deed), for the benefit of all Parties to this deed, the following opinions relating to the validity, binding nature and enforceability of this deed, the insolvency law in relevant jurisdictions including Australia, and such other matters set out in those opinions:
(a)	an opinion from Atanaskovic Hartnell as to the validity, binding nature and enforceability of this deed under Australian law, in the form set out in Schedule 4; and

(b)	an opinion from De Brauw Blackstone Westbroek in relation to Dutch law in the form set out in Schedule 5.

22.2	Opinions to be received following execution of this deed
JHINV agrees to obtain the following opinions in respect of compliance with relevant laws and applicable Stock Exchange requirements relating to JHINV seeking Shareholder approval as described in clause 2.1(d) and the form and content of the Shareholders Documentation, for the benefit of all Parties to this deed:
(a)	an opinion from Atanaskovic Hartnell in the form set out in Schedule 6;

(b)	an opinion from De Brauw Blackstone Westbroek in relation to Dutch law in the form set out in Schedule 7;

(c)	a corresponding opinion from Gibson, Dunn and Crutcher LLP in relation to applicable U.S. Federal and Californian law and the rules and regulations of the New York Stock Exchange in the form set out in Schedule 8, or such other law firms qualified to provide such opinions which are acceptable to the Parties acting reasonably (as the case requires).

23	CONFIDENTIALITY

23.1	Confidentiality
Subject to clause 23.2, each Party shall, and shall procure that its employees, officers, agents and advisers (each a “Representative”) keep strictly confidential:
(a)	the terms of this deed and the Related Agreements until the Shareholder Documentation has been sent to Shareholders; and

(b)	all information provided to that Party or its Representatives in relation to, or in connection with this deed or any Related Agreement; and

(c)	all matters relating to the Transaction Legislation and the Release Legislation, including without limitation, drafts of the Transaction Bill and the Release Bills.
and each Party shall be responsible for all acts and omissions of its Representatives in relation to such information.
23.2	Exceptions
A Party (and its Representatives) may disclose information under or obtained in connection with this deed, the Fund, the Related Agreements and the initialled drafts of the Transaction Legislation and the Release Legislation as may be necessary to:
(a)	the Party’s related bodies corporate, professional advisors, bankers, financial advisors and financiers, if those persons undertake to keep the information disclosed confidential;

(b)	any Person being considered by a Party to be nominated as a Director, provided that such candidate agrees to keep such information confidential pending his or her appointment (after which the Director shall be subject to the same confidentiality requirements applicable to other Directors) and failing such appointment being made the candidate must immediately return all such information in written or recorded form and delete all electronic records of such information in its possession or under its control;

(c)	comply with any applicable law or requirement of any regulatory body (including any relevant Stock Exchange) and any corporate governance guidelines adopted by such bodies which are adopted by JHINV;

(d)	any of its employees to whom it is necessary to disclose the information, if that employee undertakes to keep the information confidential;

(e)	gain necessary approvals for the purpose of entering into or implementing this deed (including by satisfying the Conditions) provided (except in the case of the Condition in clause 2.1(d)) that, except in relation to any disclosures made pursuant to clause 2.5, the recipient is provided with a copy of this clause 23 and agrees to keep such information confidential;

(f)	any Person as permitted by the written agreement of all Parties; or

(g)	any Person if the content of the Disclosure is or has become generally available to the public otherwise than by breach of this deed or by breach of any confidentiality deed entered into on or before the date of this deed and to which the NSW Government and JHINV (among others) were party in relation to the Transaction Bill and the Release Bills (and for the avoidance of doubt, once a version of the Transaction Legislation or the Release Legislation is introduced in the NSW Parliament, only so much of any other version of the Transaction Legislation, the Release Legislation, the Transaction Bill or the Release Bills as is reflected in the terms in which it is introduced is then in the public domain).

23.3	Disclosure to the parties to the Heads of Agreement
A Party may disclose the terms of this deed to a party to the Heads of Agreement and their professional advisors provided the following terms and conditions are satisfied:
(a)	those persons must have previously agreed to keep such information strictly confidential until such time as the Shareholder Documentation is sent to Shareholders;

(b)	access by such persons to the terms of this deed shall be supervised by the disclosing Party; and

(c)	such persons shall not be permitted to photocopy or retain a copy of this deed or any of the Related Agreements to which they are not party, until the Shareholder Documentation has been sent to Shareholders.

24	AGREED SUMMARY
The Parties have agreed upon a summary of this deed and the Related Agreements which is set out in Annexure 2. This deed (other than the summary) and the Related Agreements prevail over the summary, and for the avoidance of doubt the summary does not form part of this deed. The summary is not subject to clause 23.1.
25	COSTS AND STAMP DUTY

25.1	Costs
Subject to clause 25.2, unless and to the extent otherwise agreed in writing between any of the Parties, each Party must bear its own costs arising out of the negotiation, preparation and execution of this deed and the Related Agreements
25.2 Stamp duty
Subject to clause 25.3, all Duty payable on or in connection with this deed and any Related Agreement and any instrument executed under or any transaction evidenced by such documents must be borne by JHINV.

25.3	Waiver of NSW stamp duty
The NSW Government agrees to waive any Duty payable to it on or in connection with this deed or any Related Agreement in accordance with clause 63 of the Transaction Bill.
26	GOVERNING LAW AND JURISDICTION

26.1	Governing law
This deed is governed by the laws of New South Wales.
26.2	Submission to jurisdiction
Each Party submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales, and waives any right to claim that those Courts are an inconvenient forum.
26.3	Service
(a)	A document may be served on a Party by delivering it to that Party at its address in clause 30.
(b) This clause 26.3 does not prevent another mode of service.
(c)	JHINV irrevocably appoints James Hardie Australia Pty Limited (ACN 084 635 558 as its agent to receive service of process in any legal action or proceeding related to this deed or any Related Agreement in the Courts of New South Wales, and must appoint a substitute agent reasonably acceptable to the NSW Government if the then current agent is unable to receive service of process.
27	COUNTERPARTS
This deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.
28 ACCESS TO INFORMATION
(a)	If at any time there is no Director in office who has been appointed by the NSW Government or if the NSW Government has requested the Trustee in writing to do so, the Trustee must do the following, provided that the NSW Government shall not be entitled to exercise these rights in such a way as to interfere with or impose a material compliance or administrative burden on the Trustee:
(i)	upon being requested to do so on a Financial Year by Financial Year basis, provide to an officer of the NSW Government notified by the NSW Government to the Trustee and JHINV from time to time as being designated for this purpose (“Designated Officer”) copies of all notices of meeting of the Trustee Board, all agendas and copies of minutes of

Trustee Board meetings held during that Financial Year as if the Designated Officer were a Director;

(ii)	promptly, upon being requested to do so in relation to a particular meeting, provide the Designated Officer with a copy of the Board Papers of the Trustee Board as if the Designated Officer were a Director;

(iii)	upon being given reasonable notice, permit the NSW Government to inspect the property of the Trustee during office hours;

(iv)	upon being given reasonable notice, permit the NSW Government to inspect and take copies of the Trustee’s business records, including its accounts; and

(v)	respond to reasonable enquiries relating to the business affairs and finances of the Trustee and permit the Designated Officer and such other senior officers (“Senior Officers”) of the NSW Government as may be reasonably necessary with reasonable access to the officers, employees, and Approved Auditor of the Trustee to enable such matters to be discussed.
(b)	The NSW Government agrees and undertakes to procure that all information obtained by it or the Designated Officer or any Senior Officer in relation to the Trustee under this clause 28 shall be kept confidential and shall be used only for the purpose of assessing the compliance of JHINV, the Performing Subsidiary and the Trustee with their respective obligations under this deed and the Related Agreements.
(c)	JHINV, the Performing Subsidiary and the Trustee acknowledge that the confidentiality obligations of the NSW Government under clause 28(b) are without prejudice to any overriding obligations of any NSW Government Minister to perform his or her Ministerial duties to the NSW Parliament, nor do such obligations fetter the exercise by any such Minister of his or her proper Ministerial functions or powers.
(d)	In the event that the NSW Government has requested the Trustee to provide any document described in clause 28(a) and the Trustee has after a reasonable time been unable to locate such document, the Designated Officer may request JHINV and JHINV shall use reasonable endeavours to provide a copy of the named and identified document to the Designated Officer, and JHINV shall provide a copy of any such document within the possession or under the control of JHINV or the Performing Subsidiary.
29	AMENDMENT OF THIS DEED
The Parties can only vary a term of this deed if the variation is in writing and all Parties execute an amending agreement hereto.

30	NOTICES

(a)	A notice, approval, consent, nomination or other communication (“Notice”) to a person relating to this deed:
(i)	must state that it is a notice relating to this deed;

(ii)	shall state the relevant clause in this deed to which the notice relates;

(iii)	must be in legible writing; and

(iv)	must be in English.
(b)	If the Notice is to either or both of JHINV and/or the Performing Subsidiary then it must be addressed as follows:

Name:	James Hardie Industries NV/ Performing Subsidiary

Attention:	The Chairman and the Chief Financial Officer

Addresses:	Atrium, 8th floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands Level 3, 20 Pitt Street, Sydney NSW 2000

Facsimile:	+ 61 2 8274 5218
(c)	If the Notice is to the NSW Government then it must be addressed as follows:

Name:	The State of New South Wales, c/- The Cabinet Office

Attention:	Deputy Director-General (Legal)

Address:	Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Facsimile:	+ 61 2 9228 3062
with copies, if the NSW Government has appointed a Director or any Directors, to each such Director as notified to the Trustee from time to time by such Director; and
(d)	If the Notice is to the Trustee then it must be addressed as follows:

Name:	Asbestos Injuries Compensation Fund Limited

Attention:	The Chairman

Address:	To be advised

Facsimile:	To be advised
(e)	If the Notice is from a corporation then an officer of that corporation must sign the Notice.

(f)	Notice is sent by the sender and received by the receiver:
(i)	if the Notice is hand delivered, upon delivery to the receiving Party;

(ii)	if the Notice is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Notice is sent by registered mail within Australia, 2 Business Days after the registration of the notice of posting; and

(iv)	if the Notice is sent by ordinary mail within Australia, 3 Business Days from and including the date of postage.
(g)	For the avoidance of doubt, Notice shall not be sent by electronic email.

(h)	In clause 30(f), a reference to a Party receiving a Notice includes a reference to the receiver’s officers, agents or employees.

(i)	A Party may vary any of the details relating to it contained in clause 30(b) or 30(c) at any time by Notice to the other Parties.

(j)	Where a Notice to a Party must be copied to another Person, each such Notice must be despatched at the same time and using the same method and upon failure to do so, each such Notice will be deemed to be given at the time and by the method of despatch of the last such Notice.

31	GENERAL

31.1	Severability

(a)	If a provision of this deed is invalid, illegal or unenforceable, then that provision to the extent of the invalidity, illegality or unenforceability must be ignored in the interpretation of this deed.

(b)	All the other provisions of this deed remain in full force and effect.

31.2	No waiver

(a)	A Party’s agreement to waive a right or entitlement under this deed is only effective if that Party gives written Notice of that waiver to the Party seeking the benefit of the waiver.

(b)	Waiver by a Party of anything required to be done under this deed is not a waiver of any other thing required to be done under this deed.

(c)	Clause 31.2(b) applies even if the act or thing is of a different nature.

(d)	A failure or delay in exercising a right arising from a breach of this deed is not a waiver of that right.

31.3	Further assurances
Each Party must do everything necessary to give full effect to this deed.
31.4	Entire agreement

(a)	This deed and the Related Agreements embody the entire agreement between the Parties.

(b)	This deed supersedes all previous agreements.

(c)	The Heads of Agreement is superseded by this deed.

32	CUMULATIVE RIGHTS
A right, power, discretion and remedy arising out of this deed in favour of a Party:
(a)	is cumulative; and

(b)	does not diminish any other right, power, discretion and remedy of any Party.

33	ATTORNEYS
An attorney executing this deed states that the attorney has no notice of the revocation, termination or suspension of the power of attorney appointing that attorney.
34	ASSIGNMENT, NOVATION AND OTHER DEALINGS
A Party must not assign or novate this deed, or declare a trust over, or otherwise deal with (or enter into any subcontract in relation to) all or any part of the benefit of it or a right or obligation under it, or purport to do so, without the prior written consent of the other Parties.

Schedule 1 — Related Agreements

Title	Parties	Purpose

Trust Deed of the Fund (Annexure 8)	Settlor Trustee	Establish the Fund and set out its purposes powers and governance

JHINV Guarantee	JHINV, the Trustee and NSW Government	Guarantee by JHINV

Intercreditor Deeds (Annexures 7A and 7B)	The Trustee JHINV/Performing Subsidiary NSW Government Guarantee Trustee	Sets out intercreditor arrangements as between the Trustee and the NSW Government, and the Lenders

Unions’ Deed of Release (Annexure 3)	JHINV, ACTU, Unions NSW, Banton	Release from liability and lifting of boycotts upon signing Principal Deed

NSW Government Deed of Release (Annexure 6)	JHINV, NSW Government	Release from liability upon the Commencement Date

Irrevocable Power of Attorney (Annexure 9)	Trustee NSW Government	To appoint the NSW Government as the attorney of the Trustee

Schedule 2 — Representations and Warranties
Part 1 – Representations and warranties by JHINV
JHINV represents and warrants to the NSW Government as follows:
(a)	incorporation:
(i)	JHINV is a company duly incorporated and validly existing under the laws of the Netherlands;

(ii)	the Performing Subsidiary is a company duly incorporated and validly existing under the laws of Australia;
(b) corporate power: each of:
(i)	subject to satisfaction of the conditions set forth in clauses 2.1(c) and 2.1(d), JHINV; and

(ii)	the Performing Subsidiary,
has the corporate power to enter into and perform its obligations under this deed, the JHINV Guarantee and the other Related Agreements to which it is a party and to carry out the transactions contemplated by those documents;

(c)	enforceability: subject to the terms of the opinions set out in Schedules 3, 4 and 5, this deed and each Related Agreement to which JHINV or the Performing Subsidiary is a party are valid, binding and enforceable against those parties in accordance with their terms in competent courts exercising jurisdiction in New South Wales or, in the case of the JHINV Guarantee, in the Netherlands;

(d)	no contravention by JHINV: so far as JHINV is aware, the execution by JHINV of this deed, the JHINV Guarantee and the other Related Agreements to which it is a party will not violate in any material respect any provision of:
(i)	the constituent documents of JHINV;

(ii)	any material agreement or judgment binding upon JHINV or the assets of JHINV; or

(iii)	any law or regulation of any Government Authority or Stock Exchange;
(e)	no contravention by the Performing Subsidiary: so far as JHINV is aware, the execution by the Performing Subsidiary of this deed and the Related Agreements to which it is a party will not violate in any material respect any provision of:
(i)	constituent documents of the Performing Subsidiary;

(ii)	any material agreement or judgment binding upon the Performing Subsidiary or the assets of the Performing Subsidiary; or

(iii)	any law or regulation of any Government Authority or Stock Exchange;
(f)	Solvency: JHINV is, immediately after entering into this deed, the JHINV Guarantee and the other Related Agreements, able to pay its debts as and when they fall due; and
(g)	Authorisations: All authorisations, consents, approvals, registrations, notices, exemptions and licenses with or from any Governmental Authority or Stock Exchange necessary for the due and valid execution by JHINV and the Performing Subsidiary of, this deed and each of the Related Agreements to which JHINV or the Performing Subsidiary is a party, or which would, if not obtained by JHINV or the Performing Subsidiary, prevent the exercise by the Trustee of its remedies under this deed and each of the Related Agreements to which JHINV or the Performing Subsidiary is a party (assuming such rights were exercised immediately upon execution of this deed), have been effected or obtained and are in full force and effect.
2.	Awareness
A reference in clause 1 of this Schedule 2 to JHINV’s awareness shall be taken to be a reference solely to the awareness of the officer of JHINV who provides a certificate pursuant to clause 2.8(b), after having made reasonable enquiries.
3. Acknowledgement of Reliance
JHINV acknowledges that the NSW Government has relied upon the representations and warranties made by JHINV in this deed and in the certificate delivered pursuant to clause 2.8(b) in connection with those representations and warranties. All such representations and warranties shall survive the execution and delivery of this deed and the Related Agreements.

Schedule 2 — Representations and Warranties (continued)
Part 2 – Form of Officer’s certificate
To: The State of New South Wales
I, [insert name], am the Chief Financial Officer of James Hardie Industries N.V (“JHINV”).
I refer to the deed having the name “a deed in respect of a Final Funding Agreement” dated to be entered into on the date of this certificate between James Hardie Industries N.V., The State of New South Wales and LGTDD Pty Limited in relation to the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases in Australia (“Principal Deed”).
This certificate is referred to in clause 2.8(b) of the Principal Deed.
I certify that I have been duly authorised by JHINV to give this certificate and that to the best of my knowledge and belief having made reasonable enquiries, each of the representations and warranties set out in Part 1 of Schedule 2 of the Principal Deed are true and accurate as at the date of this certificate.
I am aware that JHINV will acknowledge in the Principal Deed that The State of New South Wales will rely upon the representations and warranties made by JHINV in the Principal Deed and in this certificate.

Signed:

Date:

Schedule 3 – Percentage of Free Cash Flow
Rules for Determination of Percentage of Free Cash Flow for Payments of JHINV Contributions
1.	Initial Free Cash Flow position and general rule

The percentage of Free Cash Flow available for payments under clause 9 for each Financial Year of the Term shall be:
a.	for each Financial Year before the Financial Year ending on 31 March 2012, 35%; and

b.	for each Financial Year ending on or after 31 March 2012, subject to paragraphs 2, 3, and 4, the same percentage as for the previous Financial Year.
2.	Step Down

Subject to clauses 9.14(c) and 9.14(d), in relation to each Financial Year (Relevant Financial Year) to which paragraph 1(b) applies, if:
a.	there has been no previous reduction in the percentage of Free Cash Flow under this paragraph 2 or the last reduction in the percentage of Free Cash Flow under this paragraph 2 (ie not being a reduction under paragraph 5) occurred no later than the Financial Year commencing four years before the start date of the Relevant Financial Year;

b.	the percentage of Free Cash Flow applying to payments under clause 9 for the previous Financial Year was 10% or more; and

c.	the formula AFCF x (PP-5 percentage points) > ACA is satisfied where:
AFCF =	the arithmetic mean of the amounts of the Free Cash Flow for the previous four Financial Years

PP =	the percentage of Free Cash Flow applying to payments under clause 9 for the previous Financial Year

ACA =	the arithmetic mean of the Annual Contribution Amounts for the previous four Financial Years, the percentage of Free Cash Flow available for payments under clause 9 for that Financial Year shall be the percentage which applied in the previous Financial Year less 5 percentage points.

Example in relation to paragraph 2

If the Relevant Financial Year was the year ending on 31 March 2015 and in the previous Financial Year PP was 35% then the percentage of Free Cash Flow for the Relevant Financial Year would become 30% if the tests in sub-paragraph (a) and sub-paragraph (c) were satisfied.

3.	Step Up

3.1	Subject to paragraph 3.2 and to clauses 9.14(c) and 9.14(d), in relation to any Financial Year commencing with or which comes after the Financial Year ending 31 March 2013, if:
a.	there has been a reduction in the percentage of Free Cash Flow under paragraph 2; and

b.	the Annual Contribution Amount for that Financial Year would be greater than that which would be otherwise required by clause 9 for that Financial Year, then the percentage of Free Cash Flow available for payments under clause 9 for that Financial Year shall be the percentage which applied in the previous year plus 5 percentage points.

3.2	If there has been an increase in the percentage of Free Cash Flow under paragraph 3.1, the percentage cannot be stepped up again from that level in any subsequent Financial Year.

Example in relation to paragraph 3:

If the percentage of Free Cash Flow in the Financial Year ending 31 March 2016 would have been 25% and then paragraph 3.1 applies to that Financial Year, the new percentage of Free Cash Flow for that Financial Year would be 30% but paragraph 3.2 prevents the Free Cash Flow percentage ever being increased at any stage in the future to above 30%.

4.	No Immediate Reduction if Step Up in 2013 Financial Year

Where paragraph 3 has been applied to the Financial Year ending 31 March 2013 to increase the percentage of Free Cash Flow available for payments in that Financial Year back up to 35%, paragraph 2 cannot be applied to the Financial Year ending on 31 March 2014 to reduce the percentage of Free Cash Flow in that Financial Year back down to 30%.

Example in relation to paragraph 4

If the percentage of Free Cash Flow for the year ending 31 March 2012 was reduced under paragraph 2 to 30% and then was increased for the Financial Year ending 31 March 2013 under paragraph 3 to 35%, the earliest that it could be reduced again under paragraph 2 to 30% would be the year ending 31 March 2015 (because paragraph 2 could not be reapplied until after 31 March 2014). The earliest that it could then be further reduced under paragraph 2 to 25% would be the year ending 31 March 2019 (because paragraph 2(a) requires a four year gap between the start dates for each step down other than step downs to reverse a step up under paragraph 5).

5.	Step-down After Previous Step-up

Subject to paragraph 4, where paragraph 3 has been applied to increase the percentage of Free Cash Flow available for payments in a Financial Year, the application of the test in paragraph 2(a) to determine whether to reduce the percentage of Free Cash Flow, should be ignored when assessing whether JHINV can move down to the next 5 percentage point level.

Example in relation to paragraph 5

If the percentage was reduced under paragraph 2 from 35% to 30% for the year ending 31 March 2015 and then had to be increased under paragraph 3 to 35% for the year ending 31 March 2016, the percentage could return to 30% for the year ending 31 March 2017(if the test in paragraph 2(c) is satisfied). The earliest that paragraph 2 will allow a reduction to 25% would then be the year ending 31 March 2019 i.e. 4 years after the last reduction under paragraph 2.

Schedule 4 – Opinion — Atanaskovic Hartnell
Opinion from Atanaskovic Hartnell to be given on execution of this deed

Schedule 5 – Opinion – De Brauw Blackstone Westbroek
Opinion from De Brauw Blackstone Westbroek to be given on execution of this deed

Schedule 6 – Opinion – Atanaskovic Hartnell
Negative assurance opinion from Atanaskovic Hartnell to be given immediately following Shareholder approval

Schedule 7 – Opinion – De Brauw Blackstone Westbroek
Opinion from De Brauw Blackstone Westbroek to be given regarding shareholder approval

Schedule 8 – Opinion – Gibson Dunn and Crutcher LLP
Opinion from Gibson Dunn and Crutcher LLP to be given regarding Shareholder approval

Schedule 9 — Deed of Novation
DEED OF NOVATION
DATE
PARTIES
1.	[PERFORMING SUBSIDIARY] (Retiring Party)

2.	[INSERT] (Substitute Party)
AND
3.	JAMES HARDIE INDUSTRIES N.V. ARBN 097 892 895 incorporated in the Netherlands and having its registered office at Atrium, 8th Floor, Strawinskylaan 3077, 1077ZX Amsterdam, Netherlands (with its principal office in Australia at Level 3, 22 Pitt Street, Sydney, New South Wales, 2000) (JHINV)

4.	THE STATE OF NEW SOUTH WALES (NSW Government)

5.	LGTDD PTY LIMITED ABN [ ], of Level 3, 22 Pitt Street, Sydney in the State of New South Wales (the Performing Subsidiary)

6.	[AICF] LIMITED, trustee of the Fund from time to time, in its capacity as trustee (the Trustee)
(each of JHINV, NSW Government, the Performing Subsidiary and the Trustee[and insert other parties] are a Continuing Party )

THE PARTIES AGREE
DEFINITIONS AND INTERPRETATION
1.	DEFINITIONS
In this deed capitalised terms have the meaning given to them in the Principal Deed except as set out below or the context requires otherwise.
Effective Date means the date of this deed.
Principal Deed means the deed having the name “a deed for a Final Funding Agreement” dated [insert date] between James Hardie Industries N.V., The State of New South Wales, the Performing Subsidiary and the Trustee in relation to the provision by the Performing Subsidiary of funding to the Trustee by way of long-term contributions towards Asbestos-related liabilities for Claims against the Liable Entities.
1.2 Interpretation
The rules of interpretation in clause 1.2 of the Principal Deed apply unless the context requires otherwise.
2. NOVATION
2.1 Novation
On and from the Effective Date, the parties novate the Principal Deed so that:
(a)	the Substitute Party replaces the Retiring Party under the Principal Deed as if it was an original party to the Principal Deed; and
(b)	a reference in the Principal Deed to the Retiring Party must be read as a reference to the Substitute Party.
2.2 Assumptions of rights and obligations
On and from the Effective Date, the Substitute Party:
(a) must comply with the Principal Deed; and
(b)	obtains the rights and assumes the obligations and liabilities of the Retiring Party under the Principal Deed whether arising before or after the Effective Date; and
(c)	each Continuing Party must comply with the Principal Deed on the basis that the Substitute Party has replaced the Retiring Party under it in accordance with this deed.

2.3 Release by Continuing Party
Each Continuing Party, on and from the Effective Date, releases the Retiring Party from:
(a)	any of the Retiring Party’s obligations or liabilities which arose under the Principal Deed; and
(b)	any action, claim and demand it has, or but for this clause 2.3 would have had, against the Retiring Party under the Principal Deed.
2.4 Release by Retiring Party
The Retiring Party, on and from the Effective Date, releases each Continuing Party from:
(a) any obligation and liability under the Principal Deed; and
(b)	any action, claim and demand it has, or but for this clause 2.4 would have had, against the Continuing Party under the Principal Deed.
2.5 Indemnity and Liability
(a)	The Substitute Party indemnifies the Retiring Party on demand against any claim, action, damage, loss, liability, cost, expense or payment which the Retiring Party pays, suffers, incurs or is liable for in respect of any act of or omission by the Substitute Party in respect of the Principal Deed, which occurs after the Effective Date.
(b)	The Substitute Party is liable to each Continuing Party in respect of any claim, action, damage, loss, liability, cost, expense or payment which the Continuing Party pays, suffers, incurs or is liable for in respect of the Principal Deed, which occurred, or which arises out of or is caused by any act or omission which occurred on, before or after the Effective Date.
(c)	Without limiting the generality of their respective terms, each indemnity in this clause 2.5 in favour of a party extends to all legal costs and expenses incurred by the party on the higher of a solicitor and own client basis and a full indemnity basis.
3. REPRESENTATIONS AND WARRANTIES
3.1 Substitute Party Warranties
(a)	The Substitute Party represents and warrants to each Continuing Party that the statements with respect to the Performing Subsidiary set out in Part 1 of Schedule 2 of the Principal Deed are true and accurate as at the date of this deed, as amended by replacing references to “the Performing Subsidiary” with “the Substitute Party”.
(b)	On the date of this deed, the Substitute Party has provided to the NSW Government, and the NSW Government acknowledges receipt, of an officer’s certificate signed by the chief financial officer of the Substitute Party in the form set out in Part 2 of Schedule 2 (but only in respect of statements made with respect to the Performing Subsidiary, as described in clause 3.1(b) of this deed).
4. MISCELLANEOUS
4.1 General
Clauses 25.1, 25.2, 26.1, 26.2, 26.3(a) and (b), 27, 29, 30, 31.1, 31.2, 31.3, 32, 33 and 34 of the Principal Deed shall apply to this deed except that under clause 30 references to JHINV/Performing Subsidiary and their address shall be replaced by a reference to the Retiring Party and the Retiring Party’s relevant address and references to NSW Government and its address for notices shall be replaced by a reference to the Substituting Party and its relevant address.
SIGNED as a deed.
[EXECUTION CLAUSES]

Schedule 10 - Trustee Constitution

CORPORATIONS ACT
A Company Limited by Guarantee
ASBESTOS INJURIES COMPENSATION FUND LIMITED
ABN XX XXX XXX XXX
CONSTITUTION
[insert date] 2005

Clause	Page
8 Distributions from the Company	14

9 Inconsistency	14
ii

ASBESTOS INJURIES COMPENSATION FUND LIMITED
CONSTITUTION
1.	Objects of the Company

1.1	Definitions and Interpretation

Schedule 1 applies and forms part of this Constitution.

1.2	Nature of the Company
(a)	The Company is a public company limited by guarantee.

(b)	The initial Member will be the Person who is listed as the initial member in the registration statement. Thereafter, the Member will be the Chairperson of the Board from time to time.

(c)	The Member undertakes to contribute an amount not exceeding $10 to the property of the Company if the Company is wound up:
(i)	at a time when the Person is a Member; or

(ii)	within one year after the time the Person ceased to be a Member,

for:

(iii)	payment of the debts and liabilities of the Company contracted before the Person ceases to be a Member; and

(iv)	payment of the costs, charges and expenses of winding up the Company.
1.3	Replaceable rules

The replaceable rules in the Corporations Act do not apply to the Company.

1.4	Objects

The objects of the Company are:
(a)	the principal purpose of receiving and providing funding for the payment and paying of Payable Liabilities and providing services with respect to the management and resolution of Payable Liabilities; and

(b)	the following additional purposes, which are for the Company to :
(i)	hold the benefit of the Funding Obligations and the obligation of the Performing Subsidiary (if applicable) to pay the Wind-Up or Reconstruction Amount in accordance with clause 10 of the Final Funding Agreement, the JHINV Guarantee, and the covenants and obligations of JHINV under the Final Funding Agreement and the Related Agreements to ensure the payment by the JHINV Group of the JHINV Contributions under the Final Funding Agreement and any Cross Guarantee given pursuant to clause 15.7 of the Final Funding Agreement, and enforce the same as may be required from time to time ;

(ii)	be the creditor of the Performing Subsidiary and JHINV for payments (whether actually or contingently) due and payable to the Company under the Final Funding Agreement and receive and give a proper receipt for such amounts;

(iii)	manage itself or through one or more of the Liable Entities or otherwise cause to be managed, the response to all Payable Liabilities for itself or for or on behalf of the Liable Entities including by entry into Claims Management Agreements with the Liable Entities (and in respect of Payable Liabilities which are not SPF Funded Liabilities, on the basis that the Liable Entities must bear the full cost and all liabilities associated with such claims);

(iv)	provide management services to a Liable Entity in connection with the winding up of the Liable Entity including exercising all powers conferred on it by the Transaction Legislation;

(v)	subject to it having the necessary funds to do so and clause 9.15 of the Final Funding Agreement, pay in accordance with and subject to clause 4.7 of the Final Funding Agreement and the provisions of the Transaction Legislation, the SPF Funded Liabilities itself or through one or more of the Liable Entities, and in each case for itself or for or on behalf of the Liable Entities as the Company may in its discretion determine;

(vi)	use its best endeavours to achieve all available legal and administrative cost savings in relation to:
A.	the process for handling the response to Personal Asbestos Claims and Marlew Claims;

B.	Court proceedings dealing with apportionment of damages in relation to Personal Asbestos Claims and Marlew Claims; and

C.	exercising rights of recovery.
(vii)	review and implement legal and administrative cost savings in the claims management process on a continuing basis both in relation to the process for settling Personal Asbestos Claims and Marlew Claims and the process generally applicable in relation to Personal Asbestos Claims and Marlew Claims, including reducing Claims Legal Costs;

(viii)	invest the assets contributed to or received by the Company;

(ix)	use its best endeavours to:
A.	recover;

B.	procure that each Liable Entity recover; and

C.	exercise or procure the exercise of rights subrogated from any Claimant to recover, amounts paid or liabilities incurred with respect to any Personal Asbestos Claims, Marlew Claims or any other Payable Liabilities from insurers, reinsurers and other parties who may have contributed to the loss relating to such claims;

(x)	generally do all things necessary and convenient for the purposes of

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handling and finalising Payable Liabilities for itself or for and on behalf of the Liable Entities (provided that nothing in the Final Funding Agreement shall require the Company to incur any liability or pay any amount with respect to a liability which is not a SPF Funded Liability);
(xi)	as provided by the Transaction Legislation or to the extent otherwise entitled to do so, be subrogated to the rights of the Claimants against the Liable Entities and Marlew or any other Persons in relation to any Payable Liability settled or met by the Company;

(xii)	be authorised and permitted to negotiate with Claimants and at its discretion procure that the relevant Liable Entity enter into binding settlements in relation to (including without limitation compromises of Payable Liabilities); and

(xiii)	accept appointment and act as a Single Claims Manager.
1.5	Obligations of the Company

In the achievement of its objects under Rule 1.4, the Company is to comply with the obligations applicable to the Company as set out in the Final Funding Agreement, the Transaction Legislation and the Related Agreements.

1.6	No distribution to Members
(a)	The income and property of the Company shall be used and applied solely in promotion of its objects and no portion shall be distributed, paid or transferred directly or indirectly by way of dividend, bonus or by way of profit to the Members.

(b)	Rule 1.5(a) does not prevent the payment in good faith by the Company to a Member of:
(i)	payment for services rendered or goods supplied by the Member in the ordinary course of business;

(ii)	interest at a reasonable rate on money borrowed by the Company from a Member;

(iii)	reasonable rent for premises demised or let to the Company by the Member; or

(iv)	any other reasonable amount of a similar character to those described in this Rule 1.5(b).
1.7	Membership
(a)	The initial Member is the Person who became a member of the Company upon registration, and that Person shall be the Chairperson of the Board appointed in accordance with the Final Funding Agreement.

(b)	Subject to paragraphs (c) and (d), the Board may admit and remove Members.

(c)	For so long as the Company retains the office of trustee of the Fund:
(i)	the Company shall only have one Member;

(ii)	a Person will only be eligible to become a Member if that Person holds the office of Chairperson; and

3

(iii)	the Board will not admit a Person as a Member unless:
A.	upon that admission, there will only be one Member; and

B.	that Person has first covenanted in favour of the Company and the Appointors that it will not seek to exercise its power to amend this Constitution without the prior written consent of the Appointors, or otherwise cause or procure the Company to act in a manner which is inconsistent with its obligations as trustee.
(d)	If the Member ceases to be the Chairperson of the Board of Directors, the Member must immediately resign their Membership by notice in writing.

(e)	A resignation or removal pursuant to paragraph (d) will only become effective:
(i)	once another Person who is appointed to the office of Chairperson; and

(ii)	that Person has become a Member.

2.	Proceedings of Members

2.1	Written resolutions of Members

While the Company has only one Member, the Company may pass a resolution by that Member signing a record in writing of that resolution.

2.2	Annual General Meeting
(a)	The Company must hold an AGM if required by, and in accordance with, the Corporations Act.

(b)	The business of an AGM may include any of the following, even if not referred to in the notice of the meeting:
(i)	the consideration of the annual financial report, Directors report and auditors report for the Company;

(ii)	the appointment of Directors;

(iii)	the appointment of the auditor of the Company; and

(iv)	the fixing of the remuneration of the auditor of the Company.
2.3	How to call meetings of Members
(a)	The Company must give not less than Prescribed Notice of a meeting of Members.

(b)	Notice of a meeting of Members must be given to each Member, each Director, and any auditor of the Company.

(c)	A notice of a meeting of Members must:
(i)	set out the place, date and time for the meeting (and if the meeting is to be held in 2 or more places, the technology that will be used to facilitate this);

(ii)	state the general nature of the business of the meeting; and

(iii)	set out or include any other information or documents specified by the

4

Corporations Act.
(d)	A Person may waive notice of any meeting of Members by notice in writing to the Company to that effect.
2.4	Right to attend meetings
(a)	Each Member and any auditor of the Company is entitled to attend any meetings of Members.

(b)	Subject to this Constitution, each Director is entitled to attend and speak at all meetings of Members.
2.5	Meeting at more than one place
(a)	A meeting of Members may be held in 2 or more places linked together by any technology that:
(i)	gives the Members as a whole in those places a reasonable opportunity to participate in proceedings;

(ii)	enables the Chairperson to be aware of proceedings in each place; and

(iii)	enables the Members in each place to vote on a show of hands and on a poll.
(b)	If a meeting of Members is held in 2 or more places:
(i)	a Member present at one of the places is taken to be present at the meeting; and

(ii)	the Chairperson of that meeting may determine at which place the meeting is taken to have been held.
2.6	Chairperson
(a)	The Chairperson must (if present within 15 minutes after the time appointed for the holding of the meeting and willing to act) chair each meeting of Members.

(b)	If at a meeting of Members:
(i)	there is no Chairperson;

(ii)	the Chairperson is not present within 15 minutes after the time appointed for the holding of a meeting of Members; or

(iii)	the Chairperson is present within that time but is not willing to chair all or part of that meeting, the Directors present may, by majority vote, elect a Person present to chair all or part of the meeting of Members.

2.7	General conduct of meetings
(a)	Subject to the Corporations Act, the Chairperson is responsible for the general conduct of that meeting and for the procedures to be adopted at that meeting.

(b)	The Chairperson may delegate any power conferred by this Rule to any Person.

(c)	The powers conferred on the Chairperson under this Rule 2.7 do not limit the

5

powers conferred by law.
2.8	Resolutions of Members
(a)	Each Member will have one vote.

(b)	A corporate Member may nominate any individual as its representative to exercise any votes it is entitled to at any general meeting of the Company, regardless of the position held by that individual within the corporate Member.

3.	Directors

3.1	Number and Appointment of Directors
(a)	The Company must have at least 3 Directors and a maximum of 5 Directors as determined by the Directors.

(b)	Subject to Rule 3.1(c) and 3.1(d):
(i)	JHINV shall be entitled to appoint a majority of the Directors from time to time and to designate one of those Directors to be Chairperson.

(ii)	JHINV may by notice in writing to the Company and the NSW Government, nominate a subsidiary of JHINV for so long as it remains a subsidiary of JHINV to exercise its rights under Rule 3.1(b)(i); and

(iii)	JHINV shall, or shall procure that the nominated subsidiary shall, promptly give written notice to the Company and the NSW Government of any appointment made pursuant to this Rule 3.1(b).
(c)	The NSW Government shall be entitled to appoint the remaining Directors.

(d)	If a Special Default occurs or an Insolvency Event in relation to JHINV occurs, and so long as that Special Default or Insolvency Event remains in existence and the NSW Government gives to JHINV a Notice under the Principal Deed that clause 16.3(b) of the Final Funding Agreement is to apply, the following Rules apply:
(i)	the Board must be constituted so that a majority of the Directors shall have been appointed by the NSW Government;

(ii)	the NSW Government may appoint further Directors so that the foregoing is achieved, and the Chairperson (and remove any such appointees); and

(iii)	JHINV must procure the resignation of the requisite number of Directors appointed by JHINV (so that the foregoing is achieved), and the Company will give effect to all actions taken by the NSW Government and JHINV in accordance with this paragraph.

(e)	A Director need not be a Member to qualify for appointment.
3.2	Vacation of office
(a)	A Director may resign from office by giving the Company notice in writing.

(b)	Each Appointor may, by notice in writing to the Company, remove and replace from time to time the Persons appointed by it under Rule 3.1. Except in cases of emergency, an Appointor must give at least 5 Business Days’ notice to the other

6

Appointor of any proposed appointment of a Director.
(c)	In addition to the circumstances prescribed by the Corporations Act, or by the terms of the Director’s appointment, the office of a Director becomes vacant if the Director:
(i)	becomes of unsound mind or a Person whose estate is liable to be dealt with under a law relating to mental health;

(ii)	is absent without the consent of the Directors from all meetings of the Directors held during a period of 6 months and the other Directors resolve that his or her office be vacated;

(iii)	resigns by notice in writing to the Company; or

(iv)	the Director becomes bankrupt or insolvent or makes any arrangement or composition with his or her creditors generally.
3.3	Remuneration of Directors
(a)	Subject to Rule 3.3(b), a Director is not entitled to be paid any ýfee or remuneration for holding office as a Director but is entitled to be paid or reimbursed by the Company for:
(i)	out of pocket expenses incurred by the Director in the performance of any duty as a director of the Company subject to the amount payable not exceeding any amount previously approved by the Board;

(ii)	any service rendered to the Company by the director in a professional or technical capacity (and not in his or her capacity as a Director) where the provision of the service has been previously approved by the Board of and the remuneration for the service does not exceed an amount which is proper remuneration for the service;

(iii)	any salary or wage due to the director as an employee of the Company where the terms of employment have been previously approved by the Board and the salary or wage does not exceed an amount which is proper remuneration;

(iv)	an insurance premium in respect of a contract insuring an officer to which section 212 of the Corporations Act refers or the provision of a financial benefit (by way of indemnity) to a Director to which section 212 of the Corporations Act refers.
(b)	In addition to the payments to the Directors permitted under Rule 3.3, the Company may pay such amount as Director’s fees as it considers appropriate to any Director not being an employee of the NSW Government or an employee of any member of the JHINV Group.
3.4	Interests and duties of Directors
(a)	A Director may not hold an office or place of profit (except as auditor) in the Company;

(b)	A Director is not precluded from voting or otherwise acting in his or her capacity as a Director as a result of any conflict of interest arising from the fact that the Director is an employee, consultant or officer of an Appointor, or in the case of a Director appointed by the NSW Government, a public servant.

(c)	A Director may hold an office or otherwise be interested in any related body

7

corporate of the Company or other body corporate in which the Company is interested or act, or the Director’s firm may act, in any professional capacity for the Company (except as auditor) or any related body corporate of the Company or other body corporate in which the Company is interested and retain the benefits of doing so, if the Director discloses in accordance with the Corporations Act the interest giving rise to those benefits.
(d)	If a Director discloses the interest of the Director in accordance with the Corporations Act:
(i)	the Director may contract or make an arrangement with the Company, or a related body corporate of the Company or a body corporate in which the Company is interested, in any matter in any capacity;

(ii)	the Director may, subject to the Corporations Act, be counted in a quorum for a meeting of Directors considering that contract or arrangement;

(iii)	the Director may, subject to the Corporations Act, vote on whether the Company enters into the contract or arrangement, and on any matter that relates to the contract, arrangement or interest;

(iv)	the Director may sign on behalf of the Company, or witness the affixing of the common seal of the Company to, any document in respect of the contract or arrangement;

(v)	the Director may retain the benefits under the contract or arrangement; and

(vi)	the Company cannot avoid the contract or arrangement merely because of the existence of the Director’s interest.
(e)	Whilst the Company holds office as the trustee of the Fund, a Director who causes the Company to comply with its obligations as such will be deemed to be acting in the best interests of the Company.

4.	Officers

4.1	Secretary
(a)	The first Secretary is the Person specified in the application for registration of the Company as Company secretary.

(b)	The Directors may appoint one or more Secretaries, for any period and on any terms (including as to remuneration) the Directors resolve.

(c)	Subject to any agreement between the Company and a Secretary, the Directors may remove or dismiss a Secretary at any time, with or without cause.

(d)	The Directors may revoke or vary the appointment of a Secretary.
4.2	Indemnity and insurance
(a)	To the extent permitted by law, the Company must indemnify each Relevant Officer against:
(i)	a liability of that Person; and

(ii)	legal costs of that Person.

8

(b)	To the extent permitted by law, the Company may make a payment (whether by way of advance, loan or otherwise) to a Relevant Officer in respect of Legal Costs of that Person.

(c)	To the extent permitted by law, the Company must pay, or agree to pay, a premium for a contract insuring a Relevant Officer against:
(i)	a liability of that Person; and

(ii)	legal costs of that Person.
(d)	To the extent permitted by law, the Company must enter into an agreement or deed with:
(i)	a Relevant Officer; or

(ii)	a Person who is, or has been an officer of the Company or a subsidiary of the Company, under which the Company will do the following:
(iii)	keep books of the Company and allow either or both that Person and that Person’s advisers access to those books on the terms agreed;

(iv)	indemnify that Person against any liability of that Person;

(v)	make a payment (whether by way of advance, loan or otherwise) to that Person in respect of legal costs of that Person; and

(vi)	keep that Person insured in respect of any act or omission by that Person while a Relevant Officer or an officer of the Company or a subsidiary of the Company, on the terms agreed (including as to payment of all or part of the premium for the contract of insurance).

5.	Powers of the Company and Directors

5.1	General powers
(a)	The management of the Fund shall vest in the Company.

(b)	Without limiting Rule 5.1(a), the Company may exercise in any manner permitted by the Corporations Act any power which a public company limited by guarantee may exercise under the Corporations Act.

(c)	The business of the Company is managed by or under the direction of the Directors.

(d)	The Directors may exercise all the powers of the Company except any powers that the Corporations Act or this Constitution requires the Company to exercise in general meeting.
5.2	Execution of documents
(a)	If the Company has a common seal, the Company may execute a document if that seal is fixed to the document and the fixing of that seal is witnessed by:
(i)	two Directors;

(ii)	a Director and a Secretary; and

9

(iii)	a Director and another Person appointed by the Directors for that purpose.
(b)	The Company may execute a document without a common seal if the document is signed by:
(i)	two Directors;

(ii)	a Director and a Secretary;

(iii)	a Director and another Person appointed by the Directors for that purpose.
(c)	The Directors may resolve, generally or in a particular case, that any signature on certificates for Membership may be affixed by mechanical or other means.

(d)	Negotiable instruments may be signed, drawn, accepted, endorsed or otherwise executed by or on behalf of the Company in the manner and by the Persons as the Directors resolve.
5.3	Committees and delegates
(a)	The Directors may delegate any of their powers (including this power to delegate) to a committee of Directors, a Director, an employee of the Company or any other Person.

(b)	The Directors may revoke or vary any power delegated under Rule 5.3(a).

(c)	A committee or delegate must exercise the powers delegated in accordance with any directions of the Directors.

(d)	The exercise of a power by the committee or delegate is as effective as if the Directors exercised the power.

(e)	Rule 6 applies with the necessary changes to meetings of a committee of Directors.

6.	Proceedings of Directors

6.1	Written resolutions of Directors
(a)	The Directors may pass a resolution without a meeting of the Directors being held if all the Directors entitled to vote on the resolution assent to a document containing a statement that they are in favour of the resolution set out in the document.

(b)	Separate copies of the documents referred to in Rule 6.1(a) may be used for assenting to by the Directors if the wording of the resolution and the statement is identical in each copy.

(c)	A Director may signify assent to a document under this Rule 6.1 by signing the document or by notifying the Company of the assent of the Director:
(i)	in a manner permitted by Rule 5.3; or

(ii)	by any technology including telephone.
(d)	Where a Director signifies assent to a document under Rule 6.1(c) other than by signing the document, the Director must by way of confirmation sign the document before or at the next meeting of Directors attended by that Director.

10

(e)	The resolution the subject of a document under Rule 6.1(b) is not invalid if a Director does not comply with Rule 6.1(d).
6.2	Meetings of Directors
(a)	The Directors may meet, adjourn and otherwise regulate their meetings as they think fit.

(b)	A meeting of Directors may be held using any technology consented to by a majority of the Directors.

(c)	The consent of a Director under Rule 6.2(b):
(i)	may be for all meetings of Directors or for any number of meetings; and

(ii)	may only be withdrawn by that Director within a reasonable period before a meeting of Directors.
(d)	If a meeting of Directors is held in two or more places linked together by any technology:
(i)	a Director present at one of the places is taken to be present at the meeting unless and until the Director states to the Chairperson of the meeting that the Director is discontinuing her or her participation in the meeting; and

(ii)	the Chairperson of that meeting may determine at which place the meeting will be taken to have been held.
6.3	Who can call meetings of Directors
(a)	A Director may call a meeting of Directors at any time.

(b)	On request of any Director, a Secretary of the Company must call a meeting of the Directors.
6.4	How to call meetings of Directors
(a)	Subject to this Constitution, a notice of a meeting of Directors must be given to each Director, or an alternate Director appointed under Rule 6.7.

(b)	A notice of meeting of Directors:
(i)	must set out the place, date and time for the meeting (and, if the meeting is to be held in two or more places, the technology that will be used to facilitate this);

(ii)	must state the general nature of the business of the meeting; and

(iii)	may be given in Person, by post or subject to the Corporations Act, by a form of technology.
(c)	The Company must give not less than 48 hours notice of a meeting of Directors, unless all Directors agree otherwise.

(d)	A Director may waive notice of a meeting of Directors by notice in writing to the Company to that effect.

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6.5	Quorum

The quorum for a Board meeting is, if JHINV has appointed at least one Director, one Director appointed by JHINV and, if the NSW Government has appointed at least one Director, one Director appointed by the NSW Government provided that:
(a)	subject to Rule 6.5(b), if a quorum is not present at a meeting, the meeting shall be reconvened by notice to a date no less than 24 hours after the date of the original meeting (or such time as is reasonable in cases of emergency) and the quorum for such a reconvened meeting of which all Directors have been given notice in writing shall be at least two Directors; and

(b)	if a Special Default occurs or an Insolvency Event occurs in relation to JHINV occurs, so long as and so long as that Special Default or Insolvency Event remains in existence, and the NSW Government gives to JHINV a notice under the Final Funding Agreement that clause 16.3(b) of the Final Funding Agreement is to apply, the quorum will be two Directors appointed by the NSW Government.
6.6	Adjournment

Subject always to Rule 6.5, if a quorum is not present within 1 hour after the time appointed for a meeting, the meeting will stand adjourned to:
(a)	if Rule 6.5(a) applies, the time specified in that Rule; or

(b)	in any other case the same time and place seven days after the meeting or to another day, time and place determined by those Directors present.
6.7	Alternate Directors

Each Director may appoint, by Notice in writing to the Company, an alternate to act in his or her place. Except in cases of emergency, at least 5 Business Days’ notice must be given of any proposed appointment of an alternate Director pursuant to this Rule 6.7.
6.8	Chief Executive Officer

The Board will be responsible for the selection, appointment and termination of the Chief Executive Officer of the Company and the terms on which he or she is engaged from time to time.
6.9	Chairperson
(a)	The Chairperson must (if present within 15 minutes after the time appointed for the holding of the meeting and will to act) chair each meeting of Directors.

(b)	If:
(i)	there is no Chairperson; or

(ii)	the Chairperson is not present within 15 minutes after the time appointed for the holding of a meeting of Directors; or

(iii)	the Chairperson is present within that time but is not willing to chair all or part of that meeting, the Directors present must elect one of themselves to chair all or part of the meeting of Directors.
(c)	A Person does not cease to be a Chairperson of Directors if that Person retires as a

12

Director at a meeting of Members and is re-elected as a Director at that meeting.
6.10	Resolutions of Directors
(a)	A resolution of Directors is passed if more votes are cast in favour of the resolution than against it.

(b)	Subject to Rules 6.10(c) and 6.10(e) and except as otherwise specified in the Final Funding Agreement, each Director has one vote at any meeting of the Directors.

(c)	If a Director representative of an Appointor and his or her alternate Director is absent, the remaining Director representatives of that Appointor shall be entitled to jointly exercise the absent Director’s vote.

(d)	Subject to Rule 6.10(e), in case of an equality of votes on a resolution at a meeting of Directors, the Chairperson of that meeting has a casting vote on that resolution in addition to any vote the Chairperson has in his or her capacity as a Director in respect of that resolution.

(e)	If a Special Default occurs within the meaning of clause 16.2 of the Final Funding Agreement, then the total number of votes that may be cast at any Board meeting by the Directors (including the Chairperson) appointed by JHINV or one of its subsidiaries present at the meeting shall be one less than the number of votes that may be cast by the number of votes that may be cast by the number of Directors appointed by the NSW Government present at that meeting.
6.11	Interests of Appointor
(a)	Subject always to a Director’s obligations under the Trust Deed, the Constitution, statute or otherwise at law, a Director may take into account the views of that Director’s Appointor and may act on the wishes of that Appointor in performing any of his or her duties or exercising any power, right or discretion as a Director in relation to the Company.

(b)	A Director may provide that Director’s Appointor with copies of all documents, Board Papers and other material which come into the possession of the Director in that capacity and may disclose to and discuss with the Appointor all information to which the Director becomes privy in that capacity.

7.	Notices

7.1	Notice to Members

The Company may give notice to a Member:
(i)	in Person;

(ii)	by sending it by post to the address of the Member in the Register or the alternative address (if any) nominated by that Member; or

(iii)	by sending it to the fax number or electronic address (if any) nominated by that Member.
7.2	Notice to Directors

The Company may give notice to a Director:
(a)	in Person;

(b)	by sending it by post to the usual residential address of that Person or the alternative

13

address (if any) nominated by that Person;

(c)	by sending it to the fax number or electronic address (if any) nominated by that Person; or

(d)	by any other means agreed between the Company and that Person.
7.3	Notice to the Company

A Person may give notice to the Company:
(a)	by leaving it at the registered office of the Company;

(b)	by sending it by post to the registered office of the Company;

(c)	by sending it to the fax number at the registered office of the Company;or

(d)	by any other means permitted by the Corporations Act.
7.4	Time of service

Notice is sent by the sender and received by the receiver;
(i)	if the notice is hand delivered, upon delivery to the receiving party;

(ii)	if the notice is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the notice is sent by registered mail within Australia, 2 Business Days after the registration of the notice of posting;

(iv)	if the notice is sent by ordinary mail within Australia, 3 Business Days from and including the date of postage.
7.5	Signatures

The Directors may decide, generally or in a particular case, that a notice given by the Company be signed by mechanical or other means.

8.	Distributions from the Company

If, upon a winding up of the Company, there remains any property whatsoever after all debts and liabilities of the Company have been satisfied, the liquidator must give or transfer such surplus property equally to another incorporated entity whose constitution contains similar objectives and a similar restriction to this Rule.

9.	Inconsistency
(a)	In the event, and to the extent, of any inconsistency between the provisions of the Final Funding Agreement and the terms of this Constitution, the Final Funding Agreement shall prevail.

(b)	In the event, and to the extent, of any inconsistency between the provisions of the Trust Deed and the terms of this Constitution, the Trust Deed shall prevail.

14

Schedule 1 — Definitions and Interpretations
1.	Definitions

In this Constitution:

“Appointor” means each Person described in clauses 5.1 to 5.3, and clause 16.3 of the Final Funding Agreement who is entitled to appoint one or more Directors.

“Asbestos” means the fibrous form of those mineral silicates that belong to the serpentine or amphibole groups of rock forming minerals, including actinolite, amosite (brown asbestos), anthophyllite, chrysotile (white asbestos), crocidolite (blue asbestos) and tremolite.

“Board” means the board of Directors.

“Board Papers” means
(a)	in relation to a Director, all Documents circulated by the Company to him or her acting in that capacity.

(b)	all Documents tabled at a meeting of the Directors or otherwise made or physically available to Directors at such meetings, including, without limitation, periodic board papers, submissions, minutes, letters, board committee and sub-committee papers.
“Business Day” means a day (not being a Saturday or a Sunday) on which banks are open for general banking business in Sydney.

“Chairperson” means the chairperson of the Board from time to time.

“Claimant” means an individual (or legal Personal representative of an individual) who makes a Personal Asbestos Claim or a Marlew Claim.

“Claims Legal Costs” has the meaning given to it under the Final Funding Agreement.

“Claims Management Agreement” has the meaning given to it in the Trust Deed.

“Controlled Entities” has the meaning given to it under the Final Funding Agreement.

“Corporations Act” means the Corporations Act 2001.

“Company” means Asbestos Injuries Compensation Fund Limited.

“Directors” means the Directors of the Company for the time being, and if the Company has only one Director, that Director.

“Document” means:
(a)	anything on which there is writing;

(b)	anything on which there are marks, figures, symbols or perforations having a meaning for Persons qualified to interpret them;

(c)	anything from which sounds, images or writing can be reproduced with or without the aid of anything else; and

(d)	a map, plan, drawing or photograph.
“Final Funding Agreement” means the Final Funding Agreement in relation to the provision of long term funding for compensation arrangements for certain victims of Asbestos related

15

disease is Australia between James Hardie Industries NV, the Performing Subsidiary and the State of New South Wales.
“Fund” means the trust known as the Asbestos Injury Compensation Fund to be established pursuant to the Trust Deed.

“Funding Obligation” means each obligation of the Performing Subsidiary to make a Funding Payment.

“Funding Payments” mean:
(a)	the Initial Funding payable under clause 9.2 of the Final Funding Agreement (which, for the avoidance of doubt, includes the Additional Payment as defined therein);

(b)	the Annual Payments payable under clause 9.3 of the Final Funding Agreement; and

(c)	any Final Payment payable under clause 9.9 of the Final Funding Agreement, and Funding Payment means any of those payments.

“Insolvency Event” has the meaning given to it in the Final Funding Agreement.

“JHINV” means James Hardie Industries NV, ARBN 097 829 895, a limited liability company incorporated in the Netherlands and having its registered office at Atrium, Unit 04-07 Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands (with its Australian registered office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales).

“JHINV Contributions” means the payments to be made by JHINV or the Performing Subsidiary under clause 9 of the Final Funding Agreement.

“JHINV Group” has the meaning given to it in the Final Funding Agreement.

“JHINV Guarantee” means the deed of guarantee by JHINV in the form set out in Annexure 5 of the Final Funding Agreement.

“Liable Entities” means Amaca Pty Ltd, Amaba Pty Ltd and ABN 60 Pty Ltd.

“Marlew Claim” has the meaning given to it in the Final Funding Agreement.

“Member” means a Person whose name is entered in the Register as a Member of the Company.

“NSW Government” means the State of New South Wales.

“Payable Liability” has the meaning given to it in the Final Funding Agreement.

“Performing Subsidiary” means LGTDD Pty Ltd or if a subsidiary of JHINV other than that entity is nominated under clause 6.2 of the Final Funding Agreement to perform the obligations described in clauses 6 and 9 of the Final Funding Agreement, and each of JHINV and that subsidiary has complied with clause 6.2 of the Final Funding Agreement, that subsidiary.

“Person” includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

16

“Personal Asbestos Claim” has the meaning given to it in the Final Funding Agreement.

“Prescribed Notice” means 21 days or any shorter period of notice for a meeting allowed under the Corporations Act.

“Register” means the register of Members kept under the Corporations Act and, where appropriate, includes any branch register.

“Registered Office” means the Company’s registered office from time to time as disclosed in the records of the Company with the Australian Securities & Investments Commission.

“Related Agreements” means documents ancillary to the Final Funding Agreement listed in Schedule 1 to the Final Funding Agreement.

“Relevant Officer” means a Person who is, or has been, a Director or Secretary.

“Rules” means these rules as may be amended from time to time.

“Secretary” means a secretary of the Company for the time being.

“Special Default” means a breach or default of a kind described in clause 16.2 of the Final Funding Agreement.

“SPF Funded Liability” has the meaning given to it in the Final Funding Agreement.

“Transaction Legislation” has the meaning given to it in the Principal Deed.

“Trust Deed” means the trust deed for the Fund to be entered into in the form set out in the Final Funding Agreement.

2.	Interpretation
(d)	In this Constitution:
(i)	a Member is taken to be present at a meeting of Members if the Member is present in Person or by proxy, attorney or representative; and

(ii)	a reference to a notice or document in writing includes a notice or document given by fax or another form of written communication.
(e)	In this Constitution, headings are for convenience only and do not affect interpretation, and unless the context indicates a contrary intention:
(i)	words importing the singular include the plural (and vice versa);

(ii)	words indicating a gender include every other gender;

(iii)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(iv)	the word “includes” in any form is not a word of limitation.
(f)	Unless the context indicates a contrary intention, in this Constitution:
(i)	a reference to a Rule or a Schedule is to a rule or a schedule of this Constitution;

(ii)	a reference in a Schedule to a paragraph is to a paragraph of that Schedule;

17

(iii)	a Schedule is part of this Constitution; and

(iv)	a reference to this Constitution is to this Constitution (and where applicable any of its provisions) as modified or repealed from time to time.
(g)	Unless the context indicates a contrary intention, in this Constitution, a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it.

(h)	Unless the context indicates a contrary intention, in this Constitution:
(i)	an expression in an Rule that deals with a matter dealt with by a provision of the Corporations Act has the same meaning as in that provision; and

(ii)	an expression in an Rule that is defined in section 9 of the Corporations Act has the same meaning as in that provision.

3.	Exercise of powers

Where this Constitution confers a power or imposes a duty, then, unless the contrary intention appears, the power may be exercised and the duty must be performed from time to time as the occasion requires.

4.	Severing invalid provisions

If at any time any provision of this Constitution is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that does not affect or impair:
(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Constitution; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Constitution.
Date: 2005
Signed for and on behalf of [Member]
Authorised signatory                    Authorised signatory

18

Signing Page
Signed by The Honourable Morris Iemma MP,
Premier of New South Wales,
for The State of New South Wales
/s/ Morris Iemma
Signed by Meredith Hellicar and Russell Chenu
for James Hardie Industries N.V.

/s/ Meredith Hellicar Meredith Hellicar	/s/ Russell Chenu Russell Chenu
Chairman	Authorised Officer

Signed for and on behalf of

LGTDD Pty Limited by its

duly authorised attorney

/s/ Russell Chenu
Russell Chenu

Annexure 1 — Deed of Accession
DEED OF ACCESSION
DEED dated                    by
1.	ASBESTOS INJURIES COMPENSATION FUND of [ADDRESS] (Acceding Party)

2.	James Hardie Industries N.V. ARBN 097 829 895 incorporated in the Netherlands and having its registered office at Atrium, 8th Floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands, Amsterdam in the Netherlands (with its Australian principal office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales) (JHINV)

3.	[ ] (Performing Subsidiary)

4.	The State of New South Wales (NSW Government)

5.	[Any other parties subsequently joined as a party to the deed by execution of a Deed of Accession.]
(each of JHINV, the Performing Subsidiary and NSW Government [add to this, if applicable], the Existing Parties)
RECITAL
This deed is supplemental to a Principal Deed between the Existing Parties dated [            ] in relation to the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases (Principal Deed).
OPERATIVE PART
1.	Acceding Party to be bound
The Acceding Party confirms to the Existing Parties that it has been supplied with a copy of the Principal Deed, JHINV Guarantee and Intercreditor Deed and covenants with all Existing Parties to observe, perform and be bound by all the terms of the Principal Deed, the JHINV Guarantee and the Intercreditor Deeds so that the

Acceding Party is deemed, from the date of this deed to be a party to the Principal Deed, the JHINV Guarantee and Intercreditor Deeds.
2.	Existing Parties
The Existing Parties severally covenant with the Acceding Party to observe, perform and be bound by all of the terms of the Principal Deed, the JHINV Guarantee and Intercreditor Deed.
3	Representations and warranties
The Acceding Party represents and warrants to each Continuing Party that each of the following statements are true and accurate as at the date of this deed:
(a)	the statements with respect to the Performing Subsidiary set out in Part 1 of Schedule 2 of the Principal Deed, as amended by replacing reference to “the Performing Subsidiary” with “the Continuing Parties”;

(b)	the trust to which it is a trustee it has been validly created and is validly existing;

(c)	it is the sole trustee of the trust on behalf of which it has entered into this deed;

(d)	there has been no resolution or direction to terminate the trust on behalf of which it has entered into this deed, nor to remove it as trustee of that trust; and

(e)	it has the power to enter into this deed as trustee of the trust on behalf of which it has entered into this deed.

(f)	On the date of this deed, the Acceding Party has provided to the NSW Government, and the NSW Government acknowledges receipt, of an officer’s certificate signed by the chief financial officer of the Substitute Party in the form set out in Part 2 of Schedule 2).

4.	Address for Notices
The address and Notice details of the Acceding Party for the purposes of clause 29 of the Principal Deed is:
[ ]

5.	Governing law
This deed is governed by the laws applicable in New South Wales.

6.	Interpretation
Words and expressions defined in the Principal Deed have the same meaning where used in this deed.
EXECUTED as a deed.
[EXECUTION CLAUSES]

Annexure 2 – Summary of Final Funding Agreement and Related Agreements

Annexure 3 — Trust Deed
[     ] (Settlor)
Asbestos Injuries Compensation Fund Limited (Trustee)
Asbestos Injuries
Compensation Fund
Trust Deed
[Name to be confirmed]
Level 10
Atanaskovic Hartnell House
75-85 Elizabeth Street
Sydney NSW
Australia 2000

1.	DEFINITIONS AND INTERPRETATION	2

	1.1 Definitions	2

	1.2 General Interpretation	11

2.	APPOINTMENT AND DECLARATION OF TRUST	12

	2.1 Acknowledgement	12

	2.2 Establishment of Fund and Appointment	12

	2.3 Acceptance and Declaration	12

	2.4 Name and Location of Fund	13

3.	PURPOSE	13

4.	TRUSTEE	15

	4.1 The Trustee	15

	4.2 General powers of the Trustee	15

	4.3 General Administration of Fund Property	15

	4.4 Control of Liable Entities	16

	4.5 Contracting and Investing powers	16

	4.6 Powers of Delegation and Appointment	18

	4.7 Compliance with Transaction Legislation	19

	4.8 Limitations on Powers of the Trustee	19

	4.9 Exercise of Discretion	20

	4.10 Compliance with the Final Funding Agreement	20

	4.11 Trustee’s standard of duty	20

	4.12 Reliance on Advice	20

	4.13 Remuneration	21

5.	LIABILITY	21

6.	INDEMNITY AND INSURANCE	21

7.	APPOINTMENT OF NEW TRUSTEE	23

8.	THIRD PARTIES	24

9.	FAILURE OF THE TRUSTEE AND TERMINATION OF THE FUND	24

10.	AMENDMENTS	24

11.	FINANCES OF THE FUND	24

12.	ACTION BY THE TRUSTEE	25

	12.1 Actions through Board of Directors	25

	12.2 Compliance with Tax Exemption	25

13.	CERTIFICATES	26

14.	GOVERNING LAW	26

15.	NO ENFORCEMENT BY THIRD PARTIES	26

Asbestos Injuries (JH) Compensation Fund Trust Deed

Date	2005

Parties	1.	[ ] (ACN ) of [*] (the Settlor) [JHINV to confirm]

	2.	[AICF] Limited (ABN[*]) a company limited by guarantee of [*] (the Trustee)

Recitals	A.	JHINV, the NSW Government and the Performing Subsidiary have entered into a long term funding agreement (Final Funding Agreement) intended to ensure that funding is made available by JHINV and/or its subsidiaries to compensate, on the basis set out in the Final Funding Agreement, proven current and future Australian Claimants against the Liable Entities.

	B.	In accordance with the Final Funding Agreement, the Settlor wishes to establish a trust fund which will constitute the Fund.

	C.	The Settlor has paid the Settled Sum to the Trustee before the date of this Deed, and the Trustee has agreed to be the trustee of the Fund and to hold the Settled Sum and the other Fund Property on trust for the Fund Purpose in accordance with this Deed.

	D.	Upon the establishment of the Fund, it is contemplated that the parties to the Final Funding Agreement will procure that the Trustee, by executing a Deed of Accession, will become a party to the Final Funding Agreement to give effect to the intention and agreement of the relevant parties referred to in the preceding paragraphs.

	E.	It is the intention of the parties to the Final Funding Agreement that all of the issued shares in the Liable Entities will be transferred to the Trustee to hold on trust for the Fund Purpose and that the Trustee manage itself or through one or more of the Liable Entities, or otherwise cause to be managed, the response to all Payable Liabilities for itself or for or on behalf of the Liable Entities.

	F.	The NSW Government is to pass the Transaction Legislation, inter alia, to validate the existence of the Fund, and to confer certain powers and responsibilities on the Trustee.

IT IS AGREED as follows.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed (including the Recitals) unless the context requires otherwise, terms defined in the Final Funding Agreement or in the Transaction Legislation bear their corresponding meaning, and:

ABN 60 means ABN 60 Pty Limited (ABN 60 000 009 263).

Amaba means Amaba Pty Limited (ABN 98 000 387 342).

Amaca means Amaca Pty Limited (ABN 49 000 035 512).

Annual Contribution Amount means the amount specified in clause 9.4 of the Final Funding Agreement.

Annual Payment means for each year, the payment to be made pursuant to clause 9.3 of the Final Funding Agreement.

Appointee means any executive, director or employee of the Trustee appointed to the board of directors or any other governing body of an Investee.

Appointor means each Person entitled to appoint one or more Directors.

Approved Actuary means an actuarial firm which:
(a)	has been appointed in accordance with clause 5.15 of the Final Funding Agreement and which nominates a principal who is an approved actuary under the Insurance Act 1973 or who has qualifications under equivalent legislation of another relevant jurisdiction;

(b)	has relevant and substantive experience and expertise in Asbestos-related liability provisioning appropriate to undertake the determination referred to in clause 14.4 of the Final Funding Agreement;

(c)	has no interest or duty which conflicts or may conflict with his functions as contemplated under this deed as the Approved Actuary; and

(d)	is not affiliated with the accounting firm, performing the role of Approved Auditor during the term of the Approved Actuary’s appointment, or, where the circumstances set out in clause 5.15(f) of the Final Funding Agreement apply, an actuarial firm determined in accordance with that clause.

Approved Auditor means the auditor of the Trustee to be appointed by the Trustee in accordance with clause 5.12 of the Final Funding Agreement.

Asbestos means the fibrous form of those mineral silicates that belong to the serpentine or amphibole groups of rock-forming minerals, including actinolite, amosite (brown asbestos), anthophyllite, chrysotile (white asbestos), crocidolite (blue asbestos) and tremolite.

Asbestos Mining Activities has the meaning given in the Marlew Legislation.

Audited Financial Statements means, in respect of a Person and a Financial Year the audited consolidated financial statements of that Person for that Financial Year prepared in accordance with the following generally accepted accounting principles (GAAP), consistently applied throughout that Financial Year:
(a)	where that Person is Listed at the time the relevant audit report is signed, the generally accepted accounting principles used in that Person’s published financial reports; or

(b)	where that Person is not Listed at that time and paragraph (c) does not apply, US GAAP or such other GAAP as is commonly applied by multinational companies at that time in respect of their financial statements; or

(c)	where that Person is not Listed at that time and it and its subsidiaries operates wholly or predominantly in one jurisdiction, the generally accepted accounting principles of that jurisdiction.
Australia has the meaning given in Section 17 of the Acts Interpretation Act 1901 (Cth), as in force at the date of this deed.

Claimant means an individual (or legal personal representative of an individual) who makes a Personal Asbestos Claim or a Marlew Claim.

Claims Legal Costs means all costs, charges, expenses and outgoings incurred or expected to be borne by the Trustee or the Liable Entities in respect of legal advisors, other advisors, experts, Court proceedings and other dispute resolution methods in connection with Personal Asbestos Claims and Marlew Claims but in all cases excluding any costs included as a component of calculating a Proven Claim.

Claims Management Agreement means an agreement between the Trustee and a Liable Entity whereby the Liable Entity agrees that the Trustee or a Person designated by the Trustee will manage all claims against the Liable Entity in accordance with the provisions of this Deed, the Final Funding Agreement and the Transaction Legislation.

Commencement Date has the meaning given to that term in clause 1 of the Prinicpal Deed.

Commonwealth means the Commonwealth of Australia.

Concurrent Wrongdoer in relation to a personal injury or death claim for damages under common law or other law (disregarding any law which comes into force in breach of clause 13 of the Final Funding Agreement and which breach has been notified to the NSW Government under clause 16.5 of the Final Funding Agreement), means a Person whose acts or omissions, together with the acts or omissions of one or more Liable Entities or Marlew or any member of the JHINV Group (whether or not together with any other Persons) caused, independently of each other or jointly, the damage or loss to another Person that is the subject of that claim.

Constitution means the constitution of the Trustee.

Constitutional Provisions means the clauses required to be included in the Constitution, as set out in the Schedule to this Deed.

Contribution Claim means a cross-claim or other claim under common law or other law (disregarding any law which comes into force in breach of clause 13 of the Final Funding Agreement and which breach has been notified to the NSW Government under clause 16.5 of the Final Funding Agreement):
(a)	for contribution by a Concurrent Wrongdoer against a Liable Entity or a member of the JHINV Group in relation to facts or circumstances which give rise to a right of a Person to make a Personal Asbestos Claim or a Marlew Claim; or

(b)	by another Person who is entitled under common law (including by way of contract) to be subrogated to such a first mentioned cross-claim or other claim, provided that any such claim of the kind described in clause 13.7 of the Final Funding Agreement shall be subject to the limits contained in that clause.

Controlled Entity means, in respect of a Person, another Person in respect of which the first-mentioned Person is required to consolidate in its Audited Financial Statements but, in the case of JHINV, does not include any Liable Entity or the Trustee. For the avoidance of doubt, JHINV is not a Controlled Entity of JHINV.

Corporations Act means the Corporations Act 2001 (Cth).

Court means a court or tribunal in Australia having jurisdiction to hear and determine common law personal injury and death claims arising from exposure to Asbestos.

Cross Guarantee means any guarantee or indemnity (or other covenant to secure satisfaction of any payment or obligation) given by a Controlled Entity of JHINV to secure satisfaction of any payment or obligation of any Controlled Entity of JHINV to a Lender which is entitled or becomes entitled to the benefit of the Intercreditor Deeds in accordance with clause 2.2 of that deed.

Deed of Accession means a deed of accession in the form set out in Annexure 1 to the Final Funding Agreement.

Director means a director of the Trustee appointed in accordance with clause 5 or clause 16.3 of the Final Funding Agreement.

Excluded Marlew Claim means a Marlew Claim:
(a)	covered by the indemnities granted by the Minister of Mineral Resources under the deed between the Minister, Fuller Earthmoving Pty Limited and James Hardie Industries Limited dated 11 March 1996; or

(b)	by a current or former employee of Marlew in relation to an exposure to Asbestos in the course of such employment to the extent:
(i)	the loss is recoverable under a Worker’s Compensation Scheme or Policy; or

(ii)	the Claimant is not unable to recover damages from a Marlew Joint Tortfeasor in accordance with the Marlew Legislation;
(c)	by an individual who was or is an employee of a person other than Marlew arising from exposure to Asbestos in the course of such employment by that other person where such loss is recoverable from that person or under a Worker’s Compensation Scheme or Policy; or

(d)	in which another defendant (or its insurer) is a Marlew Joint Tortfeasor from whom the plaintiff is entitled to recover compensation in proceedings in the Dust Diseases Tribunal, and the Claimant is not unable to recover damages from that Marlew Joint Tortfeasor in accordance with the Marlew Legislation.
Final Payment means the payment referred to in clause 9.9 of the Final Funding Agreement.

Final Funding Agreement means the deed of that name dated 1 December 2005 between the initial parties JHINV, the Performing Subsidiary and the NSW Government.

Financial Year means a year ending on 31 March, or if there is any change from time to time to the Financial Year of the JHINV Group, the twelve-month period as ends on the new end date adopted by JHINV except that the first such Financial Year after that change shall be a period of not less than six months and not greater than 18 months ending on the new end date.

First Release Bill means the James Hardie (Civil Liability) Bill 2005(NSW) as initialled by the parties to the Final Funding Agreement for the purposes of identification.

Fund means the trust constituted by this Deed (referred to as the “Fund” in the Final Funding Agreement).

Fund Account means a bank account within New South Wales to be designated the “Asbestos Injuries Compensation Fund Account” (referred to as the “Fund Account” in the Final Funding Agreement).

Fund Property means the assets referred to in clause 2.3.

Fund Purpose means the purpose set out in clause 3.

Funding Obligations means each obligation of the Performing Subsidiary to make a Funding Payment.

Funding Payments mean:
(a)	the Initial Funding payable under clause 9.2 of the Final Funding Agreement (which, for the avoidance of doubt, includes the Additional Payment as defined therein);

(b)	the Annual Payments payable under clause 9.3 of the Final Funding Agreement; and

(c)	any Final Payment payable under clause 9.9 of the Final Funding Agreement, and Funding Payment means any of those payments.

Initial Funding has the meaning given to that term in clause 1 of the Final Funding Agreement.

Insolvency Event means in respect of a Person, the occurrence in respect of that Person of any one or more events referred to in paragraphs (a) to (b) of the definition of “Insolvent”.

A Person is Insolvent if the Person:
(a)	admits in writing its inability to pay its debts as they become due (otherwise than as contemplated in clause 16.6 of the Final Funding Agreement);

(b)	was established under Dutch law and files a petition with any court in the Netherlands in relation to its bankruptcy (faillissement) or seeking an order for a suspension of payments (surseance van betaling);

(c)	files, or consents by answer or otherwise to the filing against it of, a petition for relief or insolvent reorganisation or insolvent arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, insolvent reorganisation, insolvent moratorium or other similar law of any jurisdiction (including, without limitation, a filing by the Person under Chapter 7 or Chapter 11 of the US Bankruptcy Code, provided that where the filing is a filing under Chapter 11 of that Code, the Person:
(i)	is at the time of filing unable to pay its debts generally as and when they become due; or

(ii)	in the case of JHINV, after it makes such a filing, fails to pay a JHINV Contribution or other amount under the JHINV Guarantee when such payment would (but for the moratorium granted as a result of that filing) have been due for 30 days after that due date and also provided that in any such filing under Chapter 11 of that Code a Person is Insolvent no later than the earliest date as of which creditors may vote on any matter or accept or reject a plan of reorganisation;
(d)	makes an assignment for the benefit of its creditors generally;

(e)	consents to the appointment of a custodian (not being a nominee for the person), receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to a substantial part of its property;

(f)	consents to the appointment of an insolvency administrator or such an insolvency administrator is appointed and that appointment is not terminated within 28 days;

(g)	is adjudicated as insolvent or to be liquidated, in each case, by a court of competent jurisdiction; or

(h)	is subject to a Wind-Up Event;

and Insolvency has a corresponding meaning

Intercreditor Deeds means the deeds substantially in the form set out in Annexures 7A and 7B to the Final Funding Agreement, as may be amended with the agreement of JHINV and the NSW Government (in each case acting reasonably) as the result of the review by, and negotiations with JHINV’s existing bank Lenders.

Investee means any entity in which the Fund has made or wishes to make an Investment.

Investment means an investment by the Trustee.

Irrevocable Power of Attorney means the deed in the form set out at Annexure 9 of the Final Funding Agreement.

JHINV means James Hardie Industries NV (ARBN 097 829 895) incorporated in the Netherlands and having its registered office at Atrium, Unit 04-07, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands (with its Australian principal office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales).

JHINV Contributions means the payments to be made by JHINV or the Performing Subsidiary under clause 9 of the Final Funding Agreement.

JHINV Group means JHINV and its Controlled Entities from time to time, excluding the Trustee and any of the Liable Entities, if they are or become such Controlled Entities.

JHINV Guarantee means the deed set out in the form of Annexure 5 of the Final Funding Agreement.

Liable Entities means Amaca, Amaba and ABN 60.

Marlew means the company registered under the Corporations Act as Marlew Mining Pty Limited (ACN 000 049 650) that was formerly called Asbestos Mines Pty Limited and includes any successor to or continuation of that company.

Marlew Claim means, subject to clause 13.7 of the Final Funding Agreement, a claim which satisfies one of the following paragraphs and which is not an Excluded Marlew Claim:
(a)	any present or future personal injury or death claim by an individual or the legal personal representative of an individual for damages under common law or other law (disregarding any law which comes into force in breach of clause 13 of the Final Funding Agreement and which breach has been notified to the NSW Government under clause 16.5 of the Final Funding Agreement) which:
(i)	arose or arises from exposure to Asbestos in the Baryulgil region from Asbestos Mining Activities at Baryulgil conducted by Marlew, provided that:
(A)	the individual’s exposure to Asbestos occurred wholly within Australia; or

(B)	where the individual has been exposed to Asbestos both within and outside Australia, the amount of damages included in the Marlew Claim shall be limited to the amount attributable to the proportion of the exposure which caused or contributed to the loss or damage giving rise to the Marlew Claim which occurred in Australia;
(ii)	is commenced in New South Wales in the Dust Diseases Tribunal; and

(ii)	is or could have been made against Marlew had Marlew not been in external administration or wound up, or could be made against Marlew on the assumption (other than as contemplated under the Marlew legislation) that Marlew will not be in the future in external administration;
(b)	any claim made under compensation to relatives legislation by a relative of a deceased individual (or personal representative of such a relative) or (where permitted by law) the legal personal representative of a deceased individual in each case where the individual, but for such individual’s death, would have been entitled to bring a claim of the kind described in paragraph (a); or
(c)	a Contribution Claim relating to a claim described in paragraphs (a) or (b).
Marlew Joint Tortfeasor means any Person who is or would be jointly and severally liable with Marlew in respect of a Marlew Claim, had Marlew not been in external administration or wound up, or on the assumption other than as contemplated in the Marlew legislation that Marlew will not in the future, be in external administration or wound up.

Marlew legislation means the legislation set out in Part 4 of the First Release Bill.

NSW Government Auditor means an auditor engaged in accordance with and for the purposes set out in clause 5.13 of the Final Funding Agreement.

Operating Expenses means the reasonable operating costs, expenses and Taxes of the Trustee or Liable Entities of conducting the activities referred to in clause 4.2 of the Final Funding Agreement but excludes any Claims Legal Costs.

Payable Liability means:
(a)	any Proven Claim (whether arising before or after the date of this deed);

(b)	Operating Expenses;

(c)	Claims Legal Costs;

(d)	any liability of a Liable Entity to the Trustee, however arising, in respect of any amounts paid by the Trustee in respect of any liability or otherwise on behalf of the Liable Entity;

(e)	any pre-commencement claim (as defined in the Transaction Legislation) against a Liable Entity;

(f)	if regulations are made pursuant to section 30 of the Transaction Legislation and if and to the extent the Trustee and JHINV notify the NSW Government that any such liability is to be included in the scope of Payable Liability, any liability of a Liable Entity to pay amounts received by it from an insurer in respect of a liability to a third party incurred by it for which it is or was insured under a contract of insurance entered into before the date on which the Transaction Legislation receives the Royal Assent; and

(g)	Recoveries within the meaning and subject to the limits set out in clause 13.7 of the Final Funding Agreement, but in the cases of paragraphs (a), (c) and (e) excludes any such liabilities or claims to the extent that they have been recovered or are recoverable under a Worker’s Compensation Scheme or Policy.

Performing Subsidiary means LGTDD Pty Limited or, if a subsidiary of JHINV other than that entity is nominated under clause 6.2 of the Final Funding Agreement to perform the obligations described in clauses 6 and 9 of the Final Funding Agreement and each of JHINV and that subsidiary has complied with clause 6.2 of the Final Funding Agreement, that subsidiary.

Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

Personal Asbestos Claim means subject to clause 13.7 of the Final Funding Agreement:
(a)	any present or future personal injury or death claim by an individual or the legal personal representative of an individual, for damages under common law or under other law (disregarding any law which comes into force in breach of clause 13 of the Final Funding Agreement and which breach has been notified to the NSW Government under clause 16.5 of the Final Funding Agreement) which:
(i)	arises from exposure to Asbestos occurring in Australia, provided that:
(A)	the individual’s exposure to Asbestos occurred wholly within Australia; or

(B)	where the individual has been exposed to Asbestos both within and outside Australia, damages included in the Personal Asbestos Claim shall be limited to the amount attributable to the proportion of the exposure which caused or contributed to the loss or damage giving rise to the Personal Asbestos Claim which occurred in Australia;
(ii)	is made in proceedings in an Australian court or tribunal; and
is made against all or any of the Liable Entities or any member of the JHINV Group from time to time;

(b)	any claim made under compensation to relatives legislation by a relative of a deceased individual (or personal representative of such a relative) or (where permitted by law) the legal personal representative of a deceased individual in each case where the individual, but for such individual’s death, would have been entitled to bring a claim of the kind described in paragraph (a); or

(c)	a Contribution Claim made in relation to a claim described in paragraph (a) or (b), but in each case excludes any Marlew Claim and any other claim to the extent they have been recovered or are recoverable under a Worker’s Compensation Scheme or Policy.

Power means a power, right, authority, discretion or remedy which is conferred on the Trustee:
(a)	by this Deed;

(b)	by the Final Funding Agreement;

(c)	by the Constitution; or

(d)	by the Transaction Legislation or any other law of the State of New South Wales as amended from time to time.
Proven Claim means any Personal Asbestos Claim or Marlew Claim in respect of which final judgment has been given against, or a binding settlement has been entered into by a Liable Entity or any member of the JHINV Group from time to time, and in each case, to the extent to which that entity incurs liability under that judgment or settlement (including any interest, costs or damages to be borne by a Liable Entity or the relevant member of the JHINV Group pursuant to such judgment or settlement).

Related Agreements means documents ancillary to the Final Funding Agreement which are listed in Schedule 1 to the Final Funding Agreement.

Release Legislation has the meaning given to that term in clause 1 of the Final Funding Agreement.

Securities has the meaning set out in the Corporations Act.

Settled Sum means ten dollars ($10).

Single Claims Manager means in respect of any legal proceedings which involve a Personal Asbestos Claim and one or more Concurrent Claims, the party responsible for managing and resolving the Personal Asbestos Claim and the claims against at least one other party, including a single claims manager within the meaning of the Dust Diseases Tribunal Amendment (Claims Resolution) Act 2005.

Special Default means a breach or default of a kind described in clause 16.2 of the Final Funding Agreement.

SPF Funded Liability means:
(a)	only those liabilities described in paragraphs (a), (b), (c), (e) and (g) of the definition of “Payable Liability” and excludes the liabilities described in paragraph (d) or (f) of the definition of “Payable Liability”; and

(b)	a claim or category of claim which JHINV and the NSW Government agree in writing is a “SPF Funded Liability” or a category of “SPF Funded Liability”.
Tax Act means the Income Tax Assessment Act 1997 (Cth).

Trusts Act means the Charitable Trusts Act 1993.

Trustee Board means the board of Directors.

Transaction Legislation has the meaning given to it in the Final Funding Agreement.

Trustee Act means the Trustee Act 1925 (NSW).

Wind-Up or Reconstruction Amount has the meaning given to it in the Final Funding Agreement.

Worker’s Compensation Scheme or Policy means any of the following:
(a)	any worker’s compensation scheme established by any law of the Commonwealth or of any State or Territory of Australia;

(b)	any fund established to cover liabilities under insurance policies upon the actual or prospective insolvency of the insurer (including without limitation the Insurer Guarantee Fund established under the Worker’s Compensation Act 1987 (NSW)); and

(c)	any policy of insurance issued under or pursuant to such a scheme.
1.2	General Interpretation

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.
(a)	The singular includes the plural and the converse.

(b)	A gender includes all genders.

(c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)	A reference to a clause, annexure, schedule or exhibit is a reference to a clause of, or annexure, schedule or exhibit to, this Deed.

(f)	A reference to a party to this Deed or another agreement or document includes the party’s successors and permitted substitutes or assigns.

(g)	A reference to an agreement includes any amendment, variation or substitution of that agreement from time to time.

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(j)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(k)	Mentioning anything after include, includes or including does not limit what else might be included.

(l)	A reference in this Deed to a Power is to be construed without limitation to any other Power also mentioned in this Deed.

(m)	A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset and any right, interest, revenue or benefit in, under or derived from the property or asset.

(n)	Any term not otherwise defined in this Deed, the Final Funding Agreement or the Transaction Legislation has the meaning given in the Corporations Act.
2.	APPOINTMENT AND DECLARATION OF TRUST

2.1	Acknowledgement

The Trustee acknowledges receipt of the Settled Sum from the Settlor prior to the execution of this Deed.

2.2	Establishment of Fund and Appointment
(a)	The Fund is established by and upon the execution of this Deed.

(b)	The Settlor appoints the Trustee, and the Trustee accepts the appointment, as trustee of the Fund to hold the Fund Property for the Fund Purpose on the terms and conditions of this Deed.
2.3	Acceptance and Declaration

The Trustee declares that it holds and will hold on trust for the Fund Purpose:
(a)	the Settled Sum;

(b)	the benefit of the Funding Obligations and the obligation of the Performing Subsidiary (if applicable) to pay the Wind-Up or Reconstruction Amount in accordance with clause 10 of the Final Funding Agreement, the JHINV Guarantee and each of JHINV’s covenants and obligations under the Final Funding Agreement and the Related Agreements to ensure the payment by the JHINV Group of the JHINV Contributions under the Final Funding Agreement and any

Cross Guarantee given pursuant to clause 15.7 of the Final Funding Agreement, and enforce the same as may be required from time to time;
(c)	the Fund Account and all money, Investments or other assets which the Trustee acquires as Trustee of the Fund;

(d)	all proceeds of the above (whether capital or income) and any Investments;

(e)	all permitted accumulations of income and all accretions and additions to the before-mentioned money, Investments and assets;

(f)	the shares in the Liable Entities; and

(g)	any asset or property of a Liable Entity which is transferred to the Trustee pursuant to the Transaction Legislation,
(all of which are referred to jointly and severally as Fund Property).

2.4	Name and Location of Fund
(a)	The Fund is to be known as the Asbestos Injuries Compensation Fund.

(b)	If any property is transferred or any interest is given to the Trustee to hold as Fund Property, that property or interest may be transferred or given by referring to the Fund by its name or to the Trustee by its name.

(c)	The Fund must at all times maintain its principal place of business in New South Wales.

3.	PURPOSE
The Fund shall exist and be maintained by the Trustee, and the Fund Property must be maintained and applied by the Trustee, for:
3.1	the principal purpose of receiving and providing funding for the payment and paying of Payable Liabilities and providing services with respect to the management and resolution of Payable Liabilities; and

3.2	the following additional purposes which are for the Trustee to:
(a)	hold the benefit of the Funding Obligations and the obligation of the Performing Subsidiary (if applicable) to pay the Wind-Up or Reconstruction Amount in accordance with clause 10 of the Final Funding Agreement, the JHINV Guarantee, and the covenants and obligations of JHINV under the Final Funding Agreement and the Related Agreements to ensure the payment by the JHINV Group of the JHINV Contributions under the Final Funding Agreement and any Cross Guarantee given pursuant to clause 15.7 of the Final Funding Agreement, and enforce the same as may be required from time to time;

(b)	be the creditor of the Performing Subsidiary and JHINV for payments (whether actually or contingently) due and payable to the Trustee under the Final Funding Agreement and receive and give a proper receipt for such amounts;

(c)	manage itself or through one or more of the Liable Entities or otherwise cause to be managed, the response to all Payable Liabilities for itself or for or on behalf of the Liable Entities including by entry into Claims Management Agreement with the Liable Entities (and in respect of Payable Liabilities which are not SPF Funded Liabilities, on the basis that the Liable Entities must bear the full cost and all liabilities associated with such claims);

(d)	to provide management services to Liable Entity in connection with the winding up of the Liable Entity including exercising all powers conferred on it by the Transaction Legislation;

(e)	subject to it having the necessary funds to do so and clause 9.15 of the Final Funding Agreement, pay in accordance with and subject to clause 4.7 of the Final Funding Agreement and the provisions of the Transaction Legislation, the SPF Funded Liabilities itself or through one or more of the Liable Entities, and in each case for itself or for or on behalf of the Liable Entities as the Trustee may in its discretion determine;

(f)	use its best endeavours to achieve all available legal and administrative cost savings in relation to:
(i)	the process for handling the response to Personal Asbestos Claims and Marlew Claims;

(ii)	Court proceedings dealing with apportionment of damages in relation to Personal Asbestos Claims and Marlew Claims; and

(iii)	exercising rights of recovery.
(g)	review and implement legal and administrative cost savings in the claims management process on a continuing basis both in relation to the process for settling Personal Asbestos Claims and Marlew Claims and the process generally applicable in relation to Personal Asbestos Claims and Marlew Claims, including reducing Claims Legal Costs;

(h)	invest the assets contributed to or received by the Trustee;

(i)	use its best endeavours to:
(i)	recover;

(ii)	procure that each Liable Entity recover; and

(iii)	exercise or procure the exercise of rights subrogated from any Claimant to recover, amounts paid or liabilities incurred with respect to any Personal Asbestos Claims, Marlew Claims or any other Payable Liabilities from insurers, reinsurers and other parties who may have contributed to the loss relating to such claims;

(j)	generally do all things necessary and convenient for the purposes of handling and finalising Payable Liabilities for itself or for and on behalf of the Liable Entities (provided that nothing in the Final Funding Agreement shall require the Trustee to incur any liability or pay any amount with respect to a liability which is not a SPF Funded Liability);

(k)	as provided by the Transaction Legislation or to the extent otherwise entitled to do so, be subrogated to the rights of the Claimants against the Liable Entities and Marlew or any other persons in relation to any Payable Liability settled or met by the Trustee;

(l)	be authorised and permitted to negotiate with Claimants and at its discretion procure that the relevant Liable Entity enter into binding settlements in relation to (including without limitation compromises of Payable Liabilities).
4.	TRUSTEE

4.1	The Trustee

The Trustee must at all times ensure that it:
(a)	is a company registered under the Corporations Act that is taken under section 119A of that Act to be registered in New South Wales;

(b)	is a resident of New South Wales;

(c)	includes within its Constitution the Constitutional Provisions; and

(d)	does not accept appointment, or act, as a trustee of any fund or trust other than the Fund, or carry on any business, except to the extent necessary for the Trustee to perform its functions under this Deed and under the Transaction Legislation.
4.2	General powers of the Trustee

Subject to this Deed, the Trustee has all the powers, privileges and other incidents of ownership or possession over and in respect of the Fund Property that it is possible under the law to confer on a trustee and as though it were the absolute owner of the Fund Property and acting in its personal capacity.

4.3	General Administration of Fund Property

The Fund Property must be held and administered by the Trustee in the following manner:
(a)	The Trustee must open or arrange the opening of the Fund Account.

(b)	The Fund Account is to be in addition to any other bank account maintained by the Trustee.

(c)	The Trustee must pay or credit to the Fund Account all of the following moneys promptly upon receipt by the Trustee:

(i)	all monetary gifts and donations received by the Trustee (including the Settled Sum);

(ii)	the Funding Payments;

(iii)	all interest earned on the monies in the Fund Account; and

(iv)	all monies derived from property given or transferred to or acquired by the Fund.
(d)	No other monies will be paid or credited to the Fund Account.

(e)	The Fund Account will be managed by the Trustee Board.

(f)	The Fund Property must at all times be clearly identifiable as property of the Trustee and must be held separately from the assets of the Trustee.

(g)	The Fund Property may only be dealt with and applied by the Trustee in connection with or in furtherance of the Fund Purpose, in the manner required or permitted by this Deed, the Final Funding Agreement, the Transaction Legislation and the general law.
4.4	Control of Liable Entities

The Trustee is not required to carry out the functions referred to in clauses 3.2(c), (e), (i) (ii), (j) and (l) in relation to a Liable Entity unless that Liable Entity is under the control or direction of the Trustee.

4.5	Contracting and Investing powers

To the extent permitted by law, the Trustee in its capacity as Trustee of the Fund has power to do or to cause the Liable Entities to do any of the following:
(a)	subject to clause 4.2, invest in shares, stock, bonds, cash deposits, notes, debentures, units, rights to profit or any other security (including, but without limitation, whether convertible, redeemable, preferred, deferred or partly paid, with or without any right, title or interest in or to such security including an option or a right to subscribe) including making contributions in respect thereof;

(b)	realise, vary or exchange any Investment and add any Investment to the Fund Property;

(c)	subject to clause 6.2, exercise any voting rights attaching to Investments forming part of the Fund Property in such manner as the Trustee thinks fit;

(d)	appoint any of its executives, directors or employees (each an Appointee) to the board of directors or other governing body of an Investee, provided that fees earned by any Appointee shall be income of the Trustee and form part of the Fund Property;

(e)	possess, sell, exchange, transfer, mortgage, pledge or otherwise dispose of, encumber or deal in the assets of the Fund for cash, shares, stock, Securities or other property of any nature (whether real or personal) or any combination of them on such terms and conditions as may be determined by the Trustee (for the avoidance of doubt, the Trustee has the power to provide warranties in relation to the sale of any Investment);
(f)	borrow money or Securities either bearing or free of interest, with or without security, and by way of loan, debenture, bill of exchange or otherwise on such terms and conditions as the Trustee, in its absolute discretion thinks fit, or guarantee loans or other extensions of credit;

(g)	make loans or provide other financial accommodation to Investees, or give guarantees for the benefit of Investees or other Persons as a necessary or integral part of an Investment;

(h)	institute, prosecute and compromise legal proceedings to secure compliance with this Deed or any other right which the Trustee has as Trustee of the Fund and enforce any debt or liability owed to the Trustee as Trustee of the Fund (or to which the Trustee is subrogated) including by issuing any statutory or other demand, instituting, prosecuting and compromising any legal proceedings, and lodging a proof of debt or claim in relation to, or as a consequence of, the Insolvency of any Person;

(i)	pursue and compromise any claim held by the Trustee or to which the Trustee is subrogated to any insurer or reinsurer;

(j)	pay all outgoings and expenses connected with the Fund or this Deed (including all fees payable to Agents and/or attorneys appointed under clause 4.5) and, subject to clause 4.3, conduct such bank account or accounts of the Fund as the Trustee thinks fit;

(k)	give receipts and discharges in the name of the Fund for any moneys received on behalf of the Trustee;

(l)	either alone or jointly with any other Person, guarantee, give any indemnity in respect of or become liable for or (whether or not any such guarantee has been given) mortgage or charge the Fund Property or any part of it as security for the payment of money, with or without interest (including money payable or to become payable under a fluctuating overdraft) or for the performance of any obligations by any Person and without limitation, for the purpose of securing the payment of any moneys or the performance of any obligations for which the Trustee has become or may become liable under or by virtue of any guarantee, indemnity, option or other contract entered into by the Trustee;

(m)	draw, endorse, discount, sell, purchase and otherwise deal with bills of exchange, commercial bills, promissory notes, other negotiable instruments or certificates of deposit, debentures, notes or any other financial instruments either alone or jointly but so that the total of the moneys for the time being the subject of liability on the part of the Trustee whether as drawer, acceptor or endorser of any and all such instruments and whether alone or jointly or severally with other persons are deemed to be liabilities of the Fund for all purposes, and any reference in this clause to the “Trustee” shall include a reference to each Liable Entity;

(n)	maintain and repair the Fund Property;

(o)	develop, improve or vary the Fund Property in any way;

(p)	insure the Fund Property for any amount against any risk;

(q)	pay expenses and outgoings (including taxes) incurred on the Fund Property out of capital or income;

(r)	lease Fund Property at any rent and on any terms;

(s)	add to the Fund Property any part of the income arising from its application for the Fund Purpose;

(t)	solicit and receive as additions to the Fund Property gifts and benefactions of any kind whether inter vivos or testamentary; and

(u)	take any action it thinks fit for the adequate protection of the Fund Property and do all things incidental to the exercise of any powers conferred on the Trustee by this Deed;

(v)	enter into Claims Management Agreements with the Liable Entities (and in respect Payable Liabilities which are not SPF Funded Liabilities), on the basis that the Liable Entities must bear the full cost and all liabilities associated with such claims; and

(w)	accept appointment and act as a Single Claims Manager.
4.6	Powers of Delegation and Appointment

The Trustee may:
(a)	authorise any person to act as its agent or delegate (in the case of a joint appointment, jointly and severally) to provide advice, hold title to any Fund Property, perform any act or exercise any discretion within the Trustee’s power, including without limitation the power to appoint in turn its own agent or delegate and in particular the power to enter into the Irrevocable Power of Attorney;

(b)	include in the authorisation provisions to protect and assist those dealing with the agent or delegate as the Trustee thinks fit;

(c)	appoint, remove or vary the appointment of the Approved Actuary, the Approved Auditor and any accountants, solicitors, barristers, investment bankers, technical or other experts and qualified advisers to:
(i)	provide advice;

(ii)	do anything required or permissible by this Deed, including the receipt and payment of money and the execution of any document by the Trustee; and

(iii)	transact any business,
in connection with the Fund, the Fund Purpose or the Fund Property, subject always to the obligations of the Trustee under the Final Funding Agreement;

(d)	appoint an attorney to execute any document on any terms the Trustee thinks fit;

(e)	employ any person in connection with anything required to be done under this Deed and to decide the remuneration (including expenses and superannuation) to be paid to that person provided that, subject to clause 4.7(f), no payment is made to any director of the Trustee other than the payment of:
(i)	out of pocket expenses incurred by the director in the performance of any duty as a director of the Trustee subject to the amount payable not exceeding any amount previously approved by the board of directors of the Trustee;

(ii)	any service rendered to the Trustee by the director in a professional or technical capacity (and not in his or her capacity as a director) where the provision of the service has been previously approved by the board of directors of the Trustee and the remuneration for the service does not exceed an amount which is proper remuneration for the service;

(iii)	any salary or wage due to the director as an employee of the Trustee where the terms of employment have been previously approved by the board of directors of the Trustee and the salary or wage does not exceed an amount which is proper remuneration;

(iv)	an insurance premium in respect of a contract insuring an officer to which section 212 of the Corporations Act refers or the provision of a financial benefit (by way of indemnity) to a director to which section 212 of the Corporations Act refers;
(f)	in addition to the payments to directors of the Trustee permitted under clause 4.7(e), pay such amount as director’s fees as it considers appropriate to any director of the Trustee not being an employee of the NSW Government or an employee of any member of the JHINV Group; and

(g)	direct any director or officer of a Liable Entity to act in any manner or do any act as described in this Deed.
4.7	Compliance with Transaction Legislation

In addition to any Powers conferred on the Trustee under this Deed and at law, the Trustee may exercise each and any power conferred on it by the Transaction Legislation or by any other Act or Regulation made under any Act of the State of New South Wales.

4.8	Limitations on Powers of the Trustee
(a)	Notwithstanding any other provision of this Deed, the Trustee has no power to and must not pay or discharge or purport to pay or discharge any liability of a Liable Entity which a Liable Entity is not authorised to pay or discharge by the Final Funding Agreement, a Related Agreement or the Transaction Legislation.

(b)	Notwithstanding any other provision of this Deed, prior to the Commencement Date the Trustee may not exercise any of its powers under this Deed or at law except to the extent that such exercise is necessary or reasonably incidental to:
(i)	establish the Fund Account;

(ii)	manage any application to the Australian Taxation Office concerning the status of the Fund for income tax purposes; or

(iii)	other matters or tasks which are purely administrative in nature and preparatory to the discharge by the Trustee of its substantive rights, powers and responsibilities under this Deed, the Final Funding Agreement and the Transaction Legislation.
4.9	Exercise of Discretion

The Trustee may in its absolute discretion decide how and when to exercise its Powers.

4.10	Compliance with the Final Funding Agreement
(a)	The Trustee must at all times comply fully with the obligations imposed on the Trustee by the Final Funding Agreement.

(b)	In the event of any inconsistency between the Final Funding Agreement and this Deed, the terms of the Final Funding Agreement prevail to the extent of the inconsistency but otherwise this Deed shall have effect.
4.11	Trustee’s standard of duty

The Trustee must exercise the same degree of care, skill and diligence as a reasonable and prudent person would exercise if it was the Trustee of the Fund.

4.12	Reliance on Advice

The Trustee may take and may act upon:
(a)	the advice of the Approved Actuary;

(b)	the opinion or advice of counsel or solicitors, whether or not instructed by the Trustee, in relation to the interpretation of this Deed or any other document (whether statutory or otherwise) or generally in connection with the Fund;

(c)	advice, opinions, statements or information from any bankers, accountants, auditors, valuers and other persons consulted by the Trustee who are in each case believed by the Trustee in good faith to be expert in relation to the matters upon which they are consulted; and

(d)	any other document provided to the Trustee in connection with the Fund upon which it is reasonable for the Trustee to rely,

and the Trustee will not be liable for anything done, suffered or omitted by it in good faith in reasonable reliance upon such opinion, advice, statement, information or document, unless otherwise known to be false or incomplete.
4.13	Remuneration
(a)	Subject to paragraph (b), no remuneration or other benefit in money or money’s worth will be paid or transferred, directly or indirectly, to the Trustee or to any member or officer of the Trustee in respect of his or her duties or conduct as such.

(b)	The Trustee may pay out of the Fund Property:
(i)	reasonable remuneration to any member, officer, employee or agent of the Trustee for services actually rendered to the Trustee acting in accordance with this Deed;

(ii)	payment or reimbursement for out of pocket expenses reasonably incurred by any member, officer, employee or agent of the Trustee in carrying out the Trustee’s functions under this Deed; and

(iii)	fees and disbursements to any solicitor, accountant or other advisor or the Trustee.
5.	LIABILITY

The Trustee shall not be liable for:
(a)	a loss to the Fund Property;

(b)	any action taken or omitted to be taken by it under this Deed, except in the case of wilful default, fraud or negligence of the Trustee.

6.	INDEMNITY AND INSURANCE

6.1	Indemnity

The Trustee and the officers, employees, agents and attorneys of the Trustee (each an Indemnified Person) shall be indemnified out of the Fund Property for:
(a)	all costs, charges, liabilities and expenses (including legal costs and expenses) incurred in the performance or exercise or attempted performance or exercise of any duty or Power; and

(b)	any action brought against any of them concerning this Deed, the Fund Property or the neglect or default of any solicitor, banker, accountant or other agent employed in good faith by the Trustee, except to the extent any of the above arise or are incurred as a result of the wilful default, fraud or negligence of the Indemnified Party.

6.2	Indemnity for Exercise of Voting Rights

Except as otherwise provided by law:

	(a)	the Trustee or its Appointee is not liable or responsible to any Person for the management of any company or body or for any vote or action taken or consent given by the Trustee or its Appointee in person or by proxy or power of attorney.

	(b)	neither the Trustee nor the holder of any proxy or power of attorney:

(i)     incurs any liability or responsibility by reason of any error of law or mistake of fact or any matter or thing done or omitted or approval voted or given or withheld by the Trustee or its Appointee or by the holder of a proxy or power of attorney under this Deed; and

(ii) is under any obligation to anyone with respect to any action taken or caused to be taken or omitted by the Trustee or its Appointee or by any holder of a proxy or power of attorney.
6.3	Maintain Insurance

	(a)	The Trustee must use its best endeavours to effect and maintain a contract of insurance with an established and reputable insurer, which insures the Trustee and the officers and employees of the Trustee (each an Insured Person) against all liabilities incurred by them whilst acting in that capacity, provided that the liability does not arise out of conduct involving a wilful breach of duty to the Trustee. The Trustee shall be entitled to pay for the premium on such contracts out of Fund Property.

	(b)	Unless the Trustee agrees otherwise, the. contract of insurance referred to in clause 6.3(a) must contain a provision waiving all rights of subrogation or action against each Insured Person.

	(c)	The exercise of the Trustee’s discretion under clause 6.3(b) only arises if the Trustee receives a written request (either as a standing request or from time to time) from an Insured Person and if and to the extent that the Insured Person does not otherwise have the benefit of a contract of insurance on the same terms as set out in that clause.

	(d)	The Trustee may satisfy its obligations under clause 6.3(a) by paying the premium attributed to the Insured Persons by a broker under a global contract of insurance that includes coverage for the Insured Persons and the officers of companies in the JHINV Group.

6.4	Not render void

The Trustee must use its best endeavours to ensure that it does not do anything which will render void any contract of insurance effected under clause 6.3.

7.	APPOINTMENT OF NEW TRUSTEE

7.1	Condition Precedent to Appointment

No appointment or purported appointment of a new Trustee of the Fund will take effect unless and until the new trustee to be appointed has been approved in writing by the NSW Government (acting reasonably) and a Deed of Accession has been duly executed by the proposed new Trustee and each other party thereto and delivered to JHINV and the NSW Government.

7.2	Trustee Act, reliance and notices
(a)	Subject to the following paragraphs, the provisions of Part 2 Division 2.1 of the Trustee Act apply:
(i)	if for the purposes of section 6(4)(b) of the Trustee Act, the last surviving or continuing Trustee is a corporation in liquidation then any relevant appointment may be made by the liquidator of that corporation; and

(ii)	notwithstanding section 8(1) of the Trustee Act, a sole Trustee may only retire if at least one new Trustee is appointed in place of that sole Trustee.
(b)	Upon the retirement, removal or appointment of the Trustee, the new Trustee must endorse a note on this Deed recording the retirement, removal or appointment and any Person acting on this Deed or with notice of its terms shall be entitled to rely on its terms (as amended) as evidence of the identity of the Trustee or the Trustees at that time.
7.3	Acceptance of Accounts and Discharge
(a)	Any new Trustee may accept the accounts given and the property delivered to it by a continuing or ceasing Trustee without having to enquire as to the assets of the Fund.

(b)	Subject to clause (d), any ceasing Trustee may be given a full discharge by the new Trustee and the discharge will release the ceasing Trustee from all obligations in relation to all or any part of the Fund Property.

(c)	Any discharge given under clause (b) will bind all persons who:
(i)	have or might take any interest in all or any part of the Fund Property; or

(ii)	who have or might have a right to have the Fund Property properly administered in accordance under this Deed.
(d)	Despite anything in clause (b), a ceasing Trustee shall not be released by any discharge given under clause (b) if:
(a)	that discharge arises from any acts or omissions of the ceasing Trustee having been concealed by the Trustee fraudulently, dishonestly or in bad faith; or

(b)	the discharge relates to any loss to the Fund, for which the Fund has not been properly compensated, which arose as a consequence of the wilful default, fraud or negligence of the ceasing Trustee.
8.	THIRD PARTIES

No person (including the Registrar General or any other government agency) dealing in good faith with the Trustee (including as vendor, purchaser or mortgagor) is bound to enquire:
(a)	as to the authority or purpose of the Trustee;

(b)	as to the application of money received by the Trustee;

(c)	whether the dealing is necessary or proper; or

(d)	in any other way as to the proprietary or regularity of the dealing.
9.	FAILURE OF THE TRUSTEE AND TERMINATION OF THE FUND
(a)	The Trustee may only terminate the Fund with the prior written consent of the NSW Government.

(b)	If the Fund is terminated, set aside or fails for any reason, or if the Trustee becomes unable (for any reason including as a consequence of an Insolvency Event) to carry out its functions and comply with its obligations under this Deed, the Final Funding Agreement and the Transaction Legislation, then the Fund Property must be applied as follows:
(i)	first, in payment of any amounts payable to any creditor of the Trustee; and

(ii)	secondly, the balance must be dealt with and applied in accordance with clause 4.6 of the Final Funding Agreement.
10.	AMENDMENTS
(a)	Subject to this clause, this Deed may from time to time be amended by a deed poll executed by the Trustee.

(b)	No amendment of this Deed shall be made if as a result:
(i)	the Fund Purpose would be altered in any way;

(ii)	any of clauses 1.1, 2.4(c), 3, 4, 5, 7.1, 8, 9 or 10 would be amended, repealed or otherwise made redundant or ineffective.
11.	FINANCES OF THE FUND

11.1	Accounts and Approved Auditor
(a)	The Trustee must ensure that proper books of account and all other proper books and records are kept for the Fund and for each of the Liable Entities.

(b)	The Trustee must comply with clause 5.12 of the Final Funding Agreement including by appointing an Approved Auditor to be the auditor of the Fund and ensuring that the financial affairs of the Fund and each of the Liable Entities are audited by the Approved Auditor at least once in each calendar year.

(c)	The Trustee must provide the NSW Government and JHINV with each report of the Approved Auditor.
11.2	Approved Actuary

The Trustee must appoint and at all times retain an Approved Actuary of the Fund in accordance with clause 5.15 of the Final Funding Agreement.

11.3	Access to Books and Records

The Trustee must give the NSW Government Auditor full and free access to the books and records of the Fund in accordance with clause 5.13 of the Final Funding Agreement.

11.4	General Reporting Obligations
(a)	Within three months of the end of each Financial Year, the Trustee will prepare and issue to JHINV and the NSW Government a report of the affairs and activities of the Fund for the reporting period by reference to the budget of the Fund for the reporting period and its financial and other objectives for that period;

(b)	The Trustee must:
(i)	prepare a set of consolidated financial statements for the Trustee and the Liable Entities in respect of each Financial Year during the Term, in accordance with requirements applicable under the Corporations Act and in accordance with Australian generally accepted accounting principles (or on such other basis as may be agreed between the parties to the Final Funding Agreement); and

(ii)	engage the Approved Auditor to audit those financial statements on a timely basis in respect of each Financial Year and to provide a copy of the relevant audit reports to the other Parties to this Deed.
12.	ACTION BY THE TRUSTEE

12.1	Actions through Board of Directors

The Trustee will act through its board of directors in accordance with this Deed, the Final Funding Agreement, its Constitution, the Transaction Legislation and the Corporations Act.

12.2	Compliance with Tax Exemption

The Trustee will comply with any condition to any exemption from Taxation given from time to time in respect of the Fund or its income, and shall do all things reasonably necessary to maintain and comply with that exemption, provided that nothing in this clause shall permit or authorise the Trustee to fail to act in accordance with the Fund Purpose, the Final Funding Agreement or the Transaction Legislation.

13	CERTIFICATES

A certificate signed by the secretary of the Trustee that a resolution has been passed by the Trustee, is conclusive, evidence as against any person dealing with any of those bodies that the resolution has been duly passed at a properly convened meeting of the relevant body.

14.	GOVERNING LAW

This Deed is governed by the laws of New South Wales.

15.	NO ENFORCEMENT BY THIRD PARTIES

For the avoidance of doubt, no other Person may seek to enforce this Deed or the Fund constituted by this Deed, except as provided in the Transaction Legislation or clause 4.4(a) of the Final Funding Agreement.
EXECUTED and delivered as a Deed in New South Wales.
Each Attorney executing this Deed states that he or she has no notice of revocation or suspension of his power of attorney.

SIGNED SEALED and DELIVERED	)
on behalf of [SETTLOR])
in the presence of:	)

Signature

Witness		Print Name

Print name

SIGNED SEALED and DELIVERED	)
on behalf of ASBESTOS INJURIES	)
COMPENSATION FUND LIMITED	)
in the presence of:	)

Signature

Witness		Print Name

Print name

SCHEDULE 1
Constitutional Provisions
1.	The Trustee Board

1.1	The management of the Fund shall vest in the Trustee.

1.2	The Trustee Board shall consist of a minimum of 3 Directors and a maximum of 5 Directors as determined by the Directors.

1.3	Initially there shall be five Directors. JHINV must appoint three of those Directors and the NSW Government must appoint two of those initial Directors.

2.	Power to appoint directors

2.1	Unless paragraph 2.3 applies:
(a)	JHINV shall be entitled to appoint a majority of the Directors from time to time to the Trustee Board and to designate one of those Directors to be Chairman;

(b)	JHINV may, by Notice to the other Parties, nominate a subsidiary for so long as it remains a subsidiary of JHINV, to exercise its rights under this clause 2.1; and

(c)	JHINV shall, or shall procure that the nominated subsidiary shall, promptly give Notice to the Trustee and the NSW Government of any appointment made pursuant to this clause 2.1.
2.2	The NSW Government shall be entitled to appoint the remaining Directors.

2.3	If a Special Default occurs or an Insolvency Event in relation to JHINV occurs and so long as that Special Default or Insolvency Event remains in existence and the NSW Government gives to JHINV a notice that clause 16.3(b) of the Final Funding Agreement is to apply:
(a)	the Trustee Board must be constituted so that a majority of the Directors shall have been appointed by the NSW Government,

(b)	the NSW Government may appoint further Directors so that the foregoing is achieved, and the Chairman (and remove any such appointees); and

(c)	JHINV must procure the resignation of the requisite number of Directors appointed by JHINV (so that the foregoing is achieved).
3.	Power to remove and replace Directors
Each Appointor may, by Notice in writing to the Trustee, remove and replace, from time to time, the persons appointed by it as a Director or Chairman. Except in cases of emergency, at least 5 Business Days’ Notice shall be given to the other parties of any proposed appointment of a Director

4.	Quorum
The quorum for a Trustee Board meeting is, if JHINV has appointed at least one Director, one Director appointed by JHINV and, if the NSW Government has appointed at least one Director, one Director appointed by the NSW Government provided that:
(a)	subject to paragraph (b), if a quorum is not present at a meeting, the meeting shall be reconvened by Notice to a date no less than 24 hours after the date of the original meeting (or such time as is reasonable in cases of emergency) and the quorum for such a reconvened meeting of which all Directors have been given notice in writing shall be at least two Directors; and

(b)	if a Special Default occurs or an Insolvency Event in relation to JHINV occurs and so long as the Special Default or Insolvency Event remains in existence, and the NSW Government gives to JHINV a Notice that clause 16.3(b) of the Final Funding Agreement is to apply, the quorum for a meeting of the Board of the Fund will be two Directors appointed by the NSW Government.

5.	Voting at Trustee Board meetings

(a)	Subject to paragraph (c) and except as otherwise specified in this Constitution, at any meeting of the Directors, each Director has one vote.

(b)	Subject to paragraph (c), if a Director representative of a party and his or her alternate Director is absent, the remaining Director representatives of that party shall be entitled to jointly exercise the absent Director’s vote.

(c)	If a Special Default occurs or an Insolvency Event occurs in relation to JHINV occurs, and so long as that Special Default or Insolvency Event remains in existence and the NSW Government gives to JHINV a Notice that clause 16.3(b) of the Final Funding Agreement is to apply, the total number of votes that may be cast at any meeting of the Board of the Trustee by the Directors (including the Chairman) appointed by JHINV or one of its subsidiaries present at the meeting shall be one less than the number of votes that may be cast by the Directors appointed by the NSW Government present at that meeting.

6.	Chairman and Chairman’s vote
The Chairman will have a casting vote in addition to a deliberative vote.
7.	Interests of Appointor

7.1	Subject always to a Director’s obligations under the Trust Deed, this Constitution, statute or otherwise at law, a Director may take into account the views of that Director’s Appointor and may act on the wishes of that Appointor in performing any of his or her duties or exercising any power, right or discretion as a Director in relation to the Trustee.

7.2	A Director may provide that Director’s Appointor with copies of all documents, Board Papers and other material which come into the possession of the Director in that capacity and may disclose to and discuss with the Appointor all information to which the Director becomes privy in that capacity.

7.3	A Director is not precluded from voting or otherwise acting in his or her capacity as a Director as a result of any conflict of interest arising from the fact that the Director is an employee, consultant or officer of an Appointor, or in the case of a Director appointed by the NSW Government, a public servant.

8.	Adjournment
Subject always to clause 4, if a quorum is not present within 1 hour after the time appointed for a meeting, the meeting will stand adjourned as follows:
(a)	if paragraph 4(a) applies, the meeting shall be adjourned to the time specified in paragraph 4(a);

(b)	in any other case the same time and place seven days after the meeting or to another day, time and place determined by those Directors present.

9.	Alternate Directors
Each Director may appoint, by Notice in writing to the Trustee, an alternate to act in his or her place. Except in cases of emergency, at least 5 Business Days’ Notice must be given of any proposed appointment of an alternate director pursuant to this clause 9.
10.	Insurance and Indemnities
The Trustee must use best endeavours to take out and maintain Directors and Officers liability insurance with a reputable insurer in respect of each Director and must execute a deed of access and indemnity in favour of each Director.

Annexure 4 — Form of Unions’ Deed of Release
James Hardie Industries N.V.
Australian Council of Trade Unions
Unions New South Wales
Bernard Douglas Banton

DEED OF RELEASE -
UNIONS AND BANTON

THIS DEED is made on           2005 between:
1.	James Hardie Industries N.V. ARBN 097 829 895 incorporated in the Netherlands and with its Australian registered office at Level 3, 22 Pitt Street, Sydney (JHINV)

2.	Australian Council of Trade Unions of Level 2, 393 Swanston Street, Melbourne in the State of Victoria (ACTU)

3.	Unions New South Wales, of 10th Floor, 377-383 Sussex Street, Sydney in the State of New South Wales (Unions NSW)

4.	Bernard Douglas Banton of 133-7 Parramatta Road Granville, NSW, as the authorised representative of the Asbestos Victims Groups named in Schedule 1 to this Deed
RECITALS
A.	This deed is entered into by the Parties described above in the following context (some of the expressions used in these recitals being defined in clause 1 of this deed):
(a)	in February 2004, the NSW Government established the Jackson Inquiry;

(b)	in September 2004, the Jackson Inquiry found that the MRCF was, and is, underfunded in the sense that Amaca and Amaba, being two former subsidiaries of JHIL which are now owned by MRCF, will not over time have sufficient funds and other assets to meet their anticipated future liabilities:
•	to sufferers of Asbestos disease as a result of exposure to Asbestos dust and fibre in Australia whilst in their employ or from products manufactured by Amaca or Amaba or otherwise from their Asbestos activities; and

•	to the relatives or estates of such sufferers,
and associated costs and expense;

(c)	in July 2004, JHINV had proposed to the Jackson Inquiry that, on certain conditions, its directors would recommend that shareholders approve the provision of additional funding to provide for the present and future liabilities of Amaca and Amaba to such sufferers of Asbestos related disease;

(d)	the ABN 60 Foundation is the holding company of ABN 60, the former parent company of the James Hardie group, which may be alleged to have Asbestos- related personal injury liabilities arising from its own activities and from the

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activities of Amaca and Amaba, and has (or had) payment obligations to Amaca and Amaba under a deed of covenant and indemnity between them dated 16 February 2001;

(f)	the NSW Government requested the ACTU, Unions NSW and Banton to conduct negotiations with JHINV in order to resolve the underfunding of the MRCF, and subsequently the NSW Government also took part in those negotiations;

(g)	in those negotiations, the principal objective of the Initial Negotiating Parties, for different reasons, was to achieve a binding agreement intended to ensure that sufficient funding is made available by the JHINV Group to fully compensate, after taking into account the existing assets of the Liable Entities, on an agreed basis, all proven current and future Australian Asbestos personal injury and death Claimants against the Liable Entities;

(h)	on 21 December 2004, the Initial Negotiating Parties entered into a non-binding Heads of Agreement which set out the agreed position of the Initial Negotiating Parties in relation to the principles on which the binding agreement would be based and the key standing considerations relevant to implementing those principles to be reflected in that binding agreement;

(i)	on or about the date of this deed, the NSW Government, JHINV and the Performing Subsidiary entered into a deed (the “Final Funding Agreement”) which set out the agreed position of those persons in relation to the basis on which, subject to the satisfaction or waiver of the conditions set out in the Final Funding Agreement, JHINV and/or the Performing Subsidiary will provide funding on a long-term basis to the Fund;

(j)	the JHINV Group has asserted that it has suffered damage to business operations and sales from boycotts and other actions in relation to the distribution and sale of its products in Australia and in other places throughout the world and is or was subject to a number of threats relating to future action, and the JHINV Group has sought to establish that its business operations and sales would no longer be affected by those boycotts and other actions or the threat of them; and

(k)	the Fund is to be established under the laws of New South Wales as required under clause 4.1 of the Heads of Agreement and it is a condition of the Final Funding Agreement that the Trustee becomes a party to the Final Funding Agreement prior to the Commencement Date.
B.	The Parties enter into this deed to reflect:
(a)	their formal and legally binding agreement in relation to the releases described in clause 9.2 of the Heads of Agreement,

(b)	the agreed basis of further actions by the Parties in relation to the lifting of boycotts, as anticipated in clause 16 of the Heads of Agreement; and

(c)	the agreed basis on which public statements may be made in relation to the circumstances leading up to the signing of this Deed by the Parties and the Final Funding Agreement by the parties thereto, consistent with the arrangements applicable under clauses 16.1 and 19 of the Heads of Agreement.

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THIS DEED WITNESSES that the parties agree to the following:
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Deed and unless the context requires otherwise, terms defined in the Principal Agreement bear their corresponding meaning and:
ABN 60 means ABN 60 Pty Limited (ABN 60 000 009 263).
ABN 60 Foundation means ABN 60 Foundation Pty Ltd (ACN 106 266 611).
Amaba means Amaba Pty Limited (ABN 98 000 387 342).
Amaca means Amaca Pty Limited (ABN 49 000 035 512).
Asbestos means the fibrous form of those mineral silicates that belong to the serpentine or amphibole groups of rock-forming minerals, including actinolite, amosite (brown asbestos), anthophyllite, chrysotile (white asbestos), crocidolite (blue asbestos) and tremolite.
Asbestos Support Groups means each of The Asbestos Diseases Foundation of Australia, Asbestos Diseases Society of Australia Inc, The Asbestos Victims Association of South Australia, Queensland Asbestos Related Disease Support Society, Gippsland Asbestos Related Disease Support Inc, and Asbestos Diseases Society of Victoria.
“Associated Person” means:
(a)	in relation to the ACTU, each union affiliated to the ACTU and each of its and their officers, members and employees;

(b)	in relation to Unions NSW, each union affiliated to Unions NSW and each of it and their officers, members and employees;

(c)	in relation to Banton, each of the Asbestos Support Groups; and

(d)	in relation to JHINV or a Liable Entity, means each of its past and present directors, officers, employees, agents or advisers.
Banton means Bernard Douglas Banton of 133-7 Parramatta Road Granville, in the State of New South Wales, as the designated representative of the Asbestos Support Groups.
Business Day means a day (not being a Saturday or a Sunday) on which banks are open for general banking business in Sydney.
Civil Liability means any and all civil liability.
Commencement Date has the meaning given in the Final Funding Agreement.
Controlled Entity has the meaning given in the Final Funding Agreement.
Corporations Act means the Corporations Act 2001 (Cth).

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Court means a court or tribunal in Australia having jurisdiction to hear and determine common law personal injury and death claims arising from exposure to Asbestos.
Deeds of Covenant and Indemnity means:
(a)	the deed of that name dated 16 February 2001 and entered into between JHIL, Amaba and Amaca and any amendments thereto (including without limitation pursuant to the amending deed dated 10 September 2001); and

(b)	the Deed of Covenant Indemnity and Access between JHINV and ABN 60 dated 31 March 2003 and any amendments thereto.
Final Funding Agreement has the meaning given in Recital A(i).
Final Funding Agreement Date means the date on which the Final Funding Agreement is executed by JHINV and the NSW Government.
Fund means the Trustee in its capacity as trustee of the Asbestos Injury Compensation Foundation to be established pursuant to the Trust Deed.
Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between the Initial Negotiating Parties.
Initial Negotiating Parties means each of JHINV, the NSW Government, the ACTU, Unions NSW and Banton.
Jackson Inquiry means the inquiry referred to in paragraph (a) of recital A.
JHIL means the company formerly known as James Hardie Industries Limited (now ABN 60).
JHINV Group means JHINV and its Controlled Entities, excluding the Fund and any of the Liable Entities, if they become such Controlled Entities.
“Jackson Inquiry” means the Special Commission of Inquiry into the Medical Research and Compensation Foundation established by the NSW Government in February 2004.
Liable Entities means Amaca, Amaba and ABN 60.
“MRCF” means the Medical Research & Compensation Foundation (ABN 21 095 924 137).
Notice has the meaning given to it in clause 11.
Other Governments means each of the Australian government and the governments of the states and territories of Australia other than the NSW Government.
Parties means the parties to this Deed.
Performing Subsidiary means LGTDD Pty Limited or any other subsidiary of JHINV validly nominated under clause 6.2 of the Final Funding Agreement to perform the obligations of the Performing Subsidiary under that deed.
Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co- operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

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“Final Funding Agreement” means the deed of that name dated on or about the date of this Deed, the initial parties to which are JHINV, the Performing Subsidiary and the NSW Government.
“Released Claims” of a Person means any Civil Liability the Person has or may have arising from or relating to:
(i)	the underfunding of the MRCF; or

(ii)	the Jackson Inquiry; or

(iii)	all Relevant Matters; or

(iv)	any bans, boycotts or other action in place as a result of the Relevant Matters on any products manufactured, distributed or sold by any member of the JHINV Group, save that no ban, boycott or any other action shall comprise a Released Claim to the extent it:
(A)	is new or is put into place after the Final Funding Agreement Date; or

(B)	persists or continues in place on or after 1 January 2006.
“Released Party” means the ACTU, Unions NSW and Banton.
“Relevant Matters” means all matters in connection with:
(a)	the establishment and any underfunding or funding of the MRCF and the February 2001 ABN 60 group corporate reorganisation (including, without limitation, the transfer of the Liable Entities out of the group, representations made to incoming directors of the Liable Entities and other third parties regarding the Liable Entities and their assets and liabilities, the media releases of ABN 60 of 16 February 2001 and of JHINV of 29 and 30 October 2003 and any statements made in relation to any of the foregoing matters);

(b)	the Deeds of Covenant and Indemnity;

(c)	the transfers of assets, and the dividends and management fees paid, by the Liable Entities as described in the report of the Jackson Commission;

(d)	the August to October 2001 ABN 60 group corporate reorganisation (including without limitation the scheme of arrangement in relation to ABN 60 of August to October 2001, the contemporaneous reduction of capital of (and cancellation of fully paid ordinary shares in) ABN 60 and subscription by JHINV for partly paid shares in ABN 60, the subsequent cancellation of those partly paid shares in ABN 60 in March and April 2003 and representations to third parties and the court) any statements made by any person in relation to any of the foregoing matters;

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(e)	the transfer of assets from ABN 60 to JHINV, the establishment of the ABN 60 Foundation Limited and ABN 60 Foundation Trust, and the allotment of fully paid shares in ABN 60 to ABN 60 Foundation Limited. (f).
Trust Deed means the trust deed for the Fund.

1.2	Trustee means the trustee of the Fund from time to time, initially being Asbestos Injuries Compensation Fund Limited.

1.3	Interpretation

In this Deed, unless the context otherwise requires:
(a)	headings are for convenience only and do not affect the interpretation of this agreement;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include any gender;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(f)	a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(g)	a reference to a party to a document includes that party’s successors and permitted assigns;

(h)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws varying, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute; and

(i)	a reference to a document or agreement includes all amendments or supplements to, or replacements or novations of, that document or agreement.
2	RELEASE BY JHINV AND THE LIABLE ENTITIES

2.1	With effect from the Final Funding Agreement Date, JHINV hereby frees, releases and discharges each Released Party and each Associated Person of each Released Party from all Released Claims and shall procure to the extent it is able to that each of its Associated Persons release each of the Released Parties and each Associated Person from all Released Claims.

2.2	The parties acknowledge that the Released Parties hold the benefit of the releases in favour of each Associated Person of each Released Party set out in clause 2.1 on trust for that Associated Person.

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2.3	Nothing in this Deed can be taken as an admission by any of the Released Parties that it or he has had any role in organising or procuring any unlawful action.

2.4	The Parties agree that the Liable Entities may, by executing a deed of accession, agree to provide releases in favour of the Released Persons having the same scope as those given by JHINV under this deed.

2.5	In consideration for the releases described in clause 2.1:
(a)	the ACTU agrees, if requested by JHINV, that it will:
(i)	write to persons persisting in bans or boycotts with respect to JHINV’s products requesting that such bans or boycotts be lifted;

(ii)	participate in discussions with JHINV and such persons to seek the lifting of such bans or boycotts;
(b)	Unions NSW agrees, if requested by JHINV, that it will:
(i)	write to persons persisting in bans or boycotts in New South Wales with respect to JHINV’s products requesting that such bans or boycotts be lifted;

(ii)	participate in discussions with JHINV and such persons to seek the lifting of such bans or boycotts
2.6	The obligations in clause 2.5 will not apply while the release from civil liability applicable to JHINV and certain related persons of JHINV (as contemplated in the Final Funding Agreement) have been validly suspended.

3	BOYCOTTS

3.1	From the Final Funding Agreement Date, each of the ACTU, Unions NSW and Banton agrees to use its or his best endeavours to achieve forthwith the lifting of all bans or boycotts on any products manufactured, produced or sold by any member of the JHINV Group.

3.2	Subject to clause 3.4, the obligation of each of the ACTU, Unions NSW and Banton shall be a continuing obligation whilever any bans or boycotts remain in place.

3.3	It is agreed that the endeavours required of the ACTU, Unions NSW and Banton under this clause 3 will be limited by the extent to which individuals and organisations which may have imposed those bans or boycotts can be influenced by ACTU, Unions NSW or Banton using their best endeavours to achieve the lifting of such bans or boycotts.

3.4	The obligations of the ACTU, Unions NSW and Banton under this clause 3 shall be suspended during any period in which JHINV is in breach of its obligations under the Final Funding Agreement and that breach has not been remedied.

3.5	Nothing in this Deed is intended to or does constrain the rights of the ACTU and Unions NSW or any of their Associated Persons to act in a way which is otherwise lawful.

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4	CONFIDENTIALITY

4.1	Subject to clause 4.2, each party shall keep the terms of this Deed confidential.

4.2	A party may make any disclosures in relation to this Deed as set out in the Annexure or as necessary to:
(a)	its related bodies corporate, professional advisors, bankers, financial advisors and financiers, if those persons undertake to keep the information disclosed confidential;

(b)	comply with any applicable law or requirement of any regulatory body (including any relevant stock exchange) or to comply with the terms of the Final Funding Agreement;

(c)	any of its employees to whom it is necessary to disclose the information, on receipt of an undertaking from that employee to keep the information confidential; or

(d)	to gain necessary approvals for the purpose of entering into this deed provided that for any disclosure other than those described in paragraphs (a) to (c) above, the recipient is informed at the time of such disclosure that confidentiality restraints apply in relation to the information disclosed; or

(e)	on and from the time James Hardie has publicly released an explanatory memorandum in relation to the proposal set out in the Final Funding Agreement, to any of its Associated Persons to whom it is necessary to disclose the information, on receipt of an undertaking from that Associated Person to keep the information confidential.
5	DEED MAY BE USED IN COURT
Except in relation to a breach of this Deed and the continuing obligations of the parties pursuant to this Deed, this Deed may be pleaded as a full and complete defence by any party to any actions, suits, or proceedings commenced, continued or taken by another party or on its behalf in connection with any of the matters referred to this Deed.
6	GOVERNING LAW
This Deed shall be construed in accordance with and be governed by the laws of the State of New South Wales and the parties agree that the court system of that State will be forum of choice in relation to this Deed.
7	ENTRY INTO DEED
The parties acknowledge that this Deed is voluntarily entered into and that each party has obtained their own legal advice concerning its terms.
8	SEVERANCE
If any provision of this Deed is held to be invalid or unenforceable for any reason, it will, to the extent that it is invalid or unenforceable, be treated as severed from this Deed and will not affect the remaining provisions of this Deed.

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9	VARIATION OF DEED
This Deed may only be varied or replaced by a deed duly executed by each of the parties.
10	COUNTERPARTS
This Deed may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A party may execute this Deed by executing any counterpart.
11	NOTICES

11.1	A notice, approval, consent, nomination or other communication (Notice) to a person relating to this deed:
(i)	must state that it is a notice relating to this deed;

(ii)	shall state the relevant clause in this deed to which the notice relates, provided that any such failure to comply with this requirement shall not affect the validity of any such notice;

(iii)	must be in legible writing; and

(iv)	must be in English.

11.2	If the Notice is to either or both of JHINV and/or the Performing Subsidiary then it must be addressed as follows:

Name:	James Hardie Industries NV

Attention:	The Chairman and The Chief Financial Officer

Address:	Level 3, 20 Pitt Street, Sydney NSW 2000

Facsimile:	+ 61 2 8274 5218

11.3	If the Notice is to the NSW Government then it must be addressed as follows:

Name:	The State of New South Wales, c/- The Cabinet Office

Attention:	Deputy Director-General (Legal)

Address:	Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Facsimile:	+61 2 9228 3062

with copies to, if the NSW Government has appointed a Director or any Directors, to each such Director as notified to the Trustee from time to time by such Director.

11.4	If the Notice is to the ACTU then it must be addressed as follows:

Name:	Australian Council of Trade Unions

Attention:	The Secretary

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Address:	Level 2, 393 Swanston St, Melbourne, Victoria 3000

Facsimile:	03 9663 8220

11.5	If the Notice is to Unions NSW then it must be addressed as follows:

Name:	Unions NSW

Attention:	The Secretary

Address:	10th Floor, 377 – 388 Sussex St, Sydney, 2000

Facsimile:	02 9261 305

11.6	If the Notice is from a corporation then an officer of that corporation must sign the Notice.

11.7	Notice is sent by the sender and received by the receiver:

(i)	if the Notice is hand delivered, upon delivery to the receiving Party;

(ii)	if the Notice is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Notice is sent by registered mail within Australia, 2 Business Days after the registration of the notice of posting; and

(iv)	if the Notice is sent by ordinary mail within Australia, 3 Business Days from and including the date of postage.

11.8	For the avoidance of doubt, Notice shall not be sent by electronic email.

11.9	In this clause 11, a reference to a Party receiving a Notice includes a reference to the receiver’s officers, agents or employees.

11.10	A Party may vary any of the details relating to it contained in this clause 11 at any time by Notice to the other Parties.

11.11	Where a Notice to a Party must be copied to another Person, each such Notice must be despatched on the same day (but any failure to comply with this clause 11.11 shall not affect the validity of any such Notices).

11.12	Court action shall not be commenced by any party to the Deed with respect to any alleged breach of this Deed until 10 Business Days have elapsed after the giving of Notice to each of the ACTU and Unions NSW containing particulars of the alleged breach and an invitation to rectify the breach.

EXECUTED by the parties as a Deed:

EXECUTED by
JAMES HARDIE INDUSTRIES NV

)
)

Signature of Director		Signature of Director/Secretary

Name of Director		Name of Director/Secretary

EXECUTED on behalf of
THE AUSTRALIAN COUNCIL OF TRADE UNIONS by:
(ACN 008 394 509):
)
)
Signature of witness		Signature of Secretary

Name of witness		Name of Secretary

EXECUTED on behalf of
UNIONS NEW SOUTH WALES by:
(ACN 008 394 509):
)
)
Signature of witness		Signature of Assistant Secretary

Name of witness		Name of Assistant Secretary

Signed by
BERNARD DOUGLAS BANTON
in the presence of:

Witness

Name

Annexure 5 – JHINV Guarantee
DATED [                ]
AICF Limited in its capacity as trustee for
the
Asbestos Injuries Compensation Foundation
as the Beneficiary
The State of New South Wales Government
and
James Hardie Industries N.V.
as the Guarantor

PARENT GUARANTEE

THIS PARENT GUARANTEE is made on [            ] @ [            ]
BETWEEN:
(1)	AICF Limited [ ], a company limited by guarantee incorporated under the laws of the State of New South Wales, Australia, having its registered office at , in its capacity as trustee for the Asbestos Injuries Compensation Foundation, [address, registration, etc.] (the “Fund Trustee”), duly represented by:
and
(2)	The State of New South Wales, [address etc.], Australia (the “NSW Government”), duly represented by:
and
(3)	James Hardie Industries N.V., a company incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce with number 34106455 (the “Guarantor”), duly represented by:
The aforementioned parties also collectively referred to as the “Parties” or individually as the “Party”.
RECITALS:
(1)	The NSW Government, LGTDD Pty Ltd and the Guarantor are parties to a Final Funding Agreement dated 1 December 2005 (the “Final Funding Agreement”).

(2)	The Fund Trustee has become a party to the Final Funding Agreement by executing a Deed of Accession on [date].

(3)	Pursuant to Clause 10 of the Final Funding Agreement, the Guarantor has agreed to deliver this Guarantee to the Fund Trustee and the NSW Government.

(4)	The NSW Government is not a creditor of the Guarantor in relation to the payment of the Guaranteed Obligations.
IT IS AGREED AS FOLLOWS:
1.	INTERPRETATION

Capitalised terms shall be used herein as such terms are defined in the Final Funding Agreement (and such terms will be interpreted in accordance with the

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laws of New South Wales, Australia, being the governing law of the Final Funding Agreement), unless defined otherwise in this Guarantee; and

“Guarantee” means this guarantee; and

“Guaranteed Obligations” means any of the payment obligations of the Performing Subsidiary to the Fund Trustee under the Final Funding Agreement, including the obligation to pay the Wind-Up or Reconstruction Amount, and “Guaranteed Obligation” means any one such payment obligation. Where the Performing Subsidiary would have been liable to make a payment under the Final Funding Agreement but for the Liquidation or Insolvency of the Performing Subsidiary or the occurrence of a Wind-up Event or Reconstruction Event in respect of the Performing Subsidiary, it will be taken still to be liable for the purposes of this Guarantee.

2.	GUARANTEE

2.1	The Guarantor hereby irrevocably and unconditionally:
(a)	guarantees to the Fund Trustee the due and punctual performance by the Performing Subsidiary of the Guaranteed Obligations;

(b)	guarantees to the Fund Trustee that, whenever the Performing Subsidiary does not pay any amount due under any of its Guaranteed Obligations, the Guarantor shall immediately on first written demand by the Fund Trustee pay that amount to the Fund Trustee, as if it were the principal obligor thereof; and

(c)	guarantees to the Fund Trustee that it shall immediately on first written demand by or on behalf of the Fund Trustee pay to the Fund Trustee, all costs and expenses incurred by the Fund Trustee in relation to the protection or enforcement of its rights under this Guarantee and all costs and damages incurred by the Fund Trustee as a result of the Performing Subsidiary not fulfilling one or more of the Guaranteed Obligations when due.
2.2	The obligations of the Guarantor pursuant to Clause 2.1 shall be continuing obligations and extend to all sums payable by the Performing Subsidiary under the Guaranteed Obligations. The obligations of the Guarantor pursuant to Clause 2.1 shall remain in full force and effect until all the Guaranteed Obligations shall have been paid, satisfied or discharged in full. Termination of this Guarantee is only allowed if and when the Final Funding Agreement is terminated (otherwise than due to breach or default by the Guarantor or the Performing Subsidiary) and the Performing Subsidiary has fully discharged all of the Guaranteed Obligations. The obligations of the Guarantor shall remain in full force in the event that the Performing Subsidiary is replaced by another subsidiary of the Guarantor in accordance with clause 6.2 of the Final Funding Agreement or in the events described in Clause 2.1(d).

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2.3	This Guarantee is a guarantee of performance of the Guaranteed Obligations by payment of all amounts that are the subject of the Guaranteed Obligations when due and payable.

2.4	This Guarantee is not a contract of surety (borgtocht). The obligations of the Guarantor hereunder are independent of the obligations of the Performing Subsidiary and the obligations of any other guarantor of the obligations of the Performing Subsidiary under the Final Funding Agreement.

2.5	Payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify, abridge or extinguish the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Fund Trustee is awarded a judgment in any proceedings brought to enforce the Guarantor’s obligations to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release the Guarantor from its obligation to pay the portion of the Guaranteed Obligations that is not the subject of such proceedings, and such judgment shall not, except to the extent satisfied by the Guarantor, limit, affect, modify, abridge or extinguish any part of the Guarantor’s liability in respect of the Guaranteed Obligations.

2.6	This Guarantee is independent of, in addition to and shall not prejudice or affect or be prejudiced or be affected by any other right, remedy, guarantee, indemnity or security and may be enforced without first having recourse to the same or any other mortgage, charge, pledge or lien now or hereafter held by or available to the Fund Trustee and/or the NSW Government.

2.7	If any discharge (whether in respect of the Guaranteed Obligations or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition by the Performing Subsidiary or the Guarantor which is subsequently avoided or which must be restored (without limitation) on bankruptcy, liquidation, moratorium of payment or otherwise, the liability of the Guarantor will continue or be reinstated as if the discharge or arrangement had not occurred. This clause 2.7 survives the discharge of this Deed.

2.8	Unless and until all the Guaranteed Obligations have been satisfied or discharged in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance under this Guarantee, in respect of any payment made to the Fund Trustee and/or the NSW Government:
(a)	exercise any right of subrogation in respect of or claim to be subrogated to any rights, security or moneys held, received or receivable by the Fund Trustee;

(b)	exercise against or claim from the Performing Subsidiary any right of contribution or recourse;

(c)	claim as a creditor of the Performing Subsidiary in competition with the Fund Trustee; or

4

(d)	have the benefit of or take any action to receive or claim any payment, distribution or security in respect of the Guaranteed Obligations or amounts payable under this Guarantee from or on account of the Performing Subsidiary, or exercise any right of set-off as against the Performing Subsidiary (and the Guarantor waives any right it would otherwise have to have the benefit of or receive or claim any such payment, distribution or security or to exercise any such right of set-off).
2.9	This Guarantee will not be discharged or otherwise affected as security for the Guaranteed Obligations as a result of any of the following:
(a)	bankruptcy, moratorium of payment, winding-up, reconstruction, liquidation or similar proceedings relative to the Performing Subsidiary;

(b)	any change in the status, function, control or ownership of the Performing Subsidiary;

(c)	any extension of time or other forbearance being granted or agreed to be granted to the Performing Subsidiary in respect of its Guaranteed Obligations;

(d)	any amendment to, or any increase, variation, waiver or release of, any of the Guaranteed Obligations or any termination, amendment or variation of the Final Funding Agreement (and any reference herein to the Final Funding Agreement shall be taken as referring to the Final Funding Agreement as amended or varied from time to time);

(e)	the taking, variation, compromise, exchange, substitution, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights or remedies against, or security over assets of the Performing Subsidiary or any other person, or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any security;

(f)	any present or future guarantee, indemnity, mortgage, charge, pledge, lien or other security or right or remedy held by or available to the Fund Trustee being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever; or

(g)	any other act, event or omission (other than performance by the Guarantor of this Guarantee) which, but for this clause might operate to discharge, extinguish, impair or otherwise affect any of the obligations of the Guarantor contained herein or any of the rights, powers or remedies conferred in respect of the Guarantor upon the Fund Trustee and/or the NSW Government by this Guarantee or by law.
3.	ENFORCEMENT

3.1	The Fund Trustee may enforce this Guarantee only upon the occurrence of (i) a breach of any Guaranteed Obligation by the Performing Subsidiary; (ii) a

5

Wind-Up Event; or (iii) a Reconstruction Event, in accordance with and subject to clause 10 of the Final Funding Agreement.

3.2	A claim under this Guarantee in respect of the obligation of the Performing Subsidiary to make Annual Payments (and/or instalments thereof) under clause 9 of the Final Funding Agreement, can only be made if the Performing Subsidiary has been in default (verzuim) for a period of 40 days from the date when such Annual Payment (or any instalment thereof) was due, provided that:
(a)	the Performing Subsidiary or the Guarantor has immediately provided to the NSW Government reasons for the default and such reasons are reasonable in the circumstances; and

(b)	the Guarantor has promptly after that due date entered into and continued to pursue or been ready, willing and able to enter into and pursue discussions with the NSW Government and (if available) the Fund Trustee to remedy the breach and provides to the Fund Trustee and NSW Government material particulars of the breach and the proposed remedy or remedies;

(c)	the Guarantor is not and does not become Insolvent at any time during that period; and

(d)	subject to clause 10 of the Final Funding Agreement, a Reconstruction Event does not occur at any time during that period, provided that such period shall automatically expire upon any of the requirements in paragraphs (a) to (d) inclusive (“Moratorium Requirements”) ceasing to be satisfied.

If the Moratorium Requirements remain satisfied at the expiry of the above 40 day period and if in the opinion of the Fund Trustee and the NSW Government (acting reasonably) there is a reasonable prospect of the Guarantor or the Performing Subsidiary paying the outstanding amount within a further period of 50 days, the initial 40 day period shall be extended once by a further 50 days, save that such period shall automatically expire upon any of the Moratorium Requirements ceasing to be satisfied.

3.3	Without prejudice to clause 3.2 above, the Fund Trustee shall not be obliged before bringing a claim under this Guarantee:
(a)	to take any action against the Performing Subsidiary or to obtain judgment in any court against the Performing Subsidiary or any other person;

(b)	to file any claim in a bankruptcy, moratorium of payment, winding-up, liquidation or similar proceedings relative to the Performing Subsidiary or any other person; or

6

(c)	to make, enforce or seek to enforce any claim against the Performing Subsidiary or any other person under any agreement or arrangement.
3.4	The restrictions to the enforcement of the Guarantee as set out in clause 3.2 of this Guarantee do not apply in respect of claims under or in relation to the Guarantee brought by the Fund Trustee in summary proceedings (kort geding) or other proceedings to obtain urgent interlocutory Court relief.

3.5	The Guarantor waives any and all rights of set off (verrekening), counterclaim or suspension (opschorting) it may have at any time with respect to amounts payable hereunder against amounts owed to it by the Fund Trustee.

3.6	The Guarantor waives to the fullest extent allowed by the laws of the Netherlands all rights, privileges, defences and exceptions pursuant to the Articles 6:139, 7:852, 853, 854, 855 and 856 of the Dutch Civil Code.

3.7	To the extent permitted by law the Guarantor hereby waives, for the benefit of the Fund Trustee and the NSW Government:
(a)	any right to require the Fund Trustee and/or the NSW Government, as a condition of payment or performance by the Guarantor, to:
(i)	proceed against or exhaust any security held from the Performing Subsidiary, any other guarantor or any other Person,

(ii)	proceed against or have resort to any balance of any credit on the books of the Fund Trustee and/or the NSW Government in favour of the Performing Subsidiary or any other Person, or

(iii)	pursue any other remedy in the power of the Guarantee Trustee and/or the NSW Government whatsoever;
(b)	any defence arising by reason of the incapacity, lack of authority or any disability or other defence of the Performing Subsidiary or any other guarantor, including any defence based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Performing Subsidiary or any other guarantor from any cause other than payment in full of the Guaranteed Obligations;

(c)	any defence based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d)
(i)	any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any discharge of the Guarantor’s obligations hereunder;

7

(ii)	the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, and

(iii)	promptness, diligence and any requirement that the Fund Trustee and/or the NSW Government protect, secure, perfect or insure any security interest or lien or any property subject thereto;
(e)	notices, demands, presentments, protests, notices of protest, notices of dishonour and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Final Funding Agreement, any other Related Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Performing Subsidiary and any right to consent to any thereof; and

(f)	any defences or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
4.	REPRESENTATIONS AND WARRANTIES

4.1	The Guarantor warrants that the following is true, accurate and not misleading as of the date of this Guarantee and will at all times after the date of this Guarantee up to and including the Commencement Date be true, accurate and not misleading:
(a)	The Guarantor has been duly incorporated and is validly existing under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the Guarantee and to perform its obligations under the Guarantee.

(b)	All corporate and other action required to be taken by the Guarantor to authorise the execution of the Guarantee and the performance of its obligations under the Guarantee has been duly taken.

(c)	The Guarantee has been duly executed on behalf of the Guarantor and constitutes legal, valid and binding obligations of the Guarantor, enforceable in accordance with their terms subject to the terms of the opinion from De Brauw Blackstone Westbroek referred to in schedule 5 of the Final Funding Agreement.

(d)	The execution and performance of the Guarantee do not conflict with or result in a breach of any provision of the articles of association of the Guarantor, including but not limited to its corporate purpose, or any provision of any applicable law in force on the date of this Guarantee or any agreement to which the Guarantor is a party.

(e)	No approval, consent, license or notice to any regulatory or governmental body (other than such approvals, consents, licenses or

8

notices as have been obtained or given) is necessary to ensure the validity, enforceability or performance of the obligations of the Guarantor under the Guarantee.
5.	NOTICES

5.1	All notices, consents, waivers and other communications under this Guarantee must be in writing in English and delivered by hand or sent by regular mail, registered mail, express courier, facsimile or e-mail to the appropriate addresses and facsimile numbers set out below or to such address and facsimile number as a Party may notify to the other Party from time to time. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery (if delivered by hand, registered mail or express courier) or at the time of successful transmission (if delivered by fax or e-mail).

To the Fund Trustee:

Name:

Address:

Fax number:

Attention:

To the NSW Government:

Name:

Address:

Fax number:

Attention:

To the Guarantor:

Name:

Address:

Fax number:

Attention:

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6.	NSW GOVERNMENT’S RIGHT TO ENFORCE

6.1	The parties agree and acknowledge that clause 16.6 of the Final Funding Agreement provides that the NSW Government shall be entitled directly to enforce all promises made by the Guarantor to the Fund Trustee under this Guarantee to the full extent permitted by law on and subject to the terms of clause 16.6 of the Final Funding Agreement.

6.2	Any person (including, but not limited to, a firm, body corporate, unincorporated association, court or authority) who deals with the NSW Government in good faith in relation to this Guarantee may, without enquiry, assume that the NSW Government has complied with clause 16.6 of the Final Funding Agreement unless the contrary is proved.

6.3	The parties agree and acknowledge that:
(a)	the Guarantee is a Related Agreement under the Final Funding Agreement;

(b)	under an Irrevocable Power of Attorney, a copy of which is attached as Annexure A to this Guarantee, and in addition to its rights under clause 6.1 of this Guarantee, the NSW Government shall have the power directly to enforce as an attorney of the Fund Trustee under the Irrevocable Power of Attorney and on behalf of the Fund Trustee all promises made by the Guarantor to the Fund Trustee under this Guarantee, subject to to the terms of clause 16.6 of the Final Funding Agreement;

(c)	under the Final Funding Agreement, the NSW Government and the Fund Trustee covenanted that they will not amend or replace that Irrevocable Power of Attorney without the prior written consent of the Guarantor, not to be unreasonably withheld; and

(d)	any actions taken by the NSW Government under that Irrevocable Power of Attorney in respect of this Guarantee are valid and binding to the extent such actions are made in accordance with that Irrevocable Power of Attorney.
6.4	On the legal relationship of the Beneficiary and the NSW Government vis-à-vis the Guarantor, article 6:16 of the Dutch Civil Code does not apply.

7.	CHOICE OF LAW AND JURISDICTION

This Guarantee is governed by the laws of the Netherlands, with the exception of the Netherlands private international law. Any dispute arising out of or in connection with this Guarantee shall be exclusively decided by the competent court in Amsterdam.

8.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts. All counterparts together will be taken to be one instrument.

10

Thus agreed and signed in [     ] on [          ], etc.

11

[Irrevocable Power of Attorney as Annexure A]

Annexure 6 — NSW Government Deed of Release
JAMES HARDIE INDUSTRIES N.V.
THE STATE OF NEW SOUTH WALES

DEED OF RELEASE

Level 10
Atanaskovic Hartnell House
75-85 Elizabeth Street
Sydney NSW
Australia 2000

THIS DEED is made on                    2005 between:
1.	James Hardie Industries N.V. ARBN 097 829 895 incorporated in the Netherlands and having its registered office at Atrium, Unit 04-07, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands, and with its Australian registered office at Level 3, 22 Pitt Street, Sydney, New South Wales (JHINV)

2.	The State of New South Wales (NSW Government)
RECITALS
A.	This deed is entered into by the Parties described above in the following context (some of the expressions used in these recitals being defined in clause 1 of this deed):
(a)	on 21 December 2004, the Initial Negotiating Parties entered into a non-binding Heads of Agreement which set out the agreed position of the Initial Negotiating Parties in relation to the principles on which the binding agreement referred to in Recital (b) would be based and the key standing considerations relevant to implementing those principles to be reflected in the binding agreement; and

(b)	on or about the date of this deed, the NSW Government, JHINV and the Performing Subsidiary entered into a deed (the “Principal Deed”) which set out the agreed position of those persons in relation to the basis on which, subject to the satisfaction or waiver of the conditions set out in the Principal Deed, JHINV and/or the Performing Subsidiary will provide funding on a long-term basis to the Trustee.
B.	The Parties enter into this deed to give effect to the releases contemplated in clause 12.1(c) of the Heads of Agreement.
THIS DEED WITNESSES that the Parties agree to the following:
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this deed:

ABN 60 means ABN 60 Pty Limited (ABN 60 000 009 263).

ABN 60 Foundation means ABN 60 Foundation Pty Ltd (ACN 106 266 611).

ACTU means Australian Council of Trade Unions of Level 2, 393 Swanston Street, Melbourne in the State of Victoria.

Amaba means Amaba Pty Limited (ABN 98 000 387 342).

Amaca means Amaca Pty Limited (ABN 49 000 035 512).

Asbestos Support Groups means each of The Asbestos Diseases Foundation of Australia, Asbestos Diseases Society of Australia Inc, The Asbestos Victims

2

Association of South Australia, Queensland Asbestos Related Disease Support Society, Gippsland Asbestos Related Disease Support Inc, and Asbestos Diseases Society of Victoria.

Associated Person means:
(a)	each member of the JHINV Group;

(b)	each Liable Entity; and

(c)	each past and present director, officer, employee, adviser or agent of any person described in paragraphs (a) or (b) of this definition.
Banton means Bernie Banton of 133-7 Parramatta Road Granville, in the State of New South Wales, as the designated representative of the Asbestos Support Groups.

Business Day means a day (not being a Saturday or a Sunday) on which banks are open for general banking business in Sydney.

Commencement Date means the date on which the Release Legislation commences.

Controlled Entities has the same meaning as in the Principal Deed.

Deeds of Covenant and Indemnity means:
(a)	the deed of that name dated 16 February 2001 and entered into between JHIL, Amaba and Amaca and any amendments thereto (including without limitation pursuant to the amending deed dated 10 September 2001); and

(b)	the Deed of Covenant Indemnity and Access between JHINV and ABN 60 dated 31 March 2003 and any amendments thereto.
Fund means the Asbestos Injury (JH) Compensation Foundation to be established pursuant to a trust deed in the form initialled by the Parties for the purposes of identification.

Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between the Initial Negotiating Parties.

Initial Negotiating Parties means each of JHINV, the NSW Government, the ACTU, Unions NSW and Banton.

Jackson Inquiry means the Special Commission of Inquiry that was commissioned, by Letters Patent dated 27 February 2004 and 30 June 2004, to inquire into and report on certain matters relating to the establishment of MRCF.

JHIL means the company formerly known as James Hardie Industries Limited (now ABN 60).

JHIL Group means JHIL and its Controlled Entities from time to time.

JHINV Group means JHINV and its Controlled Entities.

Liable Entities means Amaca, Amaba and ABN 60.

MRCF means the Medical Research & Compensation Foundation (ABN 21 095 924 137).

Notice has the meaning given to it in clause 11.

3

Parties means the parties to this deed.
Performing Subsidiary means LGTDD Pty Limited or, if a subsidiary of JHINV other than that entity is nominated under clause 6.2 of the Principal Deed, that subsidiary.

Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

Principal Deed means the deed of that name dated on or before the date of this deed initially between JHINV, the Performing Subsidiary and the NSW Government.

Release Legislation has the same meaning as in clause 1 of the Principal Deed.

Relevant Matters means all matters relating to or arising out of any of the following or their facts, matters and circumstances:
(a)	the establishment and underfunding or funding of the MRCF, and the February 2001 ABN 60 group corporate reorganisation (including, without limitation, the transfer of the Liable Entities out of the JHIL Group, representations made to incoming directors of the Liable Entities and other third parties regarding the Liable Entities and their assets and liabilities, the media releases of ABN 60 of 16 February 2001 and of JHINV of 29 and 30 October 2003 and any statements made in relation to any of the foregoing matters);

(b)	the Deeds of Covenant and Indemnity;

(c)	the transfers of assets, and the dividends and management fees paid, by the Liable Entities, as described in the report of the Jackson Inquiry;

(d)	the August to October 2001 ABN 60 group corporate reorganisation (including without limitation the scheme of arrangement in relation to ABN 60 of August to October 2001, the contemporaneous reduction of capital of (and cancellation of fully paid ordinary shares in) ABN 60 and subscription by JHINV for partly paid shares in ABN 60, the subsequent cancellation of those partly paid shares in ABN 60 in March 2003 and representations to third parties and the court and any statements made in relation to any of the foregoing matters); and

(e)	the transfer of assets from ABN 60 to JHINV, the establishment of the ABN 60 Foundation Limited and ABN 60 Foundation Trust, and the allotment of fully paid shares in ABN 60 to ABN 60 Foundation.
Trustee means the trustee of the Fund from time to time, in its capacity as trustee, initially being Asbestos Injuries Compensation Fund Trustee Limited.

Unions NSW means Unions New South Wales of 10th Floor, 377-383 Sussex Street, Sydney in the State of New South Wales.

1.2	Interpretation

In this deed, unless the context otherwise requires:

4

(a)	headings are for convenience only and do not affect the interpretation of this agreement;

(b)	any reference to civil liability has its natural and ordinary meaning;

(c)	words importing the singular include the plural and vice versa;

(d)	words importing a gender include any gender;

(e)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(f)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(g)	a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(h)	a reference to a Party to a document includes that Party’s successors and permitted assigns;

(i)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws varying, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute; and

(j)	a reference to a document or agreement includes all amendments or supplements to, or replacements or novations of, that document or agreement.
2	DEED BINDS THE CROWN

This deed binds the Crown in right of New South Wales.

3	RELEASES BY NSW GOVERNMENT

3.1	With effect on and from the Commencement Date, and to the maximum extent permitted by law pursuant to this deed (but without requiring any further act by the NSW Government), the NSW Government releases each of JHINV and each Associated Person from any civil liability relating to or arising out of any of the Relevant Matters.

3.2	The Parties acknowledge that JHINV holds the benefit of the release set out in clause 3.1 in favour of an Associated Person on trust for that Associated Person.

3.3	Nothing in this deed can nor shall be taken as an admission by JHINV, the Performing Subsidiary or any of their Controlled Entities, directors, officers, employees, advisers or agents (past and present) that it or he or she has had any role in organising or procuring any unlawful action or is or has been in breach of any law.

5

3.4	Each release given under this deed in favour of any Associated Person who is a natural person is absolute, unconditional and irrevocable.
3.5	Each release given under this deed in favour of JHINV or any Associated Person which is not a natural person shall be suspended whilesoever:
(i)	the Performing Subsidiary shall be and remains in breach of any obligation to make a Funding Payment under the Principal Deed and such breach shall have remained unremedied for not less than 3 months and remains unremedied;

(ii)	JHINV is in breach of clause 7 of the Principal Deed and that breach has not been rectified within a reasonable period (of not less than 3 months) of JHINV having received a Notice under clause 12.1(f) of the Principal Deed; or

(ii)	JHINV is and remains in breach of clause 7 of the Principal Deed and JHINV has not given a Notice to the NSW Government under clause 7.9 of the Principal Deed in respect of that breach, and the NSW Government has given JHINV at least 30 days’ Notice that the suspension applies.
4	CONFIDENTIALITY

4.1	Subject to clause 4.2, each Party shall keep the terms of this deed strictly confidential.

4.2	A Party may make any disclosures in relation to this deed in the manner and to the extent permitted under the Principal Deed.

5	DEED MAY BE USED IN COURT
(a)	Subject to clause 5(b), except in relation to a breach of this deed, or whilesoever any release given pursuant to this deed has been suspended in accordance with clause 3.5, and without affecting the continuing obligations of the Parties pursuant to this deed, this deed may be pleaded as a full and complete defence by JHINV or any Associated Person to any civil liability actions, suits, or proceedings commenced, continued or taken by the NSW Government in relation to any of the Relevant Matters.

(b)	None of JHINV nor any Associated Person which is not a natural person may plead the releases in favour of that person given under clause 3.1 in defence to any claim against that person by the NSW Government while that release has been suspended under clause 3.5.
6	GOVERNING LAW
This Deed shall be construed in accordance with and be governed by the laws of the State of New South Wales and the Parties agree that the courts of that State will be forum of choice in relation to this deed.
7	ENTRY INTO DEED
The Parties acknowledge that this deed is voluntarily entered into and that each Party has obtained their own legal advice concerning its terms.

6

8	SEVERANCE
If any provision of this deed is held to be invalid or unenforceable for any reason, it will, to the extent that it is invalid or unenforceable, be treated as severed from this deed and will not affect the remaining provisions of this deed.
9	VARIATION OF DEED
This Deed may only be varied or replaced by a deed duly executed by each of the Parties.
10	COUNTERPARTS
This Deed may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A Party may execute this deed by executing any counterpart.
11	NOTICES

11.1	A notice, approval, consent, nomination or other communication (“Notice”) to a person relating to this deed:
(i)	must state that it is a notice relating to this deed;

(ii)shall state the relevant clause in this deed to which the notice relates;

(iii)must be in legible writing; and

(iv)must be in English.
11.2	If the Notice is to JHINV then it must be addressed as follows:
Name: James Hardie Industries NV

Attention: The Chairman

Address: Level 3, 20 Pitt Street, Sydney NSW 2000

Facsimile: (02) 8274 5217

With a copy to:

Attention: The Chief Legal Counsel

Address: Atrium, Unit 04-07, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands

Facsimile: 31 (0) 20 404 2544
11.3	If the Notice is to the NSW Government then it must be addressed as follows:
Name: The State of New South Wales, c/- The Cabinet Office

Attention: Deputy Director-General (Legal)

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Address: Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Facsimile: 02 9228 3062
11.4	If the Notice is from a corporation then an officer of that corporation must sign the Notice.

11.5	Notice is sent by the sender and received by the receiver:
(i)	if the Notice is hand delivered, upon delivery to the receiving Party;

(ii)	if the Notice is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Notice is sent by registered mail within Australia, 2 Business Days after the registration of the notice of posting; and
11.6	If the Notice is sent by ordinary mail within Australia, 3 Business Days from and including the date of postage

11.7	For the avoidance of doubt, Notice shall not be sent by electronic email.

11.8	In clause 11.5, a reference to a Party receiving a Notice includes a reference to the receiver’s officers, agents or employees.

11.9	A Party may vary any of the details relating to it or its officers contained in this clause 11.2 at any time by Notice to the other Parties.

11.10	Where a Notice to a Party must be copied to another Person, each such Notice must be despatched at the same time and using the same method and upon failure to do so, each such Notice will be deemed to be given at the time and by the method of despatch of the last such Notice.

EXECUTED by the Parties as a Deed:

EXECUTED by
JAMES HARDIE INDUSTRIES NV

)
)

Signature of Director		Signature of Director/Secretary

Name of Director		Name of Director/Secretary

EXECUTED by
THE HONOURABLE MORRIS IEMMA MP,
PREMIER OF NEW SOUTH WALES
FOR THE STATE OF NEW SOUTH
WALES

)
)

Signature of witness		Signature

Name of witness		Name

Annexure 7A — Intercreditor Deed (JHINV)

Final draft 10 Annexure 7A to the Final Funding Agreement DATE: 01.12.2005
INTERCREDITOR DEED
THE STATE OF NEW SOUTH WALES
ASBESTOS INJURIES
COMPENSATION FUND TRUSTEE
LIMITED (ABN [INSERT])
JAMES HARDIE INDUSTRIES N.V.
(ARBN 097 829 895)
[GUARANTEE TRUSTEE] (ABN
[INSERT])
2 Park Street Sydney NSW 2000 Australia
email@gtlaw.com.au www.gtlaw.com.au Telephone + 61 2 9263 4000 Facsimile + 61 2 9263 4111

CONTENTS

1.	PRELIMINARY		3

	1.1	Defined Terms and Interpretation	3

	1.2	Consideration	3

	1.3	Crown immunity	3

2.	DEED		4

	2.1	Effect	4

	2.2	Benefit	4

	2.3	Inconsistency	6

3.	INTERCREDITOR ARRANGEMENTS		6

	3.1	Purpose of this deed	6

	3.2	NSW Government not a creditor of JHINV	7

	3.3	Turnover	7

	3.4	Status and ranking of the Compensation Debt	7

4.	PROCEDURE ON INSOLVENCY		8

	4.1	Proceeds held on trust	8

	4.2	Distribution of Proceeds	8

	4.3	Payment of amounts recovered	9

	4.4	Residual Rights	9

	4.5	No exercise of Financiers' rights	10

	4.6	Substitution of the Fund Trustee	11

	4.7	Additional Rights	11

5.	RIGHTS IN RELATION TO THE COMPENSATION DEBT		12

	5.1	No prohibition	12

	5.2	NSW Government Enforcement Rights	13

6.	COVENANTS		14

	6.1	Restriction on dealings	14

	6.2	No security	15

Page i

7.	GUARANTEE TRUSTEE		16

	7.1	Appointment and removal	16

	7.2	Sole Representative	16

	7.3	Acknowledgement by Fund Trustee and the NSW Government	16

	7.4	No Guarantee Trustee	17

	7.5	Acknowledgement by Guarantee Trustee	17

	7.6	Substitution of Guarantee Trustee	18

	7.7	Standard of Duty	19

	7.8	Functions, duties and obligations of the Guarantee Trustee	19

8.	VOTING IN INSOLVENCY PROCEEDINGS		23

	8.1	Irrevocable Appointment of Attorney	23

	8.2	Voting	25

	8.3	Appointment of an Independent Expert	27

	8.4	Role of the Independent Expert	30

	8.5	Notice of determination by the Independent Expert	32

	8.6	Assistance to the Independent Expert	32

	8.7	Determination by the Independent Expert final	32

	8.8	Consent of NSW Government required in certain circumstances	32

	8.9	Options providing for a return to shareholders of JHINV	33

	8.10	Defaulting or absent Guarantee Trustee	34

	8.11	Residual Power	34

9.	CHANGES TO RIGHTS		35

	9.1	Rights of the Financiers are protected	35

	9.2	Payments	37

	9.3	Reinstatement of rights	37

	9.4	Set-off	38

	9.5	Discretion in exercising rights	38

	9.6	Partial exercising of rights	38

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	9.7	Remedies cumulative	38

	9.8	Variation and waiver	38

10.	INCONSISTENT LAW		38

	10.1	Inconsistent law	38

	10.2	Supervening legislation	39

11.	NOTICES		39

12.	GOVERNING LAW AND JURISDICTION		41

	12.1	Governing law	41

	12.2	Submission to jurisdiction	41

	12.3	Service	42

13.	COUNTERPARTS		42

14.	GENERAL		42

	14.1	Severability	42

	14.2	No waiver	42

	14.3	Further assurances	43

	14.4	Entire agreement	43

	14.5	Cumulative rights	43

	14.6	Certificates	43

	14.7	Amendment of this deed	43

	14.8	Confidentiality	43

15.	GUARANTEE TRUSTEE LIMITATION OF LIABILITY		44

SCHEDULE 1 - FINANCIER NOMINATION LETTER

SCHEDULE 2 - ACCESSION DEED

SCHEDULE 3 - FORM OF POWER OF ATTORNEY

1.	APPOINTMENT		1

2.	WHAT THE APPOINTER MAY DO		1

3.	GENERAL		2

	3.1	Attorney's acts valid	2

Page iii

	3.2	Benefit to the Attorney	2

	3.3	Governing law	2

4.	COMPLIANCE WITH INTERCREDITOR DEED		3

5.	INTERPRETATION		3
ATTACHMENT A — DICTIONARY AND INTERPRETATION

Page iv

DATED
PARTIES
1.	THE STATE OF NEW SOUTH WALES of Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000 (NSW Government)

2.	ASBESTOS INJURIES COMPENSATION FUND TRUSTEE LIMITED (ABN [insert]) of [insert address] in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation (Fund Trustee)

3.	JAMES HARDIE INDUSTRIES N.V. (ARBN 097 829 895) a limited liability company incorporated in The Netherlands, with its corporate seat in Amsterdam, and having its registered office at Atrium, Unit 04-07, Strawinskylaan 3077, 1077 ZX Amsterdam, The Netherlands (with its Australian registered office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales) (JHINV)

4.	[GUARANTEE TRUSTEE] (ABN [insert]) of [insert address] in its capacity as trustee for the Financiers (Guarantee Trustee)
The defined terms in the above list of parties are given expanded meanings in the Dictionary in Part 1 of Attachment A to this deed.
BACKGROUND
This deed is entered into in the following context (where capitalised terms are defined in clause 1):
A.	James Hardie Industries Limited ( JHIL ), a company organised under the laws of Australia, was listed on the Australian Stock Exchange in 1951. The business then carried on by JHIL and its subsidiaries had by that time been carried on in Australia, in one form or another and under the “James Hardie” name, for at least 60 years.

B.	Under plans of reorganisation and capital restructuring executed between 1998 and 2001, JHIL sold on arm’s length terms substantially all of its business, operations and undertaking to members of the JHINV Group with the result that JHINV became the ultimate holding company of the businesses formerly carried on or controlled by JHIL.

C.	JHINV is a company organised under the laws of The Netherlands and is listed on both the Australian Stock Exchange and the New York Stock Exchange (with the listing on the latter exchange via American Depository Receipts). At the date of this deed, the JHINV Group carries on the business of manufacturing building products in the United States of America, Australia, New Zealand and the Philippines.

D.	On 21 December 2004, JHINV and others entered into a non-binding Heads of Agreement containing, among other things, a set of agreed principles on which the Performing Subsidiary will provide, and JHINV will guarantee the payment of, funding to the Fund on a long term basis of compensation for personal injury and death claims made in Australia against JHIL or certain former subsidiaries of JHIL arising from exposure to asbestos in Australia.

E.	The principles contained in the Heads of Agreement have been developed and are set out in the Final Funding Agreement which is and is intended to be legally binding on all parties to it and to be enforceable at law and equity.

F.	JHINV has guaranteed the obligations of the Performing Subsidiary under the Final Funding Agreement on and subject to the terms of the Guarantee.

G.	The creditor of JHINV under the Guarantee is the Fund Trustee.

H.	The claim of the Fund Trustee against JHINV under the Guarantee is an ordinary unsecured claim (concurrente vordering).

I.	The NSW Government is not a creditor of JHINV in relation to the payment of the Compensation Debt.

J.	However, the NSW Government shall be entitled to directly enforce all promises made by JHINV to the Fund Trustee under the Guarantee subject to, and in accordance with, the provisions of the Guarantee.

K.	The purpose of this deed is to set out the agreement between (1) the Fund Trustee and the NSW Government, and (2) the Guarantee Trustee and the Financiers, as to the manner in which certain rights in respect of the Compensation Debt and the Finance Money Debt respectively are to be exercised in an Insolvency of JHINV.

L.	JHINV is a party to this deed for the sole purpose of nominating Persons as Financiers, assuming certain obligations and being entitled to directly enforce the promises made under clauses 2.2 and 8 of this deed (and, if required for such enforcement, clauses 1, 2.1, 2.3 and 10 to 14 inclusive).

M.	This deed is not intended, and shall not be taken, to (1) affect the status or ranking of the Compensation Debt as an ordinary unsecured claim (concurrente vordering) against JHINV, (2) affect the status or ranking of the Compensation Debt as against the other debts (including the Finance Debt Money) or the other creditors of JHINV (including the Financiers) in an Insolvency of JHINV, or (3) constitute a subordination agreement within the meaning of section 3:277 (2) Dutch Civil Code.
THE PARTIES AGREE
1.	PRELIMINARY

1.1	Defined Terms and Interpretation

(a)	A term or expression starting with a capital letter which is defined in the Dictionary in Part 1 of Attachment A ( Dictionary ), has the meaning given to it in the Dictionary.

(b)	The Interpretation clauses in Parts 2 and 3 of Attachment A ( Interpretation and Trust Convention ) set out rules of interpretation for this deed.

1.2	Consideration
Each party acknowledges entering into this deed and incurring obligations and giving rights under this deed for valuable consideration received from the other parties to this deed (including, in the case of the Fund Trustee, the NSW Government and JHINV, the execution of the Final Funding Agreement and the Guarantee).
Each Replacement Trustee or New Guarantee Trustee who accedes to this deed in accordance with clause 4.6 or 7.6 will be taken to acknowledge becoming a party to this deed and incurring obligations and giving rights under this deed for valuable consideration received from the other parties to this deed.
1.3	Crown immunity

This deed binds the Crown in right of New South Wales and to the maximum extent permitted by law the NSW Government hereby waives all Crown immunity with respect to this deed.
2.	DEED

2.1	Effect
Subject to clauses 2.3, 4.6 and 7.6, this deed takes effect as both:
(a)	a deed between the NSW Government, the Fund Trustee, JHINV and the Guarantee Trustee; and

(b)	a deed poll by the NSW Government and the Fund Trustee in favour of each Financier from time to time in respect of any Finance Money Debt raised or incurred by JHINV from time to time during the term of the Final Funding Agreement.
For the avoidance of doubt:
(i)	this deed continues for the term of the Final Funding Agreement even though there may be no Finance Money Debt outstanding at any particular point in time;

(ii)	undertakings expressed to be in favour of some of the parties to this deed (excluding JHINV) are not given in favour of JHINV, although JHINV is entitled to directly enforce the promises made under clauses 2.2 and 8 of this deed (and, if required for such enforcement, clauses 1, 2.1, 2.3 and 10 to 14 inclusive).
2.2	Benefit

(a)	Each Financier has the benefit of, is bound by and is entitled to enforce this deed even though it is not a party to, or is not in existence at the date of execution and delivery of this deed.

(b)	Subject to clause 2.2(f), the benefit and obligations of this deed may be extended to any Person (and such Person shall become a Financier) in relation to any document (and such document shall become a Finance Document) under which liabilities are owed to such Person where such liabilities are, or are required to be, included in the JHINV Group’s financial statements or notes thereto as debt or borrowings (including bank loans, letter of credit facilities, derivatives and debt capital markets issues which are, or are required to be, so included or noted) of JHINV (or another member of the JHINV Group the performance of whose obligations has been guaranteed by JHINV) by JHINV signing and delivering to that Person (or an agent or trustee acting on behalf of that Person) and the Guarantee Trustee, a Financier Nomination Letter and the Person countersigning such Financier Nomination Letter and delivering the countersigned Financier Nomination Letter to the Guarantee Trustee.

(c)	Without limiting clause 2.2(b), the benefits and obligations of this deed do not extend to a Person:
(i)	by reason of any conduct or representation made by JHINV to that Person; and

(ii)	unless and until the Guarantee Trustee has received a duly countersigned Financier Nomination Letter from that Person.
(d)	The Guarantee Trustee must:
(i)	promptly send a copy of each countersigned Financier Nomination Letter to the NSW Government and the Fund Trustee (other than a Financier Nomination Letter in respect of a Financier where this deed has ceased to apply to that Financier in accordance with clause 2.2(g)) upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of the occurrence of an Insolvency of JHINV; and

(ii)	following the occurrence of an Insolvency of JHINV, on request provide to the NSW Government and the Fund Trustee written confirmation of the nature and quantum of the Finance Money Debt as at the date such information is provided.
(e)	The Fund Trustee and the NSW Government confirm that, subject to clause 2.2(f), each of them has irrevocably and for valuable consideration authorised JHINV to sign and deliver any Financier Nomination Letter, nominating a Person as a Financier and a document as a Finance Document, and acknowledge and confirm that the provisions of this deed which are for the benefit of the Financiers, will extend to that Financier and the Finance Document so nominated.

(f)	The benefit and obligations of this deed in relation to Financiers may not be extended to any Person who is an Excluded Lender and any such nomination shall be of no force or effect for the purposes of this deed.

(g)	This deed shall cease to apply to a Financier once:
(i)	there is no Finance Money Debt in respect of that Financier;

(ii)	JHINV has no outstanding obligations to the Financier in relation to any Finance Money Debt; and

(iii)	that Financier has no further obligation to provide financial accommodation to JHINV (or another member of the JHINV Group the performance of whose obligations has been guaranteed by JHINV) under the relevant Finance Documents, or that Financier otherwise consents in writing to such cessation.
(h)	If this deed ceases to apply to a Financier in accordance with clause 2.2(g), JHINV and that Financier must promptly notify the Guarantee Trustee.

2.3	Inconsistency
If any provision of the Final Funding Agreement, any Related Agreement (as defined in the Final Funding Agreement, but excluding this deed), the Guarantee, the Finance Guarantee or any Finance Document is inconsistent with this deed, this deed prevails to the extent of the inconsistency unless a contrary intention is expressed in this deed.
3.	INTERCREDITOR ARRANGEMENTS

3.1	Purpose of this deed
The purpose of this deed is to set out the agreement between:
(a)	the Fund Trustee and the NSW Government; and

(b)	the Guarantee Trustee and the Financiers,
as to the manner in which certain rights in respect of the Compensation Debt and the Finance Money Debt respectively are to be exercised in an Insolvency of JHINV.
3.2	NSW Government not a creditor of JHINV
Notwithstanding the wording of any other provision of the Final Funding Agreement, the Guarantee, any other Related Agreement or this deed, the NSW Government acknowledges that it is not a creditor of JHINV in relation to the payment of the Compensation Debt.
3.3	Turnover
Each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that if JHINV becomes Insolvent, any amount (in the form of money or other property) paid to it by or for the account of, or recovered by it from or for the account of, JHINV in respect of the Compensation Debt, after the occurrence of the relevant Insolvency Event, will be paid to, or otherwise accounted for, to the Guarantee Trustee or the relevant Financiers in accordance with this deed, until the Finance Money Debt has been paid and satisfied in full.
3.4	Status and ranking of the Compensation Debt
The parties to this deed acknowledge and agree that this deed does not:
(a)	affect the status or ranking of the Compensation Debt as an ordinary unsecured claim (concurrente vordering) against JHINV;

(b)	affect the status or ranking of the Compensation Debt as against the other debts (including the Finance Money Debt) or the other creditors of JHINV (including the Financiers) in an Insolvency of JHINV; nor

(c)	constitute a subordination agreement within the meaning of section 3:277 (2) Dutch Civil Code.

4.	PROCEDURE ON INSOLVENCY

4.1	Proceeds held on trust
Subject to this deed, while JHINV is Insolvent and for so long as any Finance Money Debt remains outstanding, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to hold all Proceeds received by it from or on account of JHINV (or such proportion of the Proceeds sufficient to discharge and satisfy the Finance Money Debt in full) on trust for the relevant Financiers.
For so long as any Finance Money Debt remains outstanding, then promptly after receipt by it of any Proceeds from or on account of JHINV, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to notify the Guarantee Trustee and deposit the Proceeds (or such proportion of the Proceeds sufficient to discharge and satisfy the Finance Money Debt in full) into one or more accounts specifically designated by the Guarantee Trustee for that purpose (or, in the case of any Proceeds which consist of property other than money, transfer such property to the Guarantee Trustee).
This clause establishes a trust over the Proceeds. It does not create a charge or other security interest over the Proceeds.
4.2	Distribution of Proceeds
Each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that all Proceeds received by it from or on account of JHINV are to be held and distributed:
(a)	first, to the Guarantee Trustee on account of the Finance Money Debt which remains owing by JHINV to the Financiers, after all payments received from, or due and payable under the Insolvency by, the Insolvency Official and all prior payments under this clause 4.2(a), if any, have been taken into account (“ Net Finance Money Debt ”);

(b)	secondly, to the extent of any balance after repayment of the Net Finance Money Debt owed by JHINV to the Financiers in full, to the Fund Trustee to satisfy the Compensation Debt; and

(c)	thirdly, to the extent of any balance after repayment of the Compensation Debt in full, to JHINV (for its own account).

4.3	Payment of amounts recovered
Subject to the provisions of this clause 4.3, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that, if at any time while JHINV is Insolvent, an amount (in the form of money or any other property):
(a)	is received or recovered by a Compensation Party on account of the Compensation Debt (which is not subject to the trust in clause 4.1); or

(b)	is paid to any Person other than a Compensation Party in connection with the Compensation Debt with the consent or at the request of a Compensation Party or for the benefit of a Compensation Party; or

(c)	is set off by a Compensation Party against the Compensation Debt (whether by operation of law or otherwise), the Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to promptly notify the Guarantee Trustee and pay into one or more accounts specifically designated by the Guarantee Trustee for that purpose the amount (or, in the case of any Proceeds which consists of property other than money, transfer such property to the Guarantee Trustee) received, recovered, paid or set off (or such proportion of the amount or other property sufficient to discharge and satisfy the Finance Money Debt in full).
If in an Insolvency of JHINV, a Compensation Party is required to refund, repay or otherwise disgorge to, or in favour of, JHINV all or any part of an Annual Payment received prior to the occurrence of the relevant Insolvency Event (otherwise than pursuant to clause 14.9(b) of the Final Funding Agreement as the result of any overpayment of that Annual Payment), this clause 4.3 does not apply if that amount is set off against another amount owed by JHINV to that Compensation Party and no payment is required by that Compensation Party pursuant to this clause 4.3 in respect of the amount set off.
4.4	Residual Rights
If at any time subsequent to the occurrence of an Insolvency Event in respect of JHINV, the Financiers have received, whether by way of distribution by the Insolvency Official in the Insolvency, as payments to the Guarantee Trustee under clause 4 or otherwise, an amount at least equal to the amount (in the form of money or any other property) of the

Finance Money Debt, the Financiers agree for the benefit of the Fund Trustee and the NSW Government that the Financiers must:
(a)	not withdraw, waive, release, compromise or deal in any way with their remaining rights in the Insolvency in relation to the Finance Money Debt ( Residual Rights );

(b)	until the Compensation Debt has been discharged and satisfied in full, do anything reasonably required by the NSW Government (at the cost of the NSW Government) to assign or otherwise transfer their Residual Rights to the Fund Trustee or to enable the Fund Trustee to be subrogated to, or otherwise enjoy the benefit of, the Residual Rights; and

(c)	pay any money and/or any other property received pursuant to the Residual Rights to the Fund Trustee.

4.5	No exercise of Financiers’ rights
As long as any of the Finance Money Debt remains outstanding, each Compensation Party and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that such party may not, without the prior written consent of the Guarantee Trustee, exercise any right to claim to be entitled to the benefit of any of the rights of some or all of the Financiers (including the benefit of any Residual Rights or any Security Interest or guarantee, indemnity or assurance against financial loss in respect of any Finance Money Debt).
In addition, if a Replacement Trustee has been appointed or nominated, but not yet executed and delivered an Accession Deed (and a power of attorney as required by clause 8.1(b)) in accordance with clause 4.6, the NSW Government agrees for the benefit of the Guarantee Trustee and the Financiers to ensure that, as long as any of the Finance Money Debt remains outstanding, the Replacement Trustee does not exercise or seek to exercise any right to claim to be entitled to the benefit of any of the rights of some or all of the Financiers (including the benefit of any Residual Rights or any Security Interest or guarantee, indemnity or assurance against financial loss in respect of any Finance Money Debt).

4.6	Substitution of the Fund Trustee
If a Replacement Trustee is appointed in accordance with the Final Funding Agreement then the NSW Government must:
(a)	promptly notify the Guarantee Trustee of the appointment and the identity and contact details of the Replacement Trustee; and

(b)	procure, at its own expense, that the Replacement Trustee duly executes and delivers an Accession Deed (and a power of attorney as required by clause 8.1(b)) to each party to this deed.
A Replacement Trustee acquires no rights or benefits under this deed (either in its capacity as such or as successor to the Fund Trustee) until such time as an Accession Deed (and a power of attorney as required by clause 8.1(b)) has been duly executed by the Replacement Trustee and delivered to each party to this deed. This clause does not require such documents to be delivered to a Financier.
The NSW Government shall ensure that the Replacement Trustee is incorporated in the State of New South Wales.
4.7	Additional Rights

(a)	If in connection with an Insolvency of JHINV a Compensation Party is required to disgorge or unwind all or part of the recovery of receipt of Proceeds or any other amounts (in the form of money or other property) received by it from, or on account of, JHINV and which have been paid to the Guarantee Trustee or a Financier in accordance with this clause 4, the Guarantee Trustee or the relevant Financier (as the case may be), must promptly, following a request from the relevant Compensation Party, repay to the relevant Compensation Party the amounts (or other property) so received by it from that Compensation Party.

(b)	If in connection with an Insolvency of JHINV the Guarantee Trustee or a Financier is required to disgorge or unwind all or part of the recovery of any money and/or any other property received pursuant to the Residual Rights and which have been paid to the Fund Trustee in accordance with clause 4.4(c), the Fund Trustee, must promptly, following a request from the Guarantee Trustee or the relevant Financier (as the case may be), repay to the Guarantee Trustee or the relevant Financier (as the case may be), the amounts (or other property) so received by it in accordance with clause 4.4(c).

5.	RIGHTS IN RELATION TO THE COMPENSATION DEBT

5.1	No prohibition
Subject to the provisions of clauses 3.3, 4.1, 4.2, 4.5, 6 and 8 of this deed, no Compensation Party nor the NSW Government is prohibited by this deed from, or restricted in exercising all or any of its rights under the Final Funding Agreement or the Guarantee in relation to the obligations and liabilities of JHINV, whether before or after the occurrence of an Insolvency Event in respect of JHINV.
Without limiting the generality of the foregoing, but subject to the provisions of clauses 3.3, 4.1, 4.2, 4.5, 6 and 8 of this deed, a Compensation Party and the NSW Government (but only to the extent it is entitled to do so acting in accordance with the Final Funding Agreement and applicable law) may:
(a)	make demand for, commence proceedings in relation to, enforce any judgment in relation to and compromise or settle any claim in relation to all such obligations and liabilities;

(b)	seek or obtain from any court of competent jurisdiction at any time an order directing JHINV to make any payment under or to specifically perform its obligations under the Final Funding Agreement or the Guarantee, or similar equitable relief;

(c)	make application to any court of competent jurisdiction for the winding up of, or in relation to the Insolvency, of JHINV;

(d)	be present and vote at any meeting of creditors or other meeting which it is entitled to attend concerning any proposal relating to JHINV or at any meeting relating to the Insolvency of JHINV;

(e)	individually make submissions to an Insolvency Official in connection with any Insolvency of JHINV;

(f)	prove the Compensation Debt in any Insolvency of JHINV; and

(g)	participate in any proceedings relating to its right to vote and prove or otherwise participate in any meeting, proceeding or distribution concerning the Insolvency of JHINV.

5.2	NSW Government Enforcement Rights

(a)	Any action or the enforcement of any rights of a Compensation Party under this deed in the event of an Insolvency of JHINV may only be taken by the NSW Government, unless the NSW Government otherwise consents in writing to the Fund Trustee taking such action or enforcing those rights.

For the avoidance of doubt, this clause does not preclude an Attorney exercising any rights under a power of attorney granted pursuant to, and in accordance with, clause 8.

(b)	Any action taken by the NSW Government under this deed:
(i)	shall oblige the Fund Trustee to cause any similar or inconsistent action to be revoked, rescinded or discontinued, provided that the Fund Trustee may resume or initiate any such action if and to the extent that the corresponding action taken by the NSW Government is revoked or abandoned by notice in writing by the NSW Government; and

(ii)	shall oblige the NSW Government to hold on trust for the Fund Trustee any amounts (in the form of money or other property) received or recovered under, or in respect of, the action taken.
(c)	Where this deed requires or contemplates the consent of, or a nomination or determination by the Fund Trustee, such consent, nomination or determination shall only be effective if consented to by the NSW Government, and the Guarantee Trustee must not accept or act on a notice of consent, nomination or determination, or any other direction, by the Fund Trustee, unless such notice is accompanied by consent from the NSW Government.

(d)	Without limiting clauses 5.2(a) or (c), the parties acknowledge that:
(i)	under clause 16.6(f) of the Final Funding Agreement the Fund Trustee has agreed not to, without the prior written consent of the NSW Government, waive or compromise all or any part of any payment

(actually or contingently) due from JHINV or the Performing Subsidiary under the Final Funding Agreement or any Related Agreement (including this deed); and

(ii)	any such waiver or compromise by the Fund Trustee that is not accompanied by such written consent from the NSW Government shall be invalid and has no effect on the obligations of the parties under this deed and cannot be relied upon by the parties or pleaded by way of estoppel or otherwise in any action or proceeding for the enforcement of the Final Funding Agreement or any Related Agreement (including this deed).
(e)	The NSW Government acknowledges that its right to enforce this deed is subject to the clause 16.6 of the Final Funding Agreement (but, in an Insolvency of JHINV, only to the extent the provisions of that clause apply in an Insolvency of JHINV).

(f)	Without limiting clauses 5.2(a) or (c), the parties acknowledge that the NSW Government may commence or institute proceedings in any jurisdiction in relation to the existence or amount of the Compensation Debt (but, in the case of any Wind Up or Reconstruction Amount (as defined in the Final Funding Agreement), subject to clause 10 of the Final Funding Agreement) or any voting rights attaching thereto, or any matters incidental to determining such amount or voting rights.

6.	COVENANTS

6.1	Restriction on dealings
The Fund Trustee and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that such party may not assign, transfer, create a Security Interest in respect of or otherwise create rights in respect of or deal with any of its rights under the Final Funding Agreement, the Guarantee or this deed which affect the nature, timing or quantum of the amount actually or contingently payable to a Compensation Party under the Final Funding Agreement, the Guarantee or another Related Agreement, or allow any interest in any such right to be varied, or consent or agree to any of those things, without:

(a)	the prior written consent of the Guarantee Trustee acting on instructions from all or a specified majority of the Financiers as referred to in clause 7.3; or

(b)	in the case of the creation of a Security Interest, the holders of that Security Interest and all other persons having an interest in that Security Interest (if any), having agreed to be bound by the corresponding obligations of the relevant Compensation Party or the NSW Government under the Final Funding Agreement, the Guarantee or this deed (as the case may be).

6.2	No security
Each of the Fund Trustee and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that it may not do, or agree to do, any of the following:
(a)	( set off ) during the Insolvency of JHINV, exercise any right of set off in respect of the Compensation Debt;

(b)	( Security Interest or guarantee ) except for the Guarantee and a Cross Guarantee (Fund Guaranteed Money), accept from JHINV or another member of the JHINV Group the benefit of any Security Interest or guarantee, indemnity or assurance against financial loss in respect of the Compensation Debt; or

(c)	( arrangements ) enter into any arrangement, take any action or fail to do any thing, which results in any Proceeds received by it from or on account of JHINV (or such proportion of the Proceeds sufficient to discharge and satisfy the Finance Money Debt in full) not being held on trust for the relevant Financiers in accordance with the terms of this deed, without the prior written consent of the Guarantee Trustee acting on instructions from all or a specified majority of the Financiers as referred to in clause 7.3.
If in an Insolvency of JHINV, a Compensation Party is required to refund, repay or otherwise disgorge to, or in favour of, JHINV all or any part of an Annual Payment received prior to the occurrence of the relevant Insolvency Event (otherwise than pursuant to clause 14.9(b) of the Final Funding Agreement as the result of any overpayment of that Annual Payment), clause 6.2(a) does not prohibit that amount being set off by that Compensation Party against another amount owed by JHINV to that Compensation Party.

7.	GUARANTEE TRUSTEE

7.1	Appointment and removal
Subject to clause 7.6, the Fund Trustee and the NSW Government:
(a)	acknowledge that JHINV or the Financiers may appoint, remove and replace the Guarantee Trustee as trustee under the Finance Guarantee (such newly appointed or replacement trustee, a New Guarantee Trustee ); and

(b)	agree to do anything reasonably required by JHINV, the Financiers, the outgoing Guarantee Trustee or the New Guarantee Trustee to enable the New Guarantee Trustee to become a party to this deed in substitution for the outgoing Guarantee Trustee.

7.2	Sole Representative

(a)	So long as a Person is acting as trustee under the Finance Guarantee, the Fund Trustee and the NSW Government may deal exclusively with that Person in respect of all matters concerning this deed.

(b)	The Financiers acknowledge and confirm that the Person acting as trustee under the Finance Guarantee is empowered to exercise all of their rights and powers under this deed and agree not to take any action or proceedings to set aside any act, notice or omission of the Guarantee Trustee undertaken in accordance with this deed.

7.3	Acknowledgement by Fund Trustee and the NSW Government
The Fund Trustee and the NSW Government acknowledge that in exercising some or all of the rights and powers of the Financiers under this deed (including voting on any matter in any meeting, proceeding or distribution concerning the Insolvency of JHINV), the Guarantee Trustee may be required to obtain instructions and/or consent from all or a specified majority of the Financiers.
If the Guarantee Trustee is so required to obtain instructions and/or consent from all or a specified majority of the Financiers, the Guarantee Trustee must promptly request such instructions and/or consent.

The Fund Trustee and the NSW Government are entitled to rely on any representation by the Guarantee Trustee in relation to its instructions.
7.4	No Guarantee Trustee
Subject to clause 8.10, if no Person is acting as trustee under the Finance Guarantee, then unless a contrary intention is apparent from this deed, all references to the Guarantee Trustee in this deed shall be taken to be references to each Financier to which this deed applies from time to time acting severally such that each Financier may severally exercise the rights of the Guarantee Trustee.
If the Guarantee Trustee is to cease to be trustee under the Finance Guarantee and a New Guarantee Trustee is not being appointed in accordance with clause 7.6, the outgoing Guarantee Trustee must send promptly a copy of each countersigned Financier Nomination Letter to the Fund Trustee and the NSW Government (other than a Financier Nomination Letter in respect of a Financier where this deed has ceased to apply to that Financier in accordance with clause 2.2(g)).
7.5	Acknowledgement by Guarantee Trustee
The Guarantee Trustee acknowledges and undertakes (and each New Guarantee Trustee at the date of becoming a party to this deed will be deemed to acknowledge and undertake) that it:
(a)	is a recognised trustee company under the laws of the place in which its Specified Office is located;

(b)	has relevant and substantive experience and expertise in custody of financial obligations and in Insolvency proceedings generally;

(c)	except to the extent it is entitled to be paid fees or reimbursed or indemnified for costs and expenses by JHINV, has no interest or duty which to its knowledge conflicts or may conflict with its functions under this deed; and

(d)	is not a member of a firm, or a director or employee of a firm or a body owned by a firm, performing any role as advisor, banker, custodian or trustee to JHINV, another member of the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW

Government during a period of 3 years prior to the date of this deed or becoming a party to this deed, as the case may be.

7.6	Substitution of Guarantee Trustee

(a)	JHINV or the Financiers can only replace the Guarantee Trustee with any Person who at the date of becoming a New Guarantee Trustee:
(i)	is a recognised trustee company under the laws of the place in which its Specified Office is located;

(ii)	has relevant and substantive experience and expertise in custody of financial obligations and in Insolvency proceedings generally;

(iii)	except to the extent it is entitled to be paid fees or reimbursed or indemnified for costs and expenses by JHINV, has no interest or duty which to its knowledge conflicts or may conflict with its functions as contemplated under this deed; and

(iv)	is not a member of a firm, or a director or employee of a firm or a body owned by a firm, performing any role as advisor, banker, custodian or trustee to JHINV, another member of the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW Government during a period of 3 years prior to becoming a party to this deed.
(b)	A substitution under clause 7.6(a) will not occur and a New Guarantee Trustee acquires no rights or benefits under this deed unless and until the New Guarantee Trustee duly executes and delivers an Accession Deed to each party to this deed. This clause does not require an Accession Deed to be delivered to a Financier.

(c)	If the New Guarantee Trustee is not incorporated in Australia, the Financiers must procure, at no expense to the Fund Trustee or the NSW Government, the delivery to the Fund Trustee and the NSW Government of an opinion of generally recognised independent legal counsel qualified to practise in the relevant jurisdiction to the effect that the Accession Deed and this deed are valid, binding and enforceable obligations of the New Guarantee Trustee (subject to laws and defences generally affecting the enforcement of contracts and the discretionary nature of equitable remedies).

7.7	Standard of Duty
The Guarantee Trustee must exercise, and must procure that each Authorised Officer of the Guarantee Trustee exercises, good faith and the same degree of care, skill and diligence as a reasonable and prudent Person would exercise in carrying out its functions, duties and obligations under this deed.
7.8	Functions, duties and obligations of the Guarantee Trustee

7.8.1	Role of the Guarantee Trustee
Subject to the other provisions of this deed, the Guarantee Trustee must:
(a)	upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of any Insolvency of JHINV, promptly send to each Compensation Party a notice which requests them to advise in writing the amount of the Compensation Debt or, alternatively, the basis on which the Compensation Debt is to be calculated and, in the event of a conflict in the amount of the Compensation Debt advised by the Fund Trustee and the NSW Government, then (in the absence of manifest error) the amount advised by the NSW Government prevails;

(b)	not do anything to prevent or interfere with a Compensation Party proving the Compensation Debt in an Insolvency (to the extent that the Compensation Party is acting in accordance with the Final Funding Agreement and applicable law);

(c)	not make any representation or submission to an Insolvency Official in relation to the valuation of the claims of the Compensation Parties in respect of the Compensation Debt unless reasonably requested by the NSW Government;

(d)	where the Guarantee Trustee is entitled to exercise any vote pursuant to clause 8, take all necessary and reasonable steps permitted by applicable law to exercise that vote for the value of the Compensation Debt for the purposes of the Insolvency of JHINV (including the presentation of all evidence and submissions to any Insolvency Official as reasonably requested by the NSW Government);

(e)	promptly advise each Compensation Party of any dispute between:
(i)	the Guarantee Trustee; and

(ii)	an Insolvency Official, JHINV and/or one or more creditors of JHINV, in relation to the Compensation Debt or this deed and which may come before a court of competent jurisdiction, and take all reasonable steps permitted by applicable law to delay the determination of the dispute for such period of time (as is reasonable having regard to the procedural laws governing the conduct of the dispute before the relevant court of competent jurisdiction) so as to give the Compensation Parties a reasonable opportunity to present evidence and submissions to the relevant court of competent jurisdiction if it so wishes;

(f)	if JHINV is Insolvent, take all reasonable action permitted by applicable law to ensure that:
(i)	all moneys recoverable in respect of the Finance Money Debt are duly and promptly recovered from the relevant Insolvency Official; and

(ii)	any amount payable or repayable to a Compensation Party by a Financier under this deed, by reason of that Financier receiving whether by way of distribution by the Insolvency Official in the Insolvency, as payments by a Compensation Party under this deed or otherwise, an amount in excess of the Finance Money Debt owed to that Financier, are paid or repaid by that Financier to that Compensation Party;
(g)	not do anything to prevent or interfere with a Compensation Party promptly recovering from the relevant Insolvency Official all moneys which are recoverable in respect of the Compensation Debt;

(h)	take all reasonable steps permitted by applicable law and requested by the NSW Government to assist the Compensation Parties with the determination of any dispute between:
(i)	a Compensation Party; and

(ii)	an Insolvency Official, JHINV and/or one or more creditors of JHINV.
in relation to the Compensation Debt or this deed;

(i)	to the extent permitted by applicable law, apply for and use reasonable endeavours to obtain any stay, extension of time or other order in relation to the

Insolvency of JHINV which the Guarantee Trustee reasonably considers is necessary in order to enable any Independent Expert to discharge its responsibilities under and in accordance with clause 8 or which the NSW Government reasonably requests for such purpose;

(j)	upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of any breach of this deed by any party, promptly notify JHINV, the Financiers and the Compensation Parties of that breach including details of that breach; and

(k)	promptly notify JHINV, the Financiers and the Compensation Parties if for any reason it is unable to perform its obligations under this deed.

7.8.2	Provision of information
Without limiting the provisions of clause 8 in relation to Notice of Voting in Insolvency, the Guarantee Trustee and each Compensation Party agree to give notice to the Compensation Parties or the Guarantee Trustee, as the case may be, of any request received from an Insolvency Official in an Insolvency of JHINV which seeks instructions and/or consent from one or more creditors of JHINV (including, for the avoidance of doubt, a Financier, the Guarantee Trustee or a Compensation Party) or otherwise requests action to be taken by one or more creditors of JHINV in exercise of their respective rights as creditors of JHINV.
7.8.3	Limitations on the obligations of the Guarantee Trustee
Notwithstanding clause 7.8.1, the Guarantee Trustee is not required to do any act, matter or thing requested by the NSW Government (including make any representation or submission, or present any evidence, to an Insolvency Official or provide any assistance with the determination of any dispute between a Compensation Party and an Insolvency Official before a court of competent jurisdiction) which in the opinion of the Guarantee Trustee (after having received advice from legal counsel appointed by it and acting reasonably) will constitute a breach by the Guarantee Trustee of its fiduciary duties owed to the Financiers in respect of the Finance Money Debt (including, for the avoidance of doubt, any duty not to act in manner which conflicts with a direction of all or a specified majority of the Financiers).
If any such act, matter or thing will constitute such a breach, the Guarantee Trustee must promptly notify the NSW Government and take all reasonable steps subsequently requested by the NSW Government and permitted under applicable law to ensure that the objective of the original act, matter or thing requested by the NSW Government is able to be otherwise achieved:
(a)	in a manner which does not constitute a breach by the Guarantee Trustee of its fiduciary duties owed to the Financiers in respect of the Finance Money Debt; or

(b)	by the NSW Government doing the relevant act, matter or thing in a manner which, if the relevant act, matter or thing had been done by the Guarantee Trustee, would be in accordance with this deed.

7.8.4	Duties of Guarantee Trustee
The Guarantee Trustee has no duties to the Compensation Parties or the NSW Government except as expressly provided for in this deed.
7.8.5	Limitation on Liability
To the extent permitted by law, nothing in this clause 7.8 imposes liability on the Guarantee Trustee for:
(a)	special, indirect, incidental, consequential or punitive damages; or

(b)	economic loss, loss of profits, loss of revenue, or loss of goodwill, arising out of any action undertaken by it in accordance with clause 7.8.1, except to the extent resulting from the fraud, negligence or wilful misconduct of the Guarantee Trustee.
7.8.6	Indemnity
To the extent permitted by law, the NSW Government indemnifies and keeps indemnified the Guarantee Trustee against any claims, cost or liability which may be imposed and which arises out of any action properly undertaken by it in accordance with 7.8.1(c) or undertaken by the Guarantee Trustee in accordance with a request of the NSW Government under clause 7.8.1, except to the extent caused by the fraud, negligence or wilful misconduct of the Guarantee Trustee or the failure of the Guarantee Trustee to take action at the request of the NSW Government.

8.	VOTING IN INSOLVENCY PROCEEDINGS

8.1	Irrevocable Appointment of Attorney

(a)	Subject to this clause 8, Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation irrevocably and for valuable consideration agrees to appoint the Guarantee Trustee and each Authorised Officer of the Guarantee Trustee individually as the attorney of Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation (together with any person appointed as an attorney in accordance with clauses 8.1(b) and (c), an Attorney ) to vote the Compensation Debt during the Insolvency of JHINV or at any meeting, proceeding or distribution concerning the Insolvency of JHINV for so long as any Finance Money Debt remains outstanding, by executing a power of attorney substantially in the form of Schedule 3 to this deed, provided that any vote must be exercised in accordance with this clause 8 and Asbestos Injuries Compensation Fund Trustee Limited in that capacity further irrevocably and for valuable consideration agrees, if required for further assurance, to execute a proxy or authority in a form ordinarily required under the applicable law governing the relevant proceeding.

(b)	Subject to this clause 8 and simultaneously with executing and delivering an Accession Deed in accordance with clause 4.6, each Replacement Trustee must irrevocably and for valuable consideration appoint the Guarantee Trustee and each Authorised Officer of the Guarantee Trustee individually as the attorney of the Replacement Trustee to vote the Compensation Debt during the Insolvency of JHINV or at any meeting, proceeding or distribution concerning the Insolvency of JHINV for so long as any Finance Money Debt remains outstanding, by executing a power of attorney substantially in the form of Schedule 3 to this deed provided that any vote must be exercised in accordance with this clause 8 and the Replacement Trustee further irrevocably and for valuable consideration agrees, if required for further assurance, to execute a proxy or authority in a form ordinarily required under the applicable law governing the relevant proceeding.

(c)	Subject to this clause 8, the Fund Trustee and the NSW Government agree not to vote or attempt to vote the Compensation Debt during the Insolvency of JHINV or at any meeting, proceeding or distribution concerning the Insolvency of JHINV for so long as any Finance Money Debt remains outstanding.

(d)	The Fund Trustee irrevocably and for valuable consideration authorises the Guarantee Trustee to provide an original or copy of any power of attorney executed in accordance with clause 8.1(a) or (b) to an Insolvency Official for the purpose of establishing the right and entitlement of each Attorney during the Insolvency of JHINV to exercise the appointor’s right to vote the Compensation Debt at any meeting, proceeding or distribution concerning the Insolvency of JHINV.

(e)	The Guarantee Trustee must ensure that an Attorney only exercises, and in circumstances where the Guarantee Trustee is itself appointed an Attorney, the Guarantee Trustee must only exercise, its rights under a power of attorney granted in accordance with this clause 8 in accordance with, and subject to, the provisions of this deed.

(f)	To the extent required under applicable law, the Fund Trustee agrees to ratify:
(i)	anything the Guarantee Trustee does in accordance with this clause 8, and such ratification is without prejudice to its rights in respect of any breach of this deed by the Guarantee Trustee; and

(ii)	whatever an Attorney does in exercising powers under a power of attorney granted in accordance with this clause 8, provided that there is no obligation to ratify or confirm any act or matter in breach of this deed or any applicable law.
(g)	Subject to the provisions of this deed, each Compensation Party and the NSW Government must not do anything to prevent or interfere with the exercise by:
(i)	the Guarantee Trustee of its rights and powers, or the performance of its obligations, under this clause 8; or

(ii)	an Attorney of its rights and powers, or the performance of its obligations, under the relevant power of attorney.
(h)	Subject to the terms and conditions of this deed and subject to compliance with its provisions, an Attorney may exercise the right to vote in the appointor’s name or, if necessary or desirable under the applicable law governing the relevant proceeding, the Attorney’s name, and may do anything necessary or incidental to such exercise including signing and delivering documents.

(i)	If for any reason whatsoever an Attorney is not entitled by operation of law to exercise its rights under the relevant power of attorney, the appointor shall exercise those rights as directed by the Guarantee Trustee, provided such directions are in accordance with this clause 8.

(j)	The Guarantee Trustee must promptly provide the NSW Government with reasonable details of any action taken by the Guarantee Trustee or an Attorney in respect of the exercise of its powers under a power of attorney granted in accordance with this clause 8.

(k)	The Guarantee Trustee must promptly provide full details of any action taken or any votes cast by the Guarantee Trustee or an Attorney in respect of the Compensation Debt.

8.2	Voting

(a)	The Compensation Parties are responsible for proving the Compensation Debt in any Insolvency of JHINV and providing such information as to the value of the Compensation Debt as is required by the relevant Insolvency Official for the purposes of ascribing a value to the Compensation Debt for the purposes of an Insolvency of JHINV. In proving the Compensation Debt, the Compensation Parties must:
(i)	use reasonable endeavours to ensure that the relevant Insolvency Official sends all Notices of Voting in Insolvency in an Insolvency of JHINV (or a copy of all such notices) to the Guarantee Trustee; and

(ii)	to the extent such notices are received by the Compensation Parties, provide a copy to the Guarantee Trustee.
Notwithstanding any other provision of this deed other than, and subject to, clauses 7.8.1(b) and (c), the Guarantee Trustee is not responsible for proving the Compensation Debt in any Insolvency of JHINV.

The Compensation Parties agree to provide the Guarantee Trustee with copies of all documents submitted to the relevant Insolvency Official for the purposes of ascribing a value to the Compensation Debt for the purposes of an Insolvency of JHINV or ensuring that the relevant Insolvency Official sends all Notices of

Voting in Insolvency in an Insolvency of JHINV (or a copy of all such notices) to the Guarantee Trustee.

(b)	Subject to clauses 8.8 and 8.9, during the Insolvency of JHINV the Guarantee Trustee must ensure that an Attorney only votes on any matter in any meeting, proceeding or distribution concerning the Insolvency of JHINV in respect of the Compensation Debt in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee, provided that:
(i)	the Guarantee Trustee must ensure that an Attorney does not vote unless the Guarantee Trustee has provided the NSW Government with 10 Business Days notice (or, subject to clause 7.8.1(i), such shorter notice as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency) of the Attorney’s intention to vote and the Attorney votes in accordance with the intention as notified; and

(ii)	if an Independent Expert has been appointed under clause 8.3, and the Independent Expert has determined that, in its opinion, the criteria set out in:
A.	clauses 8.4(a), (b), (c) and, if applicable, (d); or

B.	clause 8.4(e),
are satisfied in relation to the Preferred Option or a particular choice as described in clause 8.3(a)(ii)(B) or (C), as the case may be, then the Guarantee Trustee must ensure that an Attorney votes in favour of the Preferred Option or that particular choice.
For the avoidance of doubt, the Guarantee Trustee must ensure that an Attorney votes in accordance with the proviso to this clause 8.2(b) irrespective of any instructions of the Financiers to the contrary given in accordance with the Finance Guarantee.

(c)	Each of the Fund Trustee and NSW Government acknowledge that in clause 10.5 of the Final Funding Agreement they agreed that, without prejudice to their obligations under or the operation of this deed and to the extent permitted by law, all voting rights arising out of the Guarantee will be exercised in respect of any proposed composition with creditors, plan of arrangement, plan of reorganization, or other restructuring for JHINV in connection with any Reconstruction Event (“Plan”) so as to vote in favour of the Plan where, if the Plan were to come into force the conditions specified in clause 10.5 of the Final Funding Agreement would be satisfied.

Accordingly, if the circumstances in clause 10.5 of the Final Funding Agreement apply, the Fund Trustee and NSW Government agree that the Plan is the Preferred Option.

(d)	If following the occurrence of a Wind-Up Event in respect of JHINV, the value of the assets of JHINV available for distribution to pay the claims of ordinary unsecured creditors (or realisation to allow such payment), as determined or estimated (in the absence of manifest error) by the relevant Insolvency Official (or otherwise determined or estimated for the purposes of the relevant Insolvency proceeding in accordance with applicable law) is equal to or less than the amount required to enable discharge and satisfaction of the Finance Money Debt in full, then, subject to clauses 8.8 to 8.10 inclusive, during the Wind-Up Event an Attorney may vote on any matter in any meeting, proceeding or distribution concerning the Wind-Up Event in respect of the Compensation Debt in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee and clauses 8.2(b) and (c), 8.3 to 8.7 inclusive and 8.11 do not apply.

8.3	Appointment of an Independent Expert

(a)	If during the Insolvency of JHINV:
(i)	the Guarantee Trustee or an Attorney receives a Notice of Voting in Insolvency (or a copy of a Notice of Voting in Insolvency); and

(ii)	a vote on any matter in any meeting, proceeding or distribution concerning the Insolvency of JHINV requires a choice between:
A.	two or more options, proposals, courses of action or other alternatives (howsoever described) ( Options ) for the partial or full winding up, restructure or reconstruction of JHINV or the realisation of some or all of JHINV’s assets in connection with its Insolvency;

B.	deferring or not deferring any action; or

C.	extending or not extending the Insolvency proceeding,
then the Guarantee Trustee must promptly provide the NSW Government with a copy of the Notice of Voting in Insolvency and procure the appointment of an Independent Expert in accordance with this clause 8.3, such appointment to be made within 10 Business Days of receipt by the Guarantee Trustee of the Notice of Voting in Insolvency (unless the NSW Government gives notice that it does not so require).

(b)	The Guarantee Trustee must, prior to any appointment of an Independent Expert under this deed, provide the NSW Government with 5 Business Days notice (or, subject to clause 7.8.1(i), such shorter notice as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency) of the Person nominated by the Guarantee Trustee to act as Independent Expert, together with evidence demonstrating such nominee’s compliance with the criteria and qualifications required of an Independent Expert under this deed.

(c)	If an Independent Expert is appointed under this clause 8.3, the costs of the Independent Expert shall be borne by the NSW Government.

(d)	Subject to clause 8.3(e), upon receipt of a Notice of Voting in Insolvency and at any time prior to 2 Business Days before the latest date on which the Independent Expert must make a determination in accordance with clauses 8.4 and 8.5 (or, subject to clause 7.8.1(i), such earlier time as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency and advises the Fund Trustee and the NSW Government), the NSW Government may nominate:
(i)	an Option which it would like an Attorney to vote for in respect of the Compensation Debt; or

(ii)	if the vote relates to deferring or not deferring any action or extending or not extending the Insolvency proceeding, which alternative it would like the Attorney to vote for in respect of the Compensation Debt.

(e)	If an Independent Expert appointed under this clause 8 determines that an Option, other than the Option nominated by the NSW Government under clause 8.3(d)(i), satisfies the criteria set out in:
(i)	clauses 8.4(a), (b), (c) and if applicable, (d); or

(ii)	clause 8.4(e),
then the NSW Government may immediately, with notice in writing to the Guarantee Trustee, nominate the Option so determined by the Independent Expert as the Option that it would like an Attorney to vote for in respect of the Compensation Debt.

(f)	For the purposes of this clause 8 and subject to clause 8.2(c), Preferred Option means:
(i)	subject to clause 8.3(f)(ii), the Option nominated by the NSW Government under clause 8.3(d)(i); or

(ii)	if the circumstances in clause 8.3(e) apply, the Option nominated by the NSW Government under clause 8.3(e); or

(iii)	if the circumstances in clause 8.3(g) apply, the Option nominated by the NSW Government under clause 8.3(g); or

(iv)	if the NSW Government has not nominated an Option in accordance with clause 8.3(d)(i) or 8.3(e), the Preferred Option is deemed to be the Option which the Independent Expert determines satisfies the criteria set out in:
A.	clauses 8.4(a), (b), (c) and, if applicable, (d); or

B.	clause 8.4(e),
and in respect of which the amounts anticipated to be received by, or on behalf of the Fund, have a higher net present value than any other Option having regard (among any other factors) to any potential future payment by JHINV or a James Hardie Successor (under an agreement similar in its effect to the Final Funding Agreement) in respect of part or all amounts payable under the guarantee of payment of the Fund Guaranteed Money in accordance with the Guarantee.
(g)	If the Independent Expert determines that there are two or more Options which satisfy the criteria set out in clause 8.2(b)(ii), the NSW Government may notify the Guarantee Trustee in writing which Option it wishes to nominate as the Preferred Option.

8.4	Role of the Independent Expert
If an Independent Expert is appointed under this clause 8, the Independent Expert shall determine (and shall be instructed by the Guarantee Trustee only to determine), in its opinion:
(a)	whether, one or more Options (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are likely to result in the recovery by the Guarantee Trustee of an amount in respect of the Finance Money Debt which would be sufficient (taking into account prior ranking claims, the likely or anticipated distribution to Financiers by the Insolvency Official and any likely payment to the Guarantee Trustee under clause 4) to discharge and satisfy the Finance Money Debt in full;

(b)	whether one or more of the Options which satisfy the requirements of paragraph (a) (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are likely to result in the recovery by the Guarantee Trustee in respect of the Finance Money Debt of an amount:
(i)	which would be at least 5% greater than the amount which the Guarantee Trustee would be likely to recover in respect of the Finance Money Debt under any other Option, after allowing for the time value of money; and

(ii)	which would discharge and satisfy the Finance Money Debt in full by a date no later than 12 months after the earliest date by which any of the other Options would achieve full discharge and satisfaction of the Finance Money Debt; and
(c)	whether the conditions (if any) attached to one or more of the Options which satisfy the requirements of paragraph (a) (as described in the Notice of Voting in Insolvency) do not involve a materially greater risk of non-recovery, or delay in recovery of more than 12 months, by the Guarantee Trustee of an amount which would be sufficient (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4) to discharge and satisfy the Finance Money Debt in full, compared to the risks of non-recovery, or delay in recovery of more than 12 months, associated with the other Options (taking into account the conditions (if any) attached to those other Options (as described in the Notice of Voting in Insolvency)); and

(d)	if one of more of the Options which satisfy the requirements of paragraph (a) (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are each likely to result in the recovery by the Guarantee Trustee of an amount sufficient to discharge and satisfy the Finance Money Debt in full within substantially the same period of time (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4), which Option would result in the amounts anticipated to be received by, or on behalf of, the Fund in respect of the Compensation Debt having a higher net present value than the other Options having regard (among any other relevant factors) to any potential future payment by JHINV or a James Hardie Successor (under an agreement similar in its effect to the Final Funding Agreement) in respect of part or all amounts payable under the guarantee of payment of the Fund Guaranteed Money in accordance with the Guarantee; and

(e)	if the vote relates to deferring or not deferring any action or extending or not extending the Insolvency proceeding, which choice is likely to result in:
(i)	a greater net recovery in respect of the Finance Money Debt (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4); or

(ii)	if either choice would result in the recovery by the Guarantee Trustee of an amount sufficient to discharge and satisfy the Finance Money Debt in full (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4), a greater net recovery in respect of the Compensation Debt (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the

Insolvency Official and any likely payment to the Guarantee Trust under clause 4) within the next 12 months.
8.5	Notice of determination by the Independent Expert
The Independent Expert shall send its determination, together with reasons and supporting material, in writing to the Guarantee Trustee and the NSW Government within 10 Business Days of its appointment (or such shorter period as the Guarantee Trustee may specify at the time of appointment of the Independent Expert having regard to the terms of the Notice of Voting in Insolvency).
8.6	Assistance to the Independent Expert
Subject to any duty of confidentiality or applicable law, the Guarantee Trustee, the Financiers, JHINV, the Fund Trustee and the NSW Government must promptly provide the Independent Expert with any information or assistance it reasonably requests for the purpose of making its determination under clause 8.4.
8.7	Determination by the Independent Expert final
The determination of the Independent Expert shall (in the absence of manifest error) be final and binding on the Guarantee Trustee, each Financier, JHINV, the Fund Trustee and the NSW Government.
8.8	Consent of NSW Government required in certain circumstances
(a)	Subject to clauses 8.9 to 8.11 inclusive, but otherwise notwithstanding any other provision of clauses 8.2 to 8.7 inclusive, the Guarantee Trustee must ensure that an Attorney does not, without the prior written consent of the NSW Government, vote in respect of the Specified Proportion of the Compensation Debt in favour of any arrangement, assignment, reconstruction, composition, option, proposal or other course of action proposed in connection with JHINV’s Insolvency which, if approved and implemented, would result in the extinguishment of any part of the Compensation Debt (other than by payment in full or upon the final dissolution or winding up of JHINV in circumstances where there will be an insufficiency of assets to enable payment of any part of the Compensation Debt taking into account prior ranking claims, the distribution to the Financiers by the Insolvency Official and payments to the Guarantee Trust under clause 4). An Attorney may vote the balance of the Compensation Debt in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee (or, in the absence of such instructions, as the Guarantee Trustee directs).

(b)	Where there are two or more Options, the Guarantee Trustee must appoint and obtain advice from an Independent Expert in accordance with clauses 8.3 and 8.4 and, provided that the Independent Expert has had due regard to the matters specified in clause 8.4, the Guarantee Trustee must, subject to clauses 8.2(d) and 8.9 to 8.11 inclusive, ensure that an Attorney votes the Specified Proportion of the Compensation Debt in favour of the Preferred Option. An Attorney may vote the balance of the Compensation Debt in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee.

8.9	Options providing for a return to shareholders of JHINV
Notwithstanding any other provision of this clause 8, where any arrangement, assignment, reconstruction, composition, option, proposal or other course of action is proposed in connection with JHINV’s Insolvency which, if approved and implemented, would result in:
(a)	a return to the shareholders of JHINV without:
(i)	payment of the Compensation Debt in full; or

(ii)	the entry into an arrangement approved by the NSW Government by a James Hardie Successor which is materially similar in nature and value to the arrangements under the Final Funding Agreement; or
(b)	a maintenance or continuing standing of JHINV or the creation or promotion of any James Hardie Successor, under which shareholders of JHINV have or might have any continuing value or interest attaching to their shares in JHINV, the Guarantee Trustee must appoint and obtain advice from an Independent Expert.
Where the Independent Expert determines that if the arrangement, assignment, reconstruction, composition, option, proposal or other course of action was implemented, the return to, or interests of, the shareholders of JHINV in JHINV or a James Hardie Successor, would exceed US$10 million in aggregate value ( Shareholder Option ), the Guarantee Trustee must, subject to clause 8.10, ensure that an Attorney votes against the Shareholder Option, in respect of 100 per cent (100%) of the Compensation Debt, unless:

(i)	the NSW Government has otherwise consented; or

(ii)	the Independent Expert has determined that the implementation of the arrangement, assignment, reconstruction, composition, option, proposal or other course of action would be likely to result in a greater return in respect of the Compensation Debt than any other option which is likely to be available (including a Wind-Up Event in respect of JHINV), having regard (among any other relevant factors) to any potential future payment by JHINV or a James Hardie Successor (under an agreement similar in its effect to the Final Funding Agreement) in respect of part or all amounts payable under the guarantee of payment of the Fund Guaranteed Money in accordance with the Guarantee.
Where the return to, or interests of the shareholders of JHINV in JHINV or a James Hardie Successor is less than or equal to US$10 million in aggregate value the Guarantee Trustee must ensure that an Attorney votes in accordance with this clause 8 and otherwise with the instructions of the Financiers given in accordance with the Finance Guarantee.
If an Independent Expert is appointed under this clause 8.9, the costs of the Independent Expert shall be borne by the NSW Government.
8.10	Defaulting or absent Guarantee Trustee
If:
(a)	a court of competent jurisdiction has determined that the Guarantee Trustee is in breach of, or default under, this deed; or

(b)	there is no Person acting as trustee under the Finance Guarantee, then for so long as such breach or default continues and remains unremedied, or until a Person is appointed as a New Guarantee Trustee in accordance with clause 7.6, as the case may be, the Compensation Parties may exercise any vote in any Insolvency proceeding in respect of the Compensation Debt which would otherwise be exercised by an Attorney.
8.11	Residual Power

If the Guarantee Trustee is obliged by reason of this clause 8 to ensure that an Attorney votes in a manner recommended by the Independent Expert, the Guarantee Trustee may cause the Attorney to vote in another manner approved by the NSW Government.
9.	CHANGES TO RIGHTS

9.1	Rights of the Financiers are protected

(a)	Rights given to or for the benefit of the Financiers under this deed, and the obligations of each Compensation Party and the NSW Government under it, are not affected by any act or omission by a Compensation Party, the NSW Government, the Guarantee Trustee, any Financier or any other Person or by any other act, other matter or thing whatsoever, whether negligent or not, except as agreed to in writing by the Guarantee Trustee. For example, those rights and liabilities are not affected by:
(i)	any act or omission:
A.	varying or replacing any arrangement under which any Finance Money Debt or Compensation Debt is expressed to be owing, such as by increasing a facility limit or extending the term;

B.	releasing or discharging JHINV or any Security Provider (including discharge by operation of law) or giving them a concession (such as more time to pay);

C.	releasing any Person who gives a guarantee or indemnity in connection with any of JHINV’s obligations;

D.	releasing, losing the benefit of, or not obtaining any Security Interest or negotiable instrument;

E.	by which the obligations of a Compensation Party, the NSW Government, JHINV or any Security Provider may not be enforceable;

F.	by which any Person who was intended to guarantee or provide a Security Interest securing all or part of the Finance Money Debt does not do so, or does not do so effectively;

G.	by which a Compensation Party or the NSW Government is discharged from its obligations to the Financiers by operation of law;

H.	by which any Security Interest which could be registered is not registered; or

I.	any other thing causing any prejudice (including material prejudice);
(ii)	a Person dealing in any way with a Security Interest, guarantee, indemnity, judgment or negotiable instrument;

(iii)	the death, mental or physical disability, incapacity, Insolvency or any legal limitation of any Person including JHINV, a Compensation Party or the NSW Government;

(iv)	changes in the membership, name or business of any Person;

(v)	JHINV opening an account with any Financier;

(vi)	acquiescence or delay by any Financier or any other Person;

(vii)	an assignment of rights or a novation in connection with all or part of the Finance Money Debt or the Compensation Debt;

(viii)	the acceptance of the repudiation of, or termination of, any Finance Document or any other document or agreement; or

(ix)	any payment to a Financier, including any payment which at the payment date or at any time after the payment date is, in whole or part, illegal, void, voidable, avoided or unenforceable.
This clause applies regardless of whether JHINV, a Compensation Party or the NSW Government is aware of, has consented to or is given notice of any act, omission, matter or thing referred to in this clause. This clause does not limit the obligations of a Compensation Party or the NSW Government under this deed.

(b)	Subject to this deed, the Financiers may act freely in their interests in relation to any matter concerning the Finance Money Debt without regard to the interests of a Compensation Party or the NSW Government or the terms of the Compensation Debt and without incurring any liability to a Compensation Party or the NSW Government.

9.2	Payments
The Fund Trustee and the NSW Government agree to make any payments required under this deed:
(a)	to, or as directed by, the Guarantee Trustee;

(b)	in full without set off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

(c)	in the currency in which it receives or recovers payment in respect of the Compensation Debt.

9.3	Reinstatement of rights
Under any law relating to Insolvency, a Person may claim that a transaction (including a payment) in connection with this deed or the Finance Money Debt is void or voidable. If such a claim is made and upheld, conceded or compromised, then the Financiers are immediately entitled as against each Compensation Party and the NSW Government to the rights under this deed in respect of the Finance Money Debt to which they were entitled immediately before the transaction. On request from the Financiers, each Compensation Party and the NSW Government agrees to do anything reasonably required and at the cost of the Financiers (including signing any document) to restore to the Financiers any right the Financiers held under this deed immediately before the transaction.
This clause 9.3 applies whether or not the Guarantee Trustee or a Financier, knew, or ought to have known, that the transaction would or may be void or voidable.

9.4	Set-off
A Financier may set off any amount due for payment by the Financier to a Compensation Party against any amount due for payment by that Compensation Party to the Financier. This does not restrict any right of set-off which may arise at law.
9.5	Discretion in exercising rights
A Financier may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this deed expressly states otherwise.
9.6	Partial exercising of rights
If any party or a Financier does not exercise a right or remedy fully or at a given time, that party or the Financier (as the case may be) may still exercise it later.
9.7	Remedies cumulative
The rights and remedies of each party and the Financiers under this deed are in addition to other rights and remedies given by law independently of this deed.
9.8	Variation and waiver
Unless this deed expressly states otherwise, a provision of this deed, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound and with the prior written consent of the other parties.
For the avoidance of doubt, but subject to any requirement for the Guarantee Trustee to obtain instructions and/or consent from all or a specified majority of the Financiers as referred to in clause 7.3, this clause 9.8 does not require a Financier to sign any such waiver or variation.
10.	INCONSISTENT LAW

10.1	Inconsistent law
To the extent permitted by law, this deed prevails to the extent it is inconsistent with any law.

10.2	Supervening legislation
Any present or future legislation which operates to vary the obligations of a Compensation Party or the NSW Government in connection with this deed with the result that the Financiers’ rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.
11.	NOTICES

(a)	A notice, approval, consent, nomination or other communication (including a Financier Nomination Letter) ( Communication ) to a Person relating to this deed:
(i)	must state that it relates to this deed and state the relevant clause in this deed;

(ii)	must be signed by an Authorised Officer;

(iii)	must be in legible writing; and

(iv)	must be in English.
(b)	Communications must be addressed as follows:

If the Communication is to NSW Government then it must be addressed as follows:

Name:

Attention:

Address:

Facsimile:

unless the NSW Government has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the NSW Government.

If the Communication is to the Fund Trustee then it must be addressed as follows:

Name:

Attention:

Address:

Facsimile:

unless the Fund Trustee has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Fund Trustee.

A copy of any such Communication to the Fund Trustee must promptly be sent to the NSW Government in accordance with this clause 11.

If the Communication is to the Guarantee Trustee then it must be addressed as follows:

Name:

Attention:

Address:

Facsimile:

unless the Guarantee Trustee has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Guarantee Trustee.

If the Communication is to a Financier then it must be addressed as specified in the relevant Financier Nomination Letter, unless the Financier has subsequently notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Financier.

If the Communication is to a Replacement Trustee or a New Guarantee Trustee then it must be addressed as specified in the relevant Accession Deed, unless the Replacement Trustee or New Guarantee Trustee has subsequently notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Replacement Trustee or New Guarantee Trustee.

(c)	If the Communication is sent by the sender it shall be deemed to be received by the receiver:
(i)	if the Communication is hand delivered, upon delivery to the receiving party;

(ii)	if the Communication is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Communication is sent by registered mail within Australia, 2 business days after the registration of the notice of posting; and

(iv)	if the Communication is sent by ordinary mail within Australia, 3 business days from then including the date of postage, provided that where a notice to a party must be copied to another Person, each such notice will only be given at the time the last notice is received.

(d)	For the avoidance of doubt, a Communication shall not be sent by electronic email.

12.	GOVERNING LAW AND JURISDICTION

12.1	Governing law
This deed is governed by the laws of New South Wales.
12.2	Submission to jurisdiction
Each party and Financier submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales, and waives any right to claim that those courts are an inconvenient forum.

12.3	Service

(a)	A document may be served on a party or a Financier by delivering it to that party at its address in clause 11.

(b)	This clause 12.3 does not prevent another mode of service.

13.	COUNTERPARTS
This deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.
14.	GENERAL

14.1	Severability

(a)	If a provision of this deed is invalid, illegal or unenforceable, then that provision to the extent of the invalidity, illegality or unenforceability must be ignored in the interpretation of this deed.

(b)	All the other provisions of this deed remain in full force and effect.

14.2	No waiver

(a)	A party’s agreement to waive a right or entitlement under this deed is only effective if that party gives written notice of that waiver to the party seeking the benefit of the waiver.

(b)	Waiver by a party of anything required to be done under this deed is not a waiver of any other thing required to be done under this deed.

(c)	Paragraph (b) applies whether the other act or thing required to be done under this deed is of the same or a different nature as the act or thing waived.

(d)	A failure or delay in exercising a right arising from a breach of this deed is not a waiver of that right.

(e)	The parties must not waive this clause 14.

14.3	Further assurances
Each party and Financier must do everything necessary to give full effect to this deed.
14.4	Entire agreement

(a)	This deed embodies the entire agreement between the Fund Trustee and the NSW Government on the one part, and the Guarantee Trustee and the Financiers on the other part.

(b)	This deed supersedes all previous agreements.

14.5	Cumulative rights
A right, power, discretion and remedy arising out of this deed in favour of a party or a Financier:
(a)	is cumulative; and

(b)	does not diminish any other right, power, discretion and remedy of any party or a Financier.

14.6	Certificates
A Financier or the Guarantee Trustee may give a Compensation Party or the NSW Government a certificate about an amount payable or other matter in connection with this deed, the Finance Guarantee or a Finance Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.
14.7	Amendment of this deed
The parties can only vary a term of this deed if the variation is in writing and all parties execute an amending deed.
14.8	Confidentiality
Subject to the exceptions set out below, each party shall, and shall procure that its employees, officers, agents and advisers (each a “ Representative ”) keep strictly confidential all information provided to that party or its Representatives in relation to, or in connection with the Final Funding Agreement, this deed and the other Related Agreements and each party shall be responsible for all acts and omissions of its Representatives in relation to such information.
A party (and its Representatives) may disclose information under or obtained in connection with the Final Funding Agreement, this deed and the other Related Agreements as may be necessary to:
(a)	the party’s related bodies corporate, professional advisors, bankers, financial advisors and financiers, if those persons undertake to keep the information disclosed confidential;

(b)	comply with any applicable law or requirement of any regulatory body (including any relevant stock exchange) and any corporate governance guidelines adopted by such bodies which are adopted by such party;

(c)	any of its employees to whom it is necessary to disclose the information, if that employee undertakes to keep the information confidential;

(d)	any Person as permitted by the written agreement of all parties; or

(e)	any Person if the content of the disclosure is or has become generally available to the public otherwise than by breach of this deed.

15.	GUARANTEE TRUSTEE LIMITATION OF LIABILITY
[To be provided by the Guarantee Trustee]

Executed as a deed
Each person executing this deed states that the person has no notice of the revocation, termination or suspension of the authority pursuant to which the person executes this deed.
Signed, sealed and delivered by The Honourable Morris Iemma MP,
Premier of New South Wales,
for The State of New South Wales

Signed, sealed and delivered by Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation

[Insert name]	[Insert name]

[Insert Capacity]	[Insert Capacity]

Signed, sealed and delivered by James Hardie Industries N.V.

[Insert name]	[Insert name]

[Insert Capacity]	[Insert Capacity]]

Signed, sealed and delivered by [Guarantee Trustee]

[Insert name]	[Insert name]

[Insert Capacity]	[Insert Capacity]

SCHEDULE 1
FINANCIER NOMINATION LETTER
[Date]
To: [Financier]
Intercreditor Deed — Financier Nomination Letter
We refer to the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Trustee Limited, ourselves and [insert name] ( Guarantee Trustee ) dated [insert date] ( Intercreditor Deed ).
For the purposes of the Intercreditor Deed, on and from the date of this letter:
We nominate the following document as a finance document:

Name:	[insert details]
Date:	[insert details]
Parties:	[insert details]
The agreement described above, and each document named or referred to as a [“Finance Document”] in that agreement, is a Finance Document for the purposes of the Intercreditor Deed; and
We nominate you as a “Financier” in relation to each Finance Document referred to above.
Please confirm your acceptance of the above nomination, and the benefit and obligations of the Intercreditor Deed, by signing and returning the attached copy of this letter to the Guarantee Trustee.
Clauses 1 ( Interpretation ) and 12 ( Governing law and Jurisdiction ) of the Intercreditor Deed apply to this letter as they were fully set out in this letter.
Executed as deed poll for and on behalf of
JAMES HARDIE INDUSTRIES N.V.
with its corporate seat in Amsterdam

by its Authorised Officer:
Name:
Title:
Endorsement by the Guarantee Trustee:
We undertake that, if required by clause 2.2(b) of the Intercreditor Deed, we will send a copy of the signed Financier Nomination Letter to the State of New South Wales and the Fund Trustee (each as defined in the Intercreditor Deed).
Executed as a deed poll for and on behalf of
[INSERT NAME OF GUARANTEE TRUSTEE]
by its Authorised Officer:
Name:
Title:
Acceptance by the nominated Financier
We accept and agree to the above nomination.
We acknowledge becoming entitled to the benefit of the Intercreditor Deed and incurring obligations and giving rights under the Intercreditor Deed for valuable consideration received from the parties to the Intercreditor Deed.
We further acknowledge that the Intercreditor Deed does not:
(a)	affect the status or ranking of the Compensation Debt as an ordinary unsecured claim (concurrente vordering) against JHINV;

(b)	affect the status or ranking of the Compensation Debt as against the other debts (including the Finance Money Debt) or the other creditors of JHINV (including the Financiers) in an Insolvency of JHINV; nor

(c)	constitute a subordination agreement within the meaning of section 3:277 (2) Dutch Civil Code.
We accept the benefit and obligations of the Intercreditor Deed, and agree to:
(i)	be bound by the terms of that deed;

(ii)	promptly respond to any requests from the Guarantee Trustee for (A) instructions as to the manner in which the Guarantee Trustee should exercise any of its rights or benefits under the Intercreditor Deed, or (B) any consent required from the Financiers (and agree not to unreasonably withhold or delay such consent); and

(iii)	agree that if we fail to promptly so respond, the Guarantee Trustee may exercise such rights or benefits in accordance with the instructions of the requisite majority of the Financiers who do so respond in accordance with the Finance Guarantee.
Executed as a deed poll for and on behalf of
[Insert name of Financier]
by its Authorised Officer:
Name:
Title:

SCHEDULE 2
ACCESSION DEED
[Date]
To: [Existing parties to the Intercreditor Deed]
Intercreditor Deed — Accession as [Replacement Trustee / New Guarantee Trustee]
We refer to the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Trustee Limited, James Hardie Industries N.V. and [insert name] ( Guarantee Trustee ) dated [insert date] ( Intercreditor Deed ).
We acknowledge becoming a party to the Intercreditor Deed and incurring obligations and giving rights under the Intercreditor Deed for valuable consideration received from the other parties to the Intercreditor Deed.
We hereby undertake, for the benefit of existing parties to the Intercreditor Deed, that on and from the date of this letter, we will perform and comply with all the duties and obligations [of a Replacement Trustee and the Fund Trustee] [expressed to be assumed by [a Replacement Trustee / New Guarantee Trustee]] under the Intercreditor Deed.
Clauses 1 ( Interpretation ) and 12 ( Governing law and Jurisdiction ) of the Intercreditor Deed apply to this letter as they were fully set out in this letter.
Executed as a deed poll for and on behalf of
[NAME OF REPLACEMENT TRUSTEE / NEW GUARANTEE TRUSTEE]
by its Authorised Officer:
Name:
Title:

SCHEDULE 3
FORM OF POWER OF ATTORNEY

Appointer:	[Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation] / [[name of replacement trustee] as replacement trustee of the Asbestos Injuries (JH) Compensation Foundation] / [name of New Person] as [successor] to [Asbestos Injuries Compensation Fund Trustee Limited] / [name of replacement trustee] in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation] ([ABN]) of [address of Appointer]

Attorney:	[name of Guarantee Trustee] ([ABN]) ( Guarantee Trustee ) of [address of Guarantee Trustee] and each Authorised Officer of the Guarantee Trustee from time to time individually

Date:	[date of power of attorney]
1. APPOINTMENT
Subject to clause 4, the Appointer irrevocably and for valuable consideration appoints the Attorney to be the Appointer’s attorney. This appointment is of each Attorney individually and any two or more of them jointly.
2. WHAT THE APPOINTER MAY DO
The Attorney may:
(a)	exercise the right to cast all and any votes attaching to, or to be cast in respect of, the Compensation Debt during the Insolvency of JHINV at, or in connection with, any meeting, proceeding or distribution concerning the Insolvency of JHINV for so long as any Finance Money Debt remains outstanding and to the exclusion of the right of the Appointor to exercise all of any such votes for so long as any Finance Money Debt remains outstanding;
(b)	do anything necessary or incidental to such exercise including, without limitation, signing and delivering documents;

(c)	provide an original or copy of this power of attorney to an Insolvency Official for the purpose of establishing the right and entitlement of the Attorney during the Insolvency of JHINV to exercise the right to cast all and any votes attaching to, or to be cast in respect of, the Compensation Debt during the Insolvency of JHINV at, or in connection with, any meeting, proceeding or distribution concerning the Insolvency of JHINV; and
(d)	do anything which in the Attorney’s opinion is necessary or desirable to ensure the validity and enforceability of this power of attorney under any applicable law (including, without limitation, stamping or registering this power of attorney or filing this power of attorney with any government authority).
Subject to the terms and conditions set out in the Intercreditor Deed, the Attorney may do these things in the name and on behalf of the Appointer or, if necessary or desirable under any applicable law in the Attorney’s opinion, the Attorney’s name.
3. GENERAL
3.1 Attorney’s acts valid
Subject to the terms and conditions set out in the Intercreditor Deed, the Appointer declares that all acts, matters and things done by the Attorney in exercising powers under this power of attorney and which are in accordance with the terms and conditions set out in the Intercreditor Deed, will be as valid and effective as if they had been done by the Appointer.
3.2 Benefit to the Attorney
The Attorney may exercise a power under this power of attorney even if:
(a)	it involves a conflict of duty; or

(b)	the Attorney has a personal interest in the doing of that act.
3.3 Governing law
This deed is governed by the law in force in New South Wales. Each party submits to the non-exclusive jurisdiction of the courts of that place.

4. COMPLIANCE WITH INTERCREDITOR DEED
Notwithstanding any other provision of this Power of Attorney, the Attorney must exercise the rights granted to it under this Power of Attorney in accordance with, and subject to, the terms and conditions set out in the Intercreditor Deed.
5. INTERPRETATION
In this power of attorney:
Authorised Officer has the same meaning as in the Intercreditor Deed.
Compensation Debt has the same meaning as in the Intercreditor Deed.
Finance Money Debt has the same meaning as in the Intercreditor Deed.
Insolvency has the same meaning as in the Intercreditor Deed.
Insolvency Official has the same meaning as in the Intercreditor Deed.
Intercreditor Deed means the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Trustee Limited, James Hardie Industries N.V and [insert name of Guarantee Trustee] dated [insert date].
JHINV has the same meaning as in the Intercreditor Deed.
EXECUTED as a deed poll
Signed, sealed and delivered by [name of Appointer]

[name of signatory]	[name of signatory]

[capacity of signatory]	[capacity of signatory]

ATTACHMENT A
DICTIONARY AND INTERPRETATION
(CLAUSE 1)
1. DICTIONARY
In this deed:
Accession Deed means a letter (executed as a deed poll) in the form of Schedule 2 to this deed.
Annual Payment has the meaning given to that term in the Final Funding Agreement.
Attorney has the meaning given to it in clause 8.1(a).
Audited Financial Statements means, in respect of a Person and a Financial Year, the audited consolidated financial statements of that Person for that Financial Year prepared in accordance with the following generally accepted accounting principles (GAAP), consistently applied throughout that Financial Year:
(a)	where that Person is Listed at the time the relevant audit report is signed, the generally accepted accounting principles used in that Person’s published financial reports; or
(b)	where that Person is not Listed at that time and paragraph (c) does not apply, US GAAP or such other GAAP as is commonly applied by multinational companies at that time in respect of their financial statements; or
(c)	where that Person is not Listed at that time and it and its subsidiaries operate wholly or predominantly in one jurisdiction, the generally accepted accounting principles of that jurisdiction.
Authorised Officer means:
(a)	in the case of the Guarantee Trustee or a Financier, a director or secretary, or an officer whose title contains the word “director”, “chief”, “head”, “president”, “vice-president”, “executive” or “manager” or a Person performing the functions of any of them, or any other Person nominated by the Guarantee Trustee or the Financier, as the case may be, as an Authorised Officer for the purposes of this deed;

(b)	in the case of the Fund Trustee, a Person appointed by the Fund Trustee and notified to the Guarantee Trustee and the Financiers as an Authorised Officer for the purposes of this deed, and whose specimen signature is provided with such notification;

(c)	in the case of JHINV, a managing director of JHINV or a person appointed by JHINV and notified to the Fund Trustee, the NSW Government, the Guarantee Trustee and the Financiers as an Authorised Officer for the purposes of this deed, and whose specimen signature is provided with such notification; and

(d)	in the case of the NSW Government, any person who is a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service at the time the relevant act pursuant to this deed is to be undertaken. The Guarantee Trustee may rely on a statement from any person it reasonably believes is a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service that such person is in fact a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service.
Business Day means a day on which banks are open for business excluding Saturdays, Sundays and public holidays in Sydney, Australia and Amsterdam, The Netherlands.
Communication has the meaning given to it in clause 11(a).
Compensation Debt means at any time all amounts then due for payment or which will or may become due for payment or that remain unpaid by JHINV in connection with the Guarantee (including all amounts payable under the guarantee of payment of the Fund Guaranteed Money in accordance with the Guarantee), provided that once such amounts have been ascribed a value by an Insolvency Official for the purposes of an Insolvency of JHINV (including acceptance of a proof of debt for such amounts or a lesser amount by an Insolvency Official), a reference to the Compensation Debt is a reference to amounts having that value, provided that if interest is payable on such amount under applicable law, the Compensation Debt also includes such interest as is payable under applicable law (including all interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy or insolvency or any like proceeding whether or not such interest is an allowed claim in such proceeding).
For the avoidance of doubt, the Compensation Debt is only payable once to the Fund Trustee or the NSW Government for the sole benefit of the Fund Trustee in accordance with the terms of the Guarantee, the Final Funding Agreement and the other Related Agreements and nothing in this deed obliges JHINV to pay the same amount to more than one Person.
Compensation Parties means, subject to clause 5.2, the Fund Trustee and the NSW Government.
Controlled Entity means in respect of a Person, another Person in respect of which the first-mentioned Person is required to consolidate in its Audited Financial Statements but, in the case of JHINV, does not include any Liable Entity (as defined in the Final Funding Agreement) or the Fund Trustee. For the avoidance of doubt, JHINV is not a Controlled Entity of the JHINV Group.
Cross Guarantee (Fund Guaranteed Money)means a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by a member of the JHINV Group (other than JHINV) (Subsidiary Guarantor):
(a)	in favour of the Fund Trustee in respect of the Fund Guaranteed Money;
(b)	on substantially the same terms as a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by the Subsidiary Guarantor in respect of financial accommodation provided by a Person to another member of the JHINV Group;
(c)	which terminates when the guarantee, indemnity or other covenant referred to in paragraph (b) terminates whether by express provision or by operation of law, provided that the Fund Trustee and the NSW Government have entered into a deed on substantially the same terms as this deed in relation to the benefit of any such guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation).
Excluded Lender means any Person to the extent that such Person:
(a)	is a trade creditor;

(b)	has provided any debt on terms that it is to be subordinated to the Compensation Debt;

(c)	has provided any debt or other borrowing which arises pursuant to a derivative:
(i)	relating to equity interests in a member of the JHINV Group; or

(ii)	which is recognised as equity under applicable accounting standards;
(d)	is a member of the JHINV Group;
(e)	is or becomes a creditor in respect of an amount owing to such Person in its capacity as a shareholder of JHINV or another member of the JHINV Group otherwise than on arm’s length terms;
(f)	provides financial accommodation to a Controlled Entity of the JHINV Group and receives the benefit of a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by a JHINV Group member (other than JHINV), where there is no Cross Guarantee (Fund Guaranteed Money) provided to the Fund Trustee on substantially the same terms as the Guarantee; or
(g)	acquires the rights, as a creditor, of any such Person referred to in any of paragraphs (a) to (f) inclusive or their assignees.
Final Funding Agreement means the legally binding agreement so entitled dated 1 December 2005 between JHINV, the Performing Subsidiary and the NSW Government to which the Fund Trustee became a party on [           ].
Finance Document in relation to a Financier means each agreement to which the Financier (whether or not together with any other Person) is a party under which liabilities are owed by JHINV (or another member of the JHINV Group the performance of whose obligations has been guaranteed by JHINV) where such liabilities are, or are required to be, included in the JHINV Group’s financial statements or notes thereto as debt or borrowings (including bank loans, letter of credit facilities, derivatives and debt capital markets issues which are, or are required to be, so included or noted) and which is nominated as a “Finance Document” in a Financier Nomination Letter. For the avoidance of doubt, the Finance Guarantee is not a Finance Document.

Finance Guarantee means the deed dated [insert date] given by JHINV, among other things, guaranteeing the obligations of other members of the JHINV Group in favour of the Guarantee Trustee and the Financiers.
Finance Money Debt means at any time, the total of all amounts then due for payment or which will or may become due for payment or that remain unpaid by JHINV (or another member of the JHINV Group where payment of such amounts have been guaranteed by JHINV under the Finance Guarantee) to any Financier (for its own account or for the account of another Person) pursuant to any Finance Document or to the Guarantee Trustee (for the account of a Financier) under the Finance Guarantee, provided that once such amounts have been ascribed a value by an Insolvency Official for the purposes of an Insolvency of JHINV (including acceptance of a proof of debt for such amounts or a lesser amount by an Insolvency Official), a reference to the Finance Money Debt is a reference to amounts having that value, as ascribed from time to time, provided that in determining such value for the purposes of an Insolvency of JHINV:
(a)	if any Financier (for its own account or for the account of another Person) or the Guarantee Trustee (for the account of a Financier):
(i)	fails to lodge a proof of debt (or similar claim) in an Insolvency of JHINV within the time provided for under applicable law (as such time may be extended by a relevant Insolvency Official); or

(ii)	lodges a proof of debt (or similar claim) in an Insolvency of JHINV and such proof of debt has not been accepted in whole or part by the relevant Insolvency Official (and such decision is not subject to appeal to, or review by, that Insolvency Official or another relevant Insolvency Official and the time for commencing any such appeal, or requesting any such review, has passed), such amount shall be deemed to be zero or, in the case of subparagraph (ii), such amount shall be deemed to be reduced to the extent that it is not accepted by the relevant Insolvency Official;
(b)	if interest is payable on such amount under applicable law, the Finance Money Debt also includes such interest as is payable under applicable law (including all interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy or insolvency or any like proceeding whether or not such interest is an allowed claim in such proceeding);

(c)	if a Financier enters into, or is otherwise bound by, any conversion of debt to equity (which is not also a distribution subject to paragraph (d) below), then Finance Money Debt shall be deemed to be reduced by the full amount of the face value of the debt (and any applicable interest) so converted; or
(d)	if a Financier receives any money or other property or any other right pursuant to a Reconstruction Event, then Finance Money Debt (and any applicable interest) shall be deemed to be reduced by the full amount of the fair market value of the money, property or right acquired as at the date of receipt.
This definition applies:
(i)	irrespective of the capacity in which JHINV, the other member of the JHINV Group or the Financier became entitled to the amount concerned;

(ii)	irrespective of the capacity in which JHINV, the other member of the JHINV Group or the Financier became liable in respect of the amount concerned;

(iii)	whether JHINV, the other member of the JHINV Group or the Financier is liable as principal debtor, as surety or otherwise;

(iv)	whether JHINV or other member of the JHINV Group is liable alone, or together with another Person;

(v)	even if JHINV or another member of the JHINV Group owes an amount or obligation to the Financier because it was assigned to the Financier, whether or not:
A.	the assignment was before, at the same time as, or after the date of this deed; or

B.	JHINV or another member of the JHINV Group consented to or was aware of the assignment; or

C.	the assigned obligation was secured;
(vi)	even if this deed was assigned to the Financier, whether or not:

A.	JHINV or another member of the JHINV Group consented to or was aware of the assignment; or

B.	any of the Finance Money Debt was previously unsecured; or
(vii)	if JHINV or another member of the JHINV Group is a trustee, whether or not it has a right of indemnity from the trust fund.
Financial Year means a year ending on 31 March, or if there is any change from time to time to the Financial Year of the JHINV Group, the twelve-month period that ends on the new end date adopted by JHINV except that the first such Financial Year after that change shall be a period of not less than six months and not greater than 18 months ending on the new end date.
Financier means each Person nominated as a “Financier” in a Financier Nomination Letter in accordance with clause 2.2(b) of this deed. A reference to a “Financier” includes the Guarantee Trustee or another agent or trustee acting on behalf of the Financier, but excludes an Excluded Lender.
Financier Nomination Letter means a letter (executed as a deed poll by each party to it) in the form set out in Schedule 1 to this deed and, for the avoidance of doubt, includes, without limitation, such a letter provided to any successor or permitted assign of a Financier.
Fund Trustee includes any Replacement Trustee.
Fund Guaranteed Money means, subject to the Performing Subsidiary Intercreditor Deed, all amounts that:
(a)	at any time;
(b)	for any reason or any circumstance in connection with any agreement, transaction, instrument (whether negotiable or non-negotiable), document, event, act, omission, matter or thing whatsoever;
(c)	whether at law or otherwise; and
(d)	whether or not of a type but in the contemplation of the parties of the date of this deed,

are payable, are owing but not currently payable, are contingently owing, or remain unpaid by the Performing Subsidiary to the Fund Trustee under the Final Funding Agreement.
Guarantee means the guarantee dated [insert date] 2005 given by JHINV, among other things, guaranteeing the obligations of the Performing Subsidiary under the Final Funding Agreement or, subject to compliance with clause 6.1, a guarantee provided in replacement of or in substitution for, or in addition to, that guarantee in accordance with the Final Funding Agreement.
Guarantee Trustee means [insert name] or such other Person acting as trustee under the Finance Guarantee (including any New Guarantee Trustee).
Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between JHINV, the NSW Government, the Australian Council of Trade Unions, Unions New South Wales and a representative of certain asbestos victims groups.
Independent Expert means any Person who:
(a)	has relevant and substantive experience and expertise in Insolvency and, if applicable, financial restructuring appropriate to undertake the determination referred to in clause 8;
(b)	except to the extent he or she is entitled to be paid fees or reimbursed or indemnified for costs and expenses by the NSW Government in accordance with this deed, has no interest or duty which to his or her knowledge conflicts or may conflict with his or her functions as contemplated under this deed; and
(c)	is not a member of a firm, or a director or employee of a firm or a body owned by the firm, performing any role as advisor, banker, custodian or trustee to the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW Government during a period of 3 years prior to the date of appointment under clause 8.
Insolvency Event means, in respect of a Person, the occurrence in respect of that Person of any one or more of the events referred to in paragraphs (a) to (h) of the definition of “Insolvent” .

Insolvency Official means a custodian, receiver, receiver and manager, trustee, liquidator, provisional liquidator, administrator or any other officer appointed in connection with the Insolvency of JHINV and includes, without limitation:
(a)	a receiver in bankruptcy (curator), an administrator (bewindvoerder) and a liquidator (vereffenaar) appointed under Dutch law or a trustee or debtor in possession any proceedings under Chapter 7 or Chapter 11 of the US Bankruptcy Code in relation to JHINV (or another member of the JHINV Group in circumstances where the US bankruptcy court has jurisdiction to make an order affecting the nature, timing, quantum or ranking of creditors’ claims against JHINV); and
(b)	where the context so requires, a supervisory judge or a court of competent jurisdiction exercising jurisdiction in respect of the Insolvency of JHINV.
A Person is Insolvent if the Person:
(a)	admits in writing its inability to pay its debts generally as they become due (otherwise then as contemplated in clause 16.6 of the Final Funding Agreement);
(b)	was established under Dutch law and files a petition with any court in the Netherlands in relation to its bankruptcy (faillissement) or seeking an order for a suspension of payments (surseance van betaling);
(c)	files, or consents by answer or otherwise to the filing against it of, a petition for relief or insolvent reorganisation or insolvent arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, insolvent reorganisation, insolvent moratorium or other similar law of any jurisdiction (including, without limitation, a filing by the Person under Chapter 7 or Chapter 11 of the US Bankruptcy Code), provided that where the filing is a filing under Chapter 11 of that Code, the Person:
(i)	is at the time of filing unable to pay its debts generally as and when they become due; or

(ii)	in the case of JHINV, after it makes such a filing, fails to pay a JHINV Contribution or other amount under the JHINV Guarantee when such payment would (but for the moratorium granted as a result of that filing) have been due for 30 days after that due date, and also provided that, in any such filing under Chapter 11 of that Code a Person is Insolvent no later than the earliest date as of which creditors may vote on any matter or accept or reject a plan of reorganisation;

(d)	makes an assignment for the benefit of its creditors generally;
(e)	consents to the appointment of a custodian (not being a nominee for the person), receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to a substantial part of its property;
(f)	consents to the appointment of an insolvency administrator or such an insolvency administrator is appointed and that appointment is not terminated within 28 days;
(g)	is adjudicated as insolvent or to be liquidated, in each case, by a court of competent jurisdiction; or
(h)	is subject to a Wind-Up Event,
and Insolvency has a corresponding meaning.
James Hardie Successor means any entity which will or might pursuant to a restructuring or by any other transaction proposed under, or in connection with, the Insolvency of JHINV acquire the whole or a substantial part of the business or assets of a member of the JHINV Group and which offers or acknowledges an entitlement of the shareholders of JHINV to become shareholders of that entity (disregarding any shareholders to whom it is illegal in their jurisdiction of residence to become such shareholders).
JHIL has the meaning specified in Recital A.
JHINV includes any Parent Entity which has acceded to the Final Funding Agreement in accordance with that document.
JHINV Group means JHINV and its Controlled Entities.
Liquidation means, in respect of any Person, the liquidation of all or substantially all of its assets (other than, in the case of JHINV, where the acquirer of all or substantially all of such assets has by deed of accession become bound to observe all the obligations of JHINV under this deed and the JHINV Guarantee and the other Related Agreements to which JHINV is a party) with the intention of distributing the proceeds to creditors or security holders, or a final order directing or requiring such a liquidation is made or entered or deemed to have been made or entered by any court of competent jurisdiction.
Listed means listed on a stock market of Australian Stock Exchange Limited or any approved foreign exchange (as defined under the Corporations Act 2001 of Australia).

Net Finance Money Debt has the meaning given to it in clause 4.2(a).
New Guarantee Trustee has the meaning given to it in clause 7.1(a).
New Person has the meaning given to it in clause 4.6 of the Final Funding Agreement.
Notice of Voting in Insolvency means a written notice from an Insolvency Official of any matter or matters in connection with the Insolvency of JHINV (or another member of the JHINV Group where the Insolvency of such member is being administered on a combined or consolidated basis with an Insolvency of JHINV including any proceedings or reconstruction pursuant to, or any orders under, Chapter 7 or Chapter 11 of the US Bankruptcy Code which involve both JHINV and such member) and requiring or inviting the casting of votes by creditors of JHINV (or creditors of the companies whose Insolvencies are being administered on a combined or consolidated basis) in relation to such matter or matters.
Option has the meaning given to it in clause 8.3.
Parent Entity means any Person which becomes the ultimate holding company of JHINV.
Performing Subsidiary means LGTDD Pty Limited (ACN 116 110 948) of Level 3, 22 Pitt Street, Sydney NSW 2000 or any other subsidiary of JHINV substituted for that Person in accordance with the terms of the Final Funding Agreement.
Performing Subsidiary Intercreditor Deed means the deed dated on or about the date of this deed between the NSW Government, the Fund Trustee, the Performing Subsidiary, JHINV and the Guarantee Trustee in its separate capacity as trustee for certain lenders to the Performing Subsidiary (as more fully described in that deed).
Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a Person as the context may require.
Preferred Option has the meaning given to it in clause 8.3(f).

Proceeds means:
(a)	any amount (in the form of money or any other property) received or recovered by a Compensation Party in respect of the Compensation Debt during an Insolvency of JHINV;
(b)	any amount (in the form of money or any other property) received or recovered by a Compensation Party in connection with the failure by any of them or JHINV to comply with their respective obligations under this deed.
Reconstruction Event means:
(a)	the summoning of a meeting of creditors or the obtaining of an order of a court to do so for the purpose of considering any scheme or plan of arrangement for reconstruction or compromise with creditors;
(b)	a final order for relief under Chapter 11 of the US Bankruptcy Code is entered by a US court;
(c)	a filing by JHINV for a suspension of payments under Dutch law, provided that the Court grants the (provisional) suspension of payments to JHINV;
(d)	any comparable action under the laws of any other jurisdiction occurs having substantially the same effect as the orders described in paragraphs (b) and (c), but in each case none of the aforementioned events will comprise a Reconstruction Event where the proceeding or other action is commenced or initiated by or on behalf of the Trustee or the NSW Government under this deed or the JHINV Guarantee, whether acting alone or together with others, and for this purpose an order will be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.
Related Agreement means documents ancillary to the Final Funding Agreement listed in Schedule 1 to the Final Funding Agreement.
Replacement Trustee means any replacement trustee of the Asbestos Injuries (JH) Compensation Foundation and any New Person, in either case appointed in accordance with the Final Funding Agreement, as a substitute for Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH)

Compensation Foundation (or a previously appointed replacement trustee or New Person) as the creditor of:
(a)	the Performing Subsidiary in respect of the Fund Guaranteed Money and the Final Funding Agreement; and
(b)	JHINV in respect of the Guarantee (including all amounts payable under the guarantee of payment of the Fund Guaranteed Money).
Residual Rights has the meaning given in clause 4.4.
Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset. This definition:
(a)	includes any retention of title agreements arising other than in the ordinary course of business; and
(b)	excludes any right of set-off, right to combine accounts, or other similar right or arrangement arising in the ordinary course of business or by operation of law.
Security Provider means a Person (other than JHINV) who at any time is liable by guarantee, indemnity or otherwise alone or jointly, or jointly and individually, to pay or indemnify against non-payment of the Finance Money Debt or the Compensation Debt (as the context requires).
Specified Office means the office or branch through which the Guarantee Trustee (or any New Guarantee Trustee) enters into this deed.
Specified Proportion means:
(a)	if in the Insolvency of JHINV, the votes relating to the Compensation Debt can be proportionately cast in favour of different courses of action:
A.	100 per cent of the amount of the Compensation Debt,

less

B.	such percentage of the Compensation Debt, which when added to all Finance Money Debt owed by JHINV, represents the amount reasonably expected at that time (having regard to the value of the assets of JHINV available for distribution to pay the claims of ordinary unsecured creditors as estimated by the Insolvency Official (or otherwise determined or estimated for the purposes of the relevant Insolvency proceeding in accordance with applicable law) and taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4) would be required to enable discharge and satisfaction of the Finance Money Debt in full; or
(b)	if in the Insolvency of JHINV, the votes relating to the Compensation Debt cannot be proportionately cast in favour of different courses of action, 100 per cent of the amount of the Compensation Debt.
Trust Convention means the Convention on the Law applicable to Trusts and on their Recognition 1985.
US GAAP means generally accepted accounting principles as in force in the United States of America and, unless expressly otherwise provided in this deed, means those principles as in force from time to time.
Wind-Up Event means, in respect of a Person, the occurrence of any one or more of the following:
(a)	a final court order is entered that it be wound up or declared bankrupt;
(b)	a liquidator (excluding a provisional liquidator) is appointed to it and the appointment is not subsequently terminated;
(c)	a court declaration of bankruptcy is made in relation to it and is not subsequently withdrawn, struck out, dismissed, vacated or reversed;
(d)	the dissolution of such Person under Dutch law (ontbinding) or the law of any other jurisdiction;
(e)	the declaration of its bankruptcy under Dutch law (faillissement);
(f)	the Liquidation of that Person;

(g)	a final order for relief occurs or is deemed to occur in relation to it under Chapter 7 or Chapter 11 of the US Bankruptcy Code which, when implemented, will result in the Liquidation of that Person; and
(h)	any comparable action occurs under the law of any competent jurisdiction which has a substantially the same effect to paragraphs (a) to (g) of this definition, and an order shall be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.
2. INTERPRETATION
In this deed the following rules of interpretation apply unless the contrary intention appears.
(a)	Headings are for convenience only and do not affect the interpretation of this deed.

(b)	The singular includes the plural and vice versa.

(c)	Words that are gender neutral or gender specific include each gender.
(d)	Where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.
(e)	The words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation.
(f)	A reference to:
(i)	a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(ii)	a party or a Financier includes its successors and permitted assigns;

(iii)	a document includes all amendments or supplements to that document;

(iv)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed;

(v)	this deed includes all schedules and attachments to it;

(vi)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity or a rule of an applicable Financial Market and is a reference to that law as amended, consolidated or replaced;

(vii)	an agreement other than this deed includes an undertaking, or legally enforceable arrangement or understanding whether or not in writing;

(viii)	a monetary amount is in Australian dollars; and

(ix)	the words “to prove for”, “prove” and “right of proof”, when used in connection with a Insolvency proceeding under Dutch law include, without limitation, “filing”, “filing for verification purposes” and “verification procedure”, as the context may require.
(g)	An agreement on the part of two or more persons binds them severally.
(h)	When the day on which something must be done is not a Business Day, that thing must be done on the following Business Day.

(i)	In determining the time of day where relevant to this deed, the relevant time of day is:
(i)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(ii)	for any other purpose under this deed, the time of day in the place where the party required to perform an obligation is located.
(j)	No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it.

3. TRUST CONVENTION
It is the express intention of the parties to this deed that each trust constituted by this deed:
(a)	be recognised as a trust in accordance with the terms of this deed in any relevant jurisdiction;
(b)	qualify as a “trust” for the purpose of the Trust Convention; and
(c)	be recognised as a trust in accordance with the Trust Convention in any jurisdiction where the Trust Convention applies.

Annexure 7B — Intercreditor Deed (Performing Subsidiary)

Final draft 3 Annexure 7B to the Final Funding Agreement DATE: 01.12.2005

PERFORMING SUBSIDIARY
INTERCREDITOR DEED

THE STATE OF NEW SOUTH WALES
ASBESTOS INJURIES
COMPENSATION FUND TRUSTEE
LIMITED (ABN [INSERT])
LGTDD PTY LIMITED (ACN 116 110 948)
[GUARANTEE TRUSTEE] (ABN [INSERT])
2 Park Street Sydney NSW 2000 Austraila
email@gtlaw.au www.gtlaw.com.au Telephone + 61 2 9263 4000 Facsimile + 61 2 9263 4111

CONTENTS

1.	PRELIMINARY	3

	1.1 Defined Terms and Interpretation	3

	1.2 Consideration	3

	1.3 Crown immunity	3

2.	DEED	4

	2.1 Effect	4

	2.2 Benefit	4

	2.3 Inconsistency	6

3.	INTERCREDITOR ARRANGEMENTS	6

	3.1 Purpose of this deed	6

	3.2 NSW Government not a creditor of LGTDD	7

	3.3 Turnover	7

	3.4 Status and ranking of the Compensation Debt (Performing Subsidiary)	7

4.	PROCEDURE ON INSOLVENCY	7

	4.1 Proceeds held on trust	7

	4.2 Distribution of Proceeds	8

	4.3 Payment of amounts recovered	9

	4.4 Residual Rights	9

	4.5 No exercise of Financiers' rights	10

	4.6 Substitution of the Fund Trustee	11

	4.7 Additional Rights	11

	4.8 Replacement or substitution of LGTDD	12

5.	RIGHTS IN RELATION TO THE COMPENSATION DEBT (PERFORMING SUBSIDIARY)	12

	5.1 No prohibition	12

	5.2 NSW Government Enforcement Rights	13

6.	COVENANTS	15

Page i

	6.1 Restriction on dealings	15

	6.2 No security	15

7.	GUARANTEE TRUSTEE	16

	7.1 Appointment and removal	16

	7.2 Sole Representative	16

	7.3 Acknowledgement by Fund Trustee and the NSW Government	17

	7.4 No Guarantee Trustee	17

	7.5 Acknowledgement by Guarantee Trustee	17

	7.6 Substitution of Guarantee Trustee	18

	7.7 Standard of Duty	19

	7.8 Functions, duties and obligations of the Guarantee Trustee	19

8.	VOTING IN INSOLVENCY PROCEEDINGS	23

	8.1 Irrevocable Appointment of Attorney	23

	8.2 Voting	26

	8.3 Appointment of an Independent Expert	28

	8.4 Role of the Independent Expert	30

	8.5 Notice of determination by the Independent Expert	32

	8.6 Assistance to the Independent Expert	32

	8.7 Determination by the Independent Expert final	32

	8.8 Consent of NSW Government required in certain circumstances	33

	8.9 Defaulting or absent Guarantee Trustee	33

	8.10 Residual Power	34

9.	CHANGES TO RIGHTS	34

	9.1 Rights of the Financiers are protected	34

	9.2 Payments	36

	9.3 Reinstatement of rights	36

	9.4 Set-off	37

	9.5 Discretion in exercising rights	37

Page ii

	9.6 Partial exercising of rights	37

	9.7 Remedies cumulative	37

	9.8 Variation and waiver	37

10.	INCONSISTENT LAW	38

	10.1 Inconsistent law	38

	10.2 Supervening legislation	38

11.	NOTICES	38

12.	GOVERNING LAW AND JURISDICTION	41

	12.1 Governing law	41

	12.2 Submission to jurisdiction	41

	12.3 Service	41

13.	COUNTERPARTS	41

14.	GENERAL	41

	14.1 Severability	41

	14.2 No waiver	41

	14.3 Further assurances	42

	14.4 Entire agreement	42

	14.5 Cumulative rights	42

	14.6 Certificates	42

	14.7 Amendment of this deed	43

	14.8 Confidentiality	43

15.	GUARANTEE TRUSTEE LIMITATION OF LIABILITY	43

SCHEDULE 1 — FINANCIER NOMINATION LETTER

SCHEDULE 2 — ACCESSION DEED

SCHEDULE 3 — FORM OF POWER OF ATTORNEY

1.	APPOINTMENT	1

2.	WHAT THE APPOINTER MAY DO	1

3.	GENERAL	2

Page iii

	3.1 Attorney's acts valid	2

	3.2 Benefit to the Attorney	2

	3.3 Governing law	2

4.	COMPLIANCE WITH PERFORMING SUBSIDIARY INTERCREDITOR DEED	3

5.	INTERPRETATION	3

ATTACHMENT A — DICTIONARY AND INTERPRETATION

Page iv

DATED
PARTIES
1.	THE STATE OF NEW SOUTH WALES of Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000 ( NSW Government )
2.	ASBESTOS INJURIES COMPENSATION FUND TRUSTEE LIMITED (ABN [insert] ) of [insert address] in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation (Fund Trustee)
3.	LGTDD PTY LIMITED (ACN 116 110 948) of Level 3, 22 Pitt Street, Sydney in the State of New South Wales) (LGTDD)
4.	[GUARANTEE TRUSTEE] (ABN [insert] ) of [insert address] in its capacity as trustee for the Financiers (Guarantee Trustee)
The defined terms in the above list of parties are given expanded meanings in the Dictionary in Part 1 of Attachment A to this deed.
BACKGROUND
This deed is entered into in the following context (where capitalised terms are defined in clause 1):
A.	James Hardie Industries Limited (JHIL), a company organised under the laws of Australia, was listed on the Australian Stock Exchange in 1951. The business then carried on by JHIL and its subsidiaries had by that time been carried on in Australia, in one form or another and under the “James Hardie” name, for at least 60 years.
B.	Under plans of reorganisation and capital restructuring executed between 1998 and 2001, JHIL sold on arm’s length terms substantially all of its business, operations and undertaking to members of the JHINV Group with the result that JHINV became the ultimate holding company of the businesses formerly carried on or controlled by JHIL.
C.	JHINV is a company organised under the laws of The Netherlands and is listed on both the Australian Stock Exchange and the New York Stock Exchange (with the listing on the latter exchange via American Depository Receipts). At the date of this deed, the JHINV Group carries on the business of manufacturing building products in the United States of America, Australia, New Zealand and the Philippines.
D.	LGTDD is a wholly owned subsidiary of JHINV.
E.	On 21 December 2004, JHINV and others entered into a non-binding Heads of Agreement containing, among other things, a set of agreed principles on which LGTDD will provide, and JHINV will guarantee the payment of, funding to the Fund on a long term basis of compensation for personal injury and death claims made in Australia against JHIL or certain former subsidiaries of JHIL arising from exposure to asbestos in Australia.
F.	The principles contained in the Heads of Agreement have been developed and are set out in the Final Funding Agreement which is and is intended to be legally binding on all parties to it and to be enforceable at law and equity.
G.	The creditor of LGTDD under the Final Funding Agreement is the Fund Trustee.
H.	The NSW Government is not a creditor of LGTDD in relation to the payment of the Compensation Debt (Performing Subsidiary).
I.	However, the NSW Government shall be entitled to directly enforce all promises made by LGTDD to the Fund Trustee under the Final Funding Agreement subject to, and in accordance with, the provisions of the Final Funding Agreement.
J.	The purpose of this deed is to set out the agreement between (1) the Fund Trustee and the NSW Government, and (2) the Guarantee Trustee and the Financiers, as to the manner in which certain rights in respect of the Compensation Debt (Performing Subsidiary) and the Finance Money Debt (Performing Subsidiary) respectively are to be exercised in an Insolvency of LGTDD.
K.	LGTDD is a party to this deed for the sole purpose of nominating Persons as Financiers, assuming certain obligations and being entitled to directly enforce the promises made under clauses 2.2 and 8 of this deed (and, if required for such enforcement, clauses 1, 2.1, 2.3 and 10 to 14 inclusive).

L.	This deed is not intended, and shall not be taken, to (1) affect the status or ranking of the Compensation Debt (Performing Subsidiary) as an ordinary unsecured claim again LGTDD, or (2) affect the status or ranking of the Compensation Debt (Performing Subsidiary) as against the other debts (including the Finance Money (Performing Subsidiary)) or the other creditors of LGTDD (including the Financiers).
THE PARTIES AGREE
1. PRELIMINARY
1.1 Defined Terms and Interpretation
(a)	A term or expression starting with a capital letter which is defined in the Dictionary in Part 1 of Attachment A (Dictionary), has the meaning given to it in the Dictionary.
(b)	The Interpretation clauses in Part 2 of Attachment A (Interpretation) set out rules of interpretation for this deed.
1.2 Consideration
Each party acknowledges entering into this deed and incurring obligations and giving rights under this deed for valuable consideration received from the other parties to this deed (including in the case of the Fund Trustee, the NSW Government and LGTDD, the execution of the Final Funding Agreement).
Each Replacement Trustee or New Guarantee Trustee who accedes to this deed in accordance with clause 4.6 or 7.6 will be taken to acknowledge becoming a party to this deed and incurring obligations and giving rights under this deed for valuable consideration received from the other parties to this deed.
1.3 Crown immunity
This deed binds the Crown in right of New South Wales and to the maximum extent permitted by law the NSW Government hereby waives all Crown immunity with respect to this deed.

2. DEED
2.1 Effect
Subject to clauses 2.3, 4.6 and 7.6, this deed takes effect as both:
(a)	a deed between the NSW Government, the Fund Trustee, LGTDD and the Guarantee Trustee; and
(b)	a deed poll by the NSW Government and the Fund Trustee in favour of each Financier from time to time in respect of any Finance Money Debt (Performing Subsidiary) raised or incurred by LGTDD from time to time during the term of the Final Funding Agreement.
For the avoidance of doubt:
(i)	this deed continues for the term of the Final Funding Agreement even though there may be no Finance Money Debt (Performing Subsidiary) outstanding at any particular point in time;

(ii)	undertakings expressed to be in favour of some of the parties to this deed (excluding LGTDD) are not given in favour of LGTDD, although LGTDD is entitled to directly enforce the promises made under clauses 2.2 and 8 of this deed (and, if required for such enforcement, clauses 1, 2.1, 2.3 and 10 to 14 inclusive).
2.2 Benefit
(a)	Each Financier has the benefit of, is bound by and is entitled to enforce this deed even though it is not a party to, or is not in existence at the date of execution and delivery of this deed.
(b)	Subject to clause 2.2(f), the benefit and obligations of this deed may be extended to any Person (and such Person shall become a Financier) in relation to any document (and such document shall become a Finance Document) under which liabilities are owed to such Person where such liabilities are, or are required to be, included in the LGTDD Group’s financial statements or notes thereto as debt or borrowings (including bank loans, letter of credit facilities, derivatives and debt capital markets issues which are, or are required to be, so included or noted)

of LGTDD (or another member of the LGTDD Group the performance of whose obligations has been guaranteed by LGTDD) by LGTDD signing and delivering to that Person (or an agent or trustee acting on behalf of that Person) and the Guarantee Trustee, a Financier Nomination Letter and the Person countersigning such Financier Nomination Letter and delivering the countersigned Financier Nomination Letter to the Guarantee Trustee.

(c)	Without limiting clause 2.2(b), the benefits and obligations of this deed do not extend to a Person:
(i)	by reason of any conduct or representation made by LGTDD or JHINV to that Person; and

(ii)	unless and until the Guarantee Trustee has received a duly countersigned Financier Nomination Letter from that Person.
(d)	The Guarantee Trustee must:
(i)	promptly send a copy of each countersigned Financier Nomination Letter to the NSW Government and the Fund Trustee (other than a Financier Nomination Letter in respect of a Financier where this deed has ceased to apply to that Financier in accordance with clause 2.2(g)) upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of the occurrence of an Insolvency of LGTDD; and

(ii)	following the occurrence of an Insolvency of LGTDD, on request provide to the NSW Government and the Fund Trustee written confirmation of the nature and quantum of the Finance Money Debt (Performing Subsidiary) as at the date such information is provided.
(e)	The Fund Trustee and the NSW Government confirm that, subject to clause 2.2(f), each of them has irrevocably and for valuable consideration authorised LGTDD to sign and deliver any Financier Nomination Letter, nominating a Person as a Financier and a document as a Finance Document, and acknowledge and confirm that the provisions of this deed which are for the benefit of the Financiers, will extend to that Financier and the Finance Document so nominated.

(f)	The benefit and obligations of this deed in relation to Financiers may not be extended to any Person who is an Excluded Lender and any such nomination shall be of no force or effect for the purposes of this deed.
(g)	This deed shall cease to apply to a Financier once:
(i)	there is no Finance Money Debt (Performing Subsidiary) in respect of that Financier;

(ii)	LGTDD has no outstanding obligations to the Financier in relation to any Finance Money Debt (Performing Subsidiary); and

(iii)	that Financier has no further obligation to provide financial accommodation to LGTDD (or another member of the LGTDD Group the performance of whose obligations has been guaranteed by LGTDD) under the relevant Finance Documents, or that Financier otherwise consents in writing to such cessation.
(h)	If this deed ceases to apply to a Financier in accordance with clause 2.2(g), LGTDD and that Financier must promptly notify the Guarantee Trustee.
2.3 Inconsistency
If any provision of the Final Funding Agreement, any Related Agreement (as defined in the Final Funding Agreement, but excluding this deed and the JHINV Intercreditor Deed), the Finance Guarantee (LGTDD) or any Finance Document is inconsistent with this deed, this deed prevails to the extent of the inconsistency unless a contrary intention is expressed in this deed.
3. INTERCREDITOR ARRANGEMENTS
3.1 Purpose of this deed
The purpose of this deed is to set out the agreement between:
(a)	the Fund Trustee and the NSW Government; and
(b)	the Guarantee Trustee and the Financiers,

as to the manner in which certain rights in respect of the Compensation Debt (Performing Subsidiary) and the Finance Money Debt (Performing Subsidiary) respectively are to be exercised in an Insolvency of LGTDD.
3.2 NSW Government not a creditor of LGTDD
Notwithstanding the wording of any other provision of the Final Funding Agreement, any Related Agreement or this deed, the NSW Government acknowledges that it is not a creditor of LGTDD in relation to the payment of the Compensation Debt (Performing Subsidiary).
3.3 Turnover
Each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that if LGTDD becomes Insolvent, any amount (in the form of money or other property) paid to it by or for the account of, or recovered by it from or for the account of, LGTDD in respect of the Compensation Debt (Performing Subsidiary), after the occurrence of the relevant Insolvency Event, will be paid to, or otherwise accounted for, to the Guarantee Trustee or the relevant Financiers in accordance with this deed, until the Finance Money Debt (Performing Subsidiary) has been paid and satisfied in full.
3.4 Status and ranking of the Compensation Debt (Performing Subsidiary)
The parties to this deed acknowledge and agree that this deed does not:
(a)	affect the status or ranking of the Compensation Debt (Performing Subsidiary) as an ordinary unsecured claim again LGTDD; or
(b)	affect the status or ranking of the Compensation Debt (Performing Subsidiary) as against the other debts (including the Finance Money (Performing Subsidiary)) or the other creditors of LGTDD (including the Financiers).
4. PROCEDURE ON INSOLVENCY
4.1 Proceeds held on trust
Subject to this deed, while LGTDD is Insolvent and for so long as any Finance Money Debt (Performing Subsidiary) remains outstanding, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to hold all Proceeds received by it from or on account of LGTDD (or such proportion of the Proceeds sufficient to discharge and satisfy the Finance Money Debt (Performing Subsidiary) in full) on trust for the relevant Financiers.
For so long as any Finance Money Debt (Performing Subsidiary) remains outstanding, then promptly after receipt by it of any Proceeds from or on account of LGTDD, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to notify the Guarantee Trustee and deposit the Proceeds (or such proportion of the Proceeds sufficient to discharge and satisfy the Finance Money Debt (Performing Subsidiary) in full) into one or more accounts specifically designated by the Guarantee Trustee for that purpose (or, in the case of any Proceeds which consist of property other than money, transfer such property to the Guarantee Trustee).
This clause establishes a trust over the Proceeds. It does not create a charge or other security interest over the Proceeds.
4.2 Distribution of Proceeds
Each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that all Proceeds received by it from or on account of LGTDD are to be held and distributed:
(a)	first, to the Guarantee Trustee on account of the Finance Money Debt (Performing Subsidiary) which remains owing by LGTDD to the Financiers, after all payments received from, or due and payable under the Insolvency by, the Insolvency Official and all prior payments under this clause 4.2(a), if any, have been taken into account (“ Net Finance Money Debt (Performing Subsidiary) ”);
(b)	secondly, to the extent of any balance after repayment of the Net Finance Money Debt (Performing Subsidiary) owed by LGTDD to the Financiers in full, to the Fund Trustee to satisfy the Compensation Debt (Performing Subsidiary); and
(c)	thirdly, to the extent of any balance after repayment of the Compensation Debt (Performing Subsidiary) in full, to LGTDD (for its own account).

4.3 Payment of amounts recovered
Subject to the provisions of this clause 4.3, each Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers that, if at any time while LGTDD is Insolvent, an amount (in the form of money or any other property):
(a)	is received or recovered by a Compensation Party on account of the Compensation Debt (Performing Subsidiary) (which is not subject to the trust in clause 4.1); or
(b)	is paid to any Person other than a Compensation Party in connection with the Compensation Debt (Performing Subsidiary) with the consent or at the request of a Compensation Party or for the benefit of a Compensation Party; or
(c)	is set off by a Compensation Party against the Compensation Debt (Performing Subsidiary) (whether by operation of law or otherwise), the Compensation Party agrees for the benefit of the Guarantee Trustee and the Financiers to promptly notify the Guarantee Trustee and pay into one or more accounts specifically designated by the Guarantee Trustee for that purpose the amount (or, in the case of any Proceeds which consists of property other than money, transfer such property to the Guarantee Trustee) received, recovered, paid or set off (or such proportion of the amount or other property sufficient to discharge and satisfy the Finance Money Debt (Performing Subsidiary) in full).
If in an Insolvency of LGTDD, a Compensation Party is required to refund, repay or otherwise disgorge to, or in favour of, LGTDD all or any part of an Annual Payment received prior to the occurrence of the relevant Insolvency Event (otherwise than pursuant to clause 14.9(b) of the Final Funding Agreement as the result of any overpayment of that Annual Payment), this clause 4.3 does not apply if that amount is set off against another amount owed by LGTDD to that Compensation Party and no payment is required by that Compensation Party pursuant to this clause 4.3 in respect of the amount set off.
4.4 Residual Rights
If at any time subsequent to the occurrence of an Insolvency Event in respect of LGTDD, the Financiers have received, whether by way of distribution by the Insolvency Official in the Insolvency, as payments to the Guarantee Trustee under clause 4 or otherwise, an amount at least equal to the amount (in the form of money or any other property) of the Finance Money Debt (Performing Subsidiary), the Financiers agree for the benefit of the Fund Trustee and the NSW Government that the Financiers must:
(a)	not withdraw, waive, release, compromise or deal in any way with their remaining rights in the Insolvency in relation to the Finance Money Debt (Performing Subsidiary) ( Residual Rights );
(b)	until the Compensation Debt (Performing Subsidiary) has been discharged and satisfied in full, do anything reasonably required by the NSW Government (at the cost of the NSW Government) to assign or otherwise transfer their Residual Rights to the Fund Trustee or to enable the Fund Trustee to be subrogated to, or otherwise enjoy the benefit of, the Residual Rights; and
(c)	pay any money and/or any other property received pursuant to the Residual Rights to the Fund Trustee.
4.5 No exercise of Financiers’ rights
As long as any of the Finance Money Debt (Performing Subsidiary) remains outstanding, each Compensation Party and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that such party may not, without the prior written consent of the Guarantee Trustee, exercise any right to claim to be entitled to the benefit of any of the rights of some or all of the Financiers (including the benefit of any Residual Rights or any Security Interest or guarantee, indemnity or assurance against financial loss in respect of any Finance Money Debt (Performing Subsidiary)).
In addition, if a Replacement Trustee has been appointed or nominated, but not yet executed and delivered an Accession Deed (and a power of attorney as required by clause 8.1(b)) in accordance with clause 4.6, the NSW Government agrees for the benefit of the Guarantee Trustee and the Financiers to ensure that, as long as any of the Finance Money Debt (Performing Subsidiary) remains outstanding, the Replacement Trustee does not exercise or seek to exercise any right to claim to be entitled to the benefit of any of the rights of some or all of the Financiers (including the benefit of any Residual Rights or any Security Interest or guarantee, indemnity or assurance against financial loss in respect of any Finance Money Debt (Performing Subsidiary)).

4.6 Substitution of the Fund Trustee
If a Replacement Trustee is appointed in accordance with the Final Funding Agreement then the NSW Government must:
(a)	promptly notify the Guarantee Trustee of the appointment and the identity and contact details of the Replacement Trustee; and
(b)	procure, at its own expense, that the Replacement Trustee duly executes and delivers an Accession Deed (and a power of attorney as required by clause 8.1(b)) to each party to this deed.
A Replacement Trustee acquires no rights or benefits under this deed (either in its capacity as such or as successor to the Fund Trustee) until such time as an Accession Deed (and a power of attorney as required by clause 8.1(b)) has been duly executed by the Replacement Trustee and delivered to each party to this deed. This clause does not require such documents to be delivered to a Financier.
The NSW Government shall ensure that the Replacement Trustee is incorporated in the State of New South Wales.
4.7 Additional Rights
(a)	If in connection with an Insolvency of LGTDD a Compensation Party is required to disgorge or unwind all or part of the recovery of receipt of Proceeds or any other amounts (in the form of money or other property) received by it from, or on account of, LGTDD and which have been paid to the Guarantee Trustee or a Financier in accordance with this clause 4, the Guarantee Trustee or the relevant Financier (as the case may be), must promptly, following a request from the relevant Compensation Party, repay to the relevant Compensation Party the amounts (or other property) so received by it from that Compensation Party.
(b)	If in connection with an Insolvency of LGTDD the Guarantee Trustee or a Financier is required to disgorge or unwind all or part of the recovery of any money and/or any other property received pursuant to the Residual Rights and which have been paid to the Fund Trustee in accordance with clause 4.4(c), the Fund Trustee, must promptly, following a request from the Guarantee Trustee or the relevant Financier (as the case may be), repay to the Guarantee Trustee or the relevant Financier (as the case may be), the amounts (or other property) so received by it in accordance with clause 4.4(c).
4.8 Replacement or substitution of LGTDD
If LGTDD is replaced or substituted as Performing Subsidiary (as that term is defined in the Final Funding Agreement) by another Person (“Replacement Subsidiary”) in accordance with clause 6.2 of the Final Funding Agreement, this deed shall automatically terminate (and no party shall have any rights or owe any obligations under this deed) upon the Compensation Parties, the Guarantee Trustee and the Replacement Subsidiary (each acting reasonably) having entered into a replacement deed on substantially the same terms as this deed.
If the Replacement Subsidiary assumes any obligations in respect of a Financier, that Person may become a Financier under that replacement deed.
5. RIGHTS IN RELATION TO THE COMPENSATION DEBT (PERFORMING SUBSIDIARY)
5.1 No prohibition
Subject to the provisions of clauses 3.3, 4.1 ,4.2, 4.5, 6 and 8 of this deed, no Compensation Party nor the NSW Government is prohibited by this deed from, or restricted in exercising all or any of its rights under the Final Funding Agreement in relation to the obligations and liabilities of LGTDD, whether before or after the occurrence of an Insolvency Event in respect of LGTDD.
Without limiting the generality of the foregoing, but subject to the provisions of clauses 3.3, 4.1, 4.2, 4.5, 6 and 8 of this deed, a Compensation Party and the NSW Government (but only to the extent it is entitled to do so acting in accordance with the Final Funding Agreement and applicable law) may:
(a)	make demand for, commence proceedings in relation to, enforce any judgment in relation to and compromise or settle any claim in relation to all such obligations and liabilities;
(b)	seek or obtain from any court of competent jurisdiction at any time an order directing LGTDD to make any payment under or to specifically perform its obligations under the Final Funding Agreement, or similar equitable relief;

(c)	make application to any court of competent jurisdiction for the winding up of, or in relation to the Insolvency, of LGTDD;
(d)	be present and vote at any meeting of creditors or other meeting which it is entitled to attend concerning any proposal relating to LGTDD or at any meeting relating to the Insolvency of LGTDD;
(e)	individually make submissions to an Insolvency Official in connection with any Insolvency of LGTDD;
(f)	prove the Compensation Debt (Performing Subsidiary) in any Insolvency of LGTDD; and
(g)	participate in any proceedings relating to its right to vote and prove or otherwise participate in any meeting, proceeding or distribution concerning the Insolvency of LGTDD.
5.2 NSW Government Enforcement Rights
(a)	Any action or the enforcement of any rights of a Compensation Party under this deed in the event of an Insolvency of LGTDD may only be taken by the NSW Government, unless the NSW Government otherwise consents in writing to the Fund Trustee taking such action or enforcing those rights.

For the avoidance of doubt, this clause does not preclude an Attorney exercising any rights under a power of attorney granted pursuant to, and in accordance with, clause 8.

(b)	Any action taken by the NSW Government under this deed:
(i)	shall oblige the Fund Trustee to cause any similar or inconsistent action to be revoked, rescinded or discontinued, provided that the Fund Trustee may resume or initiate any such action if and to the extent that the corresponding action taken by the NSW Government is revoked or abandoned by notice in writing by the NSW Government; and

(ii)	shall oblige the NSW Government to hold on trust for the Fund Trustee any amounts (in the form of money or other property) received or recovered under, or in respect of, the action taken.

(c)	Where this deed requires or contemplates the consent of, or a nomination or determination by the Fund Trustee, such consent, nomination or determination shall only be effective if consented to by the NSW Government, and the Guarantee Trustee must not accept or act on a notice of consent, nomination or determination, or any other direction, by the Fund Trustee, unless such notice is accompanied by consent from the NSW Government.
(d)	Without limiting clauses 5.2(a) or (c), the parties acknowledge that:
(i)	under clause 16.6(f) of the Final Funding Agreement the Fund Trustee has agreed not to, without the prior written consent of the NSW Government, waive or compromise all or any part of any payment (actually or contingently) due from LGTDD under the Final Funding Agreement or any Related Agreement (including this deed); and

(ii)	any such waiver or compromise by the Fund Trustee that is not accompanied by such written consent from the NSW Government shall be invalid and has no effect on the obligations of the parties under this deed and cannot be relied upon by the parties or pleaded by way of estoppel or otherwise in any action or proceeding for the enforcement of the Final Funding Agreement or any Related Agreement (including this deed).
(e)	The NSW Government acknowledges that its right to enforce this deed is subject to the clause 16.6 of the Final Funding Agreement (but, in an Insolvency of JHINV, only to the extent the provisions of that clause apply in an Insolvency of JHINV).
(f)	Without limiting clauses 5.2(a) or (c), the parties acknowledge that the NSW Government may commence or institute proceedings in any jurisdiction in relation to the existence or amount of the Compensation Debt (but, in the case of any Wind Up or Reconstruction Amount (as defined in the Final Funding Agreement), subject to clause 10 of the Final Funding Agreement) or any voting rights attaching thereto, or any matters incidental to determining such amount or voting rights.

6. COVENANTS
6.1 Restriction on dealings
The Fund Trustee and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that such party may not assign, transfer, create a Security Interest in respect of or otherwise create rights in respect of or deal with any of its rights under the Final Funding Agreement or this deed which affect the nature, timing or quantum of the amount actually or contingently payable to a Compensation Party under the Final Funding Agreement or any Related Agreement, or allow any interest in any such right to be varied, or consent or agree to any of those things, without:
(a)	the prior written consent of the Guarantee Trustee acting on instructions from all or a specified majority of the Financiers as referred to in clause 7.3; or
(b)	in the case of the creation of a Security Interest, the holders of that Security Interest and all other persons having an interest in that Security Interest (if any), having agreed to be bound by the corresponding obligations of the relevant Compensation Party or the NSW Government under the Final Funding Agreement or this deed (as the case may be).
6.2 No security
Each of the Fund Trustee and the NSW Government agree for the benefit of the Guarantee Trustee and the Financiers that it may not do, or agree to do, any of the following:
(a)	(set off) during the Insolvency of LGTDD, exercise any right of set off in respect of the Compensation Debt (Performing Subsidiary);
(b)	(Security Interest or guarantee) except for the JHINV Guarantee (as defined in the Final Funding Agreement) and a Cross Guarantee (Fund Guaranteed Money), accept from LGTDD or another member of the LGTDD Group the benefit of any Security Interest or guarantee, indemnity or assurance against financial loss in respect of the Compensation Debt (Performing Subsidiary); or
(c)	(arrangements) enter into any arrangement, take any action or fail to do any thing, which results in any Proceeds received by it from or on account of LGTDD (or such proportion of the Proceeds sufficient to discharge and satisfy the Finance

Money Debt (Performing Subsidiary) in full) not being held on trust for the relevant Financiers in accordance with the terms of this deed, without the prior written consent of the Guarantee Trustee acting on instructions from all or a specified majority of the Financiers as referred to in clause 7.3.
If in an Insolvency of LGTDD, a Compensation Party is required to refund, repay or otherwise disgorge to, or in favour of, LGTDD all or any part of an Annual Payment received prior to the occurrence of the relevant Insolvency Event (otherwise than pursuant to clause 14.9(b) of the Final Funding Agreement as the result of any overpayment of that Annual Payment), clause 6.2(a) does not prohibit that amount being set off by that Compensation Party against another amount owed by LGTDD to that Compensation Party.
7. GUARANTEE TRUSTEE
7.1 Appointment and removal
Subject to clause 7.6, the Fund Trustee and the NSW Government:
(a)	acknowledge that LGTDD or the Financiers may appoint, remove and replace the Guarantee Trustee as trustee under the Finance Guarantee (LGTDD) (such newly appointed or replacement trustee, a New Guarantee Trustee ); and
(b)	agree to do anything reasonably required by LGTDD, the Financiers, the outgoing Guarantee Trustee or the New Guarantee Trustee to enable the New Guarantee Trustee to become a party to this deed in substitution for the outgoing Guarantee Trustee.
7.2 Sole Representative
(a)	So long as a Person is acting as trustee under the Finance Guarantee (LGTDD), the Fund Trustee and the NSW Government may deal exclusively with that Person in respect of all matters concerning this deed.
(b)	The Financiers acknowledge and confirm that the Person acting as trustee under the Finance Guarantee (LGTDD) is empowered to exercise all of their rights and powers under this deed and agree not to take any action or proceedings to set aside any act, notice or omission of the Guarantee Trustee undertaken in accordance with this deed.
7.3 Acknowledgement by Fund Trustee and the NSW Government
The Fund Trustee and the NSW Government acknowledge that in exercising some or all of the rights and powers of the Financiers under this deed (including voting on any matter in any meeting, proceeding or distribution concerning the Insolvency of LGTDD), the Guarantee Trustee may be required to obtain instructions and/or consent from all or a specified majority of the Financiers.
If the Guarantee Trustee is so required to obtain instructions and/or consent from all or a specified majority of the Financiers, the Guarantee Trustee must promptly request such instructions and/or consent.
The Fund Trustee and the NSW Government are entitled to rely on any representation by the Guarantee Trustee in relation to its instructions.
7.4 No Guarantee Trustee
Subject to clause 8.10, if no Person is acting as trustee under the Finance Guarantee (LGTDD), then unless a contrary intention is apparent from this deed, all references to the Guarantee Trustee in this deed shall be taken to be references to each Financier to which this deed applies from time to time acting severally such that each Financier may severally exercise the rights of the Guarantee Trustee.
If the Guarantee Trustee is to cease to be trustee under the Finance Guarantee (LGTDD) and a New Guarantee Trustee is not being appointed in accordance with clause 7.6, the outgoing Guarantee Trustee must send promptly a copy of each countersigned Financier Nomination Letter to the Fund Trustee and the NSW Government (other than a Financier Nomination Letter in respect of a Financier where this deed has ceased to apply to that Financier in accordance with clause 2.2(g)).
7.5 Acknowledgement by Guarantee Trustee
The Guarantee Trustee acknowledges and undertakes (and each New Guarantee Trustee at the date of becoming a party to this deed will be deemed to acknowledge and undertake) that it:

(a)	is a recognised trustee company under the laws of the place in which its Specified Office is located;
(b)	has relevant and substantive experience and expertise in custody of financial obligations and in Insolvency proceedings generally;
(c)	except to the extent it is entitled to be paid fees or reimbursed or indemnified for costs and expenses by LGTDD or JHINV, has no interest or duty which to its knowledge conflicts or may conflict with its functions under this deed; and
(d)	is not a member of a firm, or a director or employee of a firm or a body owned by a firm, performing any role as advisor, banker, custodian or trustee to LGTDD, JHINV, another member of the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW Government during a period of 3 years prior to the date of this deed or becoming a party to this deed, as the case may be.
7.6 Substitution of Guarantee Trustee
(a)	LGTDD or the Financiers can only replace the Guarantee Trustee with any Person who at the date of becoming a New Guarantee Trustee:
(i)	is a recognised trustee company under the laws of the place in which its Specified Office is located;

(ii)	has relevant and substantive experience and expertise in custody of financial obligations and in Insolvency proceedings generally;

(iii)	except to the extent it is entitled to be paid fees or reimbursed or indemnified for costs and expenses by LGTDD or JHINV, has no interest or duty which to its knowledge conflicts or may conflict with its functions as contemplated under this deed; and

(iv)	is not a member of a firm, or a director or employee of a firm or a body owned by a firm, performing any role as advisor, banker, custodian or trustee to LGTDD, JHINV, another member of the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW Government during a period of 3 years prior to becoming a party to this deed.

(b)	A substitution under clause 7.6(a) will not occur and a New Guarantee Trustee acquires no rights or benefits under this deed unless and until the New Guarantee Trustee duly executes and delivers an Accession Deed to each party to this deed. This clause does not require an Accession Deed to be delivered to a Financier.
(c)	If the New Guarantee Trustee is not incorporated in Australia, the Financiers must procure, at no expense to the Fund Trustee or the NSW Government, the delivery to the Fund Trustee and the NSW Government of an opinion of generally recognised independent legal counsel qualified to practise in the relevant jurisdiction to the effect that the Accession Deed and this deed are valid, binding and enforceable obligations of the New Guarantee Trustee (subject to laws and defences generally affecting the enforcement of contracts and the discretionary nature of equitable remedies).
7.7 Standard of Duty
The Guarantee Trustee must exercise, and must procure that each Authorised Officer of the Guarantee Trustee exercises, good faith and the same degree of care, skill and diligence as a reasonable and prudent Person would exercise in carrying out its functions, duties and obligations under this deed.
7.8 Functions, duties and obligations of the Guarantee Trustee
7.8.1 Role of the Guarantee Trustee
Subject to the other provisions of this deed, the Guarantee Trustee must:
(a)	upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of any Insolvency of LGTDD, promptly send to each Compensation Party a notice which requests them to advise in writing the amount of the Compensation Debt (Performing Subsidiary) or, alternatively, the basis on which the Compensation Debt (Performing Subsidiary) is to be calculated and, in the event of a conflict in the amount of the Compensation Debt (Performing Subsidiary) advised by the Fund Trustee and the NSW Government, then (in the absence of manifest error) the amount advised by the NSW Government prevails;
(b)	not do anything to prevent or interfere with a Compensation Party proving the Compensation Debt (Performing Subsidiary) in an Insolvency (to the extent that the Compensation Party is acting in accordance with the Final Funding Agreement and applicable law);

(c)	not make any representation or submission to an Insolvency Official in relation to the valuation of the claims of the Compensation Parties in respect of the Compensation Debt (Performing Subsidiary) unless reasonably requested by the NSW Government;

(d)	where the Guarantee Trustee is entitled to exercise any vote pursuant to clause 8, take all necessary and reasonable steps permitted by applicable law to exercise that vote for the value of the Compensation Debt (Performing Subsidiary) for the purposes of the Insolvency of LGTDD (including the presentation of all evidence and submissions to any Insolvency Official as reasonably requested by the NSW Government);

(e)	promptly advise each Compensation Party of any dispute between:
(i)	the Guarantee Trustee; and

(ii)	an Insolvency Official, LGTDD, JHINV and/or one or more creditors of LGTDD, in relation to the Compensation Debt (Performing Subsidiary) or this deed and which may come before a court of competent jurisdiction, and take all reasonable steps permitted by applicable law to delay the determination of the dispute for such period of time (as is reasonable having regard to the procedural laws governing the conduct of the dispute before the relevant court of competent jurisdiction) so as to give the Compensation Parties a reasonable opportunity to present evidence and submissions to the relevant court of competent jurisdiction if it so wishes;
(f)	if LGTDD is Insolvent, take all reasonable action permitted by applicable law to ensure that:
(i)	all moneys recoverable in respect of the Finance Money Debt (Performing Subsidiary) are duly and promptly recovered from the relevant Insolvency Official; and

(ii)	any amount payable or repayable to a Compensation Party by a Financier under this deed, by reason of that Financier receiving whether by way of distribution by the Insolvency Official in the Insolvency, as payments by a Compensation Party under this deed or otherwise, an amount in excess of the Finance Money Debt (Performing Subsidiary) owed to that Financier, are paid or repaid by that Financier to that Compensation Party;
(g)	not do anything to prevent or interfere with a Compensation Party promptly recovering from the relevant Insolvency Official all moneys which are recoverable in respect of the Compensation Debt (Performing Subsidiary);
(h)	take all reasonable steps permitted by applicable law and requested by the NSW Government to assist the Compensation Parties with the determination of any dispute between:
(i)	a Compensation Party; and

(ii)	an Insolvency Official, LGTDD, JHINV and/or one or more creditors of LGTDD.
in relation to the Compensation Debt (Performing Subsidiary) or this deed;
(i)	to the extent permitted by applicable law, apply for and use reasonable endeavours to obtain any stay, extension of time or other order in relation to the Insolvency of LGTDD which the Guarantee Trustee reasonably considers is necessary in order to enable any Independent Expert to discharge its responsibilities under and in accordance with clause 8 or which the NSW Government reasonably requests for such purpose;
(j)	upon an officer of the Guarantee Trustee responsible for the day to day administration of this deed becoming aware of any breach of this deed by any party, promptly notify LGTDD, the Financiers and the Compensation Parties of that breach including details of that breach; and
(k)	promptly notify LGTDD, the Financiers and the Compensation Parties if for any reason it is unable to perform its obligations under this deed.

7.8.2	Provision of information
Without limiting the provisions of clause 8 in relation to Notice of Voting in Insolvency, the Guarantee Trustee and each Compensation Party agree to give notice to the Compensation Parties or the Guarantee Trustee, as the case may be, of any request received from an Insolvency Official in an Insolvency of LGTDD which seeks instructions and/or consent from one or more creditors of LGTDD (including, for the avoidance of doubt, a Financier, the Guarantee Trustee or a Compensation Party) or otherwise requests action to be taken by one or more creditors of LGTDD in exercise of their respective rights as creditors of LGTDD.
7.8.3 Limitations on the obligations of the Guarantee Trustee
Notwithstanding clause 7.8.1, the Guarantee Trustee is not required to do any act, matter or thing requested by the NSW Government (including make any representation or submission, or present any evidence, to an Insolvency Official or provide any assistance with the determination of any dispute between a Compensation Party and an Insolvency Official before a court of competent jurisdiction) which in the opinion of the Guarantee Trustee (after having received advice from legal counsel appointed by it and acting reasonably) will constitute a breach by the Guarantee Trustee of its fiduciary duties owed to the Financiers in respect of the Finance Money Debt (Performing Subsidiary) (including, for the avoidance of doubt, any duty not to act in manner which conflicts with a direction of all or a specified majority of the Financiers).
If any such act, matter or thing will constitute such a breach, the Guarantee Trustee must promptly notify the NSW Government and take all reasonable steps subsequently requested by the NSW Government and permitted under applicable law to ensure that the objective of the original act, matter or thing requested by the NSW Government is able to be otherwise achieved:
(a)	in a manner which does not constitute a breach by the Guarantee Trustee of its fiduciary duties owed to the Financiers in respect of the Finance Money Debt (Performing Subsidiary); or
(b)	by the NSW Government doing the relevant act, matter or thing in a manner which, if the relevant act, matter or thing had been done by the Guarantee Trustee, would be in accordance with this deed.

7.8.4 Duties of Guarantee Trustee
The Guarantee Trustee has no duties to the Compensation Parties or the NSW Government except as expressly provided for in this deed.
7.8.5 Limitation on Liability
To the extent permitted by law, nothing in this clause 7.8 imposes liability on the Guarantee Trustee for:
(a)	special, indirect, incidental, consequential or punitive damages; or

(b)	economic loss, loss of profits, loss of revenue, or loss of goodwill, arising out of any action undertaken by it in accordance with clause 7.8.1, except to the extent resulting from the fraud, negligence or wilful misconduct of the Guarantee Trustee.
7.8.6 Indemnity
To the extent permitted by law, the NSW Government indemnifies and keeps indemnified the Guarantee Trustee against any claims, cost or liability which may be imposed and which arises out of any action properly undertaken by it in accordance with 7.8.1(c) or undertaken by the Guarantee Trustee in accordance with a request of the NSW Government under clause 7.8.1, except to the extent caused by the fraud, negligence or wilful misconduct of the Guarantee Trustee or the failure of the Guarantee Trustee to take action at the request of the NSW Government.
8. VOTING IN INSOLVENCY PROCEEDINGS
8.1 Irrevocable Appointment of Attorney
(a)	Subject to this clause 8, Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation irrevocably and for valuable consideration agrees to appoint the Guarantee Trustee and each Authorised Officer of the Guarantee Trustee individually as the attorney of Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation (together with any person appointed as an attorney in accordance with clause 8.1(b), an Attorney) to vote the Compensation Debt (Performing Subsidiary) during the Insolvency of LGTDD or at any meeting, proceeding or distribution concerning the Insolvency of LGTDD for so long as any Finance Money Debt (Performing Subsidiary) remains outstanding, by executing a power of attorney substantially in the form of Schedule 3 to this deed, provided that any vote must be exercised in accordance with this clause 8 and Asbestos Injuries Compensation Fund Trustee Limited in that capacity further irrevocably and for valuable consideration agrees, if required for further assurance, to execute a proxy or authority in a form ordinarily required under the applicable law governing the relevant proceeding.

(b)	Subject to this clause 8 and simultaneously with executing and delivering an Accession Deed in accordance with clause 4.6, each Replacement Trustee must irrevocably and for valuable consideration appoint the Guarantee Trustee and each Authorised Officer of the Guarantee Trustee individually as the attorney of the Replacement Trustee to vote the Compensation Debt (Performing Subsidiary) during the Insolvency of LGTDD or at any meeting, proceeding or distribution concerning the Insolvency of LGTDD for so long as any Finance Money Debt (Performing Subsidiary) remains outstanding, by executing a power of attorney substantially in the form of Schedule 3 to this deed provided that any vote must be exercised in accordance with this clause 8 and the Replacement Trustee further irrevocably and for valuable consideration agrees, if required for further assurance, to execute a proxy or authority in a form ordinarily required under the applicable law governing the relevant proceeding.

(c)	Subject to this clause 8, the Fund Trustee and the NSW Government agree not to vote or attempt to vote the Compensation Debt (Performing Subsidiary) during the Insolvency of LGTDD or at any meeting, proceeding or distribution concerning the Insolvency of LGTDD for so long as any Finance Money Debt (Performing Subsidiary) remains outstanding.

(d)	The Fund Trustee irrevocably and for valuable consideration authorises the Guarantee Trustee to provide an original or copy of any power of attorney executed in accordance with clause 8.1(a) or (b) to an Insolvency Official for the purpose of establishing the right and entitlement of each Attorney during the Insolvency of LGTDD to exercise the appointor’s right to vote the Compensation Debt (Performing Subsidiary) at any meeting, proceeding or distribution concerning the Insolvency of LGTDD.

(e)	The Guarantee Trustee must ensure that an Attorney only exercises, and in circumstances where the Guarantee Trustee is itself appointed an Attorney, the

Guarantee Trustee must only exercise, its rights under a power of attorney granted in accordance with this clause 8 in accordance with, and subject to, the provisions of this deed.

(f)	To the extent required under applicable law, the Fund Trustee agrees to ratify:
(i)	anything the Guarantee Trustee does in accordance with this clause 8, and such ratification is without prejudice to its rights in respect of any breach of this deed by the Guarantee Trustee; and

(ii)	whatever an Attorney does in exercising powers under a power of attorney granted in accordance with this clause 8, provided that there is no obligation to ratify or confirm any act or matter in breach of this deed or any applicable law.
(g)	Subject to the provisions of this deed, each Compensation Party and the NSW Government must not do anything to prevent or interfere with the exercise by:
(i)	the Guarantee Trustee of its rights and powers, or the performance of its obligations, under this clause 8; or

(ii)	an Attorney of its rights and powers, or the performance of its obligations, under the relevant power of attorney.
(h)	Subject to the terms and conditions of this deed and subject to compliance with its provisions, an Attorney may exercise the right to vote in the appointor’s name or, if necessary or desirable under the applicable law governing the relevant proceeding, the Attorney’s name, and may do anything necessary or incidental to such exercise including signing and delivering documents.
(i)	If for any reason whatsoever an Attorney is not entitled by operation of law to exercise its rights under the relevant power of attorney, the appointor shall exercise those rights as directed by the Guarantee Trustee, provided such directions are in accordance with this clause 8.
(j)	The Guarantee Trustee must promptly provide the NSW Government with reasonable details of any action taken by the Guarantee Trustee or an Attorney in respect of the exercise of its powers under a power of attorney granted in accordance with this clause 8.

(k)	The Guarantee Trustee must promptly provide full details of any action taken or any votes cast by the Guarantee Trustee or an Attorney in respect of the Compensation Debt (Performing Subsidiary).
8.2 Voting
(a)	The Compensation Parties are responsible for proving the Compensation Debt (Performing Subsidiary) in any Insolvency of LGTDD and providing such information as to the value of the Compensation Debt (Performing Subsidiary) as is required by the relevant Insolvency Official for the purposes of ascribing a value to the Compensation Debt (Performing Subsidiary) for the purposes of an Insolvency of LGTDD. In proving the Compensation Debt (Performing Subsidiary) , the Compensation Parties must:
(i)	use reasonable endeavours to ensure that the relevant Insolvency Official sends all Notices of Voting in Insolvency in an Insolvency of LGTDD (or a copy of all such notices) to the Guarantee Trustee; and

(ii)	to the extent such notices are received by the Compensation Parties, provide a copy to the Guarantee Trustee.
Notwithstanding any other provision of this deed other than, and subject to, clauses 7.8.1(b) and (c), the Guarantee Trustee is not responsible for proving the Compensation Debt (Performing Subsidiary) in any Insolvency of LGTDD.

The Compensation Parties agree to provide the Guarantee Trustee with copies of all documents submitted to the relevant Insolvency Official for the purposes of ascribing a value to the Compensation Debt (Performing Subsidiary) for the purposes of an Insolvency of LGTDD or ensuring that the relevant Insolvency Official sends all Notices of Voting in Insolvency in an Insolvency of LGTDD (or a copy of all such notices) to the Guarantee Trustee.

(b)	Subject to clause 8.8, during the Insolvency of LGTDD the Guarantee Trustee must ensure that an Attorney only votes on any matter in any meeting, proceeding or distribution concerning the Insolvency of LGTDD in respect of the Compensation Debt (Performing Subsidiary) in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee (LGTDD), provided that:

(i)	the Guarantee Trustee must ensure that an Attorney does not vote unless the Guarantee Trustee has provided the NSW Government with 10 Business Days notice (or, subject to clause 7.8.1(i), such shorter notice as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency) of the Attorney’s intention to vote and the Attorney votes in accordance with the intention as notified; and

(ii)	if an Independent Expert has been appointed under clause 8.3, and the Independent Expert has determined that, in its opinion, the criteria set out in:
A.	clauses 8.4(a), (b), (c) and, if applicable, (d); or

B.	clause 8.4(e),
are satisfied in relation to the Preferred Option or a particular choice as described in clause 8.3(a)(ii)(B) or (C), as the case may be, then the Guarantee Trustee must ensure that an Attorney votes in favour of the Preferred Option or that particular choice.
For the avoidance of doubt, the Guarantee Trustee must ensure that an Attorney votes in accordance with the proviso to this clause 8.2(b) irrespective of any instructions of the Financiers to the contrary given in accordance with the Finance Guarantee (LGTDD).

(c)	If following the occurrence of a Wind-Up Event in respect of LGTDD, the value of the assets of LGTDD available for distribution to pay the claims of ordinary unsecured creditors (or realisation to allow such payment), as determined or estimated (in the absence of manifest error) by the relevant Insolvency Official (or otherwise determined or estimated for the purposes of the relevant Insolvency proceeding in accordance with applicable law) is equal to or less than the amount required to enable discharge and satisfaction of the Finance Money Debt (Performing Subsidiary) in full, then, subject to clauses 8.8 and 8.9, during the Wind-Up Event an Attorney may vote on any matter in any meeting, proceeding or distribution concerning the Wind-Up Event in respect of the Compensation Debt (Performing Subsidiary) in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee (LGTDD) and clauses 8.2(b), 8.3 to 8.7 inclusive and 8.10 do not apply.

8.3 Appointment of an Independent Expert
(a)	If during the Insolvency of LGTDD:
(i)	the Guarantee Trustee or an Attorney receives a Notice of Voting in Insolvency (or a copy of a Notice of Voting in Insolvency); and

(ii)	a vote on any matter in any meeting, proceeding or distribution concerning the Insolvency of LGTDD requires a choice between:
A.	two or more options, proposals, courses of action or other alternatives (howsoever described) ( Options ) for the partial or full winding up, restructure or reconstruction of LGTDD or the realisation of some or all of LGTDD’s assets in connection with its Insolvency;

B.	deferring or not deferring any action; or

C.	extending or not extending the Insolvency proceeding,
then the Guarantee Trustee must promptly provide the NSW Government with a copy of the Notice of Voting in Insolvency and procure the appointment of an Independent Expert in accordance with this clause 8.3, such appointment to be made within 10 Business Days of receipt by the Guarantee Trustee of the Notice of Voting in Insolvency (unless the NSW Government gives notice that it does not so require).

(b)	The Guarantee Trustee must, prior to any appointment of an Independent Expert under this deed, provide the NSW Government with 5 Business Days notice (or, subject to clause 7.8.1(i), such shorter notice as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency) of the Person nominated by the Guarantee Trustee to act as Independent Expert, together with evidence demonstrating such nominee’s compliance with the criteria and qualifications required of an Independent Expert under this deed.

(c)	If an Independent Expert is appointed under this clause 8.3, the costs of the Independent Expert shall be borne by the NSW Government.

(d)	Subject to clause 8.3(e), upon receipt of a Notice of Voting in Insolvency and at any time prior to 2 Business Days before the latest date on which the Independent Expert must make a determination in accordance with clauses 8.4 and 8.5 (or, subject to clause 7.8.1(i), such earlier time as the Guarantee Trustee determines is reasonable having regard to the terms of the Notice of Voting in Insolvency and advises the Fund Trustee and the NSW Government), the NSW Government may nominate:
(i)	an Option which it would like an Attorney to vote for in respect of the Compensation Debt (Performing Subsidiary); or

(ii)	if the vote relates to deferring or not deferring any action or extending or not extending the Insolvency proceeding, which alternative it would like the Attorney to vote for in respect of the Compensation Debt (Performing Subsidiary).
(e)	If an Independent Expert appointed under this clause 8 determines that an Option, other than the Option nominated by the NSW Government under clause 8.3(d)(i), satisfies the criteria set out in:
(i)	clauses 8.4(a), (b), (c) and if applicable, (d); or

(ii)	clause 8.4(e),
then the NSW Government may immediately, with notice in writing to the Guarantee Trustee, nominate the Option so determined by the Independent Expert as the Option that it would like an Attorney to vote for in respect of the Compensation Debt (Performing Subsidiary).

(f)	For the purposes of this clause 8, Preferred Option means:
(i)	subject to clause 8.3(f)(ii), the Option nominated by the NSW Government under clause 8.3(d)(i); or

(ii)	if the circumstances in clause 8.3(e) apply, the Option nominated by the NSW Government under clause 8.3(e); or

(iii)	if the circumstances in clause 8.3(g) apply, the Option nominated by the NSW Government under clause 8.3(g); or

(iv)	if the NSW Government has not nominated an Option in accordance with clause 8.3(d)(i) or 8.3(e), the Preferred Option is deemed to be the Option which the Independent Expert determines satisfies the criteria set out in:
A.	clauses 8.4(a), (b), (c) and, if applicable, (d); or

B.	clause 8.4(e),
and in respect of which the amounts anticipated to be received by, or on behalf of the Fund, have a higher net present value than any other Option having regard (among any other factors) to any potential future payment by LGTDD, JHINV or a James Hardie Successor (under an agreement similar in its effect to the Final Funding Agreement) in respect of part or all of the Compensation Debt (Performing Subsidiary).
(g)	If the Independent Expert determines that there are two or more Options which satisfy the criteria set out in clause 8.2(b)(ii), the NSW Government may notify the Guarantee Trustee in writing which Option it wishes to nominate as the Preferred Option.
8.4 Role of the Independent Expert
If an Independent Expert is appointed under this clause 8, the Independent Expert shall determine (and shall be instructed by the Guarantee Trustee only to determine), in its opinion:
(a)	whether, one or more Options (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are likely to result in the recovery by the Guarantee Trustee of an amount in respect of the Finance Money Debt (Performing Subsidiary) which would be sufficient (taking into account prior ranking claims, the likely or anticipated distribution to Financiers by the Insolvency Official and any likely payment to the Guarantee Trustee under clause 4) to discharge and satisfy the Finance Money Debt (Performing Subsidiary) in full;

(b)	whether one or more of the Options which satisfy the requirements of paragraph (a) (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are likely to result in the recovery by the Guarantee

Trustee in respect of the Finance Money Debt (Performing Subsidiary) of an amount:
(i)	which would be at least 5% greater than the amount which the Guarantee Trustee would be likely to recover in respect of the Finance Money Debt (Performing Subsidiary) under any other Option, after allowing for the time value of money; and

(ii)	which would discharge and satisfy the Finance Money Debt (Performing Subsidiary) in full by a date no later than 12 months after the earliest date by which any of the other Options would achieve full discharge and satisfaction of the Finance Money Debt (Performing Subsidiary); and
(c)	whether the conditions (if any) attached to one or more of the Options which satisfy the requirements of paragraph (a) (as described in the Notice of Voting in Insolvency) do not involve a materially greater risk of non-recovery, or delay in recovery of more than 12 months, by the Guarantee Trustee of an amount which would be sufficient (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4) to discharge and satisfy the Finance Money Debt (Performing Subsidiary) in full, compared to the risks of non-recovery, or delay in recovery of more than 12 months, associated with the other Options (taking into account the conditions (if any) attached to those other Options (as described in the Notice of Voting in Insolvency)); and

(d)	if one of more of the Options which satisfy the requirements of paragraph (a) (if approved and implemented in the manner described in the Notice of Voting in Insolvency) are each likely to result in the recovery by the Guarantee Trustee of an amount sufficient to discharge and satisfy the Finance Money Debt (Performing Subsidiary) in full within substantially the same period of time (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4), which Option would result in the amounts anticipated to be received by, or on behalf of, the Fund in respect of the Compensation Debt (Performing Subsidiary) having a higher net present value than the other Options having regard (among any other relevant factors) to any potential future payment by LGTDD, JHINV or a James Hardie Successor (under an agreement similar in its effect to the Final Funding Agreement) in respect of part or all of the Compensation Debt (Performing Subsidiary); and

(e)	if the vote relates to deferring or not deferring any action or extending or not extending the Insolvency proceeding, which choice is likely to result in:
(i)	a greater net recovery in respect of the Finance Money Debt (Performing Subsidiary) (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4); or

(ii)	if either choice would result in the recovery by the Guarantee Trustee of an amount sufficient to discharge and satisfy the Finance Money Debt (Performing Subsidiary) in full (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4), a greater net recovery in respect of the Compensation Debt (Performing Subsidiary) (taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4) within the next 12 months.
8.5 Notice of determination by the Independent Expert
The Independent Expert shall send its determination, together with reasons and supporting material, in writing to the Guarantee Trustee and the NSW Government within 10 Business Days of its appointment (or such shorter period as the Guarantee Trustee may specify at the time of appointment of the Independent Expert having regard to the terms of the Notice of Voting in Insolvency).
8.6 Assistance to the Independent Expert
Subject to any duty of confidentiality or applicable law, the Guarantee Trustee, the Financiers, LGTDD, the Fund Trustee and the NSW Government must promptly provide the Independent Expert with any information or assistance it reasonably requests for the purpose of making its determination under clause 8.4.
8.7 Determination by the Independent Expert final
The determination of the Independent Expert shall (in the absence of manifest error) be final and binding on the Guarantee Trustee, each Financier, LGTDD, the Fund Trustee and the NSW Government.

8.8 Consent of NSW Government required in certain circumstances
(a)	Subject to clauses 8.9 and 8.10, but otherwise notwithstanding any other provision of clauses 8.2 to 8.7 inclusive, the Guarantee Trustee must ensure that an Attorney does not, without the prior written consent of the NSW Government, vote in respect of the Specified Proportion of the Compensation Debt (Performing Subsidiary) in favour of any arrangement, assignment, reconstruction, composition, option, proposal or other course of action proposed in connection with LGTDD’s Insolvency which, if approved and implemented, would result in the extinguishment of any part of the Compensation Debt (Performing Subsidiary (other than by payment in full or upon the final dissolution or winding up of JHINV in circumstances where there will be an insufficiency of assets to enable payment of any part of the Compensation Debt (Performing Subsidiary) taking into account prior ranking claims, the distribution to the Financiers by the Insolvency Official and payments to the Guarantee Trust under clause 4). An Attorney may vote the balance of the Compensation Debt (Performing Subsidiary) in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee (LGTDD) (or, in the absence of such instructions, as the Guarantee Trustee directs).

(b)	Where there are two or more Options, the Guarantee Trustee must appoint and obtain advice from an Independent Expert in accordance with clauses 8.3 and 8.4 and, provided that the Independent Expert has had due regard to the matters specified in clause 8.4, the Guarantee Trustee must, subject to clauses 8.2(c), 8.9 and 8.10, ensure that an Attorney votes the Specified Proportion of the Compensation Debt (Performing Subsidiary) in favour of the Preferred Option. An Attorney may vote the balance of the Compensation Debt (Performing Subsidiary) in accordance with the instructions of the Financiers given in accordance with the Finance Guarantee (LGTDD).
8.9 Defaulting or absent Guarantee Trustee
If:
(a)	a court of competent jurisdiction has determined that the Guarantee Trustee is in breach of, or default under, this deed; or

(b)	there is no Person acting as trustee under the Finance Guarantee (LGTDD),

then for so long as such breach or default continues and remains unremedied, or until a Person is appointed as a New Guarantee Trustee in accordance with clause 7.6, as the case may be, the Compensation Parties may exercise any vote in any Insolvency proceeding in respect of the Compensation Debt (Performing Subsidiary) which would otherwise be exercised by an Attorney.
8.10 Residual Power
If the Guarantee Trustee is obliged by reason of this clause 8 to ensure that an Attorney votes in a manner recommended by the Independent Expert, the Guarantee Trustee may cause the Attorney to vote in another manner approved by the NSW Government.
9. CHANGES TO RIGHTS
9.1 Rights of the Financiers are protected
(a)	Rights given to or for the benefit of the Financiers under this deed, and the obligations of each Compensation Party and the NSW Government under it, are not affected by any act or omission by a Compensation Party, the NSW Government, the Guarantee Trustee, any Financier or any other Person or by any other act, other matter or thing whatsoever, whether negligent or not, except as agreed to in writing by the Guarantee Trustee. For example, those rights and liabilities are not affected by:
(i)	any act or omission:
A.	varying or replacing any arrangement under which any Finance Money Debt (Performing Subsidiary) or Compensation Debt (Performing Subsidiary) is expressed to be owing, such as by increasing a facility limit or extending the term;

B.	releasing or discharging LGTDD or any Security Provider (including discharge by operation of law) or giving them a concession (such as more time to pay);

C.	releasing any Person who gives a guarantee or indemnity in connection with any of LGTDD’s obligations;

D.	releasing, losing the benefit of, or not obtaining any Security Interest or negotiable instrument;

E.	by which the obligations of a Compensation Party, the NSW Government, LGTDD or any Security Provider may not be enforceable;

F.	by which any Person who was intended to guarantee or provide a Security Interest securing all or part of the Finance Money Debt (Performing Subsidiary) does not do so, or does not do so effectively;

G.	by which a Compensation Party or the NSW Government is discharged from its obligations to the Financiers by operation of law;

H.	by which any Security Interest which could be registered is not registered; or

I.	any other thing causing any prejudice (including material prejudice);
(ii)	a Person dealing in any way with a Security Interest, guarantee, indemnity, judgment or negotiable instrument;

(iii)	the death, mental or physical disability, incapacity, Insolvency or any legal limitation of any Person including LGTDD, a Compensation Party or the NSW Government;

(iv)	changes in the membership, name or business of any Person;

(v)	LGTDD opening an account with any Financier;

(vi)	acquiescence or delay by any Financier or any other Person;

(vii)	an assignment of rights or a novation in connection with all or part of the Finance Money Debt (Performing Subsidiary) or the Compensation Debt (Performing Subsidiary);

(viii)	the acceptance of the repudiation of, or termination of, any Finance Document or any other document or agreement; or

(ix)	any payment to a Financier, including any payment which at the payment date or at any time after the payment date is, in whole or part, illegal, void, voidable, avoided or unenforceable.
This clause applies regardless of whether LGTDD, a Compensation Party or the NSW Government is aware of, has consented to or is given notice of any act, omission, matter or thing referred to in this clause. This clause does not limit the obligations of a Compensation Party or the NSW Government under this deed.

(b)	Subject to this deed, the Financiers may act freely in their interests in relation to any matter concerning the Finance Money Debt (Performing Subsidiary) without regard to the interests of a Compensation Party or the NSW Government or the terms of the Compensation Debt (Performing Subsidiary) and without incurring any liability to a Compensation Party or the NSW Government.
9.2 Payments
The Fund Trustee and the NSW Government agree to make any payments required under this deed:
(a)	to, or as directed by, the Guarantee Trustee;

(b)	in full without set off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

(c)	in the currency in which it receives or recovers payment in respect of the Compensation Debt (Performing Subsidiary).
9.3 Reinstatement of rights
Under any law relating to Insolvency, a Person may claim that a transaction (including a payment) in connection with this deed or the Finance Money Debt (Performing Subsidiary) is void or voidable. If such a claim is made and upheld, conceded or compromised, then the Financiers are immediately entitled as against each Compensation Party and the NSW Government to the rights under this deed in respect of the Finance Money Debt (Performing Subsidiary) to which they were entitled immediately before the transaction. On request from the Financiers, each Compensation Party and the NSW Government agrees to do anything reasonably required and at the cost of the Financiers (including signing any document) to restore to the Financiers any right the Financiers held under this deed immediately before the transaction.
This clause 9.3 applies whether or not the Guarantee Trustee or a Financier, knew, or ought to have known, that the transaction would or may be void or voidable.
9.4 Set-off
A Financier may set off any amount due for payment by the Financier to a Compensation Party against any amount due for payment by that Compensation Party to the Financier. This does not restrict any right of set-off which may arise at law.
9.5 Discretion in exercising rights
A Financier may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this deed expressly states otherwise.
9.6 Partial exercising of rights
If any party or a Financier does not exercise a right or remedy fully or at a given time, that party or the Financier (as the case may be) may still exercise it later.
9.7 Remedies cumulative
The rights and remedies of each party and the Financiers under this deed are in addition to other rights and remedies given by law independently of this deed.
9.8 Variation and waiver
Unless this deed expressly states otherwise, a provision of this deed, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound and with the prior written consent of the other parties.
For the avoidance of doubt, but subject to any requirement for the Guarantee Trustee to obtain instructions and/or consent from all or a specified majority of the Financiers as referred to in clause 7.3, this clause 9.8 does not require a Financier to sign any such waiver or variation.
10. INCONSISTENT LAW
10.1 Inconsistent law
To the extent permitted by law, this deed prevails to the extent it is inconsistent with any law.
10.2 Supervening legislation
Any present or future legislation which operates to vary the obligations of a Compensation Party or the NSW Government in connection with this deed with the result that the Financiers’ rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.
11. NOTICES
(a)	A notice, approval, consent, nomination or other communication (including a Financier Nomination Letter) ( Communication ) to a Person relating to this deed:
(i)	must state that it relates to this deed and state the relevant clause in this deed;

(ii)	must be signed by an Authorised Officer;

(iii)	must be in legible writing; and

(iv)	must be in English.
(b)	Communications must be addressed as follows:

If the Communication is to NSW Government then it must be addressed as follows:
Name:
Attention:
Address:
Facsimile:
unless the NSW Government has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the NSW Government.
If the Communication is to the Fund Trustee then it must be addressed as follows:
Name:
Attention:
Address:
Facsimile:
unless the Fund Trustee has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Fund Trustee.
A copy of any such Communication to the Fund Trustee must promptly be sent to the NSW Government in accordance with this clause 11.
If the Communication is to the Guarantee Trustee then it must be addressed as follows:
Name:
Attention:
Address:
Facsimile:

unless the Guarantee Trustee has notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Guarantee Trustee.

If the Communication is to a Financier then it must be addressed as specified in the relevant Financier Nomination Letter, unless the Financier has subsequently notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Financier.

If the Communication is to a Replacement Trustee or a New Guarantee Trustee then it must be addressed as specified in the relevant Accession Deed, unless the Replacement Trustee or New Guarantee Trustee has subsequently notified the other parties of new contact details, in which case the Communication must be addressed in the manner last notified by the Replacement Trustee or New Guarantee Trustee.

(c)	If the Communication is sent by the sender it shall be deemed to be received by the receiver:
(i)	if the Communication is hand delivered, upon delivery to the receiving party;

(ii)	if the Communication is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Communication is sent by registered mail within Australia, 2 business days after the registration of the notice of posting; and

(iv)	if the Communication is sent by ordinary mail within Australia, 3 business days from then including the date of postage, provided that where a notice to a party must be copied to another Person, each such notice will only be given at the time the last notice is received.

(d)	For the avoidance of doubt, a Communication shall not be sent by electronic email.

12. GOVERNING LAW AND JURISDICTION
12.1 Governing law
This deed is governed by the laws of New South Wales.
12.2 Submission to jurisdiction
Each party and Financier submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales, and waives any right to claim that those courts are an inconvenient forum.
12.3 Service
(a)	A document may be served on a party or a Financier by delivering it to that party at its address in clause 11.

(b)	This clause 12.3 does not prevent another mode of service.
13. COUNTERPARTS
This deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.
14. GENERAL
14.1 Severability
(a)	If a provision of this deed is invalid, illegal or unenforceable, then that provision to the extent of the invalidity, illegality or unenforceability must be ignored in the interpretation of this deed.

(b)	All the other provisions of this deed remain in full force and effect.
14.2 No waiver
(a)	A party’s agreement to waive a right or entitlement under this deed is only effective if that party gives written notice of that waiver to the party seeking the benefit of the waiver.

(b)	Waiver by a party of anything required to be done under this deed is not a waiver of any other thing required to be done under this deed.

(c)	Paragraph (b) applies whether the other act or thing required to be done under this deed is of the same or a different nature as the act or thing waived.

(d)	A failure or delay in exercising a right arising from a breach of this deed is not a waiver of that right.

(e)	The parties must not waive this clause 14.
14.3 Further assurances
Each party and Financier must do everything necessary to give full effect to this deed.
14.4 Entire agreement
(a)	This deed embodies the entire agreement between the Fund Trustee and the NSW Government on the one part, and the Guarantee Trustee and the Financiers on the other part.

(b)	This deed supersedes all previous agreements.
14.5 Cumulative rights
A right, power, discretion and remedy arising out of this deed in favour of a party or a Financier:
(a)	is cumulative; and

(b)	does not diminish any other right, power, discretion and remedy of any party or a Financier.
14.6 Certificates
A Financier or the Guarantee Trustee may give a Compensation Party or the NSW Government a certificate about an amount payable or other matter in connection with this deed, the Finance Guarantee (LGTDD) or a Finance Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

14.7 Amendment of this deed
The parties can only vary a term of this deed if the variation is in writing and all parties execute an amending deed.
14.8 Confidentiality
Subject to the exceptions set out below, each party shall, and shall procure that its employees, officers, agents and advisers (each a “ Representative ”) keep strictly confidential all information provided to that party or its Representatives in relation to, or in connection with the Final Funding Agreement, this deed and the other Related Agreements and each party shall be responsible for all acts and omissions of its Representatives in relation to such information.
A party (and its Representatives) may disclose information under or obtained in connection with the Final Funding Agreement, this deed and the other Related Agreements as may be necessary to:
(a)	the party’s related bodies corporate, professional advisors, bankers, financial advisors and financiers, if those persons undertake to keep the information disclosed confidential;

(b)	comply with any applicable law or requirement of any regulatory body (including any relevant stock exchange) and any corporate governance guidelines adopted by such bodies which are adopted by such party;

(c)	any of its employees to whom it is necessary to disclose the information, if that employee undertakes to keep the information confidential;

(d)	any Person as permitted by the written agreement of all parties; or

(e)	any Person if the content of the disclosure is or has become generally available to the public otherwise than by breach of this deed.
15. GUARANTEE TRUSTEE LIMITATION OF LIABILITY
[To be provided by the Guarantee Trustee]

Executed as a deed
Each person executing this deed states that the person has no notice of the revocation, termination or suspension of the authority pursuant to which the person executes this deed.
Signed, sealed and delivered by The Honourable Morris Iemma MP ,
Premier of New South Wales ,
for The State of New South Wales

Signed, sealed and delivered by Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation

[Insert name]	[Insert name]

[Insert Capacity]	[Insert Capacity]

Signed, sealed and delivered by LGTDD Pty Limited

[Insert name]	[Insert name]

[Insert Capacity]	[Insert Capacity]

Signed, sealed and delivered by [Guarantee Trustee]

[Insert name]	[Insert name]

[Insert Capacity]	[Insert Capacity]

SCHEDULE 1
FINANCIER NOMINATION LETTER
[Date]
To: [Financier]
Performing Subsidiary Intercreditor Deed — Financier Nomination Letter
We refer to the Performing Subsidiary Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Trustee Limited, ourselves and [insert name] ( Guarantee Trustee ) dated [insert date] ( Performing Subsidiary Intercreditor Deed ).
For the purposes of the Performing Subsidiary Intercreditor Deed, on and from the date of this letter:
We nominate the following document as a finance document:
Name: [insert details]
Date: [insert details]
Parties: [insert details]
The agreement described above, and each document named or referred to as a [“Finance Document"] in that agreement, is a Finance Document for the purposes of the Performing Subsidiary Intercreditor Deed; and
We nominate you as a “Financier” in relation to each Finance Document referred to above.
Please confirm your acceptance of the above nomination, and the benefit and obligations of the Performing Subsidiary Intercreditor Deed, by signing and returning the attached copy of this letter to the Guarantee Trustee.
Clauses 1 ( Interpretation ) and 12 ( Governing law and Jurisdiction ) of the Performing Subsidiary Intercreditor Deed apply to this letter as they were fully set out in this letter.

Executed as deed poll for and on behalf of
LGTDD PTY LIMITED
by its Authorised Officer:
Name:
Title:
Endorsement by the Guarantee Trustee:
We undertake that, if required by clause 2.2(b) of the Performing Subsidiary Intercreditor Deed, we will send a copy of the signed Financier Nomination Letter to the State of New South Wales and the Fund Trustee (each as defined in the Performing Subsidiary Intercreditor Deed).
Executed as a deed poll for and on behalf of
[INSERT NAME OF GUARANTEE TRUSTEE]
by its Authorised Officer:
Name:
Title:
Acceptance by the nominated Financier
We accept and agree to the above nomination.
We acknowledge becoming entitled to the benefit of the Performing Subsidiary Intercreditor Deed and incurring obligations and giving rights under the Performing Subsidiary Intercreditor Deed for valuable consideration received from the parties to the Performing Subsidiary Intercreditor Deed.
We further acknowledge that the Performing Subsidiary Intercreditor Deed does not:
(a)	affect the status or ranking of the Compensation Debt (Performing Subsidiary) as an ordinary unsecured claim again LGTDD;

(b)	affect the status or ranking of the Compensation Debt (Performing Subsidiary) as against the other debts (including the Finance Money (Performing Subsidiary)) or the other creditors of LGTDD (including the Financiers).
We accept the benefit and obligations of the Performing Subsidiary Intercreditor Deed, and agree to:
(i)	be bound by the terms of that deed;

(ii)	promptly respond to any requests from the Guarantee Trustee for (A) instructions as to the manner in which the Guarantee Trustee should exercise any of its rights or benefits under the Performing Subsidiary Intercreditor Deed, or (B) any consent required from the Financiers (and agree not to unreasonably withhold or delay such consent); and

(iii)	agree that if we fail to promptly so respond, the Guarantee Trustee may exercise such rights or benefits in accordance with the instructions of the requisite majority of the Financiers who do so respond in accordance with the Finance Guarantee (LGTDD).
Executed as a deed poll for and on behalf of
[Insert name of Financier]
by its Authorised Officer:
Name:
Title:

SCHEDULE 2
ACCESSION DEED
[Date]
To: [Existing parties to the Performing Subsidiary Intercreditor Deed]
Performing Subsidiary Intercreditor Deed — Accession as [Replacement Trustee / New Guarantee Trustee]
We refer to the Performing Subsidiary Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Trustee Limited, LGTDD Pty Limited and [insert name] ( Guarantee Trustee ) dated [insert date] ( Performing Subsidiary Intercreditor Deed ).
We acknowledge becoming a party to the Performing Subsidiary Intercreditor Deed and incurring obligations and giving rights under the Performing Subsidiary Intercreditor Deed for valuable consideration received from the other parties to the Performing Subsidiary Intercreditor Deed.
We hereby undertake, for the benefit of existing parties to the Performing Subsidiary Intercreditor Deed, that on and from the date of this letter, we will perform and comply with all the duties and obligations [of a Replacement Trustee and the Fund Trustee] [expressed to be assumed by [a Replacement Trustee / New Guarantee Trustee]] under the Performing Subsidiary Intercreditor Deed.
Clauses 1 ( Interpretation ) and 12 ( Governing law and Jurisdiction ) of the Performing Subsidiary Intercreditor Deed apply to this letter as they were fully set out in this letter.
Executed as a deed poll for and on behalf of
[NAME OF REPLACEMENT TRUSTEE / NEW GUARANTEE TRUSTEE]
by its Authorised Officer:
Name:
Title:

SCHEDULE 3
FORM OF POWER OF ATTORNEY

Appointer:	[Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation] / [[name of replacement trustee] as replacement trustee of the Asbestos Injuries (JH) Compensation Foundation] / [name of New Person] as [successor] to [Asbestos Injuries Compensation Fund Trustee Limited] / [name of replacement trustee] in its capacity as trustee for the Asbestos Injuries (JH) Compensation Foundation] ([ABN]) of [address of Appointer]

Attorney:	[name of Guarantee Trustee] ([ABN]) ( Guarantee Trustee ) of [address of Guarantee Trustee] and each Authorised Officer of the Guarantee Trustee from time to time individually

Date:	[date of power of attorney]
1. APPOINTMENT
Subject to clause 4, the Appointer irrevocably and for valuable consideration appoints the Attorney to be the Appointer’s attorney. This appointment is of each Attorney individually and any two or more of them jointly.
2. WHAT THE APPOINTER MAY DO
The Attorney may:
(a)	exercise the right to cast all and any votes attaching to, or to be cast in respect of, the Compensation Debt (Performing Subsidiary) during the Insolvency of LGTDD at, or in connection with, any meeting, proceeding or distribution concerning the Insolvency of LGTDD for so long as any Finance Money Debt (Performing Subsidiary) remains outstanding and to the exclusion of the right of the Appointor to exercise all of any such votes for so long as any Finance Money Debt (Performing Subsidiary) remains outstanding;

(b)	do anything necessary or incidental to such exercise including, without limitation, signing and delivering documents;

(c)	provide an original or copy of this power of attorney to an Insolvency Official for the purpose of establishing the right and entitlement of the Attorney during the Insolvency of LGTDD to exercise the right to cast all and any votes attaching to, or to be cast in respect of, the Compensation Debt (Performing Subsidiary) during the Insolvency of LGTDD at, or in connection with, any meeting, proceeding or distribution concerning the Insolvency of LGTDD; and

(d)	do anything which in the Attorney’s opinion is necessary or desirable to ensure the validity and enforceability of this power of attorney under any applicable law (including, without limitation, stamping or registering this power of attorney or filing this power of attorney with any government authority).
Subject to the terms and conditions set out in the Performing Subsidiary Intercreditor Deed, the Attorney may do these things in the name and on behalf of the Appointer or, if necessary or desirable under any applicable law in the Attorney’s opinion, the Attorney’s name.
3. GENERAL
3.1 Attorney’s acts valid
Subject to the terms and conditions set out in the Performing Subsidiary Intercreditor Deed, the Appointer declares that all acts, matters and things done by the Attorney in exercising powers under this power of attorney and which are in accordance with the terms and conditions set out in the Performing Subsidiary Intercreditor Deed, will be as valid and effective as if they had been done by the Appointer.
3.2 Benefit to the Attorney
The Attorney may exercise a power under this power of attorney even if:
(a)	it involves a conflict of duty; or

(b)	the Attorney has a personal interest in the doing of that act.
3.3 Governing law
This deed is governed by the law in force in New South Wales. Each party submits to the non-exclusive jurisdiction of the courts of that place.

4. COMPLIANCE WITH PERFORMING SUBSIDIARY INTERCREDITOR DEED
Notwithstanding any other provision of this Power of Attorney, the Attorney must exercise the rights granted to it under this Power of Attorney in accordance with, and subject to, the terms and conditions set out in the Performing Subsidiary Intercreditor Deed.
5. INTERPRETATION
In this power of attorney:
Authorised Officer has the same meaning as in the Performing Subsidiary Intercreditor Deed.
Compensation Debt (Performing Subsidiary) has the same meaning as in the Performing Subsidiary Intercreditor Deed.
Finance Money Debt (Performing Subsidiary) has the same meaning as in the Performing Subsidiary Intercreditor Deed.
Insolvency has the same meaning as in the Performing Subsidiary Intercreditor Deed.
Insolvency Official has the same meaning as in the Performing Subsidiary Intercreditor Deed.
Performing Subsidiary Intercreditor Deed means the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Trustee Limited, LGTDD Pty Limited and [insert name of Guarantee Trustee] dated [insert date].
LGTDD has the same meaning as in the Performing Subsidiary Intercreditor Deed.
EXECUTED as a deed poll

Signed, sealed and delivered by [name of Appointer]

[name of signatory]	[name of signatory]

[capacity of signatory]	[capacity of signatory]

ATTACHMENT A
DICTIONARY AND INTERPRETATION
(CLAUSE 1)
1. DICTIONARY
In this deed:
Accession Deed means a letter (executed as a deed poll) in the form of Schedule 2 to this deed.
Annual Payment has the meaning given to that term in the Final Funding Agreement.
Attorney has the meaning given to it in clause 8.1(a).
Audited Financial Statements means, in respect of a Financial Year, the audited consolidated financial statements of LGTDD for that Financial Year prepared in accordance with the generally accepted accounting principles with respect to which LGTDD prepares its published financial reports, in each case consistently applied throughout that Financial Year.
Authorised Officer means:
(a)	in the case of the Guarantee Trustee or a Financier, a director or secretary, or an officer whose title contains the word “director”, “chief”, “head”, “president”, “vice-president”, “executive” or “manager” or a Person performing the functions of any of them, or any other Person nominated by the Guarantee Trustee or the Financier, as the case may be, as an Authorised Officer for the purposes of this deed;

(b)	in the case of the Fund Trustee, a Person appointed by the Fund Trustee and notified to the Guarantee Trustee and the Financiers as an Authorised Officer for the purposes of this deed, and whose specimen signature is provided with such notification;

(c)	in the case of LGTDD, a director of LGTDD or a person appointed by LGTDD and notified to the Fund Trustee, the NSW Government, the Guarantee Trustee

and the Financiers as an Authorised Officer for the purposes of this deed, and whose specimen signature is provided with such notification; and

(d)	in the case of the NSW Government, any person who is a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service at the time the relevant act pursuant to this deed is to be undertaken. The Guarantee Trustee may rely on a statement from any person it reasonably believes is a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service that such person is in fact a member of the Chief Executive Service or the Senior Executive Service of the New South Wales Public Service.
Business Day means a day on which banks are open for business excluding Saturdays, Sundays and public holidays in Sydney, Australia.
Communication has the meaning given to it in clause 11(a).
Compensation Debt (Performing Subsidiary) means at any time all amounts then due for payment or which will or may become due for payment or that remain unpaid by LGTDD in connection with the Final Funding Agreement, provided that once such amounts have been ascribed a value by an Insolvency Official for the purposes of an Insolvency of LGTDD (including acceptance of a proof of debt for such amounts or a lesser amount by an Insolvency Official), a reference to the Compensation Debt (Performing Subsidiary) is a reference to amounts having that value, provided that if interest is payable on such amount under applicable law, the Compensation Debt (Performing Subsidiary) also includes such interest as is payable under applicable law (including all interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy or insolvency or any like proceeding whether or not such interest is an allowed claim in such proceeding).
For the avoidance of doubt, the Compensation Debt (Performing Subsidiary) is only payable once to the Fund Trustee or the NSW Government for the sole benefit of the Fund Trustee in accordance with the terms of the Final Funding Agreement and the Related Agreements and nothing in this deed obliges LGTDD to pay the same amount to more than one Person.
Compensation Parties means subject to clause 5.2, the Fund Trustee and, the NSW Government.

Controlled Entity means in respect of a Person, another Person in respect of which the first-mentioned Person is required to consolidate in its Audited Financial Statements but, in the case of LGTDD, does not include any Liable Entity (as defined in the Final Funding Agreement) or the Fund Trustee. For the avoidance of doubt, LGTDD is not a Controlled Entity of the LGTDD Group.
Cross Guarantee (Fund Guaranteed Money) means a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by a member of the LGTDD Group (other than LGTDD) ( Subsidiary Guarantor ):
(a)	in favour of the Fund Trustee in respect of the Compensation Debt (Performing Subsidiary);

(b)	on substantially the same terms as a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by the Subsidiary Guarantor in respect of financial accommodation provided by a Person to another member of the LGTDD Group;

(c)	which terminates when the guarantee, indemnity or other covenant referred to in paragraph (b) terminates whether by express provision or by operation of law, provided that the Fund Trustee and the NSW Government have entered into a deed on substantially the same terms as this deed in relation to the benefit of any such guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation).
Excluded Lender means any Person to the extent that such Person:
(a)	is a trade creditor;

(b)	has provided any debt on terms that it is to be subordinated to the Compensation Debt (Performing Subsidiary);

(c)	has provided any debt or other borrowing which arises pursuant to a derivative:
(i)	relating to equity interests in a member of the LGTDD Group; or

(ii)	which is recognised as equity under applicable accounting standards;
(d)	is a member of the LGTDD Group;

(e)	is or becomes a creditor in respect of an amount owing to such Person in its capacity as a shareholder of LGTDD or another member of the LGTDD Group otherwise than on arm’s length terms;

(f)	provides financial accommodation to a Controlled Entity of the LGTDD Group and receives the benefit of a guarantee or indemnity (or other covenant to secure the satisfaction of any payment or obligation) given by a LGTDD Group member (other than LGTDD), where there is no Cross Guarantee (Fund Guaranteed Money) provided to the Fund Trustee on substantially the same terms as the Guarantee; or

(g)	acquires the rights, as a creditor, of any such Person referred to in any of paragraphs (a) to (f) inclusive or their assignees.
Final Funding Agreement means the legally binding agreement so entitled dated 1 December 2005 between JHINV, LGTDD and the NSW Government to which the Fund Trustee became a party on [ ].
Finance Document in relation to a Financier means each agreement to which the Financier (whether or not together with any other Person) is a party under which liabilities are owed by LGTDD (or another member of the LGTDD Group the performance of whose obligations has been guaranteed by LGTDD) where such liabilities are, or are required to be, included in the LGTDD Group’s financial statements or notes thereto as debt or borrowings (including bank loans, letter of credit facilities, derivatives and debt capital markets issues which are, or are required to be, so included or noted) and which is nominated as a “Finance Document” in a Financier Nomination Letter. For the avoidance of doubt, the Finance Guarantee (LGTDD) is not a Finance Document.
Finance Guarantee (LGTDD) means the deed dated [insert date] given by LGTDD, among other things, guaranteeing the obligations of other members of the LGTDD Group in favour of the Guarantee Trustee and the Financiers.
Finance Money Debt (Performing Subsidiary) means at any time, the total of all amounts then due for payment or which will or may become due for payment or that remain unpaid by LGTDD (or another member of the LGTDD Group where payment of such amounts have been guaranteed by LGTDD under the Finance Guarantee (LGTDD)) to any Financier (for its own account or for the account of another Person) pursuant to any Finance Document or to the Guarantee Trustee (for the account of a Financier) under the

Finance Guarantee (LGTDD), provided that once such amounts have been ascribed a value by an Insolvency Official for the purposes of an Insolvency of LGTDD (including acceptance of a proof of debt for such amounts or a lesser amount by an Insolvency Official), a reference to the Finance Money Debt (Performing Subsidiary) is a reference to amounts having that value, as ascribed from time to time, provided that in determining such value for the purposes of an Insolvency of LGTDD:
(a)	if any Financier (for its own account or for the account of another Person) or the Guarantee Trustee (for the account of a Financier):
(i)	fails to lodge a proof of debt (or similar claim) in an Insolvency of LGTDD within the time provided for under applicable law (as such time may be extended by a relevant Insolvency Official); or

(ii)	lodges a proof of debt (or similar claim) in an Insolvency of LGTDD and such proof of debt has not been accepted in whole or part by the relevant Insolvency Official (and such decision is not subject to appeal to, or review by, that Insolvency Official or another relevant Insolvency Official and the time for commencing any such appeal, or requesting any such review, has passed), such amount shall be deemed to be zero or, in the case of subparagraph (ii), such amount shall be deemed to be reduced to the extent that it is not accepted by the relevant Insolvency Official;

(b)	if interest is payable on such amount under applicable law, the Finance Money Debt (Performing Subsidiary) also includes such interest as is payable under applicable law (including all interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy or insolvency or any like proceeding whether or not such interest is an allowed claim in such proceeding);

(c)	if a Financier enters into, or is otherwise bound by, any conversion of debt to equity (which is not also a distribution subject to paragraph (d) below), then Finance Money Debt (Performing Subsidiary) shall be deemed to be reduced by the full amount of the face value of the debt (and any applicable interest) so converted;

(d)	if a Financier receives any money or other property or any other right pursuant to a Reconstruction Event, then Finance Money Debt (Performing Subsidiary) (and any applicable interest) shall be deemed to be reduced by the full amount of the fair market value of the money, property or right acquired as at the date of receipt; or

(e)	if any amount is received or due from a Person in respect of the Insolvency of JHINV or by operation of the JHINV Intercreditor Deed and the amount so received or due is in whole or part “Finance Money Debt” (as that term is defined in the JHINV Intercreditor Deed), then the Finance Money Debt (Performing Subsidiary) shall be deemed to be reduced by that amount.
This definition applies:
(i)	irrespective of the capacity in which LGTDD, the other member of the LGTDD Group or the Financier became entitled to the amount concerned;

(ii)	irrespective of the capacity in which LGTDD, the other member of the LGTDD Group or the Financier became liable in respect of the amount concerned;

(iii)	whether LGTDD, the other member of the LGTDD Group or the Financier is liable as principal debtor, as surety or otherwise;

(iv)	whether LGTDD or other member of the LGTDD Group is liable alone, or together with another Person;

(v)	even if LGTDD or another member of the LGTDD Group owes an amount or obligation to the Financier because it was assigned to the Financier, whether or not:
A.	the assignment was before, at the same time as, or after the date of this deed; or

B.	LGTDD or another member of the LGTDD Group consented to or was aware of the assignment; or

C.	the assigned obligation was secured;
(vi)	even if this deed was assigned to the Financier, whether or not:

A.	LGTDD or another member of the LGTDD Group consented to or was aware of the assignment; or

B.	any of the Finance Money Debt (Performing Subsidiary) was previously unsecured; or
(vii)	if LGTDD or another member of the LGTDD Group is a trustee, whether or not it has a right of indemnity from the trust fund.
Financial Year means a year ending on 31 March, or if there is any change from time to time to the Financial Year of the LGTDD Group, the twelve-month period that ends on the new end date adopted by LGTDD except that the first such Financial Year after that change shall be a period of not less than six months and not greater than 18 months ending on the new end date.
Financier means each Person nominated as a “Financier” in a Financier Nomination Letter in accordance with clause 2.2(b) of this deed. A reference to a “Financier” includes the Guarantee Trustee or another agent or trustee acting on behalf of the Financier, but excludes an Excluded Lender.
Financier Nomination Letter means a letter (executed as a deed poll by each party to it) in the form set out in Schedule 1 to this deed and, for the avoidance of doubt, includes, without limitation, such a letter provided to any successor or permitted assign of a Financier.
Fund Trustee includes any Replacement Trustee.
Guarantee Trustee means [insert name] or such other Person acting as trustee under the Finance Guarantee (LGTDD) (including any New Guarantee Trustee). For the avoidance of doubt the Guarantee Trustee enters into this deed in a separate and different capacity from the capacity in which it enters into the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Trustee Limited, JHINV and the Guarantee Trustee dated on or about the date of this deed.
Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between JHINV, the NSW Government, the Australian Council of Trade Unions, Unions New South Wales and a representative of certain asbestos victims groups.
Independent Expert means any Person who:

(a)	has relevant and substantive experience and expertise in Insolvency and, if applicable, financial restructuring appropriate to undertake the determination referred to in clause 8;

(b)	except to the extent he or she is entitled to be paid fees or reimbursed or indemnified for costs and expenses by the NSW Government in accordance with this deed, has no interest or duty which to his or her knowledge conflicts or may conflict with his or her functions as contemplated under this deed; and

(c)	is not a member of a firm, or a director or employee of a firm or a body owned by the firm, performing any role as advisor, banker, custodian or trustee to the JHINV Group or (except for roles undertaken in the ordinary course of business for state owned business enterprises) the NSW Government during a period of 3 years prior to the date of appointment under clause 8.
Insolvency Event means, in respect of a Person, the occurrence in respect of that Person of any one or more of the events referred to in paragraphs (a) to (h) of the definition of “Insolvent” .
Insolvency Official means a custodian, receiver, receiver and manager, trustee, liquidator, provisional liquidator, administrator or any other officer appointed in connection with the Insolvency of LGTDD.
A Person is Insolvent if the Person:
(d)	admits in writing its inability to pay its debts generally as they become due (otherwise then as contemplated in clause 16.6 of the Final Funding Agreement);

(e)	was established under Dutch law and files a petition with any court in the Netherlands in relation to its bankruptcy (faillissement) or seeking an order for a suspension of payments (surseance van betaling);

(f)	files, or consents by answer or otherwise to the filing against it of, a petition for relief or insolvent reorganisation or insolvent arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, insolvent reorganisation, insolvent moratorium or other similar law of any jurisdiction (including, without limitation, a filing by the Person under Chapter 7 or Chapter 11 of the US Bankruptcy Code), provided that where the filing is a filing under Chapter 11 of that Code, the Person:
(i)	is at the time of filing unable to pay its debts generally as and when they become due; or

(ii)	in the case of JHINV, after it makes such a filing, fails to pay a JHINV Contribution or other amount under the JHINV Guarantee when such payment would (but for the moratorium granted as a result of that filing) have been due for 30 days after that due date, and also provided that, in any such filing under Chapter 11 of that Code a Person is Insolvent no later than the earliest date as of which creditors may vote on any matter or accept or reject a plan of reorganisation;

(g)	makes an assignment for the benefit of its creditors generally;

(h)	consents to the appointment of a custodian (not being a nominee for the person), receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to a substantial part of its property;

(i)	consents to the appointment of an insolvency administrator or such an insolvency administrator is appointed and that appointment is not terminated within 28 days;

(j)	is adjudicated as insolvent or to be liquidated, in each case, by a court of competent jurisdiction; or

(k)	is subject to a Wind-Up Event,
and Insolvency has a corresponding meaning.
James Hardie Successor means any entity which will or might pursuant to a restructuring or by any other transaction proposed under, or in connection with, the Insolvency of JHINV acquire the whole or a substantial part of the business or assets of a member of the JHINV Group and which offers or acknowledges an entitlement of the shareholders of JHINV to become shareholders of that entity (disregarding any shareholders to whom it is illegal in their jurisdiction of residence to become such shareholders).
JHIL has the meaning specified in Recital A.
JHINV means James Hardie Industries N.V. (ARBN 097 829 895) a limited liability company incorporated in The Netherlands, with its corporate seat in Amsterdam, and having its registered office at Atrium, Unit 04-07, Strawinskylaan 3077, 1077 ZX Amsterdam, The Netherlands (with its Australian registered office at of Level 3, 22 Pitt Street, Sydney in the State of New South Wales) and includes any Parent Entity which has acceded to the Final Funding Agreement in accordance with that document.
JHINV Group means JHINV and its Controlled Entities.

JHINV Intercreditor Deed means the Intercreditor Deed between the State of New South Wales, Asbestos Injuries Compensation Fund Trustee Limited, James Hardie Industries N.V. and [insert name of Guarantee Trustee] dated [insert date] .
LGTDD includes any other subsidiary of JHINV substituted for LGTDD in accordance with the terms of the Final Funding Agreement until a replacement for this deed is entered into in accordance with clause 4.8.
LGTDD Group means LGTDD and its Controlled Entities.
Liquidation means, in respect of any Person, the liquidation of all or substantially all of its assets (other than, in the case of JHINV, where the acquirer of all or substantially all of such assets has by deed of accession become bound to observe all the obligations of JHINV under this deed and the JHINV Guarantee and the other Related Agreements to which JHINV is a party) with the intention of distributing the proceeds to creditors or security holders, or a final order directing or requiring such a liquidation is made or entered or deemed to have been made or entered by any court of competent jurisdiction. Net Finance Money Debt (Performing Subsidiary) has the meaning given to it in clause 4.2(a).
New Guarantee Trustee has the meaning given to it in clause 7.1(a).
New Person has the meaning given to it in clause 4.6 of the Final Funding Agreement.
Notice of Voting in Insolvency means a written notice from an Insolvency Official of any matter or matters in connection with the Insolvency of LGTDD (or another member of the LGTDD Group where the Insolvency of such member is being administered on a combined or consolidated basis with an Insolvency of LGTDD).
Option has the meaning given to it in clause 8.3.
Parent Entity means any Person which becomes the ultimate holding company of JHINV.
Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a Person as the context may require.
Preferred Option has the meaning given to it in clause 8.3(f).

Proceeds means:
(a)	any amount (in the form of money or any other property) received or recovered by a Compensation Party in respect of the Compensation Debt (Performing Subsidiary) during an Insolvency of LGTDD;

(b)	any amount (in the form of money or any other property) received or recovered by a Compensation Party in connection with the failure by any of them or LGTDD to comply with their respective obligations under this deed.
Reconstruction Event means:
(a)	the summoning of a meeting of creditors or the obtaining of an order of a court to do so for the purpose of considering any scheme or plan of arrangement for reconstruction or compromise with creditors;

(b)	a final order for relief under Chapter 11 of the US Bankruptcy Code is entered by a US court;

(c)	a filing by JHINV for a suspension of payments under Dutch law, provided that the Court grants the (provisional) suspension of payments to JHINV;

(d)	any comparable action under the laws of any other jurisdiction occurs having substantially the same effect as the orders described in paragraphs (b) and (c), but in each case none of the aforementioned events will comprise a Reconstruction Event where the proceeding or other action is commenced or initiated by or on behalf of the Trustee or the NSW Government under this deed or the JHINV Guarantee, whether acting alone or together with others, and for this purpose an order will be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.
Related Agreement means documents ancillary to the Final Funding Agreement listed in Schedule 1 to the Final Funding Agreement.
Replacement Trustee means any replacement trustee of the Asbestos Injuries (JH) Compensation Foundation and any New Person, in either case appointed in accordance with the Final Funding Agreement, as a substitute for Asbestos Injuries Compensation Fund Trustee Limited in its capacity as trustee for the Asbestos Injuries (JH)

Compensation Foundation (or a previously appointed replacement trustee or New Person) as the creditor of LGTDD in respect of the Compensation Debt (Performing Subsidiary) and the Final Funding Agreement.
Residual Rights has the meaning given in clause 4.4.
Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset. This definition:
(a)	includes any retention of title agreements arising other than in the ordinary course of business; and

(b)	excludes any right of set-off, right to combine accounts, or other similar right or arrangement arising in the ordinary course of business or by operation of law.
Security Provider means a Person (other than LGTDD) who at any time is liable by guarantee, indemnity or otherwise alone or jointly, or jointly and individually, to pay or indemnify against non-payment of the Finance Money Debt (Performing Subsidiary) or the Compensation Debt (Performing Subsidiary) (as the context requires).
Specified Office means the office or branch through which the Guarantee Trustee (or any New Guarantee Trustee) enters into this deed.
Specified Proportion means:
(a)	if in the Insolvency of LGTDD, the votes relating to the Compensation Debt (Performing Subsidiary) can be proportionately cast in favour of different courses of action:
A.	100 per cent of the amount of the Compensation Debt (Performing Subsidiary), less
B.	such percentage of the Compensation Debt (Performing Subsidiary), which when added to all Finance Money Debt (Performing Subsidiary) owed by LGTDD, represents the amount reasonably expected at that time

(having regard to the value of the assets of LGTDD available for distribution to pay the claims of ordinary unsecured creditors as estimated by the Insolvency Official (or otherwise determined or estimated for the purposes of the relevant Insolvency proceeding in accordance with applicable law) and taking into account prior ranking claims, the likely or anticipated distribution to the Financiers by the Insolvency Official and any likely payment to the Guarantee Trust under clause 4) would be required to enable discharge and satisfaction of the Finance Money Debt (Performing Subsidiary) in full; or
(b)	if in the Insolvency of LGTDD, the votes relating to the Compensation Debt (Performing Subsidiary) cannot be proportionately cast in favour of different courses of action, 100 per cent of the amount of the Compensation Debt (Performing Subsidiary).
Wind-Up Event means, in respect of a Person, the occurrence of any one or more of the following:
(a)	a final court order is entered that it be wound up or declared bankrupt;

(b)	a liquidator (excluding a provisional liquidator) is appointed to it and the appointment is not subsequently terminated;

(c)	a court declaration of bankruptcy is made in relation to it and is not subsequently withdrawn, struck out, dismissed, vacated or reversed;

(d)	the dissolution of such Person under Dutch law (ontbinding) or the law of any other jurisdiction;

(e)	the declaration of its bankruptcy under Dutch law (faillissement);

(f)	the Liquidation of that Person;

(g)	a final order for relief occurs or is deemed to occur in relation to it under Chapter 7 or Chapter 11 of the US Bankruptcy Code which, when implemented, will result in the Liquidation of that Person; and

(h)	any comparable action occurs under the law of any competent jurisdiction which has a substantially the same effect to paragraphs (a) to (g) of this definition, and an order shall be deemed to be final when any timely-commenced proceeding for review of such an order has been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.
2. INTERPRETATION
In this deed the following rules of interpretation apply unless the contrary intention appears.
(a)	Headings are for convenience only and do not affect the interpretation of this deed.

(b)	The singular includes the plural and vice versa.

(c)	Words that are gender neutral or gender specific include each gender.

(d)	Where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.

(e)	The words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation.

(f)	A reference to:
(i)	a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(ii)	a party or a Financier includes its successors and permitted assigns;

(iii)	a document includes all amendments or supplements to that document;

(iv)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed;

(v)	this deed includes all schedules and attachments to it;

(vi)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity or a rule of an applicable Financial Market and is a reference to that law as amended, consolidated or replaced;

(vii)	an agreement other than this deed includes an undertaking, or legally enforceable arrangement or understanding whether or not in writing; and

(viii)	a monetary amount is in Australian dollars.
(g)	An agreement on the part of two or more persons binds them severally.

(h)	When the day on which something must be done is not a Business Day, that thing must be done on the following Business Day.

(i)	In determining the time of day where relevant to this deed, the relevant time of day is:
(i)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(ii)	for any other purpose under this deed, the time of day in the place where the party required to perform an obligation is located.
(j)	No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it.

Annexure 8 – KPMG Waiver of Conflict Letter
[On JHINV’s letterhead]
[KPMG Actuaries]
[AICF] Limited
cc NSWG
Date [  ]
Dear [  ]
Appointment of KPMG as Approved Actuaries to the Fund
KPMG Actuaries Pty Ltd (KPMG Actuaries) has, prior to the date of this letter, been retained by James Hardie Industries (JHINV) and Allens Arthur Robinson to undertake the reviews and to provide the reports set out in the schedule attached to this letter.
In particular:
(a)	KPMG Actuaries was retained to provide a central estimate of the Australian asbestos-related personal injury and death liabilities of the subsidiaries of the Medical Research and Compensation Foundation (MRCF) as at 30 June 2003; and

(b)	KPMG Actuaries was retained during the negotiations of the non-binding heads of agreement entered into on 21 December 2004 between JHINV, the New South Wales Government (NSWG), the ACTU, Unions NSW and Bernie Banton (Heads of Agreement) to provide an updated central estimate of those liabilities as at 30 June 2004, and to provide a further updated central estimate of liabilities as at 30 June 2005 (Initial Report), as part of the agreed actuarial procedures set out in a Deed entitled “A deed for a Final Funding Agreement” between, initially the NSWG, JHINV, and the Performing Subsidiary dated on or about the date of this letter (Principal Deed).
Under the Principal Deed, the parties thereto agreed that [AICF] Limited should become a party to that deed by way of a deed of accession, and that it will become the trustee of a special purpose fund (Fund) to be established in accordance with and for the purposes set out in the Principal Deed and the trust deed described therein in relation to the Fund.

KPMG Actuaries has confirmed, by way of a letter dated on or about the date of this letter, its willingness to be appointed as the initial “Approved Actuary” of the Fund (the Approved Actuary).
By this letter, JHINV on behalf of itself and the members of the JHINV Group (as defined in the Principal Deed):
(a)	irrevocably waives and releases KPMG Actuaries from any actual or potential conflict of interest which might otherwise have prevented KPMG Actuaries from being engaged as or performing the role of Approved Actuary;

(b)	shall not raise any objection to KPMG Actuaries acting as the Approved Actuary in accordance with the terms of the Principal Deed;

(c)	confirms that whilever KPMG Actuaries is the Approved Actuary, JHINV irrevocably consents to KPMG Actuaries disclosing to the Fund all written advice relating to any matter in connection with the Fund provided or to be provided by KPMG Actuaries to it prior to the appointment KPMG Actuaries as the Approved Actuary to the Fund.
Signed by
(on behalf of the JHINV Group)

Annexure 9 – Irrevocable Power of Attorney
IRREVOCABLE POWER OF
ATTORNEY
ASBESTOS INJURIES
COMPENSATION FUND LIMITED
THE STATE OF NEW SOUTH WALES
2 Park Street Sydney NSW 2000 Australia
email@gtlaw.com.au http://www.gtlaw.com.au Facsimile + 61 2 9263 4111 Telephone + 61 2 9263 4000

CONTENTS

1.	PRELIMINARY	1

2.	APPOINTMENT	1

3.	CONSIDERATION	1

4.	POWERS	2

5.	VALIDITY OF ACTS AND RATIFICATION	3

6.	DECLARATION	3

7.	USE OF NAME	3

8.	AUTHORITY TO BENEFIT THIRD PARTIES	3

9.	APPOINTMENT IRREVOCABLE	4

10.	US ACKNOWLEDGMENT	4

11.	GOVERNING LAW	4

12.	NOTICES	4

13.	COUNTERPARTS	4

Attachment A — Dictionary and Interpretation		1
Page i

THIS IRREVOCABLE POWER OF ATTORNEY is made on [                    ]
BETWEEN
1.	ASBESTOS INJURIES COMPENSATION FUND LIMITED ABN [ ] of [ ] as trustee of the Asbestos Injury Compensation Foundation (Appointor)

2.	THE STATE OF NEW SOUTH WALES (Attorney)
THE PARTIES AGREE
1.	PRELIMINARY
Defined Terms and Interpretation
1.1	A term or expression starting with a capital letter which is defined in the Dictionary in Part 1 of Attachment A (Dictionary), has the meaning given to it in the Dictionary.

1.2	The Interpretation clauses in Part 2 of Attachment A (Interpretation) set out rules of interpretation for this deed.

2.	APPOINTMENT
The Appointor appoints the Attorney to be its attorney from the date of this deed for the duration of the Final Funding Agreement.
3.	CONSIDERATION
     Each party acknowledges entering into this deed and incurring obligations and giving rights under this deed for valuable consideration received from the other party to this deed.

4.	POWERS

4.1	Scope
Subject to clause 4.2, the Appointor hereby irrevocably grants the Attorney the powers to do in the name of the Appointor and on its behalf everything that the Attorney considers necessary or expedient to enforce on behalf of the Appointor all promises made by JHINV and the Performing Subsidiary to the Appointer under clauses 6, 9, 10, 15.1 and 15.7 of the Final Funding Agreement and under each Relevant Agreement, including without limitation the powers to:
(a)	subject to clause 10 of the Final Funding Agreement, vote and prove, on behalf of the Appointor, the Wind-Up or Reconstruction Amount or any debt owing to the Appointer under clause 6, 9, 10, 15.1 and 15.7 of the Final Funding Agreement and any Related Agreement and make application to any court of competent jurisdiction in relation to any Reconstruction Event or Insolvency Event of JHINV;

(b)	subject to clause 10 of the Final Funding Agreement be present and vote at any meeting relating to any Reconstruction Event or, subject to the Intercreditor Deed, any Insolvency Event of JHINV, or any other meeting of creditors of JHNIV where the obligation owed to the Appointor arises under clause 6, 9, 10, 15.1 or 15.7 of the Final Funding Agreement or any Related Agreement;

(c)	individually make submissions to an Insolvency Official or any court having jurisdiction in connection with any Reconstruction Event or an Insolvency Event of JHINV; and

(d)	do anything which in the Attorney’s opinion is necessary or desirable to ensure the validity and enforceability of this power of attorney under any applicable law (including without limitation, stamping or registering this power of attorney or filing this power of attorney with any government authority).
Without limiting the foregoing but subject to clause 4.2, in respect of an obligation owed to the Appointor arises under clause 6, 9, 10, 15.1 or 15.7 of the Final Funding Agreement or the Related Agreements, the Appointor hereby authorizes the Attorney, as attorney in fact for the Appointor and with full power of substitution to attend the meeting of creditors of JHINV or any adjournment thereof, and, subject to the Intercreditor Deed, to vote in the Appointor’s behalf on any question that may be lawfully submitted to creditors at such meeting or adjourned meeting, and for a trustee or trustees of the estate of JHINV and to accept or reject any plan of reorganisation of JHINV.
4.2	Exercise

(a)	The foregoing powers of enforcement are subject to clause 16.6 of the Final Funding Agreement.

(b)	This power of attorney automatically terminates in the event of the termination of the Final Funding Agreement.

5.	VALIDITY OF ACTS AND RATIFICATION
The Appointor:
(a)	declares that everything done by the Attorney in exercising powers under this power of attorney is as valid as if it had been done by the Appointor; and

(b)	agrees to ratify, confirm and be bound by whatever the Attorney does in exercising powers under this power of attorney.

6.	DECLARATION
The Appointor declares that a Person who deals with the Attorney in good faith may accept a written statement signed by the Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.
7.	USE OF NAME
The Attorney may exercise powers under this power of attorney in the name of the Appointor or in the name of the Attorney including the conduct of any court proceedings.
8.	AUTHORITY TO BENEFIT THIRD PARTIES
The Appointor expressly authorises the Appointor to do anything which may result in a benefit to a third party.

9.	APPOINTMENT IRREVOCABLE
The Appointor declares that this power of attorney is given for valuable consideration and is irrevocable from the date of this deed for the duration of the Final Funding Agreement.
10.	US ACKNOWLEDGMENT
The Appointer must, on request by the Attorney, use all reasonable endeavours to ensure that the execution of this deed is acknowledged before one of the officers enumerated in 28 U.S.C î 459, î 953, Rule 9012, or a person authorised to administer oaths under the laws of the state where the oath is administered.
11.	GOVERNING LAW
This deed is governed by the laws applicable in New South Wales.
12.	NOTICES
Clause 30 of the Final Funding Agreement shall apply to this deed.
13.	COUNTERPARTS
This deed may be executed in any number of counterparts, each of which when executed, is an original. These counterparts together make one instrument.

EXECUTED as a deed.
THE COMMON SEAL of ASBESTOS INJURIES COMPENSATION FUND LIMITED is fixed in the presence of:

Signature of Director

Name of Director (print)

Signature of Director/Secretary

Name of Director/Secretary (print)

Acknowledged before me on                , [Date], by                 [Name], who says that he or she is a Director of the corporation named above and is authorised to execute this power of attorney in its behalf.

Acknowledged before me on                , [Date], by                 [Name], who says that he or she is                 [Title] of the corporation named above and is authorised to execute this power of attorney in its behalf.

Signing page 1

SIGNED by THE HONOURABLE MORRIS IEMMA MP, Premier of New South Wales for the State of New South Wales:

Signature of Witness

Name of Witness (print)

Signature of The Honourable Morris Iemma, MP

Signing page 2

ATTACHMENT A — DICTIONARY AND INTERPRETATION
DICTIONARY AND INTERPRETATION
(Clause 1.1)
1.	DICTIONARY
In this deed:
Claimants has the meaning given to it in the Final Funding Agreement.
Compensation Parties has the meaning given to it in the Final Funding Agreement.
Controlled Entity has the meaning given to it in the Final Funding Agreement.
Cross Guarantee has the meaning given to it in the Final Funding Agreement.
Initial Funding has the meaning given in the Final Funding Agreement.
Insolvency Event has the meaning given to it in the Final Funding Agreement.
Insolvency Official has the meaning given to it in the Intercreditor Deed.
Intercreditor Deed means the deed so entitled dated [               ] 2005 between JHINV, the NSW Government, the Appointor and the [Guarantee Trustee].
JHINV means James Hardie Industries N.V. and any Parent Entity.
JHINV Guarantee has the meaning given to it in the Final Funding Agreement.
Notice has the meaning given to it in the Final Funding Agreement.
Parent Entity means any Person and all such Persons of which JHINV is a Controlled Entity and where there are two or more such Persons, only the immediate holding company and the ultimate holding company of JHINV.
Performing Subsidiary means LGTDD Pty Limited or, if a subsidiary of JHINV other than that entity is nominated under clause 6.2 of the Final Funding Agreement to perform the obligations described in clauses 6 and 9 of the Final Funding Agreement and each of JHINV and that subsidiary has complied with clause 6.2 of the Final Funding Agreement, that subsidiary.
Schedule Page 1

Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.
Final Funding Agreement means the legally binding agreement so entitled dated [               ] 2005 between JHINV, the Performing Subsidiary and the Attorney to which the Appointor became a party on [               ] 2005.
Reconstruction Event has the meaning given to it in the Final Funding Agreement.
Relevant Agreements means each of those documents listed in Schedule 1 to the Final Funding Agreement to which the Appointor is a party and each Cross-Guarantee given in favour of the Appointer by any Controlled Entity of JHINV.
Wind-Up or Reconstruction Amount has the meaning given to it in the Final Funding Agreement.
2.	INTERPRETATION
In this deed the following rules of interpretation apply unless the contrary intention appears.
(a)	Headings are for convenience only and do not affect the interpretation of this deed.

(b)	The singular includes the plural and vice versa.

(c)	Words that are gender neutral or gender specific include each gender.

(d)	Where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.

(e)	The words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation.

(f)	A reference to:
(i)	a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(ii)	a document includes all amendments or supplements to that document;
Signing page 2

(iii)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed;

(iv)	this deed includes all schedules and attachments to it;

(v)	an agreement other than this deed includes an undertaking, or legally enforceable arrangement or understanding whether or not in writing; and

(vi)	a monetary amount is in Australian dollars.
Signing page 3